Filed pursuant to Rule 424(b)(5)
Registration No. 333-191020

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 26, 2013, as amended by Post-Effective Amendment dated January 17, 2014)

SIGNATURE GROUP HOLDINGS, INC.

Up to 10,594,773 Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares at $5.64 per Share.

We are conducting a rights offering pursuant to which we are distributing at no charge to the holders of our common stock subscription rights to purchase up to 9,751,773 shares of our common stock (the “Rights Offering”). Holders of our common stock will receive one subscription right for each share of our common stock owned at 5:00 p.m. in New York City, on January 28, 2015 (the “Effective Date”). The subscription rights will be transferable prior to their exercise only to the extent that the shares of common stock to which they are attached are transferred from and after the Effective Date. Subscription rights attach to the common stock in respect of which they are issued and will not be separately transferable. Our common stock is traded on the OTCQX Marketplace under the symbol “SGGH.” On January 28, 2015, the last reported sale price of our common stock was $7.45 per share.

Each subscription right will entitle the holder to purchase 0.562 shares of our common stock at an exercise price of $5.64 per share. Holders will also have oversubscription rights, pursuant to which holders may be able to purchase additional shares of common stock at the exercise price to the extent that holders do not exercise all of the subscription rights. If all of the subscription rights are exercised in this Rights Offering, excluding the subscription rights held by the holders of the warrants described below, the total purchase price of all of our common stock sold in the Rights Offering will be $55 million.

Separately, in this Rights Offering, we are distributing, at no charge to the holders of our 1.5 million warrants (“Warrants”), subscription rights to purchase an aggregate of 843,000 shares of our common stock. These nontransferable subscription rights are issued pursuant to the terms of the warrant agreements for such Warrants and expire 90 days after the Effective Date. These subscription rights will also entitle the holder of Warrants to purchase 0.562 shares of common stock per Warrant at an exercise price of $5.64 per share. Holders of Warrants will also have oversubscription rights, pursuant to which holders of our Warrants may be able to purchase additional shares of common stock at the exercise price to the extent that holders of our Warrants do not exercise all of the subscription rights available in respect of the Warrants. If all of the subscription rights are exercised by the holders of Warrants in this Rights Offering, the total purchase price for such shares of our common stock will be $4,754,520.

This Rights Offering to our common stockholders is being conducted in connection with the pending acquisition (the “GRSA Acquisition”) by our wholly owned subsidiary, Real Alloy Holding, Inc. formerly SGH Acquisition Holdco, Inc. (“Real Alloy”), of all of the equity interests of certain entities, which, together with their subsidiaries (the “GRSA Entities”), comprise the global recycling and specification alloys business (“GRSA”) of Aleris Corporation (“Aleris”). We expect the consideration for the GRSA Acquisition to come from the financings described herein, including this Rights Offering, and cash on hand. This Rights Offering is conditioned upon, and will not close unless, the GRSA Acquisition is consummated. However, this Rights Offering is not contingent upon the other financings described herein. There can be no assurance that the GRSA Acquisition or such financings will be consummated on the terms described herein, or at all. See “The GRSA Acquisition and Financings.” We reserve the right to cancel this Rights Offering at any time. If this Rights Offering is canceled or if the GRSA Acquisition is not consummated, the exercise price will be promptly returned by mail to exercising holders, without interest or deduction. If the Rights Offering is canceled, the subscription rights will not be exercisable and will have no value. Delivery of purchased shares will take place as soon as practicable after the closing of the GRSA Acquisition.

The subscription rights are exercisable beginning on the date of this prospectus supplement and will expire if they are not exercised by 5:00 p.m. in New York City, on February 17, 2015 (the “Expiration Date”), unless extended by us from time to time in our sole discretion. Subscription rights that are not exercised by the Expiration Date of the Rights Offering will expire and will have no value.

During the period of the Rights Offering, i.e., following the Effective Date but prior to the Expiration Date, our common stock will trade along with the associated subscription rights as a unit under a new CUSIP 82670K128. Therefore, if a holder transfers shares of common stock during the period of the Rights Offering and prior to the exercise of such subscription right, the subscription rights associated with those shares of common stock will transfer along with the shares of common stock. Following the exercise of the subscription rights, the unit will terminate and the common stock to which the subscription rights had attached will be traded separately from such rights under a separate CUSIP 82670K201. The rights are not separately tradable. Whether or not a holder transfers the underlying common stock to which the subscription rights originally attached subsequent to any exercise of subscription rights, the new common stock in the subscription, and oversubscription as applicable, will be issued to the holder who exercised the subscription rights, and not any subsequent transferee of the underlying common stock. From and after the Expiration Date, our common stock will trade under CUSIP 82670K201.

Holders who exercise their subscription rights will not be entitled to revoke their exercise. Holders who do not exercise their subscription rights will relinquish any value inherent in the subscription rights and their relative ownership level of our outstanding common stock will decrease as a result of the increase in our outstanding common stock resulting from this Rights Offering.

In order to preserve certain of our tax benefits, our bylaws contain restrictions on transfer to prohibit any person, entity or group from becoming a holder of 4.9% or greater of our common stock, the increase in ownership of any existing stockholder who owns 4.9% or greater of our common stock, or certain transfers by a stockholder holding 5% or more of our outstanding shares of common stock. As a result, there are limitations on the exercise of the subscription rights as described in this prospectus supplement.

We are not requiring a minimum individual or overall subscription to complete this Rights Offering. In connection with this Rights Offering, we have engaged Computershare Trust Company, N.A. and Computershare Inc. (together, “Computershare”) to serve collectively as the rights agent, Georgeson Inc. to serve as information agent and B. Riley & Co., LLC to serve as solicitation agent. The rights agent will hold in escrow the funds we receive from subscribers until we complete or cancel the Rights Offering.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities other than those being offered in this Rights Offering. For more information, see “The GRSA Acquisition and Financings” in this prospectus supplement.

This prospectus is not an offer to sell and we are not soliciting an offer to buy in any state or other jurisdiction in which the offer or sale is not permitted, see “Plan of Distribution” on page S-164 of this prospectus supplement.

Exercising the subscription rights and investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock under the caption “Risk Factors” on page S-37 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus or the post-effective amendment. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 29, 2015.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in three parts. The first part is the prospectus supplement, which describes the specific terms of this Rights Offering, and also adds to and updates information contained in the accompanying prospectus, post-effective amendment and the documents incorporated by reference. The second part is the accompanying prospectus of our predecessor entity, Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”), dated September 26, 2013.

The third part is a post-effective amendment to the accompanying prospectus, dated January 17, 2014, which was filed following a January 2, 2014 statutory merger effected for the purpose of changing Signature Nevada’s state of incorporation to Delaware and creating a holding company structure. In the reincorporation, each share of Signature Nevada common stock was automatically converted to a share of common stock of Signature Group Holdings, Inc., a Delaware corporation, or us. In the accompanying post-effective amendment, we adopted the accompanying prospectus as our own prospectus for all purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and amended it as set forth therein.

Each of the accompanying prospectus and post-effective amendment provide more general information, some of which may not apply to this Rights Offering.

This prospectus supplement, the post-effective amendment and the accompanying prospectus are part of a registration statement on Form S-3 that we filed on September 6, 2013, with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process with respect to up to $300,000,000 in securities that may be sold thereunder. Under the shelf process, we may, from time to time, offer or sell any combination of the securities described in the accompanying prospectus in one or more offerings. On December 19, 2014, we sold $28,500,000 in shares of our common stock under this shelf registration.

Generally, when we refer to this prospectus, we are referring to all three parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, the accompanying post-effective amendment or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

The accompanying prospectus and post-effective amendment provide you with a general description of this Rights Offering and the shares of common stock offered by us upon the exercise of the subscription rights. Each time we use the accompanying prospectus and post-effective amendment to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to, update or change information contained in the prospectus and post-effective amendment. The purpose of this prospectus supplement is to provide supplemental information regarding us in connection with this Rights Offering.

This prospectus supplement, the accompanying prospectus and the accompanying post-effective amendment and the information incorporated herein and thereby by reference include trademarks, service marks and trade names owned by us or other companies. We have pending U.S. federal trademark registration applications for the name Signature Group Holdings and our Signature logo. Aleris is a registered trademark of Aleris. All trademarks, service marks and trade names included or incorporated by reference in this prospectus supplement or the accompanying prospectus are the property of their respective owners.

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INDUSTRY AND MARKET DATA

The industry and market data and other statistical information used throughout this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on our good faith estimates. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

Some information in this prospectus supplement concerning processing volumes, market demand, and other industry information, including general expectations concerning scrap processing and wrought, cast and specification or foundry alloy aluminum products and aluminum industries, are based on estimates prepared by GRSA using certain assumptions and their knowledge of these industries as well as data from third party sources. These estimates, in particular as they relate to our general expectations concerning the aluminum industry, involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” in this prospectus supplement.

TRADEMARKS

This prospectus supplement contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this Rights Offering circular may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

NON-GAAP FINANCIAL INFORMATION

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”) in the balance sheets, statements of operations, or statements of cash flows; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measures so calculated and presented. Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Standalone Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Earnings (Loss) from Continuing Operations and contribution margin are not financial measures recognized under GAAP. These metrics are presented and discussed because management of each of the Company and GRSA believes they enhance the understanding of the financial performance of the Company’s and GRSA’s operations by investors and lenders. As a complement to financial measures recognized under GAAP, management believes that EBITDA, Adjusted EBITDA, Standalone Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Earnings (Loss) from Continuing Operations and contribution margin assist investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. Because EBITDA, Adjusted EBITDA, Standalone Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Earnings (Loss) from Continuing Operations

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and contribution margin are not measures recognized under GAAP, they are not intended to be presented herein as a substitute for earnings (loss) from continuing operations, net earnings (loss), net income attributable to Aleris or segment income, as an indicator of operating performance. EBITDA, Adjusted EBITDA and contribution margin are primarily performance measurements used by our senior management and Board of Directors (the “Board”) and GRSA’s management to evaluate certain operating results.

We and GRSA calculate EBITDA as earnings (loss) from continuing operations attributable to Signature Group Holdings, Inc. or net income attributable to Aleris, as applicable, before interest, taxes, depreciation and amortization, or EBITDA, which is then adjusted to remove or add back certain items in the calculation of Adjusted EBITDA, Standalone Adjusted EBITDA and Pro Forma Adjusted EBITDA. These items are identified below in the reconciliations of earnings (loss) from continuing operations attributable to Signature Group Holdings, Inc. or net income attributable to Aleris, as applicable, to EBITDA, Adjusted EBITDA, Standalone Adjusted EBITDA and Pro Forma Adjusted EBITDA. Segment income is the GAAP measure most directly comparable to Segment Adjusted EBITDA and Segment Standalone Adjusted EBITDA. We calculate contribution margin as revenues less the cost of raw materials and freight expense included in sales.

Our calculation of EBITDA, Adjusted EBITDA, Standalone Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Earnings (Loss) from Continuing Operations and contribution margin may be different from the calculation used by other companies for non-GAAP financial measures having the same or similar names; therefore, they may not be comparable to other companies. See “Summary—Summary Pro Forma Combined and Consolidated Historical Financial and Other Data of Signature” and “—Summary Combined and Consolidated Historical Financial and Other Data of GRSA” for reconciliations of EBITDA, Adjusted EBITDA, Standalone Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted Earnings (Loss) from Continuing Operations and contribution margin to the most comparable GAAP measure for each.

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FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus supplement, the accompanying prospectus and post-effective amendment, the documents incorporated by reference in this prospectus supplement, the accompanying prospectus, the accompanying post-effective amendment, any issuer free writing prospectus and any other written or oral statement by or on our behalf contain “forward-looking statements” within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Exchange Act, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “strategy,” “target,” “indicates,” “estimates,” “assumes,” “may,” “should,” “will,” “likely,” “could” or other similar expressions.

Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements to differ materially from the forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are neither guarantees nor indicative of future performance. Important assumptions and other important factors that could cause changes in our financial condition or results of operations or could cause actual results to differ materially from those forward-looking statements include, but are not limited to:

•	the timing and completion of the GRSA Acquisition, the satisfaction or waiver of the closing conditions for the GRSA Acquisition, or any other failure to close the GRSA Acquisition;

•

our ability to obtain the funding under the Financings (as defined below) necessary to complete the GRSA Acquisition or the terms of any such Financings or that, if the Financings are successful, any inability to utilize the funds raised efficiently;

•

the incurrence of the indebtedness in the Financings, our high leverage, substantial debt, security interests in our assets and, in the case of such indebtedness and the Series B Preferred Stock comprising a portion of the Financings, restrictive covenants that restrict the operation of our business and the business of our subsidiaries;

•	the fees, interest and other costs associated with the Financings borne by us and our affiliates while awaiting the completion of the GRSA Acquisition;

•

any adjustments to the sale price of, or continuing liabilities associated with, our formerly wholly owned subsidiary, NABCO (as defined below), and the amount of proceeds of such sale available to contribute to the funding of the GRSA Acquisition;

•	changes to our business, operations and organizational structure as a result of the GRSA Acquisition and our ability to successfully integrate the GRSA business;

•	uncertainty regarding our expected financial performance following completion of the GRSA Acquisition;

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•

our ability to use federal and state net operating loss tax carryforwards (“NOLs”) and recognize future tax benefits, including in connection with the NABCO Sale, the GRSA Acquisition and the Financings;

•	disruption in relationships with customers, employees and suppliers relating to our GRSA business and our non-GRSA business as a result of the GRSA Acquisition;

•

changes in domestic and international demand for recycled aluminum, including in the automotive, aerospace, building and construction, consumer packaging, and steel and durable goods manufacturing industries;

•

the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or end-use segments, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries;

•

commodity price fluctuations in the aluminum market and our ability to enter into effective commodity derivatives or arrangements to manage effectively our exposure to such commodity price fluctuations;

•	our ability to successfully identify, acquire and integrate additional companies and businesses that perform and meet expectations after completion of such acquisitions;

•	our ability to achieve future profitability;

•	our ability to control operating costs and other expenses;

•	our ability to service our debt including all indebtedness incurred in the Financings and secure additional financing;

•	our ability to get listed on a national stock exchange, such as the NASDAQ;

•	our ability to obtain the expected benefits of our January 2014 holding company reincorporation from Nevada to Delaware;

•	our dependence, as a holding company, on funding from our operating subsidiaries;

•	general economic conditions may be worse than expected;

•	competition among other companies with whom we compete may increase significantly;

•	the loss of key personnel or the ability to cost-effectively attract, retain and motivate key personnel;

•

our ability to maintain disclosure controls and procedures and internal control over financial reporting to ensure timely, effective and accurate financial reporting, and to integrate GRSA into our disclosure controls and procedures and internal control over financial reporting;

•

changes in accounting policies and practices, as may be adopted by regulatory agencies and other organizations, including without limitation the SEC and the Financial Accounting Standards Board (“FASB”);

•	changes in laws or government regulations or policies affecting the legacy businesses related to residential mortgage lending and servicing, which are now a part of discontinued operations;

•	the impact of current or new litigation matters, or changes in litigation strategies brought against our current businesses, GRSA or our subsidiary SGGH, LLC’s former businesses; and

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•

our ability to successfully defend against demands by investment banks for defense, indemnity and contribution where the banks have been sued in actions concerning their activities relating to securitizations involving loans originated by SGGH, LLC’s former businesses.

Given these uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements set forth herein are qualified by these cautionary statements and are made only as of the date of this prospectus supplement. We undertake no obligation to update or revise the information contained herein including, without limitation, any forward-looking statements whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.

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QUESTIONS AND ANSWERS ABOUT THIS RIGHTS OFFERING

This section highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This section does not contain all of the important information that you should consider before exercising your subscription rights and investing in our common stock. You should read this entire prospectus supplement carefully.

Q:	What are we offering in this prospectus supplement?

A:	We are conducting a rights offering and issuing at no charge one subscription right with respect to each share of our common stock outstanding as of the close of business on January 28, 2015 – the Effective Date. Through this prospectus supplement, we are offering the shares of common stock that holders of subscription rights may purchase upon exercise of their subscription rights.

Q:	Who may participate in this Rights Offering?

A:	We distributed subscription rights to the holders of record of our common stock that was outstanding as of the close of business on January 28, 2015 – the Effective Date. Since the subscription rights attach to these shares of our common stock and trade with them until they are exercised or the Expiration Date – February 17, 2015, any purchaser or other transferee of these shares of common stock after the Effective Date and prior to the expiration or termination of this Rights Offering or the exercise of such attached subscription rights will be permitted to exercise the subscription rights attached – or “stapled” – to such shares of our common stock.

Q:	What is the subscription right I am entitled to for each subscription right?

A:	Each subscription right carries with it a basic subscription right to purchase 0.562 shares of our common stock and an oversubscription right to purchase shares remaining available for subscription at the Expiration Date – February 17, 2015.

Q:	What is the basic subscription right each subscription right gives me the right to purchase?

A:	Each subscription right issued under this Rights Offering entitles you to purchase 0.562 shares of our common stock at an exercise price of $5.64 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any of the subscription rights issued to you. We will not distribute any fractional shares, but instead will round fractional shares up to the nearest whole share of common stock.

Q:	What is the oversubscription right associated with each subscription right?

A:

If all of our stockholders do not exercise all of the subscription rights issued to them in this Rights Offering, then each holder who has exercised subscription rights in full may have the opportunity to purchase additional shares of our common stock at $5.64 per share under the oversubscription right. By extending oversubscription rights to our stockholders, we are providing those holders who have exercised all of their subscription rights with the opportunity to purchase the shares that are not purchased by other stockholders in this Rights Offering. If there are not enough shares available to fully satisfy all oversubscription right requests, the available shares will be distributed proportionately among rights holders who exercised their oversubscription right based on the number of shares each rights holder subscribed for under the basic subscription right. Computershare Trust Company N.A. and Computershare, Inc. who are serving collectively as the rights agent, will return any excess payments by mail without interest or deduction as soon as reasonably practical after the Expiration Date.

Q:	How long will the subscription period last?

A:	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on February 17, 2015, your subscription rights will expire and be of no further value. We may, in our sole discretion, as described below decide to extend this Rights Offering until some later time. If we extend the expiration date, we will give oral or written notice to the rights agent on or before such Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. If we elect to extend the Rights Offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money submitted to date.

Holders of our Warrants have a period of 90 days from the Effective Date – by April 28, 2015 – in which to exercise their subscription rights. Please see the discussion of Warrants in “The Rights Offering – The Special Rights of the Warrants.”

Q:	Is there any limit on how long the subscription period will last?

A:	Although the Rights Offering is scheduled to remain open until February 17, 2015, we retain the ability to extend the Rights Offering for as long or as many times as our Board of Directors determines is necessary to consummate the Rights Offering or otherwise in our best interests.

Q:	Am I required to participate in this Rights Offering?

A:	No.

Q:	What happens if I choose not to exercise my subscription rights?

A:	You will retain your current number of shares of common stock even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights, then the percentage of our common stock that you own will decrease upon closing of this Rights Offering. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and the other stockholders exercise their rights. See “Risk Factors — Risks Related to The Rights Offering — Stockholders who do not fully exercise their subscription rights will have their interests diluted” for more information regarding the amount of potential dilution.

Q:	How do I exercise my subscription rights?

A:	If you are a Holder of Record you may exercise your subscription rights by delivering the following to the rights agent at or prior to 5:00 p.m., New York City time, on the Expiration Date:

•	your properly completed and executed subscription rights exercise certificate with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment (by check, bank draft or money order) for each share subscribed for under your subscription rights and any oversubscription right.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you pay by an uncertified personal check, your subscription rights will not be deemed exercised until such uncertified check clears. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Q:	What should I do if I want to exercise my subscription rights but my shares are held in the name of my broker, custodian bank or other nominee?

A:	If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this Rights Offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the forms provided by them. You should receive this form from your broker, custodian bank or other nominee with the other offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in this Rights Offering but you have not received this form.

Q:	What restrictions may there be on my right to exercise my subscription rights?

A:	A key element to our business strategy is using our federal and state net operating loss tax carryforwards (“NOLs”). Our ability to utilize our NOLs would be substantially reduced if we were to undergo an “ownership change” as that term is defined under federal income tax regulations. In order to preserve certain of our tax benefits, our bylaws contain restrictions on transfer to prohibit any person, entity or group from becoming a holder of 4.9% or greater of our common stock, the increase in ownership of any existing stockholder who owns 4.9% or greater of our common stock, or certain transfers by a stockholder holding 5% or more of our outstanding shares of common stock. As a result, there are limitations on the exercise of the subscription rights as described in this prospectus supplement. Without the approval of our Board of Directors, no holder will be issued shares as a result of such subscriptions or oversubscription if the holder will hold 4.9% or greater of our then-current outstanding common stock, which if this Rights Offering is fully subscribed will be 1,327,688 shares.

Therefore, in order to avoid an “ownership change” result of this Rights Offering, we have implemented the escrow protection mechanics, which are as follows: (1) by exercising subscription rights, each holder will represent to us that such holder was not an owner, directly or indirectly (as described in this prospectus supplement and the Tax Benefit Preservation Provision), of 4.9% or more of our outstanding shares of common stock, 849,850 shares based on 17,343,892 shares of common stock outstanding as of January 28, 2015; (2) if such exercise would result in such holder owning, directly or indirectly, more than 849,850 shares of our common stock, such holder must notify the information agent at the telephone number set forth under “The Rights Offering—Information Agent; Questions about Exercising Subscription Rights”; (3) if requested, each holder will provide us with additional information regarding the amount of common stock that the holder owns; (4) we may instruct the rights agent to hold any subscription payments separately pending our determination of any ownership issues; and (5) we shall have the right to instruct the rights agent to refuse to honor such holder’s exercise to the extent such exercise of subscription rights or oversubscription rights might, in our sole and absolute discretion, result in such holder owning 4.9% or more of our common stock. By exercising subscription rights in this Rights Offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you. See “The Rights Offering—Tax Benefit Protection Provision; Escrow Protection Mechanics” for a discussion on how our escrow mechanics operate.

Q:	What should I do if I want to exercise my subscription rights and I am a stockholder in a foreign country or in the Armed Services?

A:	The rights agent will not mail any Rights Offering materials to you if you are a holder of subscription rights whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the rights agent on or prior to 5:00 p.m., New York City time, on February 17, 2015, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the Expiration Date, your rights will expire.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	No. We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:	What are the United States federal income tax consequences of exercising my subscription rights as a holder of common stock?

A:	A holder of common stock generally will not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in this Rights Offering. We urge you to consult your own tax advisor with respect to the particular tax consequences of this Rights Offering to you. See “Material U.S. Federal Income Tax Consequences” for more information on the tax consequences of this Rights Offering.

Q:	When will I receive the shares purchased in this Rights Offering?

A:	We will issue certificates or make the necessary book-entry issuances representing shares purchased in this Rights Offering to you or to DTC on your behalf, as the case may be, as soon as reasonably practicable after the closing of the GRSA Acquisition, which will follow the Expiration Date.

Q:	If this Rights Offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The rights agent will hold all funds it receives in escrow until completion of this Rights Offering. If this Rights Offering is not completed, the rights agent will return promptly, without interest, all subscription payments and any oversubscription payments that are not exercised.

Q:	Are there risks in exercising my subscription rights?

A:	Yes. The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment in our company. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” in this prospectus supplement.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:	No. Once you send in your subscription certificate and payment you will not be able to revoke the exercise of your subscription rights even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the subscription right exercise price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription right exercise price.

Q:	May I transfer my subscription rights if I do not want to purchase any shares?

A:	No. The subscription rights attach to our shares of common stock and are not separately transferable. Transfer of ownership of a share of our common stock, however, after the Effective Date and before the earlier of the Expiration Date or any subscription right associated with such share is exercised will also transfer ownership of the subscription right issued with respect to such share.

Q:	Can I sell my shares after I have exercised my subscription rights?

A:	Yes. After you exercise your subscription rights, the shares of common stock will have a new CUSIP (82670K201) and will be freely tradable and quoted on the OTCQX Marketplace, where our common stock currently trades. After the Expiration Date, all of our common stock will have this CUSIP (82670K201).

Q:	If I purchase shares after the Rights Offering has commenced, will I be able to participate in the Rights Offering?

A:	Yes, if the shares of common stock you have purchased still have the subscription rights attached. Shares that have subscription rights attached have CUSIP 82670K128. Since stock trades may take three business days to settle, please note that if you purchase shares late in the Rights Offering period, you may not receive your shares in time to exercise the attached subscription rights. We are under no obligation, and have no intention, to adjust our procedures to accommodate holders who acquire shares after the Rights Offering has commenced.

Q:	Why is Signature Group Holdings, Inc. engaging in this Rights Offering?

A:	We are making this Rights Offering in order to raise approximately $55 million, before expenses, in new capital to be used to pay a portion of the $525 million in consideration we have agreed to pay in the GRSA Acquisition.

Q:	How were the terms of the Rights Offering and the subscription right exercise price established?

A:	The subscription price for the Rights Offering was determined based on the determination of our management and Board, as assisted by our financial advisors, and the negotiation of the terms of certain backstops to the financing for the GRSA Acquisition, which provided that the subscription price equal the lesser of (i) $6.50 per share, the offering price under our registered offering of $28.5 million in equity on December 2014 , or (ii) a 25% discount to the 10-day volume weighted average price of our common stock prior to the commencement of the Rights Offering.

Q:	What is the Board of Directors’ recommendation regarding this Rights Offering?

A:	Our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights. You should make your decision based on your own assessment of this Rights Offering and our company.

Q:	How many shares of our common stock will be outstanding after this Rights Offering?

A:	As of January 28, 2015, we had 17, 343,892 shares of common stock issued and outstanding. After this Rights Offering, we anticipate that we will have approximately 27,095,665 million shares of common stock outstanding assuming all the subscription rights that are issued pursuant to the Rights Offering are exercised. We will have 27,938,665 shares if the holders of our 1,500,000 outstanding Warrants exercise all of the subscription rights in respect of Warrants.

Q:	Will the new shares be quoted on the OTCQX and treated like other shares?

A:	Yes. Our common stock is quoted on the OTCQX Marketplace. The subscription rights, following the Effective Date and until the earlier of their exercise or the Expiration Date, will trade along with the shares of common stock to which they are attached as a unit under the symbol “SGGHU”, and will not be quoted or traded separately from the shares of our common stock. Following exercise of the associated subscription rights, the common stock will be freely tradable without any additional subscription rights via CUSIP 82670K201. Following the consummation of the GRSA Acquisition, we intend to seek to list our common stock on the NASDAQ.

Q:	Can the Board of Directors amend or withdraw this Rights Offering?

A:	Yes. We reserve the right to cancel the Rights Offering at any time. If canceled, the subscription funds and any certificates for the underlying shares will be promptly returned by mail to exercising holders of subscription right, without interest or deduction. If this Rights Offering is canceled, the subscription rights will not be exercisable and will have no value. We also reserve the right to extend the Expiration Date and to amend the terms or conditions of the Rights Offering. If this Rights Offering is extended, the rights agent will hold your shares and subscription funds.

Further, if we should make any fundamental changes to the terms set forth in this prospectus supplement including a change in the subscription price or number of shares of common stock purchasable by one subscription right, we will file a revised prospectus supplement, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus supplement after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the Expiration Date of this Rights Offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this Rights Offering and the new Expiration Date. The terms of the Rights Offering cannot be modified or amended after the Expiration Date.

Q:	Are there limitations on where these subscription rights may be distributed and where subscription rights may be exercised?

A:

This prospectus is not an offer to sell and we are not soliciting an offer to buy our common stock in any state or other jurisdiction in which the offer or sale is not permitted. We have applied for qualification of this Rights Offering with certain state securities commissions, including California. We have the discretion to delay or to refuse to distribute any shares any holder may elect to purchase through the exercise of subscription rights or oversubscription rights if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

Our application for qualification with the Department of Business Oversight of the State of California related to this Rights Offering was not effective as of the date of this prospectus supplement. Unless our application becomes effective prior to the Expiration Date, we will not be permitted to offer or sell the subscription rights or common stock in the State of California or communicate to a stockholder located in the State of California that we are accepting their subscription to purchase shares in this Rights Offering.

Q:	What should I do if I have other questions or need assistance?

A:	We have appointed Georgeson Inc. as information agent for the Rights Offering. Any questions or requests for additional copies of this prospectus supplement or any ancillary documents may be directed to the information agent at the following address and telephone number:

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Telephone: (866) 300-8594 (toll-free)

For a more complete description of this Rights Offering, see “The Rights Offering.”

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere in this prospectus supplement (including documents incorporated by reference herein). Because this is only a summary, it does not contain all of the information that may be important to you. For a complete understanding of the Rights Offering, we encourage you to read this entire prospectus supplement and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and combined and consolidated financial statements of Signature and GRSA (each as defined below) and the notes to those statements included elsewhere in this prospectus supplement and the documents incorporated by reference herein, and together with the information contained herein under the caption “Unaudited Pro Forma Condensed Combined Financial Information.” Before making any investment decision, for a more complete understanding of our business and this offering, you should read the entire prospectus supplement carefully, including the sections entitled “Risk Factors.” Except where the context suggests otherwise, references in this prospectus supplement to the “Company,” “we” and “our” refer to Signature Group Holdings, Inc. and its consolidated subsidiaries, references to “GRSA” refer to the entities (collectively, the “GRSA Entities”) taken together, comprising the global recycling and specification alloys business of Aleris Corporation (“Aleris”), and references to “Signature” or the “Issuer” refer only to Signature Group Holdings, Inc., and not to any of its subsidiaries. All tonnage information is presented in metric tons. References in this prospectus supplement to “pro forma” refer to financial information for the applicable period (or as of the applicable date) that gives effect to the GRSA Acquisition, Financings and NABCO Sale, as each are defined below, as if they had occurred on January 1, 2013 in the case of statements of operations data and as if the GRSA Acquisition, Financings and NABCO Sale had occurred on September 30, 2014 in the case of balance sheet data. The pro forma financial information set forth in “Unaudited Pro Forma Condensed Combined Financial Information” is derived from the historical combined financial information of Signature and GRSA, and gives effect to the pro forma adjustments as described in the accompanying notes. We cannot assure you that the GRSA Acquisition or all of the Financings associated with the GRSA Acquisition will be consummated on the terms described herein, or at all. See “Risk Factors—Risks Related to this Rights Offering, the GRSA Acquisition and the Financings.”

Signature Group Holdings, Inc.

We are a holding company. Our business strategy is to acquire controlling interests in operating companies that leverage the strengths of our platform, including our status as a public company, our sizable tax assets, and the experience of our executive management team. A key element to our business strategy is using our federal and state net operating loss tax carryforwards (“NOLs”). As of December 31, 2013, which has been adjusted for IRS examinations of prior tax years completed in 2014, we reported federal NOLs of approximately $932.8 million, which have a 20-year life and which begin to expire in 2027. We strive to acquire companies that are consistently profitable and will be accretive to earnings. In considering acquisition opportunities, we prefer businesses and management teams that have shown success through the business cycle, generate strong margins, and have defensible market positions. We have entered into a definitive agreement for the acquisition of GRSA, which we believe is consistent with our strategy and which will represent a transformative acquisition for us if it is consummated. Following the consummation of the GRSA Acquisition, we intend to seek to list our common stock on the NASDAQ.

As of December 31, 2014, our operations were largely concentrated in one operating segment, Industrial Supply, which included North American Breaker Co., LLC (“NABCO”), one of the largest independent circuit breaker suppliers in the United States. On January 9, 2015, we sold our 100% interest in NABCO for $78 million, subject to customary adjustments, to PNC Riverarch Capital, a division of PNC Capital Finance, LLC (the “NABCO Sale”). We intend to use approximately $45 million of the proceeds of the NABCO Sale to fund a portion of the purchase price for the GRSA Acquisition.

The GRSA Acquisition

On October 17, 2014, our indirect wholly owned acquisition subsidiary, Real Alloy Holding, Inc. (“Real Alloy”) (formerly SGH Acquisition Holdco, Inc.), entered into a definitive Purchase and Sale Agreement (the “Purchase Agreement”) to acquire certain subsidiaries of Aleris comprising Aleris’s global recycling and specification alloys business for $525 million, subject to adjustments for the cash, indebtedness, transaction expenses and net working capital of the GRSA Entities. This purchase price is comprised of $495 million in cash and up to $30 million in a new series of non-participating preferred stock of Signature (the “Series B Preferred Stock”).

The Purchase Agreement contains customary representations, warranties and covenants of the parties, non-competition and non-solicitation provisions, as well as indemnification provisions subject to certain specified thresholds and other limitations. Aleris and its selling subsidiaries may not solicit or discuss alternative transactions for GRSA. We or Real Alloy will be required to pay Aleris a $26.25 million termination fee if the Purchase Agreement is terminated under certain circumstances. Signature has guaranteed all of Real Alloy’s obligations under the Purchase Agreement, including the termination fee obligation.

The closing of the proposed transaction is subject to the transfer of certain discontinued real property locations by Aleris to a non-GRSA subsidiary, the release of certain liens, guarantees and liabilities related to certain Aleris debt, and other customary closing conditions. Necessary conditions associated with the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and certain Mexican competition laws have been obtained. The GRSA Acquisition is expected to close on or before February 28, 2015. The GRSA Acquisition is not contingent upon the consummation of any financing arrangement.

There can be no assurance that the GRSA Acquisition will be consummated. The Purchase Agreement has been filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on October 21, 2014, which is incorporated by reference herein. See “The GRSA Acquisition and Financings—The Purchase Agreement” and “Risk Factors—Risks Related to this Rights Offering, the GRSA Acquisition and the Financings.”

The NABCO Sale, Financings and Offerings

We currently intend to finance the $495 million cash portion of the purchase price for the GRSA Acquisition as well as costs associated with the GRSA Acquisition using a combination of cash, new equity and debt as follows: (i) $45 million of our existing cash, (ii) approximately $45 million of the proceeds of the NABCO Sale, (iii) the net proceeds of the $3 million October 2014 issuance of 300,000 shares of our common stock in a private placement (the “October 2014 Private Placement”), (iv) the net proceeds of the $28.5 million December 2014 registered offering of our common stock (the “Equity Offering”), (v) the net proceeds of this $55 million Rights Offering, (vi) the net proceeds of the recently completed private placement of $305 million in senior secured notes (the “Senior Secured Notes”) by our indirect wholly owned subsidiary, SGH Escrow Corporation (“SGH Escrow”, which we intend to merge into Real Alloy following the consummation of the GRSA Acquisition) and (vii) $73.5 million in opening draws on the combination of an asset-based lending facility (the “Asset-Based Facility”) provided by General Electric Capital Corporation and GE Capital Markets, Inc. (collectively, “GE Capital”) and a German factoring facility (the “Factoring Facility”) provided by GE Capital Bank AG (all such transactions in clauses (iii) – (vii), the “Financings”).

If this Rights Offering is fully subscribed, we will receive more than $125 million in aggregate net proceeds from this Rights Offering, the NABCO Sale, the Equity Offering, and the October 2014 Private Placement, and we intend to use such excess for general corporate purposes, which could include reducing borrowings at Real Alloy. In the event that this Rights Offering is not fully subscribed, such that the aggregate net proceeds from the October 2014 Private Placement, the Equity Offering, this Rights Offering and the NABCO Sale are less than $125 million, we entered into in October 2014, and amended in January 2015, (x) a commitment letter (the “Backstop Commitment Letter”) with Zell Credit Opportunities Master Fund L.P. (“ZCOF”) and funds managed by another institutional investor for up to $20 million in senior notes (the “Backstop Notes”) and (y) an agreement with Aleris to purchase up to an additional $30 million of our Series B Preferred Stock (the “Backstop Agreement”). The Backstop Agreement and the Backstop Notes set forth the allocations to be made in the event of a shortfall. As a general matter, if we raise $32.0 million or more in this Rights Offering, there will be no funding requirement under the Backstop Notes. In the event we utilize the Backstop Notes or issue additional Series B Preferred Stock under the Backstop Agreement, we expect the funds required for the repayment of the debt incurred in connection with such Backstop Notes and dividends in respect of additional Series B Preferred Stock to be provided by a combination of distributions from GRSA, borrowing under future debt and/or other financing transactions, which could include the issuance of additional shares of our common stock.

There can be no assurance that we or Real Alloy will undertake or complete any such pending Financings or utilize the Backstop Notes or Backstop Agreement, and the closings of this Rights Offering and certain of the other Financings are expected to be conditioned on the closing of the GRSA Acquisition. The final structure and terms of the Financings and backstops, if required, will be subject to market conditions, and may be materially different than current expectations. See “The GRSA Acquisition and Financings—The Backstop Agreement” and “—The Financing Arrangements,” as well as “Risk Factors—Risks Related to This Rights Offering, the GRSA Acquisition and the Financings.” The completion of this Rights Offering is not conditioned upon the completion of any other Financing.

On October 28, 2014, we completed the October 2014 Private Placement in which we privately placed 300,000 shares of common stock at a price of $10.00 per share with Kettle Hill Partners, LP and Kettle Hill Partners II, LP. We plan to use the proceeds for general corporate purposes, including to fund a portion of the purchase price in the GRSA Acquisition. We have agreed to file a resale registration statement for these shares and use our best efforts to cause such registration statement to become effective within three months of such filing.

On December 19, 2014, we completed the Equity Offering, in which we sold 4,384,615 shares of our common stock in an underwritten public offering. Before offering expenses, we received approximately $27.1 million in proceeds, net of underwriting discounts and commissions.

On January 8, 2015, our indirect wholly owned subsidiary, SGH Escrow, completed the offering of the Senior Secured Notes, pursuant to which SGH Escrow issued and sold 10% Senior Secured Notes due 2019 in an aggregate principal amount of $305.0 million at an issue price to SGH Escrow of 97.206% of the principal amount thereof, resulting in gross proceeds to SGH Escrow of approximately $296.5 million. The yield to SGH Escrow on the Senior Secured Notes is 10 7/8%. The Senior Secured Notes were offered and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside of the United States pursuant to Regulation S under the Securities Act. The proceeds from the Senior Secured Notes were placed into an escrow account to be released upon the closing of the GRSA Acquisition, the merger of SGH Escrow with Real Alloy and Real Alloy’s assumption of SGH Escrow’s obligations under the Senior Secured Notes and obtaining certain guarantees from Real Alloy’s existing and future domestic subsidiaries, along with the satisfaction of other customary conditions.

On January 9, 2015, we completed the NABCO Sale for gross proceeds of $78.0 million. We will retain at Signature a maximum of $10 million of the proceeds of the NABCO Sale, net of transaction expenses, the repayment of $14.3 million in outstanding debt related to NABCO and a $3.9 million indemnification escrow, classified as unrestricted cash on our pro forma condensed combined balance sheet, and we intend to use the rest of the net proceeds to fund a portion of the purchase price for the GRSA Acquisition.

The Global Recycling and Specification Alloys Business

GRSA is a global leader in third-party aluminum recycling, which includes the processing of scrap aluminum and by-products and the manufacturing of wrought, cast and specification or foundry alloys. GRSA offers a broad range of products and services to wrought alloy processors, automotive original equipment manufacturers (or OEMs) and foundries and casters. Industries served include automotive, consumer packaging, steel and durable goods, aerospace and building and construction. It processes scrap aluminum and by-products and delivers the recycled metal in liquid or solid form according to its customers’ specifications. Its facilities are capable of processing industrial (new) scrap, post-consumer (old/obsolete) scrap, and various aluminum by-products, giving it a great degree of flexibility in reclaiming high-quality recycled aluminum for its customers. GRSA currently operates 24 facilities strategically located throughout North America and Europe and had approximately 1,600 employees as of December 31, 2013. For the twelve months ended September 30, 2014, its revenues were $1.5 billion, its Standalone Adjusted EBITDA was $84.1 million, its net income attributable to Aleris was $33.6 million and its volume was 1,204 kilotons (kt).

Value Chain

GRSA conducts business with its customers primarily through tolling arrangements and buy/sell arrangements. Under tolling arrangements, customers pay GRSA a fee to convert aluminum scrap or by-products into usable recycled metal. Tolling arrangements, whether with manufacturing customers or broker customers, benefit GRSA by providing commodity price risk reduction, earnings stability, and consistent returns on invested capital given the reduced associated working capital needs. Under buy/sell arrangements, GRSA buys scrap units in the open market, including from scrap dealers, its customers and other producers, then processes them and sells wrought or cast alloys produced to the customers’ specifications. GRSA processed approximately 450 kt in North America and 190 kt in Europe through tolling arrangements, which represented 53% of GRSA’s overall volume for the twelve months ended September 30, 2014. In addition, GRSA processed approximately 380 kt in North America and 180 kt in Europe through buy/sell arrangements, which represented 47% of its overall volume for the twelve months ended September 30, 2014.

GRSA is a trusted partner in the aluminum recycling industry and has long-standing relationships with a diverse customer base, including many blue-chip multinational companies. Many of its customers, and all of its top 10 customers, have closed-loop arrangements with GRSA. Under these types of arrangements, customers provide GRSA with aluminum scrap and by-products generated by their operations, and GRSA converts the scrap and by-products into usable recycled aluminum metal that is returned to the customers. Typically, these closed-loop arrangements are done through tolling arrangements, though they can also be done through buy/sell arrangements. Closed-loop arrangements benefit GRSA’s customers by enabling them to maximize utilization of their own metal (which is usually their lowest cost alternative), optimize operational efficiencies and minimize by-product waste. The closed-loop business model also allows GRSA to be highly integrated into its manufacturing customers’ supply chains, further strengthening its relationships with such customers. GRSA believes that it is a leader in closed-loop arrangements.

The ability to use diverse types of scrap and source such scrap effectively allows GRSA to improve its business performance. Its centralized purchasing function within each of its operating regions, combined with its broad geographic footprint, allows GRSA to leverage its purchasing expertise and scale to secure the lowest cost aluminum scrap available for its buy/sell operations. Its well-maintained facilities have been equipped with a broad range of pre-processing equipment such as shredders, dryers and mills, thereby increasing their flexibility and enabling the processing of multiple grades of scrap and by-products to optimize metal purchases and minimize input costs. This increased flexibility in raw material input mix improves margins and helps to insulate GRSA in periods of unfavorable market conditions while creating significant benefits during upcycles.

With its extensive footprint and strategically located facilities in North America and Europe, GRSA is able to effectively serve its global blue-chip customers as well as its regional and local customers. Most of GRSA’s operations are located near its customers’ facilities, allowing for closed-loop arrangements and making GRSA an integral part of its customers’ supply chain. At 12 of its facilities, this close proximity allows GRSA to deliver “just-in-time” molten metal for direct use in customers’ operations, which differentiates GRSA from many of its competitors. In 2013, a significant portion of GRSA’s volume was delivered in molten metal form. This capability provides savings by maximizing production efficiency, reducing costs, and reinforcing the integrated nature of GRSA’s relationships with its customers. With its multi-location operation, GRSA is able to process a portion of its volume under swap arrangements, under which GRSA takes scrap or by-products from its customer in one location and delivers recycled metal back to that customer in a different location and/or alloy.

As a leader in third-party aluminum recycling, GRSA’s scale, broad geographic footprint across two continents and comprehensive product and service offerings positions GRSA to capitalize on favorable industry trends. Unlike other metals, aluminum is infinitely recyclable without any loss of quality, thus making recycled or secondary aluminum just as desirable and usable as primary aluminum. This characteristic, coupled with increasing global demand for aluminum and long-term secular growth in key end markets, provides a positive macro environment for GRSA’s growth plans. According to the Freedonia Group, global aluminum demand is projected to grow at 5.4% per year from 2012 to 2022. More specifically, in the automotive sector, which represented approximately 61% of GRSA’s volumes for the year ended December 31, 2013, aluminum consumption is expected to grow by over 17% per year from 2012 to 2017, largely driven by the “lightweighting” of vehicles to meet new regulatory standards. In addition to growing demand in GRSA’s key end markets, demand for recycled aluminum is expected to grow at a faster rate than primary aluminum production in North America and Europe, which is largely driven by the cost and energy efficiency of recycling aluminum. By 2022, secondary aluminum production is expected to comprise nearly 50% of all aluminum production in North America and Europe.

GRSA Business Unit Overview

GRSA has historically operated through two segments (referred to herein as business units): Recycling and Specification Alloys North America (“RSAA”) and Recycling and Specification Alloys Europe (“RSEU”). Signature has not determined whether to report these as separate segments in the future. The following data show GRSA’s volume invoiced (1,222 kt) by key end markets for the year ended December 31, 2013 as well as summarize GRSA’s key operating metrics for the twelve months ended September 30, 2014.

Volume Invoiced by End Market

For the year ended December 31, 2013

(For the last twelve months September 30, 2014, $ in millions except per ton amounts, volume in kt)	RSAA	RSEU
Volume Invoiced	831 kt	373 kt
% of Volume Tolled	54%	51%
Revenues	$974	$556
Contribution Margin(1)	$272	$172
Contribution Margin per ton invoiced	$327	$461
Standalone Adjusted EBITDA(2)	$63	$22
Standalone Adjusted EBITDA per ton invoiced	$75	$58
Products	Molten, sows, ingots, deox, slag conditioners, desulfurizers	Molten, ingots, sows, deox, oxides
Facilities	18	6
Selected Customers	Alcoa, Kaiser Aluminum, Sapa, Hydro, Aleris, Chrysler, General Motors, Honda, Nemak	Daimler, Volkswagen, Hydro, Novelis, Nemak

(1)	For an explanation of how GRSA calculates contribution margin, see note (3) to “—Summary Combined and Consolidated Historical Financial and Other Data of GRSA.”
(2)	For a reconciliation to segment income, the most comparable GAAP measure, see note (4) to “—Summary Combined and Consolidated Historical Financial and Other Data of GRSA.”

GRSA Competitive Strengths

Global Leader in Aluminum Recycling.    GRSA is a global leader in third-party aluminum recycling, which includes the processing of scrap aluminum and by-products and the manufacturing of wrought, cast and specification or foundry alloys. GRSA operates 24 facilities strategically located in six countries across North America and Europe, supporting a diverse customer and revenue base and making it the leader on both continents. GRSA’s extensive footprint allows it to serve global as well as regional and local customers and creates significant benefits of scale where it can optimize sales and purchasing decisions. GRSA has the highest production capacity within the fragmented third-party recycling industry in North America and Europe (which excludes in-sourced recyclers), with 59 rotary and reverberatory furnaces capable of processing 1.9 million tons of recycled aluminum and specification alloys per year.

Stable Cash Flow Through Tolling, Hedging and Contractual Cost Pass-Throughs.    GRSA believes that a significant portion of its margin is protected from commodity price swings by tolling arrangements, hedging arrangements, and contractual pass-throughs of key input costs. For the twelve months ended September 30, 2014, approximately two-thirds of GRSA’s volume was sold under tolling arrangements or was hedged to mitigate metal price risk. The tolling arrangements also generate consistent returns on invested capital given the minimal associated working capital needs and the direct pass-through of other costs. Exposure to commodity price fluctuations is further limited by a significant focus by management on commercial positions and high inventory turns.

Increased Operational Flexibility Provides Ability to Optimize Performance Through Market Cycles.    GRSA believes that it is one of the lowest cost operators in the aluminum recycling industry with significant flexibility to shift input and product mix and manage costs. GRSA has benefitted from investments in many of its facilities over the last three years. Since 2011, GRSA has invested $14 million to upgrade and expand its pre-processing equipment, which allows it to process a wide range of aluminum scrap. These investments have increased pre-processing capacity by 56% since 2011 and enhanced GRSA’s profitability. The increased flexibility also helps to insulate GRSA in periods of unfavorable market conditions.

GRSA has also made significant investments to upgrade its melting capabilities. Since 2011, GRSA has invested $20 million in its melting operations, which has further allowed it to increase operational efficiency. GRSA’s melting operations use rotary and reverberatory furnaces which can be used to produce different alloys, improving GRSA’s efficiency and utilization rates in variable market conditions. GRSA further enhances its processing flexibility and cost advantages with a centralized purchasing function within each region that leverages its purchasing expertise and knowledge of regional dynamics to secure the lowest cost aluminum scrap available for its operations.

Wide Range of Products and Services.    GRSA has a leading ability to process a wide range of aluminum materials and deliver products in numerous forms for a variety of end uses. Its broad portfolio of products and services enables it to address virtually all of the aluminum recycling and alloy needs of its customers. These products include molten aluminum, aluminum ingots, sows, deox granules and cones, slag conditioners, desulfurizers and magnesium products. GRSA believes its products and services differentiate it from its competitors.

Molten Metal Delivery Provides Further Integration with Customers.    GRSA has significant capabilities and capacity to deliver molten metal for direct use in customers’ operations. Molten aluminum is delivered in crucibles on customized trucks, and poured directly into a customer’s furnaces or casting operations. This process improves the customer’s productivity by reducing costs, energy requirements and time associated with re-melting metal from a solid form. In some instances, this capability has allowed GRSA’s customers to effectively eliminate their own melting operations. GRSA has the unique ability to service multiple key manufacturing corridors in North America and Europe from 12 facilities that are equipped to ship molten metal. GRSA’s sophisticated logistics planning and strategic footprint help to optimize the molten metal delivery process to its customers, which, in some cases, includes hourly deliveries. Molten metal delivery requires a sophisticated supply chain because, on average, molten metal cools by approximately 80 degrees Fahrenheit for every hour out of the furnace, which limits time and transport distance (approximately 250 miles) for shipments. In 2013, approximately 40% of its volume was delivered in a molten state, making GRSA a global leader in “just-in-time” molten aluminum delivery. Delivering molten metal not only reinforces the integrated nature of its relationship with its customers, but also provides GRSA with a significant competitive advantage.

High Quality and Diversified Customer Base.    GRSA is a trusted partner in the aluminum recycling industry and has long-standing relationships with many blue-chip multinational companies, which include leading global wrought alloy processors, automotive OEMs, as well as leading foundries and casters. GRSA believes that its customers choose GRSA for its unmatched scale, breadth of capabilities, full range of product and service offerings, high quality product, consistently excellent customer service and ability to supply qualified material from multiple locations. As a result of its highly integrated supply model, GRSA’s average customer relationship spans more than 10 years, and GRSA has renewal rates of approximately 95% with its top customers since 2010. In addition, the knowledge gained from long-term customer relationships has helped GRSA to better serve its customers and anticipate industry trends. GRSA’s relationships with both recycling and specification alloys customers, along with its flexible operations, allow it to shift its production mix between these groups based on prevailing market conditions.

Significant Market Opportunities Driving Growth.    According to the Freedonia Group, the global demand for aluminum is projected to grow at 5.4% per year from 2012 through 2022, driven by rapid demand growth in several end uses such as automotive, aerospace and building and construction. More specifically in the automotive sector, which represented 61% of GRSA’s volumes in 2013, aluminum consumption is expected to grow by over 17% per year from 2012 to 2017, largely driven by the “lightweighting” of vehicles to meet new regulatory standards. In recent years, several of GRSA’s customers have announced capacity expansion plans in their rolled products businesses in both North America and Europe, and in some cases have already begun production at new facilities. These customers will likely need additional recycling services going forward. It is estimated that global secondary aluminum demand will grow at 6.7% per year between 2012 and 2022. GRSA has significant capacity, which positions it well to capture this future growth. GRSA believes that it will be able to capture incremental volumes from many of its existing customers without material incremental capital expenditures.

Experienced and Proven Management Team.    GRSA has a team of seasoned senior management that is well recognized in the aluminum recycling industry and has collectively more than 175 years of industry experience. This management team has streamlined business operations and has experience operating through different business cycles. With the development and introduction of new products and the demonstrated ability to evaluate and execute opportunistic acquisitions, the management team has positioned GRSA to achieve growth alongside its customers. Since 2011, they have improved productivity through targeted capital expenditures and operational programs.

GRSA Strategic Objectives

Continue To Drive Productivity.    GRSA’s culture is built on maintaining its industry leading facilities and operating capability to best service its customers. GRSA focuses on continuous improvement, attention to potential impacts on cost and margin, and optimizing the use of capital resources. Key operating metrics are evaluated on a plant by plant basis, and GRSA strives to achieve best practices both internally and in comparison with external benchmarks. GRSA utilizes various tools and systems, to drive sustainable productivity improvements. GRSA’s productivity programs generated approximately $17 million and $18 million, respectively, of productivity improvements during the years ended December 31, 2013 and 2012. GRSA believes that there are opportunities to further reduce its manufacturing and other input costs, which will continue to improve profitability. GRSA further believes that these initiatives will generate productivity gains, with a target of, at a minimum, offsetting base inflation within its operations.

Maximize Operating Flexibility.    GRSA has invested approximately $34 million in its plants since 2011 to enhance its pre-processing and melting capabilities. These investments have allowed GRSA to upgrade its product portfolio and increase its operational flexibility to quickly adjust its product and service offerings to maximize profit. These investments, coupled with its extensive global footprint, allow GRSA to efficiently serve all portions of the third-party recycling space while maintaining the flexibility to remain profitable in challenging market environments. GRSA intends to leverage these existing investments and the resulting enhanced flexibility as well as pursue new opportunities to increase optionality in its business.

Grow With Key Customers.    GRSA intends to continue to pursue global expansion opportunities with key customers in a disciplined, deliberate manner. Additionally GRSA management believes that the combination of efficient furnaces, processing techniques and global customer base provides GRSA with a highly cost-competitive business model that is capable of operating in emerging economies. Further, as a non-affiliated operator after the proposed GRSA Acquisition, GRSA believes it will be well positioned to gain additional business from its larger customers that currently compete with its parent, Aleris.

Limit Exposure to Commodity Price Fluctuations.    GRSA continuously seeks to reduce the impact of aluminum price fluctuations on its business by:

•

Pursuing tolling arrangements that reduce exposure to aluminum and other commodity price fluctuations where customer metal is available and which accounted for approximately 53% of the total metric tons invoiced for the year ended December 31, 2013;

•

Hedging fixed price forward sales with the use of financial and commodity derivatives to protect transaction margins, which are margins associated with the sale of products and the conversion fees GRSA earns on such sales; and

•	Maximizing alignment between metal purchase prices and pricing on finished products GRSA produces for its customers.

These techniques minimize both transactional margin and inventory valuation risk. Additionally, GRSA seeks to reduce the effects of commodity input price volatility primarily through the use of price escalators and contractual cost pass-throughs.

Opportunistically Pursue Acquisitions.    Since 2005, GRSA has grown significantly through the successful completion of six strategic acquisitions targeted at broadening product offerings and geographic presence, diversifying its end-use customer base and increasing its scale and scope. GRSA believes that a number of additional acquisition opportunities exist in the industries in which it operates. GRSA focuses on acquisitions that it believes would allow it to increase earnings and help it realize significant operational efficiencies within 12 to 24 months of the integration process. GRSA evaluates these opportunities as potential enhancements to its existing operating platforms. GRSA also considers strategic alliances, where appropriate, to achieve operational efficiencies or expand its product offerings.

GRSA Industry Overview

Aluminum Market Fundamentals.    Demand for aluminum is experiencing a long-term secular growth trend in automotive, building and construction, aerospace and consumer packaging end markets, augmented by the substitution of aluminum for steel across a range of end products. According to the Freedonia Group, global aluminum demand is projected to grow at a compounded rate of approximately 5.4% per annum, from approximately 62.2 million tons in 2012 to approximately 104.9 million tons in 2022. China is expected to continue to drive global aluminum consumption and account for approximately 43% of the overall demand by 2017. North America and Europe are projected to account for approximately 32% of the overall demand by 2017.

A number of the aluminum end markets in North America and Europe are expected to deliver strong growth over the period of 2012 to 2017, according to industry sources. Aluminum demand from the automotive, building and construction, aerospace and consumer packaging end-uses are expected to grow at an estimated 17.6%, 4.7%, 4.2% and 1.9%, respectively.

Source: Freedonia Group, CRU

Note: Automotive and aerospace data is for aluminum flat-rolled products.

The supply and demand position of the global aluminum market is expected to tighten from a net surplus position of approximately 1.6 million tons in 2011 to a net surplus position of approximately 0.1 million tons by 2014, according to Wood Mackenzie. Prices for physical aluminum have responded positively to such shifts in supply and demand, with both the Mid-West Premium (U.S.) and Rotterdam Premium (Europe) increasing from an average of $0.11 and $0.12 per pound, respectively, in 2013 to $0.19 and $0.17 per pound, respectively, for year-to-date September 30, 2014.

Aluminum Recycling Sector.    Aluminum is unique in that recycled aluminum is identical in quality to primary aluminum and can be infinitely recycled. If effectively sorted and processed, aluminum products can be recycled for use in most aluminum applications with no degradation in quality.

Production of secondary aluminum is expected to grow at approximately 6.7% between 2012 and 2022, faster than that of primary aluminum, which is expected to grow at approximately 4.5% over the same period. The growth in aluminum recycling and secondary aluminum production is mainly driven by favorable economics relative to primary aluminum production and a movement toward sustainability.

The largest non-raw material input cost when producing primary aluminum is electricity. Most of the energy required for the production of primary aluminum is embodied in the metal itself, and thus, in the scrap. Consequently, aluminum produced from recycling requires approximately 10% of the energy required to produce primary aluminum. In addition, scrap aluminum generally contains other alloying agents, which reduces the need to purchase other primary metals. In aggregate, the aforementioned reusability and cost savings of secondary aluminum relative to primary aluminum are expected to drive increased recycling rates. In addition, as the aggregate amount of aluminum in circulation is expected to grow from approximately 600 million tons today to approximately 1,000 million tons by 2020, the aluminum recycling industry is expected to grow as well and supply up to nearly half of all aluminum production by 2022.

Source: Freedonia Group, October 2013

Aluminum Scrap Sector.    Aluminum scrap possesses the same metal qualities as the fabricated or semi-fabricated product from which it was generated. Scrap types include both new scrap, or scrap created in the industrial manufacturing process and old scrap (i.e. post-consumer aluminum-based products such as used beverage cans). Old scrap also includes twitch (i.e. shredded car parts); old cast (i.e. engine blocks); and old sheet, among others. Depending on the type of scrap, the material may require pre-processing to remove contaminants before it can be melted in a furnace.

Demand from China has been a significant driver of the growth in U.S. aluminum scrap exports over the past decade. As a result of China’s increased consumption, the global supply of scrap tightened, leading to higher scrap costs and lower recycling margins, particularly between 2011 and 2013. In February 2013, China launched “Operation Green Fence”, an initiative to prevent the importation of solid waste-contaminated shipments. With the implementation of Operation Green Fence, the demand for aluminum scrap exported from the U.S. to China eased, which translated into better availability of aluminum scrap and more favorable economics for domestic U.S. aluminum recyclers. GRSA’s capital investment program has focused on adding pre-processing capacity that is specifically suited to process lower quality scrap and, as a result, GRSA believes its business has benefitted from this dynamic.

GRSA Competition

The third-party aluminum recycling industry is highly fragmented, with a few participants in North America and in Europe operating multiple facilities, and many smaller aluminum recyclers that are single plant, family-owned businesses. GRSA believes that it is the largest third-party aluminum recycler in North America and Europe. Historically, GRSA has been able to compete effectively because of its extensive global footprint, significant production flexibility, superior range of products and services, operational efficiency and flexibility, knowledgeable and experienced management team, well-invested and strategically located facilities, and operational economies of scale. GRSA’s main competitors for its RSAA unit are Scepter Inc., Smelter Service Corporation, Tennessee Aluminum Processors, Inc., Owl’s Head Alloys Inc., Imperial Aluminum, Superior Aluminum Alloys, LLC, Allied Metal Company, Audubon Metals LLC, Spectro Alloys Corporation, Beck Aluminum Corporation, Bermco Aluminum, and Timco, a

division of TST, Inc. GRSA’s main competitors for its RSEU business are Oetinger Aluminum, AMAG Austria Metall AG, Raffmetal SpA, Trimet Aluminum and Befesa. Many of GRSA’s customers also recycle their own scrap. In the future, such customers may increase the amount of scrap they recycle, and other customers may recycle their own scrap, in lieu of using third party recycling services.

Corporate Information

Signature’s address is 17 State Street, Suite 3811, New York, NY 10004 and our telephone number is (646) 564-2268.

The Rights Offering

Securities to be issued(1)	We are issuing, at no charge, one subscription right with respect to each share of our common stock outstanding as of 5:00 p.m. in New York City, on January 28, 2015 (the “Effective Date”).

Total Offering Size	The aggregate number of shares of our common stock that may be purchased upon exercise of subscription and oversubscription rights in this Rights Offering is 10,594,773 shares, or 61.1% of our common stock outstanding as of January 28, 2015:

•

The Initial Offering Period: 9,751,773 shares or 56.2% of our common stock are available for purchase pursuant to the exercise of subscription and oversubscription rights by the holders of our Common Stock as of the Effective Date and prior to February 17, 2015 (the “Expiration Date”), which portion of this Rights Offering will close concurrently with the consummation of the GRSA Acquisition. The size of this Rights Offering is based on gross proceeds of $55.0 million and a subscription purchase price of $5.64 per share of common stock, and the proceeds will be used to fund a portion of the purchase price for the GRSA Acquisition.

•

The Warrant Follow-On: Separately, the holders of our 1.5 million outstanding warrants to purchase common shares (the “Warrants”) have special subscription rights in the event of a rights offering, and may participate if such Warrants have not been exercised for shares of common stock on or before the Effective Date. 843,000 shares, or 4.9% of our common stock as of January 28, 2015, are available for purchase pursuant to the exercise of subscription and oversubscription rights by the holders of the Warrants (excluding any Warrants exercised for common stock in advance of the Effective Date, in which event, such subscription would be part of the Initial Offering Period described above). The subscription price is also $5.64 per share of common stock, and the proceeds will be used for general corporate purposes. See “The Rights Offering—Special Rights of the Warrants.” The closing of such share issuances would be conditioned upon the consummation of the Rights Offering described above and the GRSA Acquisition, but may not be issued until after such time.

Common stock outstanding before this Rights Offering(2)	17,343,892 shares

Common stock to be outstanding after this Rights Offering(2)	27,095,665 shares if this Rights Offering is fully subscribed, excluding exercise of subscription rights in connection with the Warrants.

27,938,665 shares if warrantholders exercise all subscription rights in respect of all Warrants (but do not exercise the Warrants for common stock in advance of the Effective Date).

Effective Date	The subscription rights were issued to record holders of our common stock and Warrants as of 5:00 p.m. New York City time, January 28, 2015.

Expiration Date	The subscription rights expire if they are not exercised by 5:00 p.m. New York City time, on February 17, 2015, unless extended by us from time to time in our sole discretion. The subscription rights held by the holders of the Warrants expire if they are not exercised by 5:00 p.m. New York City time, on April 28, 2015.

Transferability of subscription rights	The subscription rights are not transferable separately from the underlying shares of our common stock. Subscription rights will attach to the shares of our common stock and will trade together as a unit under CUSIP 82670K128 after the Effective Date until the earlier of the Expiration Date or the exercise of the subscription rights.

Transferability of common stock following exercise of subscription rights	Following the Effective Date and prior to the Expiration Date, and following the exercise of the associated subscription right, the common stock may be traded separately under CUSIP 82670K201.

Trading of common stock following the expiration of the Rights Offering	Following the Expiration Date, the common stock will trade under CUSIP 82670K201.

Basic Subscription Right; Exercise Price	Holders of subscription rights will be entitled to purchase 0.562 shares of our common stock for every subscription right held, at an exercise price of $5.64 per share, in immediately available funds.

Oversubscription Right	In the event that other stockholders do not exercise their basic subscription rights in full, each holder of a subscription right who has fully subscribed for its basic subscription rights may also subscribe for additional shares at the same exercise price per share pursuant to the oversubscription right, subject to the availability and pro rata allocation of shares among holders exercising this oversubscription right. If an insufficient number of shares are available to fully satisfy oversubscription right requests, the available shares, if any, will be allocated pro rata among holders of subscription rights who exercised their oversubscription right based upon the number of shares each holder subscribed for under the basic subscription right and the application of our Tax Benefit Preservation Provision (as discussed in “NOL Preservation Strategy” below). If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the oversubscription right, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the oversubscription right on the same pro rata basis described above. The proration process will be repeated until all common shares have been allocated or all oversubscription exercises have been fulfilled, whichever occurs earlier.

The rights agent will return any excess payments by mail or by book-entry transfer, without interest or deduction, as soon as is reasonably practicable following the expiration of this Rights Offering.

Conditions	The closing of this Rights Offering is subject to conditions, including the closing of the GRSA Acquisition. See “The Rights Offering—Conditions to The Rights Offering” for more details. The right to exercise subscription rights is subject to, among other things, ownership restrictions imposed by our bylaws, including the Tax Benefit Preservation Provision described below, and the escrow protection mechanics described herein. In addition, we are not offering or selling any subscription rights or common stock in any state or jurisdiction where the offer or sale is not permitted, see “Plan of Distribution”.

NOL Preservation Strategy & Restrictions on Subscription Rights

As of December 31, 2013, which has been adjusted for IRS examinations of prior tax years completed in 2014, we reported federal NOLs of approximately $932.8 million, which have a 20-year life and which begin to expire if not used by 2027. If we were to experience an “ownership change” as determined under Section 382 of the Internal Revenue Code of 1986, as amended (the “Tax Code”),

Section 382 of the Tax Code would impose a strict annual limit on the amount of taxable income that could be offset using these NOLs, which could result in a material amount of the NOLs expiring unused and, therefore, significantly impair the value of these important tax assets.

A key element to our business strategy is using our federal and state NOLs. To preserve the availability of our NOLs, our bylaws impose certain restrictions on the transfer of our common stock and other equity securities (the “Tax Benefit Preservation Provision”). These provisions impose trading restrictions on any persons who own, or as a result of a transaction would own, 4.9% or more of our common stock. The purpose of the Tax Benefit Preservation Provision is to reduce the risk that any change in ownership might limit our ability to utilize the NOLs under Section 382 of the Tax Code and thereby suffer limitations on our future ability to utilize our federal and state NOLs. Nevertheless, it is possible that we could undergo a future ownership change, either by events within or outside of our control. For more information on the Tax Benefit Preservation Provision, see “Risk Factors—Risks Related to Our Business—Our ability to use our U.S. federal NOLs to offset future taxable income may be limited as a result of past events, the GRSA Acquisition, this Rights Offering or the Financings, or as the result of future acquisitions or other issuances or transfers of our common stock.”

We reserve the right to limit or reject any exercise of subscription rights or oversubscription rights, in whole or in part, to the extent that the exercise of some or all of a holder’s subscription or oversubscription rights in this Rights Offering may result in a holder becoming a 4.9% or greater stockholder, any existing 4.9% stockholder acquiring additional shares, or certain transfers of any shares by any stockholder owning 5% or more of our common stock. If this Rights Offering is fully subscribed, 4.9% of our outstanding common stock is 1,327,688 shares, however, we cannot be assured of the actual number of shares for which we will receive subscriptions and over subscriptions requests. Therefore, in order to avoid an “ownership change” for federal income tax purposes as a result of this Rights Offering, we have implemented the escrow protection mechanics, which are as follows: (1) by exercising subscription rights, each holder will represent to us that such holder was not an owner, directly or indirectly (as described in this prospectus supplement and the Tax Benefit Preservation Provision), of 4.9% or more of our outstanding shares of common stock, or 849,850 shares based on 17,343,892 shares of common stock outstanding as of January 28, 2015; (2) if such exercise would result in such holder owning, directly or indirectly, more than 849,850 shares of our common stock such holder must notify the information agent at the telephone number set forth under “The Rights Offering—Information Agent; Questions about Exercising Subscription Rights”; (3) if requested, each holder will provide us with additional information regarding the amount of common stock that the holder owns; (4) we may instruct the rights agent to hold any subscription payments separately pending our determination of any ownership issues; and (5) we shall have the right to instruct the rights agent to refuse to honor such holder’s exercise to the extent such exercise of subscription rights or oversubscription rights might, in our sole and absolute discretion, result in such holder owning more than 849,850 shares of our common stock. By exercising subscription rights in this Rights Offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you. See “The Rights Offering—the Tax Benefit Protection Provisions; Escrow Protection Mechanics.”

The total number of shares of our common stock to be outstanding upon completion of this Rights Offering, assuming the offering is fully subscribed but excluding separate exercises by Warrantholders, would be 27,095,665. 4.9% percent of this amount is 1,327,688.

Procedure for Exercising Subscription Rights	Holders of subscription rights may exercise all or any portion of their subscription rights by delivering the following to the rights agent at the address and in the manner described below at or prior to 5:00 p.m. in New York City, on the Expiration Date:

•	properly completed and executed exercise form with any required signature guarantees or other supplemental documentation; and

•	full exercise price payment for each share subscribed for under your basic subscription right and your oversubscription right.

Subscription rights not exercised prior to the Expiration Date will lose their value.

Issuance of Our Common Stock	We will issue certificates or make the necessary book-entry issuances representing shares purchased in this Rights Offering as soon as reasonably practicable after the closing of the GRSA Acquisition, which will follow the Expiration Date. All exercises of subscription rights will be effective on the closing of this Rights Offering, which is conditioned on the closing of the GRSA Acquisition.

No Revocation	Each exercise of subscription rights is irrevocable. If we amend this Rights Offering to allow for an extension of this Rights Offering for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus supplement, holders may cancel their subscription and receive a refund of any money previously advanced. Holders should not exercise subscription rights unless they are certain that they wish to purchase additional shares of our common stock at a subscription price of $5.64 per full share.

Extension, Cancellation and Amendment	We have the option to extend this Rights Offering and the period for exercising subscription rights for a period not to exceed 30 days, although we do not presently intend to do so. If we elect to extend the expiration of the Rights Offering, we will issue a press release announcing such extension no later than 9:00 a.m. in New York City, on the next business day after the most recently announced Expiration Date of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this Rights Offering. If we elect to extend the Rights Offering for a period of more than 30 days, then holders who have subscribed for rights may cancel their subscriptions and receive a refund of all money advanced.

Our Board may cancel the Rights Offering at any time prior to the expiration of the Rights Offering for any reason, including failure to close the GRSA Acquisition in which case the rights will terminate without value. In the event that this Rights Offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the rights agent will be returned, without interest or penalty, as soon as practicable.

Our Board also reserves the right to amend or modify the terms of the Rights Offering. If we should make any fundamental changes to the terms set forth in this prospectus supplement, including a change in the subscription price or number of shares of common stock purchasable upon the exercise of one subscription right, we will file an updated prospectus supplement to offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the Expiration Date of this Rights Offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this Rights Offering and the new Expiration Date. The terms of the Rights Offering cannot be modified or amended after the Expiration Date of the Rights Offering. Although we do not presently intend to do so, we may choose to amend or modify the terms of the Rights Offering for any reason, including, without limitation, in order to increase participation in the Rights Offering.

United States Federal Income Tax Consequences to Holders of Our Common Stock	For United States federal income tax purposes, both the receipt of subscription rights in this Rights Offering and the exercise of such rights by holders of our common stock should not be a taxable event. See “Material U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will use the net proceeds from this Rights Offering as partial payment for the purchase price of the GRSA Acquisition. This Rights Offering is conditioned on the consummation of the GRSA Acquisition. See “Use of Proceeds.”

Quotation	Our common stock is quoted on the OTCQX Marketplace and during the Rights Offering will trade as a unit under the symbol “SGGHU.” The subscription rights, following the Effective Date and until the earlier of their exercise or the Expiration Date, will trade along with the shares of common stock to which they are attached, and will not be quoted or traded separately from the shares of our common stock. Following exercise of the associated subscription rights, the common stock will be freely tradable without any additional subscription rights via CUSIP 82670K201. Following the consummation of the GRSA Acquisition, we intend to seek to list our common stock on the NASDAQ.

The last reported sale price of our common stock on January 28, 2015 was $7.45.

Dividend Policy

We are a holding company that does not operate any business that is separate from our subsidiaries, primarily SGGH, LLC and the subsidiaries of SGGH, LLC. We are therefore dependent upon the cash flow of SGGH, LLC for any funds from which to pay dividends. Neither Signature nor its predecessor has paid a dividend to stockholders since the fourth quarter of 2006. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

The Series B Preferred Stock to be issued by Signature in connection with the GRSA Acquisition will pay quarterly dividends, which will be prior and in preference to any dividend on any of our common stock. In addition, without the consent of the holders of a majority of the Series B Preferred Stock, we are prohibited from paying dividends on our common stock for a period of two years after the Series B Preferred Stock is issued.

The payment of future cash dividends may be further limited by the terms of the Financings discussed in this prospectus supplement. See “The GRSA Acquisition and Financings—The Financing Arrangements.”

No Board Recommendation: Participation	Our Board is not making any recommendation as to whether holders should exercise their subscription rights. Each holder should decide whether to exercise subscription rights based upon such holder’s assessment of its own best interests.

We believe that most of our management and Board members will participate in the Rights Offering. We believe that each of our two largest stockholders, Hotchkis & Wiley Capital Management, an investment manager (“H&W”), and ZCOF generally, intends to subscribe for its basic subscription rights in the Rights Offering, neither are under an obligation to subscribe and we can provide no assurance they will subscribe or, if so, the number of shares they will purchase.

Procedures for Exercising Subscription Rights	To exercise subscription rights, holders must complete the rights certificate and deliver it to the rights agent, Computershare, together with full payment for all the subscription rights holders elect to exercise under the basic subscription right and oversubscription right. Holders may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

No documents or payments should be delivered to our address in California. Any subscription documents or payments delivered to us in California will not be accepted. The rights agent will not deliver any stock certificates to, or make book-entry transfers on behalf of, any holder in California, or any other state where qualification is required, unless and until the offer and sale of the subscription rights and common stock have been qualified in that state. See “Plan of Distribution”.

Solicitation Agent	B. Riley & Co., LLC

Rights Agent	Computershare Inc. and Computershare Trust Company, N.A.

Information Agent	Georgeson Inc.

Fees and Expenses	We will pay the fees and expenses related to this Rights Offering.

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-37 of this prospectus supplement.

(1)	Each share of our common stock is accompanied by ten associated rights (the “Rights”) to purchase shares of our Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”) at a purchase price of $12.00 per unit, subject to adjustment. The Rights were created by that certain Rights Agreement, dated October 23, 2007, as amended, between our predecessor, Fremont General Corporation, a Nevada corporation and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”). The rights do not become exercisable until the earlier to occur of:

•

10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or

•

10 business days (or a later date as determined by our Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person.

The rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

(2)	The number of shares of common stock to be outstanding immediately after this Rights Offering as shown above is based on 17,343,892 shares of common stock outstanding as of January 28, 2015 and excludes an aggregate of 865,650 shares of common stock subject to outstanding options, 486,680 shares of common stock reserved for future issuance under our equity incentive plans, and 1,500,000 shares of common stock issuable upon exercise of outstanding warrants.

Summary Pro Forma Financial and Other Data of Signature

The following summary unaudited pro forma financial and other data presents selected elements of our pro forma financial position and results of operations derived from historical information after giving effect to the NABCO Sale, the GRSA Acquisition and the Financings, and the pro forma adjustments as set forth in “Unaudited Pro Forma Condensed Combined Financial Information” with balance sheet data presented as if the transactions were completed on September 30, 2014 and the statements of operations data for the year ended December 31, 2013 and the nine months ended September 30, 2013 and 2014 presented as if the transactions were completed on January 1, 2013. This pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been had the GRSA Acquisition been completed on the dates indicated. In addition, the pro forma information does not purport to project our future operating results.

This pro forma financial information should be read in conjunction with our historical financial statements for the year ended December 31, 2013 and the related notes in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, each incorporated by reference in this prospectus supplement, GRSA’s combined and consolidated financial statements for each of the three years in the period ended December 31, 2013 and the nine months ended September 30, 2014, each together with the related notes, included elsewhere in this prospectus supplement, “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GRSA” and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2014, each incorporated by reference in this prospectus supplement.

	Year ended December 31, 2013	Nine months ended September 30,
(Dollars and shares in millions, except per share amounts)		2013	2014
Statements of operations data:
Net sales	$1,500.2	$1,135.3	$1,165.7
Gross profit	76.8	58.0	60.1
Operating loss	(35.7)	(28.0)	(20.2)
Loss from continuing operations attributable to Signature Group Holdings, Inc.	(51.0)	(43.7)	(18.0)

Loss per share of common stock:
Basic and diluted loss per share	$(1.91)	$(1.64)	$(0.67)
Weighted average shares outstanding during the period	26.6	26.6	26.9

Balance sheet data:
Cash and cash equivalents			$17.0
Property, plant and equipment, net			281.6
Total assets			828.2
Total debt			382.8

Other financial data(1):
Pro Forma Adjusted EBITDA(2)	$65.4	$46.9	$61.3
Pro Forma Adjusted Loss from continuing operations(3)	(32.5)	(30.1)	(0.5)

(1)

Neither the Pro Forma Adjusted EBITDA nor the Pro Forma Adjusted Loss from continuing operations reflect any adjustments to costs to reflect additional expenses that GRSA expects to incur post-separation from Aleris as a stand-alone business. This amount, estimated to be approximately $1.2 million for twelve months, represents a management estimate of the annualized additional expense, such amount is subject to change, and such changes may be material. See “Risk Factors—Risks Related to this Rights Offering, the GRSA Acquisition and the Financings. If we consummate the GRSA Acquisition, we and GRSA may incur significant cost, time, effort and attention on integration and the development of necessary support. These may hinder our ability to realize the expected benefits of the GRSA Acquisition.”

(2)	The following table sets forth a reconciliation of Loss from continuing operations attributable to Signature Group Holdings, Inc. to Pro Forma Adjusted EBITDA:

	Year Ended December 31, 2013	Nine months ended September 30,
		2013	2014
	(in millions)
Loss from continuing operations attributable to Signature Group Holdings, Inc.	$(51.0)	$(43.7)	$(18.0)
Interest	42.2	31.7	29.7
Income tax expense (benefit)	2.2	2.1	(4.1)
Depreciation and amortization	41.1	30.0	31.5

EBITDA	34.5	20.1	39.1
Change in fair value of Signature common stock warrant liability	6.9	8.4	(3.4)
Stock-based compensation expense related to Signature employees	2.1	1.5	0.9
Other items related to Signature(a)	(2.7)	(2.7)	0.9
Restructuring charges(b)	3.3	3.2	2.0
Unrealized losses (gains) on derivative financial instruments(c)	(0.8)	0.2	0.6
Earnings (loss) attributable to noncontrolling interest(d)	1.0	0.8	0.9
Loss/(gain) on disposal of assets(e)	1.3	0.7	1.7
Stock-based compensation expense related to GRSA employees(f)	1.0	0.9	0.9
Stock-based compensation expense related to non-GRSA employees(g)	3.8	2.8	2.7
Selling, general and administrative expenses allocated from Aleris not directly associated with the business(h)	12.6	8.6	9.5
Excluded facilities(i)	(3.3)	(2.2)	—
Medical expense adjustment(j)	4.3	3.5	2.3
Extreme winter weather(k)	—	—	2.1
Other items related to GRSA(l)	1.4	1.1	1.1

Pro Forma Adjusted EBITDA	$65.4	$46.9	$61.3

(a)	These adjustments include from Signature: $5 million gain on sale of loans held for sale offset by $1.9 million in incremental fees related to a proxy contest in 2013 and $0.4 million of other expense for the year ended December 31, 2013; $5 million gain on sale of loans held for sale offset by $1.9 million in incremental fees related to a proxy contest in 2013 and $0.4 million of other expense for the nine months ended September 30, 2013; $0.8 million impairment of goodwill and intangibles associated with our subsidiary Cosmed, Inc. and $0.1 million of other expense for the nine months ended September 30, 2014.
(b)	Represents GRSA’s costs related to the closure of certain facilities and the reduction of corporate overhead costs.
(c)	Represents the change in the fair value of GRSA’s derivative financial instruments that have not settled as well as the reversal of previously recorded unrealized gains or losses that settled during the period.
(d)	Represents the portion of net earnings earned by the minority partner of GRSA’s Goodyear, Arizona facility.
(e)	Represents the gain or loss on sale of GRSA assets.
(f)	Represents expense related to certain employees of GRSA who participate in the Aleris equity incentive plan recognized in accordance with ASC 718 “Stock Compensation”.
(g)	Represents an allocation of costs from Aleris pertaining to non-GRSA employees who participate in the Aleris equity incentive plan recognized in accordance with ASC 718 “Stock Compensation”; refer to notes 10 and 15 to the audited combined and consolidated financial statements of GRSA included elsewhere in this prospectus supplement for further discussion.
(h)	Represents selling, general and administrative expenses allocated from Aleris that will not directly relate to the GRSA business following the GRSA Acquisition, including costs for corporate executives and other corporate functions.
(i)	Represents the adjustments to exclude earnings of the GRSA operations that are now closed, or in the case of GRSA’s Saginaw, Michigan facility, substantially idled.

(j)	Represents an adjustment to employer medical expenses related to GRSA employees. Historically Aleris has allocated total medical expense in the U.S. (including non-GRSA operations) based on headcount. The adjustment was calculated based on actual costs incurred by GRSA employees compared to the allocation method described above.
(k)	Represents an adjustment for the natural gas costs related to the severe winter weather in the Mid-western U.S. during the first quarter of 2014.
(l)	These adjustments include from GRSA: $0.7 million related to foreign currency losses, $0.4 million of legal and advisory fees associated with potential acquisition targets and $0.3 million of other items for the year ended December 31, 2013; $0.5 million related to foreign currency losses, $0.3 million of legal and advisory fees associated with potential acquisition targets and $0.3 million of other items for the nine months ended September 30, 2013; and $0.5 million related to inventory theft losses, $0.2 million of legal and advisory fees associated with potential acquisition targets, $0.1 million of foreign currency losses and $0.3 million of other items for the nine months ended September 30, 2014.

(3)	The following table sets forth a reconciliation of Earnings (loss) from continuing operations attributable to Signature Group Holdings, Inc. to Pro Forma Adjusted Earnings (loss) from continuing operations. Except where noted, all adjustments to Earnings (loss) from continuing operations are attributable to U.S. operations and not expected to be taxable under the U.S. federal corporate tax rate as a result of Signature’s NOLs.

	Year Ended December 31, 2013	Nine months ended September 30,
		2013	2014
	(in millions)
Loss from continuing operations attributable to Signature Group Holdings, Inc.	$(51.0)	$(43.7)	$(18.0)
Stock-based compensation expense related to non-GRSA employees(a)	3.8	2.8	2.7
Selling, general and administrative expenses allocated from Aleris not directly associated with the business(b)	12.3	8.4	9.3
Excluded facilities(c)	(3.3)	(2.2)	—
Medical expense adjustment(d)	4.3	3.5	2.3
Extreme winter weather(e)	—	—	2.1
Other items(f)	1.4	1.1	1.1

Pro Forma Adjusted Loss from continuing operations	$(32.5)	$(30.1)	$(0.5)

(a)	Represents an allocation of costs from Aleris pertaining to non-GRSA employees who participate in the Aleris equity incentive plan recognized in accordance with ASC 718 “Stock Compensation;” refer to notes 10 and 15 to the audited combined and consolidated financial statements of GRSA included elsewhere in this prospectus supplement for further discussion.
(b)	Represents selling, general and administrative expenses allocated from Aleris that will not directly relate to the GRSA business following the GRSA Acquisition, including costs for corporate executives and other corporate functions. For purposes of this adjustment, GRSA’s Mexico operations are expected to be fully taxable under the Mexico corporate tax rate.
(c)	Represents the adjustment to exclude earnings of the GRSA operations that are now closed, or in the case of GRSA’s Saginaw, Michigan facility, substantially idled.
(d)	Represents an adjustment to employer medical expenses related to GRSA employees. Historically Aleris has allocated total medical expense in the U.S. (including non-GRSA operations) based on headcount. The adjustment was calculated based on actual costs incurred by GRSA employees compared to the allocation method described above.
(e)	Represents an adjustment for the natural gas costs related to the severe winter weather in the Mid-western U.S. during the first quarter of 2014.
(f)	These adjustments include: $0.7 million related to foreign currency losses, $0.4 million of legal and advisory fees associated with potential acquisition targets and $0.3 million of other items for the year ended December 31, 2013; $0.5 million related to foreign currency losses, $0.3 million of legal and advisory fees associated with potential acquisition targets and $0.3 million of other items for the nine months ended September 30, 2013; and $0.5 million related to inventory theft losses, $0.2 million of legal and advisory fees associated with potential acquisition targets, $0.1 million of foreign currency losses and $0.3 million of other items for the nine months ended September 30, 2014.

Summary Combined and Consolidated Historical Financial and Other Data of GRSA

The following table sets forth the summary historical financial and other data of GRSA (carve-out of certain operations of Aleris) as of and for the periods indicated. The summary statements of operations data for the years ended December 31, 2011, 2012 and 2013 and the summary balance sheet data as of December 31, 2012 and 2013 have been derived from and should be read in conjunction with GRSA’s audited combined and consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement. The summary statements of operations data for the nine months ended September 30, 2013 and 2014 and the summary balance sheet data as of September 30, 2014 have been derived from and should be read in conjunction with GRSA’s unaudited combined and consolidated financial statements and the notes thereto included elsewhere in this prospectus supplement. The summary balance sheet data as of December 31, 2011 and September 30, 2013 have been derived from GRSA’s unaudited combined and consolidated financial statements not included in this prospectus supplement. The unaudited combined and consolidated financial statements have been prepared on the same basis as GRSA’s audited combined and consolidated financial statements and, in the opinion of GRSA’s management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this data. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The summary historical financial and other data for the twelve months ended September 30, 2014 are derived by adding the applicable financial and other data for the year ended December 31, 2013 with the applicable financial and other data for the nine months ended September 30, 2014 and subtracting the applicable financial and other data for the nine months ended September 30, 2013. Amounts may not foot in the following tables as they represent the calculated totals based on actual amounts and not the rounded amounts presented in the tables.

The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GRSA” and the combined and consolidated financial statements and the related notes included elsewhere in this prospectus supplement.

(Dollars and shares in millions, except per ton amounts, tons in thousands of metric tons)	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
	2011	2012	2013	2013	2014	2014
Statements of operations data:
Revenues	$1,669.1	$1,549.4	$1,499.5	$1,135.3	$1,165.7	$1,529.9
Gross profit	142.7	101.5	82.2	61.0	69.5	90.7
Income before income taxes	84.3	39.6	24.3	16.5	26.2	34.0
Net income	69.7	27.7	20.0	12.2	26.9	34.7
Net income attributable to Aleris	68.7	26.4	19.0	11.4	26.0	33.6

Balance sheet data:
Cash and cash equivalents	$11.0	$9.2	$7.6	$7.8	$11.7	$11.7
Property, plant and equipment, net	138.1	174.0	191.0	181.8	188.9	188.9
Total assets	458.4	483.6	496.8	497.0	538.6	538.6
Total debt(1)	0.2	0.7	2.9	0.6	4.3	4.3

Other financial data:
Net trade working capital(2)	$169.3	$155.6	$134.3	$140.2	$155.2	$155.2
Capital expenditures	49.8	55.7	37.4	23.1	19.3	33.6
Depreciation and amortization	11.0	15.8	21.6	15.4	17.4	23.6
Contribution margin(3)	481.1	426.6	418.8	313.8	338.9	443.9
Adjusted EBITDA(4)	105.4	68.9	69.5	50.7	66.5	85.3
Standalone Adjusted EBITDA(4)						84.1

Volume and per ton data:
Tons invoiced	1,281.9	1,253.2	1,221.8	926.7	908.8	1,203.9
Tolling	723.0	677.4	649.9	494.1	486.2	642.0
Buy/Sell	558.9	575.8	571.9	432.6	422.6	561.9
Contribution margin per ton invoiced	$375	$340	$343	$339	$373	$369
Adjusted EBITDA per ton invoiced	$82	$55	$57	$55	$73	$71

(1)	Includes only capital lease obligations
(2)	GRSA defines net trade working capital as accounts receivable plus inventory less accounts payable and toll liability (customer owned inventory)
(3)	GRSA defines contribution margin as revenues less the cost of raw materials and freight expense included in cost of sales, the reconciliation of which is presented below

	Year ended December 31,			Nine months ended September 30,		Twelve months ended September 30, 2014
	2011	2012	2013	2013	2014
	(in millions)
Revenues	$1,669.1	$1,549.4	$1,499.5	$1,135.3	$1,165.7	$1,529.9
Cost of metal and freight	(1,188.0)	(1,122.8)	(1,080.7)	(821.5)	(826.8)	(1,086.0)

Contribution margin	$481.1	$426.6	$418.8	$313.8	$338.9	$443.9

	Twelve months ended September 30, 2014
	RSAA	RSEU
Revenues	$974.0	$555.9
Cost of metal and freight	(702.5)	(383.5)

Contribution margin	$271.5	$172.4

(4)	GRSA calculates EBITDA as net income attributable to Aleris before interest, taxes, depreciation and amortization, which is then adjusted to remove or add back certain items to calculate Adjusted EBITDA and Standalone Adjusted EBITDA. See “Non-GAAP Financial Measures.” The following table sets forth the reconciliation of Adjusted EBITDA and Standalone Adjusted EBITDA to net income attributable to Aleris, the most directly comparable GAAP measure.

	Year Ended December 31,			Nine months ended September 30,		Twelve months ended September 30,
	2011	2012	2013	2013	2014	2014
	(in millions)
Net income attributable to Aleris	$68.7	$26.4	$19.0	$11.4	$26.0	$33.6
Interest	—	—	—	—	—	—
Provision for (benefit from) income taxes	14.6	11.9	4.3	4.3	(0.7)	(0.7)
Depreciation and amortization	11.0	15.8	21.6	15.4	17.4	23.6

EBITDA	94.3	54.1	44.9	31.1	42.7	56.5
Restructuring charges(a)	0.2	2.4	3.3	3.2	2.0	2.1
Unrealized losses (gains) on derivative financial instruments(b)	3.2	(1.5)	(0.8)	0.2	0.6	(0.4)
Net income attributable to noncontrolling interest(c)	1.0	1.3	1.0	0.8	0.9	1.1
Loss/(gain) on disposal of assets(d)	0.1	0.8	1.3	0.7	1.7	2.3
Stock-based compensation expense related to GRSA employees(e)	0.8	1.8	1.0	0.9	0.9	1.0
Stock-based compensation expense related to non-GRSA employees(f)	2.2	2.4	3.8	2.8	2.7	3.7
Selling, general and administrative expenses allocated from Aleris not directly associated with GRSA(g)	13.6	12.0	12.6	8.6	9.5	13.5
Excluded facilities(h)	(6.7)	(3.6)	(3.3)	(2.2)	—	(1.1)
Medical expense adjustment(i)	—	—	4.3	3.5	2.3	3.1
Extreme winter weather(j)	—	—	—	—	2.1	2.1
Other(k)	(3.3)	(0.8)	1.4	1.1	1.1	1.4

Adjusted EBITDA(l)	$105.4	$68.9	$69.5	$50.7	$66.5	$85.3

Estimated increase in costs due to separation from Aleris(m)						(1.2)

Standalone Adjusted EBITDA						$84.1

(a)	Represents costs related to the closure of facilities or the reduction of corporate overhead costs
(b)	Represents the change in the fair value of derivative financial instruments that have not settled as well as the reversal of previously recorded unrealized gains or losses that settled during the period
(c)	Represents the portion of net income earned by the minority partner of GRSA’s Goodyear, Arizona facility
(d)	Represents the gain or loss on the sale of assets
(e)	Represents expense related to certain employees of GRSA who participate in the Aleris equity incentive plan recognized in accordance with ASC 718 “Stock Compensation”
(f)	Represents an allocation of costs from Aleris pertaining to non-GRSA employees who participate in the Aleris equity incentive plan recognized in accordance with ASC 718 “Stock Compensation;” refer to notes 10 and 15 to the audited combined and consolidated financial statements of GRSA included elsewhere in this prospectus supplement for further discussion
(g)	Represents selling, general and administrative expenses allocated from Aleris that will not directly relate to the GRSA business following the GRSA Acquisition, including costs for corporate executives and other corporate functions
(h)	Represents the adjustment to exclude earnings of the GRSA operations that are now closed, or in the case of GRSA’s Saginaw, Michigan facility, substantially idled
(i)	Represents an adjustment to employer medical expenses related to GRSA employees. Historically Aleris has allocated total medical expense in the US (including non-GRSA operations) based on headcount. The adjustment was calculated based on actual costs incurred by GRSA employees compared to the allocation method described above
(j)	Represents an adjustment for the natural gas costs related to the severe winter weather in the Mid-western U.S. during the first quarter of 2014

(k)	These adjustments include: ($2.0) million related to insurance proceeds, ($2.0) million related to a reversal of bad debt expense, $0.5 million of other items and $0.2 million related to foreign currency losses for the year ended December 31, 2011; ($0.5) million related to a reversal of bad debt expense, ($0.4) million related to foreign currency gains, and $0.1 million of legal and advisory fees associated with potential acquisition targets for the year ended December 31, 2012; $0.7 million related to foreign currency losses, $0.4 million of legal and advisory fees associated with potential acquisition targets and $0.3 million of other items for the year ended December 31, 2013; $0.5 million related to foreign currency losses, $0.3 million of legal and advisory fees associated with potential acquisition targets and $0.3 million of other items for the nine months ended September 30, 2013; and $0.5 million related to inventory theft losses, $0.2 million of legal and advisory fees associated with potential acquisition targets, $0.1 million of foreign currency losses and $0.3 million of other items for the nine months ended September 30, 2014.
(l)	The following table sets forth a reconciliation of segment income to Adjusted EBITDA for each of RSAA and RSEU:

	Twelve months ended September 30, 2014
	RSAA	RSEU
	(in millions)
Segment income	$68.2	$23.7
Items excluded from segment income and included in Adjusted EBITDA:
Selling, general and administrative expenses allocated from Aleris directly associated with GRSA(i)	(7.1)	(4.3)
Items included in segment income and excluded from Adjusted EBITDA:
Excluded facilities(ii)	(1.1)	—
Medical expense adjustment(iii)	3.1	—
Extreme winter weather(iv)	2.1	—
Other(v)	0.7	—

Adjusted EBITDA	$65.9	$19.4

Estimated increase in costs due to separation from Aleris(vi)	(3.4)	2.2

Standalone Adjusted EBITDA	$62.5	$21.6

(i)	Represents the adjustment to include in Adjusted EBITDA, selling, general and administrative expenses allocated from Aleris primarily related to information technology, purchasing, human resources, credit and collections, treasury, and certain other corporate and infrastructure services.
(ii)	Represents the adjustment to exclude earnings of the GRSA operations that are now closed, or in the case of GRSA’s Saginaw, Michigan facility, substantially idled.
(iii)	Represents an adjustment to employer medical expenses related to GRSA employees. Historically Aleris has allocated total medical expense in the US (including non-GRSA operations) based on headcount. The adjustment was calculated based on actual costs incurred by GRSA employees compared to the allocation method described above.
(iv)	Represents an adjustment for the natural gas costs related to the severe winter weather in the Mid-western U.S. during the first quarter of 2014.
(v)	Represents the adjustment of $0.5 million related to an inventory theft at a GRSA facility and $0.2 million of other items.
(vi)	Represents the adjustment to costs described in footnote (m) below to reflect management’s estimate of these costs post separation.

(m)	Represents adjustments to costs to reflect management’s estimate of additional expenses that GRSA expects to incur post-separation from Aleris as a stand-alone business. This amount represents a management estimate of the annualized additional expense, based on management’s estimate of what such additional expense would have been in 2014, such amount is subject to change, and such changes may be material. See “Risk Factors—Risks Related to this Rights Offering, the GRSA Acquisition and the Financings—If we consummate the GRSA Acquisition, we and GRSA may incur significant cost, time, effort and attention on integration and the development of necessary support. These may hinder our ability to realize the expected benefits of the GRSA Acquisition.

RISK FACTORS

An investment in our common stock involves risks. Prior to making a decision about investing in our common stock, and in consultation with your own financial and legal advisors, you should carefully consider the risk factors set forth below. The occurrence of any of these risks might cause you to lose all or part of your investment in our common stock.

Risks Related to this Rights Offering

The closing of this Rights Offering is conditioned on the closing of the GRSA Acquisition. The GRSA Acquisition may not be consummated in a timely manner or at all, including if we are unable to raise sufficient funds from the Financings to pay the purchase price under the Purchase Agreement.

The closing of the GRSA Acquisition is subject to certain customary closing conditions, including Aleris’s transfer of certain discontinued property locations, the absence of legal impediments to the transaction or a material adverse effect on GRSA, the parties’ performance of their respective obligations under the Purchase Agreement, the accuracy of the representations and warranties in the Purchase Agreement, and the release of certain liens, guarantees and liabilities on certain Aleris debt. While the GRSA Acquisition is not contingent upon the consummation of any financing arrangement by us or our subsidiaries, we presently intend to use our currently available cash to fund only a portion of the $495 million cash purchase price. We plan to finance the remainder of the cash purchase price through a combination of the proceeds from the October 2014 Private Placement, the Equity Offering, this Rights Offering, the Senior Secured Notes, the Asset-Based Facility and the Factoring Facility and the NABCO Sale, with the potential to use various backstops from Aleris and two institutional investors. We have completed the October 2014 Private Placement, the Equity Offering and the NABCO Sale, we have closed the offering of the Senior Secured Notes into escrow, and we have commitments in place for certain of these other Financings, as well as the backstop arrangements to this Rights Offering with Aleris and the two institutional investors, in order to fund the GRSA Acquisition purchase price. However, we may fail to meet the conditions of the necessary Financing or we may fail to raise sufficient proceeds to fund the full cash purchase price. Therefore, there can be no assurance that we will be able to raise the necessary funds in a timely fashion in order to close the GRSA Acquisition, or at all.

This Rights Offering is contingent upon the consummation of the GRSA Acquisition. If the GRSA Acquisition is not consummated for any reason, this Rights Offering will not close, and subscribing holders will not be issued additional shares and will not be paid interest or penalty fees on such holders’ subscription amounts.

The market price of our common stock has been volatile and may continue to be volatile. If a holder participates in this Rights Offering, his, her or its subscription will be generally irrevocable, and such holder may be subscribing to purchase shares at a subscription price that no longer represents a discount to the prevailing market price at the time of issuance or thereafter.

As of the date of this prospectus supplement, the subscription price in the Rights Offering represents a significant discount to the prevailing market price. However, the market price of our common stock has experienced, and may continue to experience, significant volatility. During the past twelve months, our stock price has ranged from $6.35 to $11.75. Factors that could affect our stock price include operational issues, general market trends, business interruptions, changes in investor perception of the GRSA Acquisition, the Financings or the Company generally, any delays or changes in connection with the GRSA Acquisition or the Financings, unanticipated financial results or defaults on indebtedness.

The closing of this Rights Offering is contingent upon the consummation of the GRSA Acquisition, which will occur after the Expiration Date, and holders who participate in the Rights Offering must subscribe in a timely manner prior to the Expiration Date. Further, any exercise of subscription or oversubscription rights is irrevocable, except in the limited instance in which we extend the expiration of the Rights Offering by more than 30 days or if we make a fundamental change to the terms of the Rights Offering. We will not pay interest on funds delivered to the rights agent pursuant to the exercise of subscription rights.

There can be no assurance that the market price of our common stock will not decline after a subscribing holder elects to exercise his, her or its subscription rights. If that occurs, such holder may have committed to buy shares of our common stock in this Rights Offering at a price greater than the then-current market price, and such holder could have an immediate unrealized loss. Moreover, there can be no assurance that following the exercise of a holder’s subscription rights, such holder will be able to sell his, her or its common stock at a price equal to or greater than the subscription price. Until shares are delivered upon the expiration of the Rights Offering, no subscribing holder will be able to sell the shares of our common stock that he, she or it subscribes for in the Rights Offering.

Holders who do not fully exercise subscription rights will have their ownership interests diluted.

If this Rights Offering is fully subscribed, this Rights Offering will result in our issuance of approximately 9,751,773 shares, or 56.2% of our common stock as of January 28, 2015, excluding potential subscriptions in respect of rights to purchase common shares by our Warrantholders. Any holder who chooses not to fully exercise subscription rights prior to the Expiration Date of the Rights Offering will have his, her or its relative ownership interest in the Company diluted. In addition, the potential relative ownership interest of any holder of currently convertible, exercisable or other derivative securities, including stock options, restricted stock, restricted stock units, or generally the Warrants (as defined below) will be diluted to the extent such holders do not exercise those securities prior to the Effective Date. Further, a holder of subscription rights who does not exercise the subscription rights prior to the Expiration Date will lose any value in the subscription rights.

The subscription rights are transferable only with the shares of common stock to which they are attached, and there is no separate market for the subscription rights.

Upon the Effective Date, one subscription right will attach to one share of our common stock as a unit, and holders may not sell, transfer or assign their subscription rights independent of the common stock to which such subscription rights attach. While such units of common shares with attached subscription rights are freely tradable, the subscription rights are only transferable along with the shares of our common stock to which they are attached. As a result, there is no specific market and little means for holders to directly realize any value associated with the subscription rights. Generally, in order to realize any value that may be embedded in the subscription rights, a holder must sell the unit of common stock with the subscription rights attached or exercise the subscription rights and acquire additional shares of our common stock.

Holders in California and other states will not be able to exercise subscription rights unless we are able to qualify the offer and sale of the subscription rights and common stock in those states.

We have applied for qualification of this Rights Offering with certain state securities commissions, including the State of California. There is no assurance that we will be able to qualify the offer and sale of the subscription rights and common stock in those states. If we are unable to obtain qualification prior to the Expiration Date, holders located in those states will not be able to exercise their subscription rights in this Rights Offering or may be otherwise restricted in their participation. Even if we obtain qualification, we may be unable to do so sufficiently in advance of the Expiration Date so that all required documents and payment are received by the rights agent prior to the Expiration Date. Holders who are unable to exercise their subscription rights will not have any value in the subscription rights and will have their relative ownership interest in the Company diluted. See “Plan of Distribution”.

The subscription price determined for this Rights Offering is not an indication of the fair value of our common stock.

The subscription price for the Rights Offering was determined based on determination of our management and Board, as assisted by our financial advisors, and the negotiation of the the terms of the Backstop Commitment Letter, which provided that the subscription price equal the lesser of (i) $6.50 per share, the offering price under the Equity Offering, or (ii) a 25% discount to the 10-day volume weighted average price of our common stock prior to the commencement of the Rights Offering. Therefore, the subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the Rights Offering. The Company cannot give any assurance that our common shares will trade at or above the subscription price in any given time period. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.

This Rights Offering may cause the price of our common stock to decrease.

The subscription price of $5.64 per share is lower than the average of the closing sales prices of our common stock over the thirty (30) trading day period ended January 28, 2015, the last trading day prior to the announcement of the subscription price. The average of the closing sales prices of our common stock over the thirty (30) trading day period ended January 28, 2015 was $7.50. The announcement of this Rights Offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the Rights Offering is completed, may have prompted, and may continue to result in, a decrease in the trading price of our common stock. This decrease may continue after the completion of the Rights Offering. If that occurs, any purchase of shares of our common stock in the Rights Offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

We may cancel, amend or modify this Rights Offering at any time prior to the Expiration Date in our sole discretion. Upon a cancellation, neither we nor the rights agent will have any obligation to any holder except to return exercise payments.

We may, in our sole discretion, decide not to continue with the Rights Offering or cancel the Rights Offering prior to the Expiration Date. If the Rights Offering is cancelled, we will issue a press release notifying stockholders of the cancellation and all subscription payments received by the rights agent will be returned, without interest, as soon as practicable.

Further, although we do not presently intend to do so, we reserve the right to amend or modify the terms of this Rights Offering in our sole discretion for any reason, including, without limitation, in order to increase participation in the Rights Offering. If we should make any fundamental changes to the terms set forth in this prospectus supplement including a change in the subscription price or number of shares of common stock purchasable by one subscription right, we will file a revised prospectus supplement, offer potential purchasers who have subscribed for rights the opportunity to cancel such subscriptions and issue a refund of any money advanced by such stockholder and recirculate an updated prospectus after the post-effective amendment is declared effective with the SEC. In addition, upon such event, we may extend the Expiration Date of this Rights Offering to allow holders of rights ample time to make new investment decisions and for us to recirculate updated documentation. Promptly following any such occurrence, we will issue a press release announcing any changes with respect to this Rights Offering and the new Expiration Date. The terms of the Rights Offering cannot be modified or amended after the Expiration Date.

This Rights Offering does not have a minimum amount of proceeds necessary to close and there can be no assurance that stockholders will choose to exercise their subscription rights or oversubscription rights up to the maximum amount of the Rights Offering. As a result, even if a holder exercises subscription rights, we may require additional capital and may need to rely upon the backstop arrangements to fund the GRSA Acquisition.

There can be no assurance that our stockholders will exercise their subscription rights. There is no minimum amount of proceeds required to complete this Rights Offering, but the Company does need the proceeds of this Rights Offering, or the Backstop Agreement and Backstop Notes, in order to finance the GRSA Acquisition. In addition, all exercises of subscription rights are irrevocable, even if a holder later learns information that he, she or it would consider to be unfavorable to the exercise of subscription rights and even if the Rights Offering is extended up to 30 days by our Board. If a holder exercises the basic subscription right or the oversubscription right, but we do not raise the desired amount of capital in this Rights Offering to finance the GRSA Acquisition, we will need to rely on the Backstop Agreement and Backstop Notes, each as further discussed in “The GRSA Acquisition and Financings—The Financing Arrangements,” to supply the additional necessary capital for the GRSA Acquisition.

We have the right to limit the exercise of the subscription rights and oversubscription rights in this Rights Offering in order to protect our NOLs.

The Tax Benefit Protection Provision allows us to impose trading restrictions on persons who own, or as a result of any transaction would own, 4.9% or more of our common stock. We reserve the right to limit or reject any exercise of subscription rights or oversubscription rights, in whole or in part, to the extent that the exercise of some or all of a holder’s subscription or oversubscription rights in this Rights Offering may result in a holder becoming a 4.9% or greater stockholder, any existing 4.9% stockholder acquiring additional shares, or certain transfers of any shares by any stockholder owning 5% or more of our common stock. In addition, holders may be required to provide certain information concerning their share ownership in order to help us enforce these restrictions.

If holders of our common stock do not act promptly and follow the subscription instructions, their exercise of subscription rights will be rejected.

Common stockholders that desire to purchase shares in this Rights Offering must act promptly to ensure that all required forms and payments are actually received by the rights agent prior to the Expiration Date. Any beneficial owner of shares must act promptly to ensure that his, her or its broker, dealer, custodian bank or other nominee acts for such holder and that all required forms and payments are actually received by the rights agent prior to the Expiration Date. We are not responsible if a holder’s broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the rights agent prior to the Expiration Date. If a holder fails to complete and sign the required subscription forms, sends an incorrect payment amount or otherwise fails to follow the subscription procedures that apply to an exercise in the Rights Offering prior to the Expiration Date, the rights agent will reject such subscription or accept it only to the extent of the payment received. Neither we nor our rights agent undertakes to contact any holder concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

Following the exercise of subscription rights, but prior to the Expiration Date, shares of our common stock will be tradable in a market that is likely to be illiquid.

During the period of the Rights Offering, i.e., following the Effective Date but prior to the Expiration Date, our common stock will trade along with the associated subscription rights as a unit under a new CUSIP 82670K128. Therefore, if a holder transfers shares of common stock during the period of the Rights Offering and prior to the exercise of such subscription right, the subscription rights associated with those shares of common stock will transfer along with the shares of common stock. Following the exercise of the subscription rights, the unit will terminate and the common stock to which the subscription rights attach will be traded separately from such rights. These common shares that no longer have attached subscription rights will have a separate CUSIP until the Expiration Date. From and after the Expiration Date, our common stock will trade under CUSIP 82670K201. While the shares of common stock for which subscription rights have been exercised in this Rights Offering are freely tradable and will be quoted on the OTCQX, the fact that such shares will have a separate CUSIP than shares with the subscription rights still attached until the Expiration Date may result in reduced trading volume and market interest for such shares.

Our outstanding Warrants have special participation rights in connection with this Rights Offering which, among other things, could result in their exercise of subscription rights following the Expiration Date.

As further discussed in “The Rights Offering—Special Rights of the Warrantholders,” the terms applicable to our Warrants provide special rights to such Warrantholders in respect of participation in this Rights Offering. First, Warrantholders receive 20 calendar days advance notice of the Effective Date of the Rights Offering in order to provide such Warrantholders with additional time to exercise their Warrants in advance of the Effective Date. Second, Warrantholders have a period of 90 calendar days following the Effective Date in which to exercise their subscription rights in respect of the shares of common stock for which such Warrants could have been exercised immediately prior to the Effective Date. Finally, if the Company does not issue subscription rights following the Warrantholder’s request in accordance with the foregoing sentence, then upon any eventual exercise of the Warrant following the Effective Date, the Warrantholder will receive the subscription rights that such Warrantholder would have been entitled, along with the common stock for which the Warrant was exercised. As a result, our Warrantholders have a much longer period of time to exercise subscription and oversubscription rights than our common stockholders. As a result of the future issuances of shares of our common stock in connection with the exercise of the subscription and oversubscription rights of Warrantholders, our common stockholders may experience additional dilution from this Rights Offering after the Expiration Date.

Further, to the extent that any Warrantholder exercises subscription rights after the Expiration Date, the net proceeds from the sale of such common shares will not be available to the fund the purchase price of the GRSA Acquisition.

We may invest or spend the proceeds in this Rights Offering in our discretion, which may include ways with which holders may not agree and in ways that may not earn a profit.

We intend to use the net proceeds from this Rights Offering and the other Financings to pay expenses incurred in connection with the GRSA Acquisition and to pay the purchase price under the Purchase Agreement. However, we will retain discretion over the use of the net proceeds from this Rights Offering and, in the event that we raise amounts in excess of the amount necessary to pay expenses incurred in connection with the GRSA Acquisition and pay the purchase price under the Purchase Agreement, we may use such proceeds for financing future acquisition opportunities, working capital and capital expenditures. Stockholders may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

The tax treatment of this Rights Offering is somewhat uncertain, and it may be treated as a taxable event to our stockholders.

If the Rights Offering is deemed to be part of a “disproportionate distribution” under section 305 of the Internal Revenue Code, our stockholders may recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the Rights Offering depending on our current and accumulated earnings and profits and our stockholders’ tax basis in our common stock. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. It is unclear whether the fact that we have outstanding options and certain other equity-based awards could cause the receipt of subscription rights to be part of a disproportionate distribution. Please see “Material U.S. Federal Income Tax Consequences” for further information on the treatment of the Rights Offering.

Our executive officers, outside directors and large stockholders may significantly increase their relative ownership and voting interest in the Company to the extent our other existing stockholders do not exercise their full subscription rights.

While our Board members and executive officers have not entered into binding commitments to exercise subscription rights, we believe that most of our Board members and executive officers may participate in this Rights Offering. We believe, though there can be no assurance, that our two largest stockholders, ZCOF and H&W, generally, intend to exercise their basic subscription rights in the Rights Offering however, neither are under an obligation to subscribe and we can provide no assurance they will subscribe, or, if so, the number of shares for which they will purchase. Consequently, our executive officers, outside directors and, if the Board approves an increase under the Tax Benefit Preservation Provision, large stockholders may substantially increase their relative ownership and voting interest in the Company. However, because no officer, director or stockholder has entered into any commitment to subscribe for any shares, we can provide no assurance that these subscriptions will occur.

If all of our Board members and our executive officers exercised their subscription rights in full, without oversubscription, and no other stockholders exercise their subscription rights, the beneficial ownership of our executive officers and directors as a group would increase from 6.3% to 7.8% as of January 28, 2015, and each holder’s relative ownership in the Company will be diluted. Even if some but not all other stockholders exercise their subscription rights, if our executive officers and outside directors exercise their subscription rights, their percentage of ownership of our common stock may increase.

Risks Related to the GRSA Acquisition and the Financings

If we consummate the GRSA Acquisition, we and GRSA may incur significant cost, time, effort and attention on integration and the development of necessary support. These may hinder our ability to realize the expected benefits of the GRSA Acquisition.

We are a holding company that has recently sold the subsidiary comprising our primary operating segment. Accordingly, GRSA represents a significantly larger operating business than the Company. GRSA operates substantially on a stand-alone basis from Aleris and maintains its own sales, marketing, product development, manufacturing and other administrative teams, while receiving support from Aleris with respect to legal, purchasing, information technology (“IT”), tax and certain other financial and operating services such as human resources (“HR”), insurance and treasury. GRSA will continue to operate as part of Aleris until closing of the GRSA Acquisition.

While we intend to operate GRSA predominantly as a stand-alone business with substantially the same organizational structure, operations, management team, employees and locations as are presently used in GRSA, the success of the GRSA Acquisition will substantially depend on our ability to incorporate GRSA into the Company and support its business needs, as well as to effectively manage this significantly larger business. Such challenges include (i) the integration of GRSA into our accounting reporting system and functions, (ii) the development, adaptation and maintenance of the operating and administrative support systems historically provided by Aleris on which GRSA has relied, including legal, purchasing, IT, tax, HR, insurance and treasury, and (iii) the ability of GRSA and management to adapt to our policies, procedures and support systems.

If the GRSA Acquisition is consummated, incorporation of, and development of the necessary support for, GRSA could be a lengthy process, requiring substantial expenditures by the Company, as well as significant time, effort and attention from the management teams and key employees of both the Company and GRSA. Such demands could divert needed resources from both businesses. Further, these challenges could result in the loss of key employees, disruption of the ongoing businesses and relationships with customers, suppliers and other third parties, diversion of management and corporate attention to integration issues, tax costs and inefficiencies, and inconsistencies in standards, controls, IT systems, accounting systems, procedures, policies, Sarbanes-Oxley controls and other administrative systems. If any of these factors limit our ability to integrate GRSA successfully or on a timely basis, we may not achieve the strategic, operational, financial and other benefits anticipated to result from the GRSA Acquisition to the fullest extent, on a timely basis or at all.

Beyond the purchase price, potential termination penalties, and the cost of our diligence and preparation associated with the GRSA Acquisition, we will incur significant transaction and integration costs in connection with the GRSA Acquisition and significant fees in connection with any delays in closing.

In addition to the $525 million purchase price, we will incur significant transaction costs in connection with the GRSA Acquisition and the Financings. Among these costs are fees or reimbursement of expenses under each of the Financings, including, notably, commitment, funding, duration, agency, and administration fees to the initial purchasers of the Senior Secured Notes and the parties providing the Term Loan Commitment (as defined below) and the Backstop Commitment Letters, the Asset-Based Facility and the Factoring Facility. Significant costs have been incurred and are expected to be incurred prior to the closing of the GRSA Acquisition, including related to legal, accounting, diligence and other transaction fees and expenses.

We presently anticipate that the GRSA Acquisition will be completed prior to, and many of our Financings are based upon a closing of the GRSA Acquisition or our Financings on or before, February 28, 2015. Under the Backstop Commitment Letter, as amended, we have extended the availability of the Backstop Notes to February 17, 2015, and we may further extend the availability of the Backstop Notes to March 1, 2015, upon written request and the payment of a $325,000 extension fee. We have obtained an extension of the original period of the Asset-Based Facility, and any further extension of the Asset-Based Facility beyond February 28, 2015 requires the consent of GE Capital.

In addition, while ultimately conditioned on the consummation of the GRSA Acquisition, we have closed the offering of the Senior Secured Notes in escrow as of January 8, 2015. The Senior Secured Notes will bear interest while in the escrow account pending the GRSA Acquisition. Further, our affiliates will be required to redeem the Senior Secured Notes, plus a 1% redemption fee, plus accrued and unpaid interest if the GRSA Acquisition has not been consummated before February 28, 2015, or May 5, 2015 under terms of an extension of our agreement.

There can be no assurance that the conditions to closing set forth in the Purchase Agreement or each of the Financings will be met or waived on the applicable timelines, or at all. As a result, we or our affiliates may incur significant costs or interest associated with any delays. Further, any delay in the closing of the GRSA Acquisition will increase the related transaction costs. The substantial majority of these costs will be nonrecurring expenses related to the GRSA Acquisition.

While we satisfy the closing conditions and pursue the Financings for the GRSA Acquisition, we and GRSA will be subject to business uncertainties that could adversely affect our and their businesses. Delays in closing the GRSA Acquisition could exacerbate these uncertainties and adverse effects.

Uncertainty about the effect of the GRSA Acquisition on the employees and customers of both the Company and GRSA may have an adverse effect on us and GRSA and, consequently, on the combined company. Although we and Aleris intend to take actions to reduce any adverse effects during the time period before closing, these uncertainties may impair our and their ability to attract, retain and motivate key personnel until the GRSA Acquisition is completed and for a period of time thereafter. These uncertainties could cause customers, suppliers and others that deal with GRSA, and to a lesser degree, our business, to seek to change existing business relationships with the two companies. Alternately, it could cause third parties who are considering doing business with us or GRSA to delay taking action until the outcome of the GRSA Acquisition or the Financings is known. Employee retention could be reduced during the pendency of the GRSA Acquisition, as employees of the Company or GRSA may experience uncertainty about their future roles with the combined company. If, despite retention and business partner management efforts, we or GRSA lose key employees or customer/supplier relationships because of concerns relating to the uncertainty and difficulty of the integration process or a desire not to remain with the combined company, the business, operations, prospects and financial results of the combined company could be harmed.

If the GRSA Acquisition is completed, as owner, we will operate a substantially larger entity in an industry and locations in which we do not currently operate, subject to additional regulations, risks and uncertainties that we have not previously faced. These could exceed our expectations and have a negative impact on our financial condition and results of operations.

If the GRSA Acquisition is consummated, the size of the Company and our primary operating segment following the transaction will change substantially compared with our current operations. As a result, any risk or uncertainty that is significant to GRSA, including those discussed below under “—Risks Related to GRSA,” will also be significant to us and have a negative effect on our financial condition and results of operations.

If GRSA is unable to maintain compliance with U.S. federal, state and non-U.S. regulatory requirements, we could incur substantial costs, including fines, civil penalties and criminal sanctions, or costs associated with upgrades to improve facilities or changes in manufacturing processes in order to achieve and maintain regulatory compliance. While we intend to operate GRSA largely as a stand-alone business, our results of operations, financial condition and stock price will largely depend on how GRSA can handle its business risks and uncertainties. These risks and uncertainties may exceed our expectations, and it may take time for us to mitigate them.

The market price of our common stock after the GRSA Acquisition may be affected by factors different from those affecting our shares currently.

Our current business differs significantly from GRSA in several ways, including size, industry, geographic area, and applicable regulations. As a result, if the GRSA Acquisition is consummated, the results of operations of the combined company and the market price of our shares of common stock may be affected by factors different from those currently affecting our independent results of operations.

The GRSA Acquisition may not be accretive to earnings and if not accretive, may cause dilution to our earnings per share.

We currently anticipate that the GRSA Acquisition will be accretive to our adjusted earnings per share in the first complete fiscal year following its consummation. This expectation is based on our preliminary estimates, which may change materially. We may encounter additional or unforeseen transaction and integration-related costs, or we may fail to realize all of the anticipated benefits of the GRSA Acquisition. Any of these factors could cause a decrease in our adjusted earnings per share or decrease or delay the expected accretive effect of the GRSA Acquisition and contribute to a decrease in the price of our common stock.

Our acquisition of GRSA may expose us to unknown or contingent liabilities for which we will not be adequately indemnified.

The entities that we will acquire in the GRSA Acquisition may have unknown or contingent liabilities, including liabilities for failure to comply with environmental and other laws and regulations, and for litigation or other claims. While the Purchase Agreement includes indemnification provisions, the total amount of indemnification related to breaches of representations, warranties and covenants is generally capped at $67 million, excluding breaches of certain fundamental representations, and representations relating to taxes and Title IV of ERISA, and, generally, Aleris will not be obligated to indemnify us until the aggregate amount of all losses exceeds a deductible of $3 million, and then only to the extent that the losses exceed such deductible. However, certain scheduled environmental matters are subject to a deductible of approximately $23.9 million. Based on these provisions we may incur material liabilities for the past activities of GRSA. Such liabilities and related legal or other costs and/or resulting reputational damage could negatively impact our business, financial condition and results of operations.

We will issue at least $25 million in Series B Preferred Stock if we consummate the GRSA Acquisition, which will have superior rights to our common stock.

In connection with the GRSA Acquisition, we have agreed to create and issue $30 million in Series B Preferred Stock to Aleris to be held in an escrow in order to secure Aleris’s indemnification obligations under the Purchase Agreement; this amount will be reduced to $25 million in Series B Preferred Stock and $5 million in cash if the net proceeds of the this Rights Offering are at least $45 million. In addition, under the Backstop Agreement, Aleris is required to purchase up to an additional $30 million of Series B Preferred Stock under certain circumstances. If we consummate the GRSA Acquisition and issue the Series B Preferred Stock, it could have a material impact on the rights of our common stockholders in terms of dividends, repurchases and redemptions by, or in the event of a liquidation of, the Company.

We will pay quarterly dividends on the Series B Preferred Stock, increasing from 7% for the first eighteen months after the issue date, to 8% for the next twelve months thereafter, to 9% thereafter, with dividends payable in kind for the first two years, and thereafter in cash. Other than dividends or distributions payable on our common stock in shares of common stock, the Series B Preferred Stock will rank superior to our common stock in the payment of accrued and accumulated dividends, declaration and payment of new dividends and distributions, and making of redemptions. In addition, without the consent of the holders of a majority of the Series B Preferred Stock, we are prohibited from paying dividends on our common stock for a period of two years after the Series B Preferred Stock is issued.

The Series B Preferred Stock will generally have no voting rights, except, among other customary matters, for any merger (unless the Series B Preferred Stock remains outstanding or is purchased at the liquidation preference), for any acquisition valued at more than 5% of the consolidated assets of the Company (so long as at least $10 million in aggregate principal amount of Series B Preferred Stock remain outstanding), or (for the first two years of the Series B Preferred Stock) for the declaration or payment of cash dividends on the common stock or generally the purchase, redemption or acquisition of common stock (outside of shares issued to the parties to the Backstop Commitment Letters and certain employee issuances). For more information on the Series B Preferred Stock, see “Description of Capital Stock—Series B Preferred Stock.”

Our current debt agreements, the proposed Financings in connection with the GRSA Acquisition and future debt financing arrangements that we or our subsidiaries may enter into otherwise, may contain various covenants that limit our ability to take certain actions and also require us to meet financial maintenance tests. Failure to comply with these limits could have a material adverse effect on our operations, business and financial results.

As of September 30, 2014, we had approximately $15.8 million of indebtedness outstanding, which was all related to our Industrial Supply segment and has been repaid in full upon the January 9, 2015 closing of the NABCO Sale. Our outstanding indebtedness, including the indebtedness of SGH Escrow and excluding the indebtedness of NABCO, would have been approximately $382.8 million had the GRSA Acquisition and the proposed Financings occurred as of September 30, 2014. Further, GRSA will have additional borrowing capacity under the Asset-Based Facility and Factoring Facility and, in certain circumstances, we may issue up to $20 million of Backstop Notes to finance a portion of the GRSA Acquisition. Interest costs related to this indebtedness, together with the dividends on the Series B Preferred Stock we expect to issue, will be substantial. The Senior Secured Notes, the Asset-Based Facility, the Factoring Facility, the Backstop Notes (if funded) and the Series B Preferred Stock, and the instruments governing our other future indebtedness contain, or will contain, certain customary restrictions, covenants, provisions for mandatory repayment upon the occurrence of certain events, and provisions for events of default that will require us or GRSA (through Real Alloy) to satisfy certain financial tests and maintain certain financial ratios, restrict our or GRSA’s ability to engage in specified types of transactions, and otherwise limit the distributions of funds from GRSA to us. This overall leverage and the terms of our financing arrangements could:

•	limit the ability to pay dividends, especially from Real Alloy to us in respect of GRSA;

•	make it more difficult to satisfy obligations under the terms of this indebtedness;

•	limit the ability to refinance this indebtedness on terms acceptable to GRSA or us, or at all;

•

limit the flexibility to plan for and adjust to changing business and market conditions in the industries in which we or GRSA operate and increase the vulnerability to general adverse economic and industry conditions;

•

require the dedication of a substantial portion of cash flow to make interest and principal payments on such debt, thereby limiting the availability of cash flow to distribute to us or to fund future acquisitions, working capital, business activities, and other general corporate requirements;

•	restrict sales of key assets;

•	limit the ability to substantially change our business or enter into new lines of business;

•

limit the ability to obtain additional financing for working capital, to fund growth or acquisitions or for general corporate purposes, even when necessary to maintain adequate liquidity, particularly if any ratings assigned to our debt securities by rating organizations were revised downward; or

•	subject us to higher levels of indebtedness than our competitors, which may cause a competitive disadvantage and may reduce our flexibility in responding to increased competition.

In addition, the restrictive covenants in the Asset-Based Facility and the Factoring Facility and certain other indebtedness would or could require us to maintain specified financial ratios and satisfy other financial conditions and tests. Our ability to meet those financial ratios, conditions and tests will depend on our ongoing financial and operating performance, which, in turn, will be subject to economic conditions and to financial, market, and competitive factors, many of which are beyond our control. A breach of any of these covenants could result in a default under the instruments governing our indebtedness.

With respect to the GRSA Acquisition, if consummated, challenges with integration, the industry, operations and other business, market and acquisition-related risks, as well as various uncertainties and events beyond our control, could affect our ability to comply with such restrictions and covenants. Failure to comply with any of the restrictions and covenants in our existing or future financing arrangements could result in a default under those arrangements and under other arrangements containing cross-default provisions.

Upon the occurrence of an event of default under any such financing arrangement, the relevant lenders could assess increased interest rates, accelerate the maturity of the debt or foreclose upon any collateral securing the debt. In this event, we may lack sufficient funds or other resources to satisfy all of our obligations. In addition, any limitations imposed by financing agreements on our ability to incur additional debt or to take other actions could significantly impair our ability to obtain other financing.

We do not currently control GRSA and will not control GRSA until the completion of the GRSA Acquisition.

We will not control GRSA unless and until the GRSA Acquisition is completed. The Purchase Agreement imposes certain customary limitations on how GRSA may be managed while the GRSA Acquisition is pending, but there can be no assurance that GRSA will be operated in the same way as it would be under our control.

Impairment of GRSA’s intangible assets could result in significant charges that could adversely impact our future operating results.

Although following the NABCO Sale we presently have only modest intangible assets, GRSA is expected to have significant intangible assets, including goodwill, which are susceptible to impairment charges as a result of changes in various factors or conditions. As has been our past practice with our other operating subsidiaries, we will assess the potential impairment of goodwill and indefinite-lived intangible assets on an annual basis, as well as whenever events or changes in circumstances indicate that the carrying value may exceed fair value. We will assess finite-lived intangible assets whenever events or changes in circumstances indicate that the carrying value may exceed fair value. Adverse changes in the operations of our businesses or other unforeseeable factors could result in an impairment charge in future periods that could adversely impact our results of operations and financial position in that period.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and does not represent what the financial position or results of operations of the combined company would have been had the GRSA Acquisition, NABCO Sale or the Financings been consummated on the dates assumed for purposes of that pro forma information nor does it represent our actual financial position or results of operations following the GRSA Acquisition, NABCO Sale or the Financings.

The unaudited pro forma condensed combined financial information contained in this prospectus supplement is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, is subject to numerous other uncertainties and does not necessarily reflect what our financial position or results of operations would have been had the GRSA Acquisition, NABCO Sale or the Financings been consummated as of the dates assumed for purposes of that pro forma financial information nor does it reflect our financial position or results of operation following the GRSA Acquisition, NABCO Sale or the Financings. The pro forma adjustments included in the pro forma condensed combined financial information related to GRSA are based on the preliminary information available to our management at the time of the preparation of this document. For purposes of the unaudited pro forma condensed combined financial information, the estimated purchase price under the Purchase Agreement has been preliminarily allocated to the assets acquired and liabilities assumed based on limited information presently available to us to estimate fair values. The purchase price will be allocated among the relative fair values of the assets acquired and liabilities assumed based on their estimated fair values as of the closing of the GRSA Acquisition. The final allocation is dependent upon certain valuations and other analyses that cannot be completed prior to closing of the GRSA Acquisition. The actual amounts may differ materially from the information presented in the accompanying unaudited pro forma condensed combined financial information.

Additionally, the unaudited pro forma condensed combined financial information does not reflect balances or results of operations of NABCO, or the cost of any integration activities nor does it include any other items not expected to have a continuing impact on the consolidated results of operations. Further, the unaudited pro forma condensed combined financial information does not reflect any increases to our selling, general and administrative expenses that may result from our ownership of GRSA. The unaudited pro forma condensed combined financial information has also been prepared on the assumption that the GRSA Acquisition and the Financings will be completed on the terms and in accordance with the assumptions set forth under “Unaudited Pro Forma Condensed Combined Financial Information” included in this prospectus supplement. The purchase price and the terms of the GRSA Acquisition and the terms of the Financings may change, perhaps substantially, from those reflected in this prospectus supplement and, because this Rights Offering and certain of the other Financings are not contingent upon completion other Financings, it is possible that one or more of the Financings will not be completed. See “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information” in this prospectus supplement and the consolidated financial statements of the Company and the combined and consolidated financial statements of GRSA included elsewhere in this prospectus supplement.

The actual financial position and results of operations of each of the Company and GRSA prior to the GRSA Acquisition and that of the Company following the GRSA Acquisition may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information included in this prospectus supplement. In addition, the assumptions or estimates used in preparing the unaudited pro forma condensed combined financial information included in this prospectus supplement may not prove to be accurate and may be affected by other factors. Any significant changes in the market or assumed public offering price of our common stock, the size of any of the Financings, the amount of funding of each of the Asset-Based Facility, the Factoring Facility, the Backstop Notes, the Series B Preferred Stock, the amount of net proceeds generated by this Rights Offering, or the cost of the GRSA Acquisition (whether as a result of contractual purchase price adjustments or otherwise) from those assumed for purposes of preparing the pro forma condensed combined financial information may cause a significant change in the pro forma financial information. The pro forma adjustments for the GRSA Acquisition do not include any adjustments to the purchase price that may occur pursuant to the Purchase Agreement, and any such adjustments may be material.

Although the unaudited pro forma condensed combined financial information included in this prospectus supplement includes disclosures that are intended to assist holders in quantifying the impact of changes in the number of shares of our common stock that may be issued in this Rights Offering, the amount of the Backstop Notes and Series B Preferred Stock being issued, and the assumed interest rate on each of the Asset-Based Facility, the Factoring Facility or the Backstop Notes on that pro forma information, those disclosures do not address any changes in the size of this Rights Offering or any of the other Financings and therefore may not be adequate to allow holders to quantify the impact of all of the changes that may occur in the terms of this Rights Offering or the other Financings.

Risks Related to Our Business

With the sale of our principal operating and indirect wholly owned subsidiary, NABCO, there is a wholesale change in our operations. Further, pending the GRSA Acquisition, we will need to rely on an exemption to avoid registration as an investment company under the Investment Company Act of 1940.

We are in the business of acquiring controlling interests in operating companies and leveraging the strengths of our platform, public company status, sizable NOLs, and management team to grow and develop our acquired companies. On January 9, 2015, we sold

NABCO, a wholly owned subsidiary of SGGH, LLC that comprised Industrial Supply, our principal operating segment. In connection with such sale, we have terminated and repaid in full NABCO’s line of credit and term loans. We intend to use a substantial portion of the net proceeds from the sale of NABCO, less up to $10 million that we will retain in unrestricted cash on our balance sheet, in connection with the financing for the GRSA Acquisition.

Following the NABCO Sale and pending the GRSA Acquisition, we may be classified as a transient investment company under the Investment Company Act of 1940 (“1940 Act”). While we are not engaged primarily in the business of investing, reinvesting, or trading in securities, and we do not hold ourselves out as being engaged in those activities, under the 1940 Act, following the NABCO Sale and prior to the consummation of the GRSA Acquisition, we may be within the scope of section 3(a)(1)(C). Classification as an investment company under the 1940 Act requires registration with the SEC. If an investment company fails to register and has no valid exemption or grace period from registration, it would have to stop doing almost all business, and its contracts would become voidable. Registration is time consuming and restrictive, and we would be very constrained in the kind of business we could do as a registered investment company.

However, an exclusion from registration as an investment company with the SEC provides a grace period of one year from the date of classification (for us, the NABCO Sale on January 9, 2015), so long as the company does not intend to engage primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Board has resolved and determined that we not engage in the business of investing, reinvesting, owning, holding or trading in securities, and we intend to consummate the GRSA Acquisition as quickly as possible. However, there can be no assurance that we will be able to complete the GRSA Acquisition by the applicable one-year deadline, or at all.

Our financial condition and results of operations will depend on our ability to acquire and integrate businesses that perform and meet expectations after closing.

A key element of our business strategy involves the acquisition and integration of profitable operating businesses. We may experience challenges identifying, financing, consummating and integrating such acquisitions. While we have reviewed various acquisition opportunities and completed efforts since the fall of 2013 to facilitate such growth, competition exists in the market for the acquisition of profitable operating companies. We may not be able to find suitable acquisition opportunities that are available at attractive valuations, if at all. Even if we do find suitable acquisition opportunities, we may not be able to consummate the acquisitions on commercially acceptable terms, as suitable financing arrangements may not be available on acceptable terms, on a timely basis, or at all.

Even if we are successful in completing additional acquisitions, acquisitions could require significant investments of capital, management attention, and integration effort. We may also encounter difficulties in assimilating and integrating the operations, personnel, technologies, products and information systems of acquired companies, and retaining key personnel. We may also incur significant goodwill impairment charges in the future. Acquisitions could disrupt relationships with existing customers, suppliers and strategic partners of the newly acquired entities and may create other contractual, intellectual property or employment issues. The acquisition of another company or business may also require us to enter into a business or geographic market in which we have little or no prior experience. These challenges could disrupt our ongoing business, distract our management and employees, harm our reputation and increase our operating costs, and these challenges could be magnified as the size of the acquisition increases.

There can be no assurance that we will be able to consummate any future acquisitions or that, if consummated, we will realize the benefits anticipated from these acquisitions. Even if we are able to grow and build our operations, any failure to manage our growth effectively could have a material adverse effect on our business, financial condition, results of operations and prospects.

We have experienced substantial losses and may continue to experience losses for the foreseeable future.

For the years ended December 31, 2013 and 2012, we reported net losses of $10 million and $7.5 million, respectively, and on a pro forma basis reflecting the NABCO Sale, our net loss for the year ended December 31, 2013 would have been $15.8 million. Our net loss increased in 2013, and since emerging from bankruptcy in 2010, we have continued to have significant operating costs, including compensation, legal, professional and other outside services expenses, occupancy, and other general and administrative expenses. While we believe we made significant progress in reducing our operating costs since summer 2013, with the NABCO Sale we have changed, and with the pending GRSA Acquisition, plan to continue to fundamentally change, the nature of our operations and our operating costs may change significantly. Therefore, we may continue to experience operating losses and net losses for the foreseeable future, which could make it difficult to fund our operations, finance acquisitions and achieve our business plan, any of which could cause the market price of our common stock to decline.

Our ability to use our U.S. federal NOLs to offset future taxable income may be limited as a result of past events, the Equity Offering, the NABCO Sale, this Rights Offering, the GRSA Acquisition or the other Financings, or as the result of future acquisitions or other issuances or transfers of our common stock.

As of December 31, 2013, we reported U.S. federal NOLs of approximately $932.8 million, which begin to expire if not used by December 31, 2027. For accounting purposes, a valuation allowance is required to reduce our potential deferred tax assets if it is determined that it is more likely than not that all or some portion of such assets will not be realized due to the lack of sufficient taxable income. Our financial statements currently provide a full valuation allowance against all of our federal NOLs.

Our ability to fully utilize our existing NOLs could be limited or eliminated as a result of changes in federal tax laws and regulations or should we: (i) be found by the Internal Revenue Service (“IRS”) not to be able to avail ourselves of Section 382(l)(5) of the Tax Code in connection with the Plan of Reorganization in 2010; (ii) undergo an “ownership change” as described under Section 382 of the Tax Code; (iii) be deemed to have abandoned active business; or (iv) not return to profitability or be only marginally profitable in the future.

The Company was incorporated as Fremont General Corporation (“Fremont”) in 1972. On June 11, 2010, Fremont completed the Plan of Reorganization and emerged from Chapter 11 bankruptcy proceedings with the Company’s present name, Signature Group Holdings, Inc. Although we cannot assure you that the IRS will agree with our position, we believe that, as of the Company’s emergence from bankruptcy proceedings, the Company met the criteria under Section 382(l)(5) of the Tax Code to be able to utilize its NOLs to offset future income generated by the Company, if any.

Our ability to utilize our NOLs, however, will be subject to significant limitation for federal and California state income tax purposes if the Company undergoes an “ownership change” as defined in Section 382 of the Tax Code. For this purpose, an “ownership change” is generally defined as greater than a 50% change in equity ownership by value over a rolling three-year period. We may experience an ownership change in the future as a result of changes in our common stock ownership, which would result in a limitation on our ability to utilize our NOLs. Separately, any changes to tax rules or the interpretation of tax rules could negatively impact our ability to recognize benefits from our NOLs.

While there is no guarantee that the IRS will agree with our position, we believe that the Equity Offering, this Rights Offering, the other Financings and the GRSA Acquisition, as presently contemplated, should not result in an ownership change for purposes of Section 382 of the Tax Code. Certain limitations will be imposed on the exercise of subscription rights in this Rights Offering (including transfer restrictions on the subscription rights), in the Backstop Agreement and on the structure of the GRSA Acquisition in order to minimize the impact of these transactions on our ownership shift calculation (the “Structure Limitations”). Additionally, the Company adopted the Tax Benefit Preservation Provision in order to protect stockholder value by preserving our NOLs. See “The Offering—NOL Preservation Strategy.” There is no guarantee, however, that the Structure Limitations and the Tax Benefit Preservation Provisions will be effective in protecting our NOLs and other tax assets.

In the event that the Equity Offering, this Rights Offering, the other Financings and the GRSA Acquisition occur in the manner currently contemplated, the Company expects to receive an opinion letter (the “Section 382 Opinion Letter”) from its U.S. tax counsel, Blank Rome LLP, substantially to the effect that these transactions should not result in an “ownership change” for U.S. federal income tax purposes and that the Company may use its NOLs to offset future U.S. taxable income generated by the GRSA Business. The Company’s receipt of the Section 382 Opinion Letter will be dependent upon, among other things, the continuing validity of various IRS rulings and various assumptions (including assumptions regarding the terms of the Equity Offering, this Rights Offering, the GRSA Acquisition and the other Financings) and the receipt of representations to be made by us as to certain factual matters which, if inaccurate or incomplete or fail to materialize in any respect, would jeopardize any conclusions reached in the Section 382 Opinion Letter. There can be no assurance that: (i) the Company will receive the Section 382 Opinion Letter prior to either (a) the GRSA Acquisition, or (b) Blank Rome LLP’s receipt of the representations to be made by us; or (ii) Blank Rome LLP will be able to render the Section 382 Opinion Letter at all. In addition, the completion of this Rights Offering is not conditioned upon our receipt of the Section 382 Opinion Letter. Moreover, the Section 382 Opinion Letter will be restricted to the precise terms described therein and the Company or its stockholders may engage in subsequent transactions that would result in an “ownership change.” We do not intend to close the GRSA Acquisition, and therefore the other Financings that will be conditioned on the closing of the GRSA Acquisition, if we do not receive the Section 382 Opinion Letter or if we otherwise determine that the GRSA Acquisition or such other financings, if completed, will materially threaten the use of our NOLs.

The amount of our NOLs has not been audited or otherwise validated by the IRS. The IRS could challenge the amount of our NOLs and other tax assets, which could result in an increase in our liability for income taxes in the future. Further, our NOLs only have value to the extent we generate taxable income in the United States. If we are unable to generate taxable income prior to the expiration of the NOLs, if we are only marginally profitable during such period or to the extent our earnings are subject to non-U.S. tax, we will be limited in our ability to utilize the tax benefits related to our NOLs. There can be no assurance that we will have sufficient taxable income to be able to utilize our NOLs prior to their expiration.

The use of federal and state NOLs is subject to various tax laws and regulations and the changes in such or the interpretations thereof. In California, for example, during 2011, we were unable to utilize any of our state NOLs due to a state moratorium on the usage of NOLs. While the moratorium expired on December 31, 2011, no assurance can be made that we will be able to use our California state NOLs in the future.

Funding for our future acquisitions and operations could increase our liabilities, trigger negative tax consequences or dilute, or rank preferentially to, our stockholders.

We intend to fund any future acquisition through a mix of our available cash, the sale of equity securities in private placements or in registered offerings under our shelf registration statement (declared effective on September 26, 2013), rights offerings to existing stockholders, and debt financings. As disclosed in this prospectus supplement, we intend to use all those financing sources to finance the GRSA Acquisition. Utilizing these funding sources can result in increased debt or contingent liabilities, adverse tax consequences or substantial capital commitments. Any of these events could negatively impact our financial condition and results of operations and could cause the price of our common stock to decline.

We currently have 10,000,000 shares of blank check preferred stock available for issuance and an effective shelf registration statement, although we expect to use a portion of the capacity thereunder for financing the GRSA Acquisition. In order to fund our future operations or acquisitions, we may sell equity securities or convertible debt securities, which securities could have rights, preferences and privileges senior to our existing stockholders. In such event, future security holders could be entitled to dividends, liquidation or other transaction preferences, or voting rights that are not provided to our existing common stockholders. Further, with or without preferential terms, future issuances of securities could result in dilution to our stockholders.

Our pending legal proceedings and other contingent liabilities may impact our financial condition and results of operations, lowering our stock price, and limiting our ability to use our common stock as consideration in future transactions.

We are subject to a number of lawsuits seeking monetary damages or injunctive relief and have potential other contingent liabilities, including repurchase claims, which relate to the discontinued operations of SGGH, LLC. For a summary of our material legal proceedings, see “Legal Proceedings” in Note 19—Commitments and Contingencies in the Notes to Consolidated Financial Statements, included in Part IV, Item 15 of Annual Report on Form 10-K for the year ended December 31, 2013 and Note 14—Commitments and Contingencies in the Notes to Unaudited Condensed Consolidated Financial Statements, included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014. See “Where You Can Find More Information” and “Information Incorporated By Reference.” Additional litigation may be filed against us or disputes may arise in the future concerning matters involving the discontinued operations. We have been and intend to continue to vigorously defend ourselves in all legal proceedings in which we are involved, however, the outcome of litigation and other legal matters is always uncertain and could materially adversely affect our liquidity, financial condition and results of operations. Furthermore, the costs to defend the Company in these matters may be significant. In turn, these could have a material impact on the price of our common stock. In addition, a decline in our stock price may limit our ability to utilize our common stock as consideration for potential future acquisitions and other transactions in which we may engage.

SGGH, LLC has received repurchase claims relating to certain residential mortgage loans sold by our discontinued operations. SGGH, LLC may receive additional claims in the future that, unless withdrawn or settled within the limits of the established repurchase reserve, could adversely affect our financial condition and results of operations.

As of September 30, 2014, SGGH, LLC had $101.7 million of outstanding repurchase claims associated with claims of breaches of certain representations and warranties related to the residential real estate mortgages sold by Fremont Investment & Loan (“FIL”), the primary operating subsidiary of our predecessor Fremont General Corporation. SGGH, LLC maintains a repurchase reserve for the estimated losses it may experience from repurchase claims, both known and unknown, based on the representations and warranties FIL provided to counterparties that purchased the residential real estate loans, largely from 2002 through 2007. While management believes the $5.8 million repurchase reserve liability is sufficient as of September 30, 2014, the reserve is subjective and is based on management’s current expectations based on facts currently known. Although the last mortgage loan purchase agreement entered into by FIL was executed in mid-2007, there is no certainty that other claims will not also be asserted against SGGH, LLC or us. Changing or new facts and circumstances could cause us to increase the repurchase reserve in future periods or may cause us to experience losses in excess of the repurchase reserve liability. Any material increase in, or change in the nature of, repurchase claim activity and payout amounts, the repurchase reserve, or changes in our ability to object to, defend or settle such claims, could have a material adverse effect on our financial condition and results of operations. See “Critical Accounting Policies” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information related to our repurchase reserve. See “Where You Can Find More Information” and “Information Incorporated By Reference.”

SGGH, LLC is subject to residential mortgage-backed securities defense, indemnity and contribution claims.

In connection with residential mortgage-backed securities offerings (“RMBS Offerings”) involving loans originated by FIL, either or both of FIL and its subsidiary entered into mortgage loan purchase agreements, underwriting agreements and indemnification and contribution agreements, which contained various representations and warranties relating to the loans. Investment banks involved in these RMBS Offerings have been sued in a number of actions concerning their activities related to subprime mortgages (“RMBS Actions”), where neither FIL, nor its subsidiary, are a named defendant. FIL and its subsidiary have received demands for defense, indemnity and contribution from defendants in various RMBS Actions. Each of these demands has been rejected as we believe the demanding parties are being sued for conduct not chargeable to FIL or its subsidiary. There is no assurance that FIL or its subsidiary will not be named as a defendant in additional RMBS Actions or receive additional demands for defense, indemnity and contribution. We intend to vigorously defend any claims seeking defense, indemnity or contribution, but we cannot presently predict whether such claims will be pursued or what the outcome would be. However, if the investment banks suffer losses in connection with RMBS Actions and successfully pursue claims against FIL, its subsidiary or us, this could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

We depend on key personnel to achieve our business and strategic objectives.

We depend on the members of our senior management team, particularly Craig Bouchard, Kyle Ross and Chris Manderson, to execute our business plan and strategy and to manage our business and day-to-day operations, including identifying, structuring, closing and monitoring business acquisitions. These members of our senior management team have critical industry experience and relationships that we rely upon to implement our business plan. If we lose the services of one or more of these individuals, it may take us significant time, effort and cost to identify and hire suitable executives with the appropriate experience and expertise to join the Company, and in the meantime, we may not be able to operate our business or identify and manage our business as we planned. As a result, our ability to compete could be harmed. All of these consequences could have a material adverse effect on our business, financial condition and results of operations.

We have experienced significant changes in our management team, Board of Directors and business strategy during our recent operating history.

Our predecessor company emerged from bankruptcy proceedings in June 2010 with a new management team and Board, as well as a new business plan and strategy. Since then, we have experienced changes in our Board and management in each of 2011, 2012 and 2013. Additionally, in the future, we may have turnover in the members of our management team or the Board. Any such future turnover may require time, effort and cost and may divert the attention of the management team and Board away from our operations and business objectives.

SGGH, LLC has $5.1 million in remaining unpaid bankruptcy claims that could have a material adverse effect on our capital resources and distract our management team if we are unsuccessful in objecting to, litigating or settling these matters in the near future.

As of September 30, 2014, there remained two open unpaid claims filed with the United States Bankruptcy Court for the Central District of California, Santa Ana Division totaling $5.1 million. SGGH, LLC plans to continue to litigate those claims, which litigation has been costly both in terms of legal fees, as well as management’s time in addressing these matters. If SGGH, LLC is unsuccessful in resolving such litigation in the near future, or is unable to negotiate substantially reduced settlements for the remaining claims, and SGGH, LLC is obligated to pay these amounts, it could have a material adverse effect on our financial condition and results of operations. See Note 19—Commitments and Contingencies in the Notes to Consolidated Financial Statements included in Part IV, Item 15 of our Annual Report on Form 10-K and Note 17—Commitments and Contingencies in the Notes to Unaudited Condensed Consolidated Financial Statements included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 for additional information about the “Colburn” and “Walker” matters.

We have continuing indemnity obligations in connection with the NABCO Sale.

Under our Purchase Agreement, dated January 9, 2015, with PNC Riverarch Capital, a division of PNC Capital Finance, LLC, we and SGGH, LLC each have customary indemnification obligations related to our representations, warranties, covenants and other obligations. While the indemnification is capped at an aggregate of $7.8 million for breaches of most representations and warranties, other indemnification obligations are not limited. Should a significant claim arise, we could be required to use the $3.9 million indemnification escrow and pay an additional material amount of our available cash to fund or address any such indemnified liability, including the costs of negotiating or defending claims from the purchasers of NABCO or third parties and the final costs of the liability.

Our operations may not perform as expected and we may not realize full value for assets we sell.

Based on any number of factors, our operations may not perform as expected. Further, in the ordinary course of business, we review whether it is appropriate to characterize certain portions of our operations as discontinued operations. As a result, we may from time to time decide to sell operating subsidiaries or assets. As discussed above, we sold NABCO on January 9, 2015. There can be no assurance that we will be successful in completing any such future transactions. If such a transaction is completed, it may reduce the size of our business. There is also no assurance that we will receive adequate consideration in the disposition of any operating subsidiary or asset. As a result, our future disposition of operating subsidiaries or assets could have a material adverse effect on our business, financial condition, and results of operations.

If we fail to maintain an effective system of internal control over financial reporting or experience material weaknesses in our system of internal control, we may not be able to report our financial results accurately or on a timely basis and may not be able to detect fraud, any of which could materially and adversely affect our business and our stock price.

As of December 31, 2013, our management believes that our disclosure controls and procedures and internal control over financial reporting are operating effectively. However, management has previously identified a material weakness in our system of internal controls. As determined as of December 31, 2011, we had a material weakness related to our inability to maintain a sufficient number of financial and accounting personnel with the appropriate level of accounting knowledge and experience in order to provide timely, accurate and reliable financial statements in accordance with GAAP. Under the supervision and with the participation of our CEO and CFO, our management (a) acquired accounting and financial reporting resources with the appropriate accounting knowledge and experience, and (b) implemented new disclosure controls and procedures, which, we believe, remediated the material weakness as of September 30, 2012.

If we fail to maintain or enhance our internal control over financial reporting or fail to properly maintain an effective system of internal control over financial reporting, we may be unable to detect fraud or to report our financial results accurately and on a timely basis. The existence of any such deficiencies and/or weaknesses, even if cured, could also lead to the loss of investor confidence in the reliability of our financial statements, which could negatively impact the price of our common stock. Such deficiencies or material weaknesses may also subject us to lawsuits, investigations and other penalties.

We have a lean operations staff that we believe is appropriate for our current business. In addition, our business strategy contemplates the acquisition of businesses and the operation of subsidiaries whose financial results will be consolidated into our financial statements and reporting. As a result of these business activities and our future growth, the scope of our internal control over financial reporting will have to expand, which may subject us to increased internal control risks, especially as new businesses are integrated into our processes. Effective internal control over financial reporting must be established and maintained in connection with these acquisitions, if any, in order for us to produce accurate and timely financial reports. Failure to do so would result in our inability to report our financial results accurately and on a timely basis, and possibly lead to other deficiencies, which would likely have a negative impact on the market value of our common stock.

Furthermore, Section 404 of the Sarbanes-Oxley Act currently requires us to evaluate the effectiveness of our internal control over financial reporting at the end of each fiscal year and to include a management report assessing the effectiveness of our internal control over financial reporting in our Annual Report. We are also subject to the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act. We may not be able to complete the work required for such attestations on a timely basis and, even if we timely complete such requirements, we cannot assure you that our independent registered public accounting firm will conclude that our internal control over financial reporting is effective. The inability to obtain such attestation could lead to the loss of investor confidence in the reliability of our financial statements, which could negatively impact the price of our common stock and may impair our ability to raise capital under our shelf registration statement.

We may not obtain the expected benefits of the reincorporation from a Nevada corporation to a Delaware corporation.

We completed a holding company reincorporation to take advantage of the benefits of Delaware law and provide us with additional flexibility as we pursue our goal of growth through acquisitions. These expected benefits may not be obtained if we fail to complete acquisitions or if market conditions or other circumstances prevent us from taking advantage of the strategic, business and financing flexibility that it affords us. In addition, our holding company structure may not keep the assets and liabilities of the Company and any new businesses we acquire legally separate. As a result, we may have incurred the costs of implementing the reincorporation without realizing the possible benefits. These costs include the increased administrative costs and expenses associated with keeping separate records, and in some cases making separate regulatory filings for the Company and SGGH, LLC.

As a holding company, Signature will depend in large part on funding from its operating subsidiaries.

Signature is a holding company with no current business operations of its own. Until it has either formed or acquired other companies, its most significant assets are cash and its 100% interest in SGGH, LLC. As a result, it relies on funding from SGGH, LLC to meet its obligations. If SGGH, LLC needs to retain its funds to meet its financial obligations or experiences other restrictions on its ability to fund Signature, that may limit Signature’s access to funds and ability to pursue its acquisition strategy or other strategic objectives.

Our data and information systems and network infrastructure may be subject to hacking or other cyber-security threats, giving unauthorized persons access to, and the ability to misappropriate, our customer data and proprietary business information.

From time to time in our operations, we may store and transmit our proprietary information and that of our customers. Despite our security measures, our information systems and network infrastructure may be vulnerable to cyber-attacks or could be breached due to an employee error or other disruption that could result in unauthorized disclosure of sensitive information that has the potential to significantly interfere with our business operations. Breaches of our security measures could expose us to a risk of loss or misuse of this information, litigation and potential liability. Since techniques used to obtain unauthorized access or to sabotage information systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures in advance of such an attack on our systems. In addition, if we select a vendor that uses cyber or “cloud” storage of information as part of their service or product offerings, despite our attempts to validate the security of such services, our proprietary information may be misappropriated by third parties. In the event of an actual or perceived breach of our security, or the security of one of our vendors, the market perception of the effectiveness of our security measures and our attractiveness as a business partner could be harmed and we could suffer damage to our reputation or our business, or lose existing customers and lose our ability to obtain new customers. Additionally, misappropriation of our proprietary business information could prove competitively harmful to our business.

Changes in, and compliance with, laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.

We are subject to regulation at the federal, state and local level, as may be any entity we acquire. Further, new legislation may be enacted or new interpretations, rulings or regulations could be adopted, potentially with retroactive effect, any of which could harm us, our operations, our plans and our stockholders. Changes to laws and regulations may cause us to alter our business strategy in order to avail ourselves of new or different opportunities. Such changes could result in material differences in the strategies and plans set forth in our Annual Report. Thus, any such changes, if they occur, could have a material adverse effect on our financial condition and results of operations. In addition, our inability to comply with the federal, state and local statutes and regulations in the business segments, geographic regions and jurisdictions in which we operate could have a material adverse impact on our financial condition, results of operations and our stock price.

Risks Related to GRSA

If we consummate the GRSA Acquisition, GRSA will be integrated into the Company. As a result we will be subject to the following additional risks and uncertainties relating to GRSA. Any risk or uncertainty that could have a negative impact on GRSA, operations and financial condition could also have a negative impact on the Company’s business, operations and financial condition.

The cyclical nature of the metals industry, GRSA’s end-use segments and the industries of GRSA’s customers could limit the operating flexibility of GRSA and could negatively affect its financial condition and results of operations.

The metals industry in general is cyclical in nature. It tends to reflect and be amplified by changes in general macro and local economic conditions. These conditions include, but are not limited to, the level of economic growth, financing availability, the availability of affordable energy sources, employment levels, interest rates, consumer confidence, demand for automobiles and housing demand. Historically, in periods of recession or periods of minimal economic growth, metals companies have often tended to underperform other sectors. GRSA is particularly sensitive to trends in the transportation industry, which is seasonal, highly cyclical and dependent upon general economic conditions. For example, during recessions or periods of low growth, the transportation industry typically experiences major cutbacks in production, resulting in decreased demand for inputs such as aluminum. This may lead to significant fluctuations in demand and pricing for GRSA’s products and services. Because GRSA generally has some fixed costs, its near-term profitability can be significantly affected by decreased processing volume. Accordingly, reduced demand and pricing pressures may significantly reduce its profitability and adversely affect its financial condition. Economic downturns in regional and global economies or a prolonged recession in its principal industry segments have had a negative impact on the operations of GRSA in the past and could have a negative impact on its future financial condition or results of operations. In addition, in recent years global economic and commodity trends have been increasingly correlated. Although GRSA will continue to seek to diversify its business on a geographic and industry end-use basis, there can be no assurance that diversification will significantly mitigate the effect of cyclical downturns.

Changes in the market price of aluminum scrap impact the selling prices of GRSA’s products and the margins it makes from selling its products and services. Market prices are dependent upon supply and demand and a variety of factors over which GRSA has minimal or no control, including:

•	regional and global economic conditions;

•	availability and relative pricing of metal substitutes;

•	labor costs;

•	energy prices;

•	environmental and conservation regulations;

•	seasonal factors and weather; and

•	import and export levels and/or restrictions.

GRSA requires substantial amounts of capital to operate; failure to maintain sufficient liquidity will have a material adverse effect on its financial condition and results of operations.

GRSA requires substantial amounts of cash to operate and its liquidity can be adversely affected by a number of factors outside its control. Fluctuations in aluminum prices may result in increased cash costs for metal scrap and increase our working capital needs. In addition, if aluminum price movements result in a negative valuation of its current financial derivative positions, our counterparties may require posting of cash collateral. Furthermore, in an environment of falling aluminum prices, the borrowing base and availability under GRSA’s then-current borrowing facilities may shrink and constrain GRSA’s liquidity.

GRSA requires substantial capital investments that it may be unable to fulfill.

The operations of GRSA are capital intensive. Its total capital expenditures were $50 million, $56 million, $37 million, $19 million and $23 million for the years ended December 31, 2011, 2012, 2013 and the nine months ended September 30, 2014 and 2013, respectively. GRSA may not generate sufficient operating cash flows and its external financing sources may not be available in an amount sufficient to enable it to make anticipated capital expenditures, service or refinance indebtedness or fund other liquidity needs. If GRSA is unable to make upgrades or purchase new equipment, its financial condition and results of operations could be affected by higher maintenance costs, lower sales volumes due to the impact of reduced product quality, and other competitive influences.

The loss of certain members of the management team of GRSA may have an adverse effect on its operating results.

The success of GRSA will depend, in part, on the efforts of senior management and other key employees. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of its business. If GRSA loses or suffers an extended interruption in the services of one or more of its senior officers, its financial condition and results of operations may be negatively affected. Moreover, the pool of qualified individuals may be highly competitive and GRSA may not be able to attract and retain qualified personnel to replace or succeed members of senior management or other key employees, should the need arise.

GRSA may be unable to manage effectively its exposure to commodity price fluctuations, and its hedging activities may affect profitability in a changing metals price environment and subject its earnings to greater volatility from period-to-period.

Significant increases in the price of primary aluminum, aluminum scrap, alloys, hardeners, commodity inputs, or energy would cause the cost of sales for GRSA to increase significantly and, if not offset by product price increases, would negatively affect its financial condition and results of operations. GRSA is a substantial consumer of raw materials, and by far the largest input cost in producing its goods is the cost of aluminum and aluminum scrap. The cost of energy used, however, is also substantial. In the case of buy / sell arrangements, customers pay for the products of GRSA based on the indexed prices or based on a fixed price. For tolling services customers pay GRSA a processing fee. In general, GRSA uses these pricing mechanisms to pass changes in the price of aluminum and scrap, and, sometimes, commodities, through to its customers. Buy / sell arrangements may require GRSA to purchase raw materials in the future, exposing it to the risk that increased aluminum or energy prices will increase the cost of its products, thereby reducing or eliminating the margin GRSA receives when it delivers the product. These risks may be exacerbated by the failure of customers to pay for products on a timely basis, or at all.

Similarly, as GRSA maintains substantial quantities of raw material and finished goods inventories, significant decreases in the price of aluminum and scrap would reduce the realizable value of its inventory, negatively affecting its financial condition and results of operations. In addition, a drop in aluminum prices between the date of purchase and the final settlement date on derivative contracts used to mitigate the risk of price fluctuations may require it to post additional margin, which, in turn, can be a significant demand on liquidity.

In Europe, GRSA purchases and sells LME forwards, futures and options contracts to seek to reduce its exposure to changes in aluminum prices. The ability to realize the benefit of this hedging program is dependent upon factors beyond its control such as counterparty risk as well as its customers making timely payment for product. In addition, at certain times, hedging options may be unavailable or not available on terms acceptable to GRSA. In certain scenarios when market price movements result in a decline in value of its current derivatives position, its mark-to-market expense may exceed its credit line and counterparties may request the posting of cash collateral. Despite the use of LME forwards, futures and options contracts, GRSA remains exposed to the variability in prices of aluminum scrap. While aluminum scrap is typically priced in relation to prevailing aluminum index prices (LME, Platts 380, Metal Bulletin 226, etc), certain scrap types used in the GRSA operations are not highly correlated to an underlying LME price and, therefore, are not hedged. Scrap is also priced at a discount to selling prices. This discount is referred to in the industry as the “scrap spread” and fluctuates depending upon industry conditions. In addition, GRSA purchases forwards, futures or options contracts to reduce exposure to changes in natural gas prices. It does not account for forwards, futures, or options contracts as hedges of the underlying risks. As a result, unrealized gains and losses on these derivative financial instruments must be reported in the consolidated results of operations. The inclusion of such unrealized gains and losses in earnings may produce significant period to period earnings volatility that is not necessarily reflective of underlying operating performance.

GRSA may encounter increases in the cost, or limited availability, of raw materials and energy, which could cause the cost of goods sold to increase thereby reducing operating results and limiting operating flexibility.

GRSA requires substantial amounts of raw materials and energy in its business, consisting principally of aluminum scrap, primary-based aluminum, alloys and other materials, and natural gas. Any substantial increases in the cost of raw materials or energy could cause operating costs to increase and negatively affect GRSA’s financial condition and results of operations.

Aluminum scrap, primary aluminum, and hardener prices are subject to significant cyclical price fluctuations. Metallics (primary aluminum metal, aluminum scrap and aluminum dross) represent the largest component of the costs of sales. GRSA purchases aluminum primarily from aluminum scrap dealers, primary aluminum producers and other intermediaries. GRSA has limited control over the price or availability of these supplies in the future.

The availability and price of aluminum scrap depends on a number of factors outside of the control of GRSA, including general economic conditions, international demand for metallics and internal recycling activities by primary aluminum producers and other consumers of aluminum. Increased regional and global demand for aluminum scrap can have the effect of increasing the prices that GRSA pays for these raw materials thereby increasing the cost of sales. GRSA may not be able to adjust the selling prices for its products to recover the increases in scrap prices. If scrap and dross prices were to increase significantly without a commensurate increase in the traded value of the primary metals or of the indices on which sales are made, the future financial condition and results of operations of GRSA could be affected by higher costs and lower profitability. In addition, a significant decrease in the pricing spread between aluminum scrap and primary aluminum could make recycling less attractive compared to primary production, and thereby reduce customer demand for the GRSA’s recycling services.

After raw material and labor costs, utilities represent the third largest component of the cost of sales. The price of natural gas, and therefore the costs, can be particularly volatile. Price, and volatility, can differ by global region based on supply and demand, political issues and government regulation, among other things. As a result, GRSA’s natural gas costs may fluctuate dramatically, and it may not be able to reduce the effect of higher natural gas costs on its cost of sales. If natural gas costs increase, its financial condition and results of operations may be adversely affected. Although GRSA attempts to mitigate volatility in natural gas costs through the use of hedging and the inclusion of price escalators and pass through mechanisms in certain of its long-term sales contracts, it may not be able to eliminate the effects of such cost volatility. Furthermore, in an effort to offset the effect of increasing costs, it may have also limited its potential benefit from declining costs.

If GRSA were to lose order volumes from any of its largest customers, its sales volumes, revenues and cash flows could be reduced.

GRSA is exposed to risks related to customer concentration. Its ten largest customers were responsible for approximately 50% of its volume invoiced for the twelve months ended September 30, 2014. No one customer accounted for more than 15% of those volumes. A loss of order volumes from, or a loss of industry share by, any major customer could negatively affect the financial condition and results of operations of GRSA by lowering sales volumes and lowering profitability. In addition, GRSA’s strategy of having dedicated facilities and arrangements with customers subject it to the inherent risk of increased dependence on a single or a few customers with respect to these facilities. In such cases, the loss of such a customer, or the reduction of that customer’s business at one or more of its facilities, could negatively affect its financial condition and results of operations, and GRSA may be unable to timely replace, or replace at all, lost order volumes. In addition, several of GRSA’s customers have become involved in bankruptcy or insolvency proceedings and have defaulted on their obligations to GRSA in recent years. Similar incidents in the future would adversely impact the financial conditions and results of operations of GRSA.

GRSA does not have long-term contractual arrangements with a substantial number of its customers, and sales volumes and revenues could be reduced if those customers switch their suppliers.

A substantial amount of GRSA’s volumes is sold to customers under contractual arrangements of one year or less or on a purchase order basis. Customers may choose not to continue to purchase products and services from GRSA. Any significant loss of these customers or a significant reduction in their purchase orders could have a material negative impact on the sales volume and business of GRSA.

GRSA may not be able to compete successfully in the industry segments it serves and aluminum may become less competitive with alternative materials, which could reduce GRSA’s share of industry sales, sales volumes and selling prices.

Aluminum competes with other materials such as steel, plastic, composite materials and glass for various applications. Higher aluminum prices tend to make aluminum products less competitive with these alternative materials.

GRSA competes with other aluminum recyclers in segments that are highly fragmented and characterized by smaller, regional operators. The principal factors of competition in the aluminum recycling business include price, metal recovery rates, proximity to customers, customer service, molten metal delivery capability, environmental and safety regulatory compliance and types of services offered. Many of the customers of GRSA also have the capability to recycle scrap and may choose to bring more of their volumes within their own operations.

With its international business, GRSA encounters the risk that non-U.S. governments could take actions to enhance local production or local ownership at its expense.

Additional competition could result in a reduced share of industry sales or reduced prices for the products and services of GRSA, which could decrease revenues or reduce volumes, either of which could have a negative effect on financial condition and results of operations.

GRSA has been shaped by acquisition and divestiture, and it will continue to evaluate future acquisitions and divestitures. Past and future acquisitions or divestitures may not be successful, which could adversely affect GRSA’s financial condition.

The future financial performance and success of GRSA will depend in part on its ability to successfully implement its business strategy on a stand-alone basis. Part of the business strategy for GRSA has been, and will continue to be, the opportunistic pursuit of strategic acquisitions and dispositions. However, there can be no assurance that any such growth efforts will be successful, or that if successful, GRSA will be able to effectively manage expanded or acquired operations. The ability of GRSA to achieve its expansion and acquisition needs and objectives and to effectively manage its growth depends on numerous risks commonly encountered in business combinations, including the following:

•	its ability to identify appropriate acquisition targets and to negotiate acceptable terms for their acquisition;

•	the ability to integrate new business into GRSA’s operations;

•	the availability of capital on acceptable terms to finance acquisitions (including in light of the terms of the indebtedness under the Financings);

•	the ability to generate the cost savings or synergies anticipated;

•	the inaccurate assessment of undisclosed liabilities;

•	increasing demands on GRSA’s operational systems; and

•	the amortization of acquired intangible assets.

In addition, the process of integrating new businesses could cause the interruption of, or loss of momentum in, the activities of the existing GRSA business and the diversion of management’s attention. Any delays or difficulties encountered in connection with the integration of new businesses or divestiture of existing businesses could negatively impact GRSA and results of operations. Furthermore, any acquisition could result in significant increases in outstanding indebtedness and debt service requirements. The terms of this indebtedness may further limit the acquisitions that GRSA can pursue.

Further aluminum industry consolidation could impact GRSA.

The aluminum industry has experienced consolidation over the past several years, and there may be further industry consolidation in the future. Although current industry consolidation has not negatively impacted GRSA, further consolidation in the aluminum industry could possibly have negative impacts that it cannot reliably predict.

A portion of the sales of GRSA is derived from its international operations, which exposes GRSA to certain risks inherent in doing business abroad and the taxes on the profits from which are generally not able to be offset by Signature’s NOLs.

GRSA has aluminum recycling operations in Germany, the United Kingdom, Mexico, Norway and Canada and magnesium recycling operations in Germany. GRSA continues to explore opportunities to expand its international operations. GRSA’s international operations generally are subject to risks, including:

•	changes in U.S. and international governmental regulations, trade restrictions and laws, including tax laws and regulations;

•

compliance with U.S. and foreign anti-corruption and trade control laws, such as the Foreign Corrupt Practices Act and U.K. Anti-Bribery Act, export controls and economic sanction programs, including those administered by the U.S. Treasury Department’s Office of Foreign Assets Control;

•	currency exchange rate fluctuations;

•	tariffs and other trade barriers;

•	the potential for nationalization of enterprises or government policies favoring local production;

•	interest rate fluctuations;

•	high rates of inflation;

•	currency restrictions and limitations on repatriation of profits;

•	differing protections for intellectual property and enforcement thereof;

•	divergent environmental laws and regulations; and

•	political, economic and social instability.

The occurrence of any of these events could cause costs to rise, limit growth opportunities or have a negative effect on GRSA’s operations and ability to plan for future periods, and subject it to risks not generally prevalent in the United States.

The financial condition and results of operations of some of the operating entities of GRSA are reported in various currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in its audited and unaudited consolidated financial statements. As a result, appreciation of the U.S. dollar against these currencies may have a negative impact on reported revenues and operating profit, and the resulting accounts receivable, while depreciation of the U.S. dollar against these currencies may generally have a positive effect on reported revenues and operating profit. In addition, a portion of the revenues generated by its international operations are denominated in U.S. dollars, while the majority of costs incurred are denominated in local currencies. As a result, appreciation in the U.S. dollar may have a positive impact on earnings while depreciation of the U.S. dollar may have a negative impact on earnings. Further, Signature’s NOLs are not generally available to reduce the amount of non-U.S. tax applicable to GRSA’s operations.

Current environmental liabilities as well as the cost of compliance with, and liabilities under, health and safety laws could increase the operating costs of GRSA and negatively affect its financial condition and results of operations.

GRSA’s operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage and disposal of hazardous substances and wastes, the remediation of contaminated sites and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which it operates. Additional pollution control equipment, process changes, or other environmental control measures may be needed at some of its facilities to meet future requirements.

Financial responsibility for contaminated property can be imposed on GRSA where current operations have had an environmental impact. Such liability can include the cost of investigating and remediating contaminated soil or ground water, fines and penalties sought by environmental authorities, and damages arising out of personal injury, contaminated property and other toxic tort claims, as well as lost or impaired natural resources. Certain environmental laws impose strict, and in certain circumstances joint and several, liability for certain kinds of matters, such that a person can be held liable without regard to fault for all of the costs of a matter even though others were also involved or responsible. Future remedial requirements at currently owned or operated properties or adjacent areas could result in significant liabilities.

Changes in environmental requirements or changes in their enforcement could materially increase costs. For example, if salt cake, a by-product from some of its recycling operations, were to become classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase and could result in significant increased expenditures.

GRSA could experience labor disputes that could disrupt its business.

Approximately 25% of the employees in North America and substantially all of the employees located in Europe where union membership is common, of GRSA are represented by unions or equivalent bodies and are covered by collective bargaining or similar agreements which are subject to periodic renegotiation. Although GRSA believes that they will successfully negotiate new collective bargaining agreements when the current agreements expire, these negotiations may not prove successful, may result in a significant increase in the cost of labor, or may break down and result in the disruption or cessation of its operations.

Labor negotiations may not conclude successfully, and, in that case, work stoppages or labor disturbances may occur. Any such stoppages or disturbances may have a negative impact on its financial condition and results of operations by limiting plant production, sales volumes and profitability.

New government regulation of greenhouse gas emissions may subject the GRSA Business to significant new costs and restrictions on its operations.

Climate change is receiving increasing attention worldwide, including recently-announced, long-term greenhouse gas emission reduction commitments by the U.S. and China. Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. There are legislative and regulatory initiatives in various jurisdictions that would institute a cap-and-trade system, covering various sectors of the economy, under which emitters would be required to buy allowances to offset emissions of greenhouse gas. In addition, several states, including states where GRSA has manufacturing plants, are considering greenhouse gas registration and reduction programs. Certain of these plants use significant amounts of energy, including electricity derived from various sources, and natural gas. Greenhouse gas regulation could increase the price of the electricity that GRSA purchases, increase the cost of its use of natural gas, restrict access to, or the use of, natural gas, require GRSA to purchase allowances to offset its emissions or result in an overall increase in its costs of raw materials. Any one of these developments could significantly increase GRSA’s costs, reduce its competitiveness in a global economy or otherwise negatively affect its business, operations or financial results. While future emission regulation appears likely, it is too early to predict specifically how such regulation might affect GRSA’s business, operations or financial results.

The profitability of GRSA depends, in part, on the availability of an adequate source of supplies.

GRSA depends on scrap for its operations and acquires its scrap inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metals to us. In periods of low industry prices, suppliers may elect to hold scrap waiting for higher prices. In addition, the slowdown in industrial production and consumer consumption in the U.S. and Europe during past economic crises may have reduced the supply of scrap metal available to GRSA. In addition, exports of scrap out of North America and Europe can negatively impact scrap availability and scrap spreads. If an adequate supply of scrap metal is not available, GRSA would be unable to recycle metals at desired volumes and its results of operations and financial condition would be materially and adversely affected.

The operations of GRSA present significant risk of injury or death. It may be subject to claims that are not covered by or exceed its insurance.

Because of the heavy industrial activities conducted at its facilities, there exists a risk of injury or death to employees or other visitors of GRSA, notwithstanding the safety precautions taken. These operations are subject to regulation by various federal, state and local agencies responsible for employee health and safety, including the Occupational Safety and Health Administration. While GRSA has in place policies to minimize such risks, it may nevertheless be unable to avoid material liabilities for any employee death or injury that may occur in the future. These types of incidents may not be covered by or may exceed its insurance coverage and may have a material adverse effect on its results of operations and financial condition.

Recent derivatives legislation could have an adverse impact on the ability to hedge risks associated with GRSA and on the cost of its hedging activities.

GRSA uses over-the-counter (“OTC”) derivatives products to hedge its medal commodity and natural gas risks and, historically, currency risks. Legislation in Europe and the U.S. has been adopted to increase the regulatory oversight of the OTC derivatives markets and impose restrictions on certain derivative transactions, which could affect the use of derivatives in hedging transactions. A significant number of the final rules and regulations pursuant to this legislation have not been adopted and not all compliance dates have been reached. If future rules and regulations subject GRSA to additional capital or margin requirements, reduce the number of eligible derivatives counterparties, or impose other restrictions on its trading and commodity positions, they could have an adverse effect on the ability to hedge risks associated with GRSA and on the costs of its hedging activities.

Certain German pension and benefit obligations of GRSA are currently underfunded.

The GRSA Entities may have to make significant cash payments to certain German pension plans, which would reduce the cash available for its business and have an adverse effect on its business financial condition, results of operations, prospects and ability to satisfy its obligations under its indebtedness.

Risks Related to Our Common Stock

The market price of our common stock may fluctuate significantly.

Since the predecessor entity of Signature Nevada emerged from Chapter 11 bankruptcy in June 2010, the market price and liquidity of the market for shares of our common stock has varied significantly, from a low sales price per share of $2.30 per share in the second quarter of 2012, to a high price per share of $14.20 in the third quarter of 2013. The market price of our common stock may be significantly affected by numerous factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to:

•	changes or variations in earnings and/or operating results;

•	our ability to complete acquisitions on a timely and cost-effective basis, and generate the expected benefits from such acquisitions;

•	challenges to our NOLs or any inability to fully utilize our NOLs prior to their expiration including to the extent GRSA realizes a taxable profit outside of the U.S.;

•	shortfalls in operating revenues or net income or any increase in losses from levels expected by investors or securities analysts;

•	changes in the value of our assets;

•	changes in accounting principles or changes in interpretations of existing accounting principles, which could affect our financial results;

•	changes in legislation or regulatory policies, practices, or actions;

•	the commencement or outcome of material litigation involving the Company, our subsidiaries, or the industries in which we have exposure, or both;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	actual or expected sales of our common stock by our stockholders;

•	departure of key personnel; and

•	general market volatility, economic trends and other external factors.

We and our predecessors have not paid cash dividends since 2006 and do not intend to pay cash dividends on our common stock in the foreseeable future.

We are a holding company that does not operate any business that is separate from those of SGGH, LLC and the subsidiaries of SGGH, LLC. We are therefore dependent on SGGH, LLC for any funds from which to pay dividends. We and our predecessors have not paid a dividend since the fourth quarter of 2006, and we do not expect to pay any cash dividends on our common stock in the foreseeable future, but rather expect to retain earnings to finance the growth of our business.

In addition, our future cash dividends would be limited by the terms of certain of the Financings and the proposed Series B Preferred Stock, in each case, if issued. Because we do not anticipate paying cash dividends for the foreseeable future, holders of our common stock will not realize a return on their investment unless the trading price of our common stock appreciates, which we cannot assure.

Certain provisions of our Amended and Restated Bylaws could deter takeover attempts and have an adverse impact on the price of our common stock.

Our amended and restated bylaws (the “Amended and Restated Bylaws”) contain provisions to protect the value of our NOLs. Such provisions may have the effect of discouraging a third party from making an acquisition proposal for us, which may inhibit a change in control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price for our common stock. See “The Offering—Tax Benefit Preservation Provision” and “Risk Factors—Risks Related to Our Business—Our ability to use our NOLs to offset future taxable income may be limited as a result of past events, the Equity Offering, this Rights Offering, the GRSA Acquisition or the other Financings, or as a result of future acquisition or other issuances or transfers of our common stock.”

Our Rights Agreement could discourage, delay or prevent takeover attempts.

Attempts to acquire control of the Company may be discouraged, delayed or prevented by our Rights Agreement which was adopted to protect the value of our NOLs and continues to remain in effect. The Rights Agreement provides for a dividend distribution of ten rights for each outstanding share of our common stock. The Rights Agreement also provides that, in the event that (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation; (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock is changed or exchanged; or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights that have previously been voided because they were held by the acquiring person or entity) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company as set forth in the Rights Agreement. The existence of the Rights Agreement may discourage, delay or prevent a third party from effecting a change of control or takeover of the Company in circumstances that could give the holders of our common stock the opportunity to realize a premium over the market price of our common stock.

Our common stock is quoted on the OTCQX Marketplace, which may not provide investors with a meaningful degree of liquidity.

Bid quotations for our common stock are available on the OTCQX Marketplace (the “OTCQX”), an electronic quotation service for securities traded over-the-counter. Bid quotations can be sporadic and may not provide any meaningful liquidity to investors. There can be no assurance that an active market will develop for our common stock or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all. Many brokerage firms may not be willing to effect transactions in our securities. Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price.

THE GRSA ACQUISITION AND FINANCINGS

The Purchase Agreement

On October 17, 2014, we, Real Alloy (as buyer), and certain of our other subsidiaries, entered into the Purchase Agreement to acquire certain of Aleris’s subsidiaries (the “GRSA Entities”) comprising Aleris’s global recycling and specification alloys business for $525 million. The purchase price consists of $495 million in cash and $30 million in a new series of our non-participating Series B Preferred Stock that we will issue to Aleris upon consummation of the GRSA Acquisition. The amount of the purchase price is subject to certain post-closing adjustments, including that GRSA will have net working capital at closing of approximately $139 million and adjustments based on GRSA’s closing date cash and indebtedness. The GRSA Acquisition is not contingent upon our obtaining any financing. The Series B Preferred Stock is described below under the heading “Description of Capital Stock—Series B Preferred Stock.”

The Purchase Agreement contains customary representations, warranties and covenants made by Signature, Real Alloy, Aleris and certain of its subsidiaries (such subsidiaries collectively with Aleris, the “Sellers”). Among other covenants, the Sellers have agreed to operate the GRSA business in the ordinary course of business until the closing of the transactions under the Purchase Agreement, to not solicit proposals or enter into discussions concerning any proposals for alternative business combination transactions relating to GRSA, and to not engage in activities competitive with GRSA and its business for the five years following the closing of the GRSA Acquisition. In addition, the Sellers, on one hand, and Real Alloy, on the other hand, have agreed not to solicit each other’s employees for a two-year period following the closing of the GRSA Acquisition.

Under the Purchase Agreement, we agreed to commence equity Offerings and to launch this Rights Offering that, if successfully consummated, would generate net proceeds to the Company of not less than $125 million. Real Alloy agreed to use its reasonable best efforts to consummate the offering of the Senior Secured Notes and the transactions contemplated by the Backstop Commitment Letter, and Aleris and the Sellers agreed to cooperate with Real Alloy and us in connection with the Financings.

The closing of the GRSA Acquisition is subject to certain customary closing conditions, including: (i) the expiration or termination of the applicable waiting periods under the HSR Act and certain Mexican competition laws, (ii) the transfer of certain discontinued real property locations to a non-GRSA subsidiary of Aleris, (iii) the absence of certain legal impediments to the closing, (iv) the absence of a material adverse effect on GRSA’s business, (v) the performance of each party’s respective obligations under the Purchase Agreement in all material respects, (vi) the accuracy of each party’s respective representations and warranties, and (vii) the release of certain liens, guarantees and liabilities related to certain Aleris debt. Necessary conditions associated with the expiration or termination of the applicable waiting period under the HSR Act and certain Mexican competition laws have been obtained.

The Purchase Agreement may be terminated at any time prior to closing of the transactions contemplated by the Purchase Agreement: (i) by mutual written agreement of Aleris and Real Alloy, (ii) by Aleris or Real Alloy if closing is prohibited by a governmental authority, (iii) by Aleris or Real Alloy if the closing conditions have not been satisfied or waived by April 30, 2015 (or extended to May 31, 2015, at the option of Aleris or Real Alloy if the only remaining closing condition relates to satisfaction of competition law requirements), (iv) by Real Alloy, in the event of certain material incurable breaches of representations, warranties or covenants by Aleris, (v) by Aleris, in the event of certain material incurable breaches of representations, warranties or covenants by Real Alloy, or (vi) if Real Alloy fails to consummate the closing within five business days after all conditions have been satisfied or waived (other than conditions that have not been satisfied as a result of Real Alloy’s breach of the Purchase Agreement or the Backstop Commitment Letter). Under the Purchase Agreement, the purchase price to be paid at closing for the GRSA Acquisition is calculated as follows: $495 million, plus the cash and minus the indebtedness (each as defined in the Purchase Agreement) of the GRSA Entities as of 11:59 p.m. immediately preceding the closing, minus the costs and expenses of the GRSA Entities associated with the transactions under the Purchase Agreement, including the payment of any retention or stay bonuses or severance arrangements (whether before or after closing), plus or minus, as applicable, the amount by which the net working capital (as defined in the Purchase Agreement) as of 11:59 p.m. immediately preceding the closing exceeds or is less than $139.2 million. In addition, we will issue 30,000 shares of our Series B Preferred Stock at $1,000 per share for a total issuance price of $30 million to Aleris, which shares of Series B Preferred Stock will be placed into an escrow account to satisfy the indemnification obligations of Aleris under the Purchase Agreement. In the event that the net proceeds of this Rights Offering equal or exceed $45 million, we will instead issue 25,000 shares of our Series B Preferred Stock for a total issuance price of $25 million to Aleris, and place such shares and $5 million in cash into the escrow account.

Real Alloy is required to pay Aleris a $26.25 million termination fee if Aleris terminates the Purchase Agreement: (i) due to Real Alloy’s incurable breach or a failure to perform any representation, warranty, covenant or agreement contained in the Purchase Agreement; (ii) due to Real Alloy failing to consummate the transaction within five business days after all conditions have been satisfied or waived (other than conditions that have not been satisfied as a result of Real Alloy’s breach of the Purchase Agreement or the Backstop Commitment Letter); or (iii) because the transaction has not closed by April 30, 2015, and, in the case of the circumstances described in this clause (iii), the Purchase Agreement is also terminable by Aleris due to Real Alloy’s incurable breach or a failure to perform any representation, warranty, covenant or agreement contained in the Purchase Agreement.

We have guaranteed all of Real Alloy’s obligations under the Purchase Agreement, including payment of the termination fee.

At closing, we will deposit shares of Series B Preferred Stock with a liquidation value of $30 million into an indemnity escrow account in favor of Aleris in order to secure certain of Aleris’s indemnification obligations. As provided in an amendment to the Purchase Agreement, dated January 26, 2015, in the event that this Rights Offering raises at least an aggregate $45 million of net proceeds, we will instead deposit $5 million in cash and shares of Series B Preferred Stock with a liquidation value of $25 million into an indemnity escrow account in favor of Aleris.

Aleris has agreed to indemnify Real Alloy and its affiliates for claims and losses arising out of or related to, among others: (i) breaches of representations, warranties and covenants of Aleris and the Sellers, (ii) liability arising from business retained by Aleris or the discontinued real property locations, (iii) certain litigation matters, (iv) certain transaction expenses and (v) certain costs related to the closure or operation of the GRSA facility in Goodyear, Arizona. Real Alloy has agreed to indemnify the Sellers and their affiliates for claims and losses arising out of or related to breaches of representations, warranties and covenants of Real Alloy in the Purchase Agreement and liability arising in connection to the operation of GRSA following the closing.

Aleris’s aggregate indemnity obligations related to breaches of representations, warranties and covenants are generally capped at $67 million, except for certain fundamental representations, and representations related to taxes and Title IV of ERISA, which are subject to a cap equal to the purchase price. In general, Aleris will not be required to pay any amounts in respect of its indemnification obligations until the aggregate amount of all losses exceeds a deductible of $3 million, in which case Aleris will be required to indemnify only for such losses in excess of such deductible. The deductible will not apply to losses to the extent such losses arise from or relate to certain fundamental representations, taxes and Title IV of ERISA. In addition, certain scheduled environmental matters are subject to a deductible of approximately $23.9 million.

At the closing of the GRSA Acquisition, Real Alloy will enter into a customary transition services agreement with Aleris, under which Aleris will provide certain post-closing transition services to Real Alloy. Transition services are expected to include: information technology services, treasury services (including accounts payable, cash management and payroll), credit/collection services, environmental services and human resource services. We currently expect Aleris to provide these services for between six and 24 months following closing of the GRSA Acquisition.

The foregoing description of the Purchase Agreement and the agreement amending it do not purport to be complete and are qualified by reference in their entirety to the full text of the Purchase Agreement and the amendment, copies of which we filed with the SEC on October 21, 2014 as Exhibit 2.1, and on January 27, 2015 as Exhibit 2.1 to our Current Reports on Form 8-K, respectively.

The Backstop Agreement

Simultaneously with entering into the Purchase Agreement, on October 17, 2014, we entered into a Backstop Agreement with Aleris, whereby Aleris agreed to purchase additional shares of our Series B Preferred Stock having a liquidation value of up to $30 million in the event that the equity offerings and this Rights Offering do not generate at least an aggregate of $125 million in net proceeds for us. On January 26, 2015, we amended this Backstop Agreement to provide that the proceeds of the NABCO Sale may also be utilized to reduce the proceeds required from the Rights Offering and the other equity offerings to $50 million. As amended, Aleris’s commitment to purchase shares of Series B Preferred Stock under the Backstop Agreement will be reduced by 37.5% of every dollar raised in this Rights Offering (other than in connection with the Warrantholder exercises).

The closing of the transactions contemplated by the Backstop Agreement is subject to satisfaction or waiver of certain conditions, including, among others: (i) the consummation or conclusion of the Equity Offering and this Rights Offering, (ii) the consummation (which may occur concurrently) of the transactions contemplated by the Purchase Agreement, and (iii) the concurrent consummation of the transactions contemplated by the Backstop Commitment Letter. The Backstop Agreement may be terminated at any time prior to the consummation of the transactions contemplated by the Backstop Agreement (i) by mutual written consent of Aleris and Signature, (ii) by Aleris or Signature, if closing is prohibited by a governmental authority, or (iii) automatically, if the Purchase Agreement is terminated.

The holders of the shares of Series B Preferred Stock issued under the Backstop Agreement (the “Backstop Preferred Stock”) are entitled to appoint a nonvoting observer to our Board if we have not declared and paid dividends on the Backstop Preferred Stock paid for four consecutive quarters. The right to appoint a nonvoting observer ceases once dividends have been paid in full for at least one quarterly dividend period.

To the extent we are required to prepay any of the Backstop Notes from the proceeds of our future equity offerings, we are required to redeem a pro rata portion of the then outstanding shares of Backstop Preferred Stock equal to the liquidation preference of the Backstop Preferred Stock divided by the value of Backstop Notes and liquidation preference on the then outstanding Backstop Preferred Stock.

The foregoing description of the Backstop Agreement does not purport to be complete and is qualified by reference in its entirety to the full text of the form of the Backstop Agreement and the amendment thereto, copies of which we filed with the SEC on October 21, 2014 as Exhibit 10.1 and on January 27, 2015 as Exhibit 10.1, respectively to our Current Reports on Form 8-K.

The Financing Arrangements

As provided in the Purchase Agreement, the GRSA Acquisition is not contingent upon the consummation by Signature or Real Alloy of any financing arrangement. We currently intend to finance the $495 million cash portion of the purchase price, as well as the transaction costs incident to the GRSA Acquisition, using a combination of cash, equity and debt as follows: (i) $45 million of our cash, (ii) a portion of the net proceeds of the NABCO Sale, (iii) net proceeds from the $3 million October 2014 Private Placement, (iv) the net proceeds of the Equity Offering, (v) the net proceeds of this Rights Offering, (vi) the net proceeds of the Senior Secured Notes issued by SGH Escrow (to be merged with Real Alloy) and (vii) $73.5 million in opening draws on the combination of the Asset-Based Facility to be provided by GE Capital and the Factoring Facility to be provided by GE Germany (as defined below), respectively. In the event the net proceeds of this Rights Offering fails to equal or exceed $50 million, Aleris has agreed under the Backstop Agreement to purchase up to $30 million of our Series B Preferred Stock, and the Backstop Commitment Parties (as defined below) have agreed to supply up to an additional $20 million in financing, in the form of a two-year, secured bridge term loan which are subject to reduction depending upon the underfunded amount of this Rights Offering.

Senior Secured Notes Offering

On January 8, 2015, our indirect wholly owned subsidiary, SGH Escrow (which we intend to merge into Real Alloy) completed the offering of the Senior Secured Notes, subject to customary closing conditions. In this private offering, SGH Escrow issued 10% Senior Secured Notes due January 15, 2019 in an aggregate principal amount of $305.0 million at an issue price of 97.206% of the principal amount thereof, resulting in gross proceeds to SGH Escrow of approximately $296.5 million. The yield to SGH Escrow on the Senior Secured Notes was 10 7/8%. The Senior Secured Notes were offered and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside of the United States pursuant to Regulation S under the Securities Act.

SGH Escrow deposited the gross proceeds of the offering of the Senior Secured Notes, together with additional amounts necessary to satisfy the special mandatory redemption price, as described below, into an escrow account. Upon the consummation of the GRSA Acquisition, the merger of SGH Escrow with Real Alloy, Real Alloy’s assumption of SGH Escrow’s obligations under the Senior Secured Notes, obtaining certain guarantees from Real Alloy’s existing and future domestic subsidiaries and certain other conditions, including the closing of the Asset-Based Facility and the Factoring Facility and our contribution of equity to Real Alloy Intermediate Holding, LLC, the escrow proceeds will be released. The Senior Secured Notes are subject to a special mandatory redemption under certain circumstances, including if the Purchase Agreement is terminated or the GRSA Acquisition is not consummated by February 28, 2015, or May 5, 2015 if extended. The special mandatory redemption price is equal to 101% of the initial offering price of the Senior Secured Notes, plus accrued and unpaid interest from the date of the initial issuance of the notes up to, but not including, the special mandatory redemption date. SGH Escrow will also grant a first priority security interest in the escrow account for the benefit of the holders of the Notes.

From and after the GRSA Acquisition, the Senior Secured Notes will be Real Alloy’s senior obligations and will rank equally in right of repayment with all of Real Alloy’s existing and future senior debt and senior to its future subordinated debt. Following the GRSA Acquisition, the Senior Secured Notes will be guaranteed by Real Alloy’s direct parent, Real Alloy Intermediate Holding, LLC, and by certain of its existing and future domestic subsidiaries. The Senior Secured Notes and related guarantees will be secured by first priority security interests in the fixed assets of Real Alloy and the guarantors of the Senior Secured Notes and second priority security interests in certain other collateral of Real Alloy and the guarantors.

Interest on the Senior Secured Notes will be paid semi-annually on January 15 and July 15 of each year, commencing with July 15, 2015. Real Alloy may redeem all or some of the Senior Secured Notes at any time after January 15, 2018 at a redemption price of 105% of their principal amount, and after July 15, 2018 at a redemption price of 100% of their principal amount, in each case plus any unpaid and accrued interest. At any time prior to January 15, 2018, Real Alloy may redeem all or some of the Senior Secured Notes at a redemption price of 100% of their principal amount, plus a “make whole” premium and accrued and unpaid interest. Using net proceeds of any qualified equity offering, Real Alloy may also redeem up to 35% of the aggregate principal amount of the Senior Secured Notes on or prior to January 15, 2018 at a redemption price of 110%.

In connection with the entry into the Purchase Agreement, we entered into a commitment letter (the “Term Loan Commitment Letter”), dated October 17, 2014, with Goldman Sachs Bank USA, Deutsche Bank Securities Inc. and Deutsche Bank AG Cayman Islands Branch that provided a commitment, subject to the satisfaction of standard conditions, to provide $300 million (less the gross proceeds from the sale of the Senior Secured Notes) of senior secured bridge loans (the “Bridge Loans”) to Real Alloy or another of our wholly-owned subsidiaries. With the issuance of the Senior Secured Notes, the Term Loan Commitment Letter for Bridge Loans was terminated.

The foregoing description of the Senior Secured Notes does not purport to be complete and is qualified by reference in its entirety to the full text of the related Indenture and Form of 10% Senior Secured Note due 2019, a copy of each of which we filed with the SEC on January 12, 2015 as Exhibit 4.1 and 4.2, respectively, to our Current Report on Form 8-K.

Backstop Commitment Letter

In connection with the entry into the Purchase Agreement, as part of the Financings, Signature entered into a commitment letter, dated October 17, 2014, as amended on January 7, 2015, with ZCOF and funds of another institutional investor (collectively the “Backstop Commitment Parties”), that provides a commitment (the “Backstop Commitment Letter”), subject to satisfaction of standard conditions, to purchase up to $50 million of senior notes issued by Signature (the “Backstop Notes”) and the purchase of up to $45 million of Signature’s common stock (the “Equity Backstop”), representing a portion of the cash portion of the consideration paid under the Purchase Agreement. Each of the Backstop Commitment Parties committed to purchase 50% of each of the Backstop Notes and Equity Backstop. With the January 7, 2015 amendment to the Backstop Commitment Letter, and in light of the Financings and NABCO Sale completed to date, the Equity Backstop has been terminated, and the commitment for the Backstop Notes has been reduced to $20 million, subject to reduction as described below.

The Backstop Commitment Parties will provide the Backstop Notes only in the event that we are unable to raise net proceeds of $32 million from this Rights Offering. Net proceeds from this Rights Offering will be allocated 62.5% to reduce the amount of the Backstop Notes.

The Backstop Notes will be secured by a (i) first priority security interest in substantially all of the assets of Signature and any existing or newly created or acquired U.S. subsidiaries (other than any entity that is a borrower or guarantor under the Asset-Based Facility or the Senior Secured Notes) (ii) a pledge of the Company’s equity interests in SGGH, LLC, (iii) a pledge of Real Alloy’s stock (structurally subordinate to the security interests granted under the Senior Secured Notes and the Asset-Based Facility) and (iv) an interest reserve account established to pay interest on the Backstop Notes.

The obligation of the Backstop Commitment Parties to provide the Backstop Notes under the Backstop Commitment Letter is subject to a number of customary conditions, including, without limitation, execution and delivery by relevant parties of definitive documentation consistent with the Backstop Commitment Letter and the documentation standards specified therein. We owed and paid a 5% commitment fee to the Backstop Commitment Parties for each of the Equity Backstop and Backstop Notes at the time of the Backstop Commitment Letter, whether or not such Financings were utilized. We may also extend the commitment for the Backstop Notes, which expires on February 17, 2015, to March 1, 2015, provided that we provide advance notice and pay a $325,000 fee which is on top of the first extension fee paid of $325,000. Whether or not the Backstop Commitment Parties provide financing to us under the Backstop Notes, we must reimburse them for reasonable fees and expenses, including counsel, accounting and diligence expenses related to the transactions contemplated by the Backstop Commitment Letter.

The foregoing description of the Backstop Commitment Letter and the letter agreement amending it do not purport to be complete and are qualified by reference in their entirety to the full text of the Backstop Commitment Letter and the letter agreement, copies of which we filed with the SEC on October 21, 2014 as Exhibit 10.3 to our Current Report on Form 8-K and on January 12, 2015 as Exhibit 10.1 to our Current Report on Form 8-K, respectively.

Asset-Based Facility Commitment Letter

In connection with the entry into the Purchase Agreement, we entered into a commitment letter, dated October 17, 2014, as amended and restated on January 8, 2015, with General Electric Capital Corporation and GE Capital Markets, Inc., that provides a commitment (the “Asset-Based Commitment Letter”), subject to the satisfaction of standard conditions, for a $110 million senior secured revolving asset-based credit facility (the “Asset-Based Facility”). A portion of the proceeds of the Asset-Based Facility, together with a portion of the proceeds of the Factoring Facility, are to be used to fund the GRSA Acquisition. Additional proceeds of the Asset-Based Facility will be used to provide for working capital and general corporate purposes. GE Capital may syndicate the Asset-Based Facility to additional lenders. This commitment expires on February 28, 2015.

The Asset-Based Facility will be divided into two sub-facilities, a U.S. sub-facility, which will include a letter of credit sub-facility and an $11 million swing line sub-facility, and a Canadian sub-facility, which will include a letter-of-credit sub-facility. The two letter-of-credit sub-facilities will each be in an amount on which we will agree with GE Capital, provided that the two letter of credit sub-facilities cannot exceed $25 million. The Asset-Based Facility will be secured by a first priority lien on the following assets of the U.S. borrowers, the Canadian borrowers, their domestic and (to the extent no adverse tax impact would be incurred) foreign subsidiaries, and any holding companies: accounts receivable, inventory, instruments representing receivables, guarantees and other credit enhancements related to receivables, and bank accounts into which receivables are deposited (to the extent no adverse tax impact would be incurred), among other related assets. The Asset-Based Facility will also be secured by a second-priority lien on the assets that secure the Senior Secured Notes.

The obligation of GE Capital to provide the Asset-Based Facility under the Asset-Based Commitment Letter is subject to a number of customary conditions, including, without limitation, execution and delivery by the relevant parties of definitive documentation consistent with the Asset-Based Commitment Letter and the documentation standards specified therein. Whether or not the Asset-Based Facility closes, we must reimburse GE Capital its reasonable fees and expenses, including certain counsel and field examination expenses.

The foregoing description of the Asset-Based Commitment Letter does not purport to be complete and is qualified by reference in its entirety to the full text of the Amended and Restated Asset-Based Commitment Letter, a copy of which we filed with the SEC on January 12, 2015 as Exhibit 10.2 to our Current Report on Form 8-K.

Factoring Facility Commitment Letter

In connection with the entry into the Purchase Agreement, we entered into a commitment letter, dated October 17, 2014, as amended on January 21, 2015, with GE Capital Bank AG (“GE Germany”), that provides a commitment (the “Factoring Commitment Letter”), subject to satisfaction of standard conditions, for a nonrecourse factoring facility with a maximum financing amount of €50 million (the “Factoring Facility”). A portion of the proceeds of the Factoring Facility, together with a portion of the proceeds of the Asset-Based Facility, are to fund the GRSA Acquisition. Additional proceeds of the Factoring Facility will be used to provide for working capital and general corporate purposes.

The Factoring Facility provides for purchases of eligible receivables from Aleris Recycling (German Works) GmbH. The purchase of receivables will be subject to certain limitations and eligibility requirements to be determined in the reasonable discretion of GE Germany based on the relevant account debtor creditworthiness and reliability.

The obligation of GE Germany to provide the Factoring Facility is subject to certain conditions, including without limitation execution and delivery by the relevant parties of definitive documentation consistent with the Factoring Commitment Letter and the documentation standards specified therein. Whether or not the Factoring Facility closes or any funding occurs thereunder, we or Aleris Recycling (German Works) GmbH must reimburse GE Germany its reasonable fees and expenses, including counsel expenses, up to €80,000.

The foregoing description of the Factoring Commitment Letter does not purport to be complete and is qualified by reference in its entirety to the full text of the Factoring Commitment Letter and amendment, copies of which we filed with the SEC on October 21, 2014 as Exhibit 10.6 to our amendment to our Current Report on Form 8-K and on January 21, 2015 as Exhibit 10.1 to our Current Report on Form 8-K.

We urge you to read the full text of the Purchase Agreement, as well as the Backstop Agreement, the Indenture, the form of 10% Senior Secured Note, the Backstop Commitment Letter, the Asset-Based Facility Commitment Letter and the Factoring Facility Commitment Letter (collectively, the “Financing Agreements”) because they are the legal documents that govern the GRSA Acquisition and the proposed Financing for such transaction. The representations, warranties and covenants of the Company contained in the Purchase

Agreement and the Backstop Agreement have been made solely for the benefit of Aleris and the Sellers. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Purchase Agreement and the Backstop Agreement, (ii) have been qualified by confidential disclosures made to Aleris and the Sellers in the disclosure schedules delivered in connection with the Purchase Agreement, (iii) in some instances are subject to materiality qualifications contained in the Purchase Agreement, which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Purchase Agreement or Backstop Agreement or such other date as is specified in the Purchase Agreement or Backstop Agreement, and (v) have been included in the Purchase Agreement and Backstop Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. The Purchase Agreement and Backstop Agreement were filed only to provide investors with information regarding the terms of the Purchase Agreement and Backstop Agreement, and not to provide investors with any other factual information regarding us, Real Alloy, GRSA or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of us, Real Alloy, Aleris, the GRSA Entities or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement and Backstop Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Rights Offering

Please refer to “The Rights Offering.”

* * *

The Purchase Agreement and the Financing Agreements should not be read alone, but should instead be read in conjunction with the other information regarding us, Real Alloy, and GRSA that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, and other documents that the Company files with the SEC. Please refer to “Where You Can Find Additional Information” and “Information Incorporated by Reference.”

This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities, other than those shares of our common stock specifically referenced herein, nor does it constitute a solicitation of any vote or approval.

USE OF PROCEEDS

We estimate that the net proceeds from this Rights Offering will be approximately $55.0 million, before deducting our estimated offering expenses.

We intend to use the net proceeds of this Rights Offering and the other Financings, together with cash on hand and a portion of the net proceeds of the NABCO Sale, to pay the purchase price for the GRSA Acquisition and other costs and expenses related to the GRSA Acquisition, and any remaining net proceeds for general corporate purposes. See “The GRSA Acquisition and Financings.” This Rights Offering is contingent upon, and will close only upon, completion of the pending GRSA Acquisition. If the GRSA Acquisition is not completed, the rights agent will return all subscription payments received without interest or penalty, as soon as practicable thereafter.

As part of the Financings, to the extent that we fail to raise $125 million in the aggregate of net proceeds from the Equity Offering, this Rights Offering, the October 2014 Private Placement and a portion of the net proceeds of the NABCO Sale, we have entered into (i) the Backstop Agreement under which Aleris will purchase up to $30 million in additional shares of our Series B Preferred Stock and (ii) the Backstop Commitment Letter under which the Backstop Commitment Parties will provide us with up to $20 million in a secured bridge term loan. See “The GRSA Acquisition and Financings—The Backstop Agreement” and “—The Financing Arrangements” for more information. To the extent we raise more than $125 million in aggregate net proceeds from the Equity Offering, this Rights Offering, the October 2014 Private Placement and the NABCO Sale, any excess will be cash available for general corporate purposes.

The following table sets forth the estimated sources and uses of funds in connection with the GRSA Acquisition and the Financings described in this prospectus supplement. The estimated net proceeds from this Rights Offering reflected in the following table has been calculated based upon the issuance and sale of 9,751,773 shares of our common stock at a subscription price of $5.64 per share. The sources of funds present gross proceeds of the Equity Offering, this Rights Offering, the Senior Secured Notes Offering, the October 2014 Private Placement and the NABCO Sale, while the uses of funds include items such as underwriters’ discounts and commissions and other fees and expenses.

The actual amounts may vary from the estimated amounts set forth in the following table.

Sources of funds (in millions)
Cash	$45.0
Series B Preferred Stock(1)	25.0
Senior Secured Notes Offering(2)	305.0
Asset-Based Facility and Factoring Facility(3)	73.5
Rights Offering(4)	55.0
October 2014 Private Placement(5)	3.0
Equity Offering(6)	28.5
NABCO Sale Proceeds	45.0

Total sources of funds	$580.0

Uses of funds (in millions)
Fund GRSA Acquisition(7)	$525.0
Estimated fees and expenses(8)	35.8
Pre-funded interest reserve(9)	4.2
Original Issue Discount on Senior Secured Notes(10)	8.5
Excess Cash	6.5

Total uses of funds	$580.0

(1)	Because this table reflects more than $45 million in aggregate net proceeds from this Rights Offering, this represents the issuance of 25,000 shares of Series B Preferred Stock at $1,000 per share placed into escrow to satisfy the indemnity obligations of Aleris and the selling entities under the Purchase Agreement. See “The GRSA Acquisition and Financings” and “Description of Capital Stock—Series B Preferred Stock” for more information.
(2)	Represents $305 million in aggregate principal amount of the Senior Secured Notes which have been issued by SGH Escrow (which is intended to be merged with Real Alloy). SGH Escrow will be required to redeem the Senior Secured Notes if the GRSA Acquisition does not close. See “The GRSA Acquisition and Financings—Senior Secured Notes” for information about the Senior Secured Notes.
(3)	See “The GRSA Acquisition and Financings—The Asset-Based Facility Commitment Letter” and “—the Factoring Facility Commitment Letter.”
(4)	Assumed size of this Rights Offering, not including proceeds from the exercise of any subscription rights held by Warrantholders.
(5)	Reflects the proceeds from the 300,000 shares sold in the October 2014 Private Placement at $10.00 per share on October 28, 2014. See “Summary—The Financings and Offerings” for more information.
(6)	Reflects the proceeds from the 4,384,615 shares sold in the Equity Offering at $6.50 per share completed on December 19, 2014.
(7)	Does not include any adjustments to the purchase price in respect of the cash, indebtedness or transaction expenses of the GRSA Entities, nor a net working capital adjustment, as described under “The GRSA Acquisition and Financings—The Purchase Agreement.”
(8)	Represents fees and expenses, including discounts and commissions, commitment fees, legal, accounting and other fees and expenses associated with the completion of the GRSA Acquisition and the Financings.
(9)	Represents deposits made into an interest reserve account in connection with the Senior Secured Notes.
(10)	Represents original issue discount on the Senior Secured Notes which were issued in an aggregate principal amount of $305.0 million, at an issue price to SGH Escrow of 97.206% of the principal amount thereof, resulting in gross proceeds to the issuer of approximately $296.5 million.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2014:

•	on an actual basis;

•	on an as-adjusted basis to give effect to:

(i)	the sale of NABCO, the repayment of NABCO’s debt, the payment of fees and expenses and $3.9 million of restricted cash held in escrow in connection with the NABCO Sale, which provided net proceeds of $55.7 million;

(ii)	the adjustments in clause (i), together with the sale of 4,384,615 shares of our common stock in the Equity Offering and the sale of 300,000 shares of our common stock in the October 2014 Private Placement, which, collectively, provided incremental aggregate net proceeds of $30.0 million before offering expenses but net of the underwriting discount; and

(iii)	the adjustments in clause (ii), together with the sale of 9,751,773 shares of our common stock in this Rights Offering, the net proceeds of the Senior Secured Notes, Asset Based Facility and Factoring Facility, the issuance of the Series B Preferred and the purchase price, costs and expense associated with the GRSA Acquisition, which, collectively, uses aggregate net proceeds of $113.5 million. The assumed aggregate net proceeds of this Rights Offering, the Equity Offering, the October 2014 Private Placement, and certain net proceeds of the NABCO Sale provide in excess of $125 million, therefore the Backstop Notes and Backstop Agreement are not utilized. See “Use of Proceeds” for additional information of the individual components of the Financings.

We have not received any commitments with respect to shares to be offered in this Rights Offering, and there can be no assurance that we will be able to consummate this Rights Offering, the release from escrow of the proceeds from the Senior Secured Notes, the Asset-Based Facility or the Factoring Facility at the time or on the terms contemplated by this prospectus supplement, or at all.

For purposes of the table below, we have assumed that this Rights Offering raises $55.0 million in gross proceeds, selling 9,751,773 shares of common stock at a price per share of $5.64. We expect this Rights Offering, if fully subscribed, when combined with the proceeds from the Equity Offering, the October 2014 Private Placement and certain net proceeds of the NABCO Sale, will result in aggregate net proceeds of approximately $130 million, we will issue a total of 14,436,388 shares in this Rights Offering, the Equity Offering and the October 2014 Private Placement, and we may be obligated to issue up to an additional 843,000 shares to holders of our warrants issued in June 2010 (the “Warrants”) at the same price per share as the shares issued in this Rights Offering. See “Description of Capital Stock—Warrants”.

If the per share price in this Rights Offering is below the exercise price of the Warrants, the Warrants’ exercise price will be adjusted downward to match the issue price. See “Description of Capital Stock—Warrants.” If we do not receive $50 million of aggregate net proceeds from this Rights Offering, in connection with the GRSA Acquisition we intend to obtain up to $50 million in total from borrowings under the Backstop Notes and the issuance of additional shares of Series B Preferred Stock to Aleris under the Backstop Agreement. See note (4) below.

You should read this table in conjunction with the unaudited pro forma condensed combined financial information, the consolidated financial statements of Signature and combined and consolidated financial statements of GRSA, the associated “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Signature,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GRSA” and the “Overview of Proforma Liquidity and Capital Resources” included in this prospectus supplement.

	As of September 30, 2014
(Dollars in thousands except per share amounts)	Actual	As Adjusted for the Sale of NABCO	As Adjusted for the Sale of NABCO, the Equity Offering and the October 2014 Private Placement	As Adjusted for this Rights Offering, Senior Secured Notes, Asset-Based Facility, Factoring Facility and GRSA Acquisition(1)
Cash and cash equivalents	$44.8	$100.5	$130.5	$17.0

Debt (including current maturities):
Line of credit	$1.2	$—	$—	$—
$8,000 term loan, base rate + 1%, due September 2018	4.8	—	—	—
$11,500 term loan, 5.0%, due December 2018	9.8	—	—	—
Capital leases	—	—	—	4.3
Senior Secured Notes(2)	—	—	—	305.0
Proposed Asset-Based Facility and Factoring Facility(2)(3)	—	—	—	73.5
Proposed Notes Backstop(4)	—	—	—	—

Total debt (including current maturities)	15.8	—	—	382.8

Proposed Series B Preferred Stock(4)	—	—	—	25.0

Stockholders’ equity:
Series A Preferred Stock, $0.001 par value, none issued or outstanding	—	—	—	—
Common stock, par value $0.001 per share; 12,304,649 shares actually issued and outstanding and 27,095,665 pro forma shares issued and outstanding as adjusted for this offering, October 2014 Private Placement and this Rights Offering(5)	—	—	—	—
Additional paid-in capital	452.9	452.9	482.9	532.9
Accumulated deficit	(401.4)	(361.9)	(361.9)	(381.5)

Total stockholders’ equity	51.5	91.0	121.0	151.4

Total capitalization	$67.3	$91.0	$121.0	$559.2

(1)	Assumes that the aggregate net proceeds of the Equity Offering, the October 2014 Private Placement and this Rights Offering, together with certain net proceeds of the NABCO Sale, exceed $125 million, and therefore the Backstop Notes or Backstop Agreement are not utilized and that we issued $25 million in Series B Preferred Stock. Does not include any adjustments to the purchase price in respect of the cash, indebtedness or transaction expenses of the GRSA Entities, nor a net working capital adjustment.
(2)

We have issued the Senior Secured Notes subject to closing of the GRSA Acquisition, the proceeds of which are being held in escrow pending the closing of the GRSA Acquisition, and we are actively pursuing entry into the proposed Asset-Based Facility and the proposed Factoring Facility. While we have obtained commitments to provide the proposed Asset-Based Facility and Factoring Facility, we cannot assure you that we will satisfy all necessary conditions, and there can be no assurance that we will be able to obtain such facilities on acceptable terms or at all. The commitments related to the proposed debt Financings are contingent upon, among other things, consummation of the GRSA Acquisition.

(3)	Represents the amount expected to have been outstanding based on a September 30, 2014 closing date for the GRSA Acquisition and the Financings. The aggregate amount of the proposed Asset-Based Facility is $110 million and the aggregate amount of the proposed Factoring Facility is €50 million.
(4)	If we do not receive $50 million of aggregate net proceeds from this Rights Offering, we intend to obtain up to $20 million from borrowings under the Backstop Notes and up to $30 million from the issuance of additional shares of Series B Preferred Stock to Aleris under the Backstop Agreement. The amount of net proceeds received from this Rights Offering will be applied to reduce the amount of the Backstop Notes and the sale of Series B Preferred Stock to Aleris under the Backstop Agreement on 62.5% to 37.5% basis. Additionally, upon the closing of the GRSA Acquisition, we will issue 30,000 shares of our Series B Preferred Stock at $1,000 per share for a total issuance price of $30 million to Aleris, which shares will be placed into an escrow account to satisfy the indemnification obligations of Aleris under the Purchase Agreement. In the event that the aggregate net proceeds from this Rights Offering equal or exceed $45 million, we will instead issue 25,000 shares of our Series B Preferred Stock for a total issuance price of $25 million to Aleris, which shares will be placed, along with $5 million of cash, into the escrow account.
(5)	The number of shares of our common stock to be outstanding immediately after this Rights Offering is based on 17,343,892 shares outstanding as of January 28, 2015 and excludes as of this date:

•	shares of treasury stock;
•	865,560 shares of common stock issuable upon the exercise of stock options outstanding with a weighted-average exercise price of $6.35 per share;
•	486,680 shares of common stock reserved for future issuance under our equity incentive plans; and
•

1,500,000 shares of common stock issuable upon exercise of warrants outstanding, and additional shares issuable to our Warrantholders at the same price per share issued under this Rights Offering. See “Capitalization” and “Description of Capital Stock—Warrants.”

DIVIDEND POLICY AND RESTRICTIONS ON DIVIDENDS

The decision to pay dividends is made by our Board and is dependent on our earnings, management’s assessment of future capital needs, and other factors. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

The terms of the Series B Preferred Stock to be issued in connection with the GRSA Acquisition will provide for the payment of quarterly dividends, which dividends will be prior and in preference to any dividend on any of our common stock. Such dividends will be paid in kind for the first two years, and thereafter will be paid in cash. See “Description of Our Capital Stock—Series B Preferred Stock.”

The payment of future cash dividends may be further limited by the terms of the Financings discussed in this prospectus supplement, and by financings we may enter into in the future. See “The GRSA Acquisition and Financings—The Financing Arrangements.”

In addition, we are a holding company that does not operate any business that is separate from its subsidiaries, primarily SGGH, LLC and the subsidiaries of SGGH, LLC. We are therefore dependent on SGGH, LLC, whose predecessors have not paid a dividend since the fourth quarter of 2006, or other subsidiaries we may form or acquire in the future, including GRSA, for any funds from which to pay dividends.

Further, the ability of any of our subsidiaries to pay dividends to us may be limited by the terms of their indebtedness. For example, we expect that the ability of GRSA to pay dividends to us after the closing of the GRSA Acquisition will be limited by the terms of GRSA’s indebtedness.

MARKET PRICE OF COMMON STOCK

Our common stock is quoted on the OTCQX and prior to the Effective Date of the Rights Offering has traded under the symbol “SGGH.” During the period of the Rights Offering, the subscription rights will attach to the shares of our common stock as a unit and will trade under the symbol “SGGHU.” The following table sets forth, for the periods indicated, the high and low trade prices for our common stock as reported on the on the OTCQX. The ten Rights which attach to each share of our common stock pursuant to the Rights Agreement are not separable from our common stock, and therefore do not trade separately.

	High	Low
Year ended December 31, 2013
First Quarter	$6.00	$4.00
Second Quarter	9.30	5.10
Third Quarter	14.20	9.00
Fourth Quarter	12.40	9.32
Year ended December 31, 2014
First Quarter	$12.00	$9.50
Second Quarter	11.75	9.85
Third Quarter	10.25	8.00
Fourth Quarter	10.65	6.35
Year ended December 31, 2015
First Quarter (through January 28)	$8.82	$6.80

The above table has been adjusted to reflect retrospective application of our one-for-ten reverse stock split, effective October 15, 2013.

The last reported bid price of our common stock on the OTCQX on January 28, 2015 was $7.40 per share.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the NABCO Sale, which closed on January 9, 2015, and the proposed GRSA Acquisition under the acquisition method of accounting in accordance with FASB ASC 805, Business Combinations (“ASC 805”), with the Company treated as the acquirer, as well as the effect of the Financings. The unaudited pro forma condensed combined financial information includes pro forma events that are (1) directly attributable to the GRSA Acquisition and the Financings, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of the Company and GRSA. Although the Company has entered into the Purchase Agreement, there is no guarantee that the GRSA Acquisition or the Financings will be completed. The unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of Signature and the historical combined and consolidated financial statements of GRSA (carve-out of certain operations of Aleris). The unaudited pro forma condensed combined balance sheet has been prepared as if the NABCO Sale, the GRSA Acquisition and the Financings were completed on September 30, 2014. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 and 2013 and the year ended December 31, 2013 have been prepared as if the NABCO Sale, GRSA Acquisition and the Financings were completed on January 1, 2013, and combine the historical results of operations of the Company and GRSA with certain adjustments, such as the results of the NABCO Sale, financing costs directly related to the GRSA Acquisition and the Financings and amortization of intangible assets acquired in the GRSA Acquisition.

The unaudited pro forma condensed combined statements of operations do not, however, reflect future events that may occur after the consummation of the GRSA Acquisition, including, but not limited to, the anticipated realization of ongoing savings from the elimination of Aleris corporate overhead allocations in excess of expected corporate support and services costs, operating synergies, if any, and certain one-time charges the Company expects to incur in connection with the GRSA Acquisition and the Financings, including, but not limited to, costs in connection with incorporating GRSA into the Company and supporting GRSA’s business needs.

The unaudited pro forma condensed combined financial information is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the NABCO Sale, GRSA Acquisition and the Financings been completed on the assumed dates or for the periods presented, or which may be realized in the future. To produce the unaudited pro forma condensed combined financial information, the Company adjusted GRSA’s assets and liabilities to their estimated fair values. As of the date of this prospectus supplement, neither the GRSA Acquisition nor the Financings have been consummated and the Company has not completed the valuations necessary to arrive at the required fair value estimates of the GRSA assets to be acquired and liabilities to be assumed and the related allocation of the purchase price, nor has it identified adjustments, if any, necessary to conform GRSA’s accounting policies to the Company’s accounting policies. A final determination of the fair value of GRSA’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of GRSA that exist as of the date of completion of the GRSA Acquisition and, therefore, cannot be made prior to that date.

Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to adjustment as additional information becomes available and as additional analyses are performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying unaudited pro forma condensed combined financial information. The preliminary pro forma purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the aluminum industry, data that was available through the public domain, and the Company’s due diligence review of GRSA. Upon completion of the GRSA Acquisition, valuations will be performed and any increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations until the purchase price allocation is finalized following the completion of the GRSA Acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

	Historical		Pro Forma Adjustments						Pro Forma as Adjusted
(Dollars in millions)	Signature	GRSA	NABCO	Ref.		GRSA	Ref.
ASSETS
Current assets:
Cash and cash equivalents	$44.8	$11.7	$55.7	(b	)	$(95.2)	(a	)	$17.0
Restricted cash	—	—	3.9	(c	)	—			3.9
Trade accounts receivable, net	4.9	152.4	(4.9)	(a	)	—			152.4
Inventory	11.6	158.5	(11.6)	(a	)	3.9	(b	)	162.4
Other current assets	1.8	10.2	(0.5)	(a	)	(7.3)	(c	)	4.2
Current assets of discontinued operations	0.1	—	—			—			0.1

Total current assets	63.2	332.8	42.6			(98.6)			340.0
Property, plant and equipment	0.5	188.9	(0.4)	(a	)	92.6	(d	)	281.6
Intangible assets, net	2.0	—	(1.9)	(a	)	80.0	(e	)	80.1
Goodwill	17.8	—	(17.8)	(a	)	90.9	(f	)	90.9
Other noncurrent assets	2.4	16.9	(0.4)	(a	)	16.7	(g	)	35.6

TOTAL ASSETS	$85.9	$538.6	$22.1			$181.6			$828.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$4.8	$138.7	$(2.3)	(a	)	$(2.0)	(c	)	$139.2
Toll liability	—	17.0	—			0.6	(b	)	17.6
Line of credit	1.2	—	(1.2)	(a	)	—			—
Long-term debt due within one year	3.9	1.4	(3.9)	(a	)	—			1.4
Other current liabilities	1.6	23.7	0.7	(d	)	(0.5)	(j	)	25.5
Current liabilities of discontinued operations	0.2	—	—			—			0.2

Total current liabilities	11.7	180.8	(6.7)			(1.9)			183.9
Long-term debt	10.7	2.9	(10.7)	(a	)	378.5	(h	)	381.4
Accrued pension benefits	—	34.5	—			7.9	(i	)	42.4
Environmental liabilities	—	18.5	—			—			18.5
Common stock warrant liability	5.9	—	—			—			5.9
Other noncurrent liabilities	0.3	17.0	—			(4.3)	(j	)	13.0
Noncurrent liabilities of discontinued operations	5.8	—	—			—			5.8

TOTAL LIABILITIES	34.4	253.7	(17.4)			380.2			650.9

Preferred stock	—	—	—			25.0	(h	)	25.0

Stockholders’ equity:
Common stock	—	—	—			—			—
Additional paid-in capital	452.9	—	—			80.0	(k	)	532.9
Accumulated deficit	(401.4)	—	39.5	(e	)	(19.6)	(l	)	(381.5)
Net Parent Company investment		294.2	—			(294.2)	(m	)	—
Other comprehensive loss	—	(10.2)	—			10.2	(m	)	—

Total stockholders’ equity before noncontrolling interest	51.5	284.0	39.5			(223.6)			151.4
Noncontrolling interest	—	0.9	—			—			0.9

TOTAL STOCKHOLDERS’ EQUITY	51.5	284.9	39.5			(223.6)			152.3

TOTAL LIABILITIES, STOCKHOLDERS’ EQUITY AND PREFERRED STOCK	$85.9	$538.6	$22.1			$181.6			$828.2

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2014

	Nine Months Ended September 30, 2014
(Dollars in millions, except per share amounts)	Historical		Pro Forma Adjustments						Pro Forma as Adjusted
	Signature	GRSA	NABCO	Ref.		GRSA	Ref.
Operating revenues:
Net sales	$29.3	$1,165.7	$(29.3)	(a	)	$—			$1,165.7
Cost of sales	(19.1)	(1,096.2)	18.7	(a	)	(9.1)	(d	)	(1,105.7)
Finance income, net	0.1	—	—			—			0.1

Gross profit	10.3	69.5	(10.6)			(9.1)			60.1

Operating costs:
Selling, general and administrative	12.8	41.0	(4.0)	(a	)	(1.5)			48.3
Interest expense	0.7	—	(0.7)	(a	)	29.7	(h	)	29.7
Amortization of intangibles	0.9	—	(0.8)	(a	)	4.0	(e	)	4.1
Other	—	(1.8)	—			—			(1.8)

Total operating costs	14.4	39.2	(5.5)			32.2			80.3

Operating profit (loss)	(4.1)	30.3	(5.1)			(41.3)			(20.2)

Other income (expense):
Change in fair value of common stock warrant liability	3.4	—	—			—			3.4
Other, net	(0.3)	(4.1)	—			—			(4.4)

Total other income (expense)	3.1	(4.1)	—			—			(1.0)

Earnings (loss) from continuing operations before income taxes	(1.0)	26.2	(5.1)			(41.3)			(21.2)
Income tax expense (benefit)	0.5	(0.7)	(0.1)	(a	)	(3.8)	(o	)	(4.1)

Earnings (loss) from continuing operations	(1.5)	26.9	(5.0)			(37.5)			(17.1)
Earnings (loss) attributable to noncontrolling interest	—	0.9	—			—			0.9

Net earnings (loss) attributable to Signature Group Holdings, Inc.	$(1.5)	$26.0	$(5.0)			$(37.5)			$(18.0)

EARNINGS (LOSS) PER SHARE
Basic and diluted earnings (loss) per share:
Weighted average shares outstanding during the period	12,146,271					14,791,016	(p	)	26,937,287

From continuing operations	$(0.13)								$(0.67)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2013

	Nine Months Ended September 30, 2013
(Dollars in millions, except per share amounts)	Historical		Pro Forma Adjustments						Pro Forma as Adjusted
	Signature	GRSA	NABCO	Ref.		GRSA	Ref.
Operating revenues:
Net sales	$28.1	$1,135.3	$(28.1)	(a	)	$—			$1,135.3
Cost of sales	(17.8)	(1,074.3)	17.7	(a	)	(9.1)	(d	)	(1,083.5)
Finance income, net	6.2	—	—			—			6.2

Gross profit	16.5	61.0	(10.4)			(9.1)			58.0

Operating costs:
Selling, general and administrative	13.9	39.0	(3.7)	(a	)	—			49.2
Interest expense	3.0	—	(0.8)	(a	)	29.5	(h	)	31.7
Amortization of intangibles	1.2	—	(1.2)	(a	)	4.0	(e	)	4.0
Other	—	1.1	—			—			1.1

Total operating costs	18.1	40.1	(5.7)			33.5			86.0

Operating profit (loss)	(1.6)	20.9	(4.7)			(42.6)			(28.0)

Other income (expense):
Change in fair value of common stock warrant liability	(8.4)	—	—			—			(8.4)
Other, net	—	(4.4)	—			—			(4.4)

Total other income (expense)	(8.4)	(4.4)	—			—			(12.8)

Earnings (loss) from continuing operations before income taxes	(10.0)	16.5	(4.7)	(a	)	(42.6)			(40.8)
Income tax expense (benefit)	0.1	4.3	(0.1)	(a	)	(2.2)	(o	)	2.1

Earnings (loss) from continuing operations	(10.1)	12.2	(4.6)			(40.4)			(42.9)
Earnings (loss) attributable to noncontrolling interest	—	0.8	—			—			0.8

Net earnings (loss) attributable to Signature Group Holdings, Inc.	$(10.1)	$11.4	$(4.6)			$(40.4)			$(43.7)

EARNINGS (LOSS) PER SHARE
Basic and diluted earnings (loss) per share:
Weighted average shares outstanding during the period	11,843,526					14,791,016	(p	)	26,634,542

From continuing operations	$(0.85)								$(1.64)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

	Year Ended December 31, 2013
(Dollars in millions, except per share amounts)	Historical		Pro Forma Adjustments						Pro Forma as Adjusted
	Signature	GRSA	NABCO	Ref.		GRSA	Ref.
Operating revenues:
Net sales	$36.9	$1,499.5	$(36.2)	(a	)	$—			$1,500.2
Cost of sales	(23.4)	(1,417.3)	22.7	(a	)	(12.1)	(d	)	(1,430.1)
Finance income, net	6.7	—				—			6.7

Gross profit	20.2	82.2	(13.5)			(12.1)			76.8

Operating costs:
Selling, general and administrative	17.7	51.9	(4.6)	(a	)	—			65.0
Interest expense	4.0	—	(1.2)	(a	)	39.4	(h	)	42.2
Amortization of intangibles	1.6	—	(2.3)	(a	)	5.3	(e	)	4.6
Other	—	0.7	—			—			0.7

Total operating costs	23.3	52.6	(8.1)			44.7			112.5

Operating profit (loss)	(3.1)	29.6	(5.4)			(56.8)			(35.7)

Other income (expense):
Change in fair value of common stock warrant liability	(6.9)	—	—			—			(6.9)
Other, net	0.1	(5.3)	—			—			(5.2)

Total other income (expense)	(6.8)	(5.3)	—			—			(12.1)

Earnings (loss) from continuing operations before income taxes	(9.9)	24.3	(5.4)			(56.8)			(47.8)
Income tax expense (benefit)	0.2	4.3	(0.1)	(a	)	(2.2)	(o	)	2.2

Earnings (loss) from continuing operations	(10.1)	20.0	(5.3)			(54.6)			(50.0)
Earnings (loss) attributable to noncontrolling interest	—	1.0	—			—			1.0

Net earnings (loss) attributable to Signature Group Holdings, Inc.	$(10.1)	$19.0	$(5.3)			$(54.6)			$(51.0)

LOSS PER SHARE
Basic and diluted loss per share:
Weighted average shares outstanding during the period	11,847,023					14,791,016	(p	)	26,638,039

From continuing operations	$(0.85)								$(1.91)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	DESCRIPTION OF NABCO SALE AND GRSA ACQUISITION AND BASIS OF PRESENTATION

On January 9, 2015, we completed the sale of our indirect wholly owned subsidiary, North American Breaker Co., LLC (“NABCO”), for gross proceeds of $78.0 million, subject to customary adjustments, to PNC Riverarch Capital, a division of PNC Capital Finance, LLC (the “NABCO Sale”). NABCO is one of the largest independent circuit breaker suppliers in the United States and which comprised our primary operating segment, Industrial Supply. We intend to use approximately $45 million of the estimated $55.7 million of net proceeds from the NABCO Sale to fund a portion of the purchase price for the GRSA Acquisition and we will maintain a maximum of $10.0 million of the estimated net proceeds of the NABCO Sale.

On October 17, 2014, Signature’s indirect wholly owned acquisition subsidiary SGH Acquisition Holdco, Inc. (“SGHAH”) entered into the Purchase Agreement to acquire Aleris’s global recycling and specification alloys business for $525 million, comprised of $495 million in cash and up to $30 million in a new series of preferred stock (the “Series B Preferred Stock”) that we will issue, subject to adjustments for the cash, indebtedness, transaction expenses and final net working capital adjustment of the entities comprising the GRSA Business (the “GRSA Acquisition”). On November 25, 2014, SGHAH changed its name to “Real Alloy Holding, Inc.” (“Real Alloy”).

We currently intend to finance the $495 million cash portion of the purchase price for the GRSA Acquisition, as well as costs associated with the GRSA Acquisition, using a combination of cash, equity and debt as follows: (i) $45 million of our cash, (ii) approximately $45.0 million of the proceeds from the NABCO Sale, (iii) net proceeds from the October 2014 Private Placement, (iv) net proceeds of the Equity Offering, (v) net proceeds from this Rights Offering that is intended to generate net proceeds of not less than $55 million, (vi) the net proceeds from the sale of the Senior Secured Notes, and (vii) $73.5 million in opening draws on the combination of the Asset-Based Facility and the Factoring Facility.

The GRSA Acquisition is reflected in the unaudited pro forma condensed combined financial information under the acquisition method in accordance with FASB Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with Signature treated as the acquirer. The estimated purchase price allocation is presented in Note 2 in accordance with ASC 805, the assets acquired and liabilities assumed have been measured at estimated fair value based on various preliminary estimates. These estimates are based on key assumptions related to the transaction, including reviews of publicly disclosed allocations for other acquisitions in the aluminum industry, GRSA’s historical experience, data that was available through the public domain and Signature’s due diligence review of the GRSA business.

Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates for a transaction that has not been completed, the final amounts recorded for the transaction, once completed, may differ materially from the information presented herein. The final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on the estimated fair value of actual net tangible and intangible assets and liabilities of GRSA at the completion of the transaction.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial information,

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

Signature has applied the guidance in ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to Reg. S-X Article 11, and presents the pro forma financial position and results of operations of the combined entities derived from historical information after giving effect to the transactions and adjustments described in these footnotes. The unaudited pro forma condensed combined balance sheet is presented as if the transactions were completed on September 30, 2014; and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the nine months ended September 30, 2014 and 2013 are presented as if the transactions were completed on January 1, 2013.

2.	PRELIMINARY CONSIDERATION EXPECTED TO BE TRANSFERRED AND PRELIMINARY ESTIMATE OF FAIR VALUE OF NET ASSETS ACQUIRED

The GRSA Acquisition is expected to be accounted for using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded as goodwill.

The following is a summary of the preliminary estimated fair values of the net assets to be acquired, as if the GRSA Acquisition was completed on September 30, 2014:

(Dollars in millions)
Cash and cash equivalents	$11.7
Trade accounts receivable	152.4
Inventory	162.4
Other current assets	3.4
Property, plant and equipment	281.5
Intangible assets	80.0
Other noncurrent assets	12.7

Total assets	704.1

Trade payables	138.7
Toll liability	17.6
Other current liabilities	23.2
Long-term debt	4.3
Accrued pension benefits	42.4
Environmental liabilities	18.5
Other noncurrent liabilities	12.7

Total liabilities	257.4

Noncontrolling interest	0.9

Net assets acquired	$445.8

Purchase consideration	$525.0
Cash and cash equivalents adjustment	11.7
Net assets acquired	445.8

Goodwill	$90.9

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

The preliminary allocation estimates are based on limited access to information and we will not have sufficient information to make final allocations until after completion of the transaction. Signature anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, property, plant, and equipment, customer relationships, accrued pension benefits and deferred income taxes as well as the fair value of our Series B Preferred Stock issued as purchase consideration. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to estimate fair value.

The final consideration, and amounts allocated to the assets acquired and liabilities assumed in the transaction could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the estimated fair value of assets acquired or an increase in the estimated fair value of liabilities assumed in the transaction, from those preliminary valuations presented in this unaudited pro forma condensed combined financial information, would result in a dollar-for-dollar corresponding increase in the amount of goodwill that would result from the transaction. In addition, if the estimated fair value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in this unaudited pro forma condensed combined financial information.

3.	PRO FORMA ADJUSTMENTS

Adjustments included in the columns labeled “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial information, detailed below, represent management’s estimates, based on currently available information, of fair value and other adjustments effective as if the transactions were completed on September 30, 2014 in the case of the unaudited pro forma condensed combined balance sheet, and as of January 1, 2013, in the case of the unaudited pro forma condensed combined statements of operations. Actual estimates of fair value, however, could be materially different based on various factors, including but not limited to, tax rates, valuation differences, further information on taxes by jurisdiction, or other factors.

The following notes are referenced in the unaudited pro forma condensed combined financial information under the NABCO Pro Forma Adjustments:

a) NABCO Historical Balances. Represents the elimination of NABCO balances included in historical consolidated financial statements of Signature as of or for the period indicated.

b) Cash and cash equivalents. Represents the estimated cash proceeds received by Signature, after repayment of NABCO’s outstanding debt, and payment of certain fees and expenses associated with the transaction, but before the payment of estimated income taxes, and excluding restricted cash.

c) Restricted cash. Represents that portion of the sale proceeds deposited in an indemnity escrow account to secure certain indemnification obligations of Signature.

d) Other current liabilities. Represents the estimated alternative minimum tax liability associated with Signature’s gain on sale of NABCO. Signature’s regular income tax liability associated with the gain is expected to be offset by the utilization of approximately $45 million of net operating loss tax carryforwards.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

e) Accumulated deficit. Represents the estimated after-tax gain from the sale of NABCO.

The following notes are referenced in the unaudited pro forma condensed combined financial information related to the GRSA Acquisition:

a) Cash and cash equivalents. Represents the net adjustment to cash and cash equivalents in connection with the transaction and includes increases in cash resulting from the aggregate $85 million of net proceeds expected to be raised in the Equity Offering, this Rights Offering and the October 2014 Private Placement; net proceeds from the issuance of $305 million of Senior Secured Notes; and an aggregate $73.5 million initial draw on the Asset-Based Facility and Factoring Facility. Decreases in cash and cash equivalents result from payment of the cash component of the purchase consideration, and estimated remaining transaction-related costs of $35.8 million.

The following table presents details of the pro forma adjustments to cash and cash equivalents:

(Dollars in millions)
Components of pro forma adjustments to cash and cash equivalents
Gross proceeds from the October 2014 Private Placement	$3.0
Gross proceeds from the Equity Offering	28.5
Gross proceeds from this Rights Offering	55.0
Gross proceeds from the Senior Secured Notes Offering	296.5
Gross proceeds from the Asset-Based Facility and Factoring Facility	73.5
Gross proceeds from the Series B Preferred Stock	25.0
Cash consideration to Aleris	(525.0)
Fees and costs associated with the Backstop Commitment Letter	(6.1)
Pre-funded interest on Senior Secured Notes	(4.2)
Acquisition-related fees and costs	(29.7)
Cash balances acquired	(11.7)

Pro forma adjustment to cash and cash equivalents	$(95.2)

b) Inventory and toll liability. Reflects the estimated fair value adjustment to inventory acquired in the transaction. The preliminary fair value of raw materials inventory to be acquired in the transaction was estimated based on replacement cost. The preliminary fair value of finished goods inventory (and the corresponding toll liability in the case of customer-owned inventory) to be acquired in the transaction was determined based on an analysis of estimated future selling prices, costs of disposal and gross profit on disposal costs. The preliminary fair value of work-in-process inventory also considered costs to complete inventory and estimated profit on these costs. The unaudited pro forma condensed combined statements of operations do not reflect the impact on cost of sales of an increase of $3.3 million of the estimated purchase accounting adjustment; this amount is directly related to the business combination and is not expected to have a continuing impact on GRSA’s operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

c) Other current assets and trade payables. Represents adjustments to eliminate major repairs and maintenance costs that have been capitalized as prepaid expenses, as the value of such expenditures is included in the estimate of acquisition date fair value of property, plant and equipment, as well as the reclassification of equity offering expenses included in Signature’s historical balance sheet, to additional paid-in capital upon issuance of the shares, and the reclassification of Signature’s debt issuance costs to other noncurrent assets. Adjustments to trade payables reflects the payment of transaction related expenses included in Signature’s historical balance sheet. Also reflects a reduction to the carrying value of estimated current deferred tax assets based on the preliminary purchase price allocation.

d) Property, plant and equipment; Cost of sales. Represents the adjustment to property, plant and equipment to reflect the estimated fair value. The estimated fair value assigned to GRSA property, plant and equipment acquired are as follows:

(Dollars in millions)	Estimated Fair Value
Land	$28.2
Buildings and improvements	70.1
Machinery, equipment, furnitures and fixtures	183.2

Total	281.5
GRSA historical property, plant and equipment, net of accumulated depreciation	188.9

Pro forma adjustments	$92.6

Depreciation expense has been estimated based upon the nature of activities associated with the property, plant and equipment acquired. The unaudited pro forma condensed combined statements of operations reflect $9.1 million, $9.1 million and $12.1 million of estimated additional depreciation expense in cost of goods sold for the nine months ended September 30, 2014 and 2013, and the year ended December 31, 2013, respectively. With other assumptions held constant, a 10% change in the estimated fair value of property, plant and equipment would change pro forma depreciation expense for the nine months ended September 30, 2014 and 2013, and the year ended December 31, 2013 by approximately $0.9 million, $0.9 million and $1.2 million, respectively.

e) Intangible assets; Amortization of intangibles. Represents the estimated fair value of customer relationships acquired. For purposes of these unaudited pro forma condensed combined financial statements, Signature has reflected $4.0 million, $4.0 million and $5.3 million of estimated intangible asset amortization for the nine months ended September 30, 2014 and 2013, and the year ended December 31, 2013, respectively. With other assumptions held constant, a 10% change in the estimated fair value of intangible assets would change pro forma intangible asset amortization for the nine months ended September 30, 2014 and 2013, and the year ended December 31, 2013 by approximately $0.4 million, $0.4 million and $0.5 million, respectively.

The estimated fair value of identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives, which reflects the periods over which the assets are expected to provide material economic benefit. All of the identifiable intangible assets acquired in the transaction are related to customer relationships, which were preliminarily estimated to

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

have a fifteen year useful life, considering, among other things, GRSA’s historical customer buying and attrition patterns. Signature’s preliminary evaluations have indicated that there is relatively low turnover in GRSA’s customers and management has no reason to believe these general patterns will change in the future.

f) Goodwill. Reflects the estimated adjustment to goodwill as a result of the transaction. Goodwill represents the excess of the purchase consideration transferred over the estimated fair value of assets acquired and liabilities assumed as described in Note 2. Goodwill is not amortized, but will be tested for impairment at least annually, and whenever events or circumstances have occurred that may indicate a possible impairment exists. The goodwill is attributable to continuing growth opportunities and the acquired assembled and trained workforce of GRSA.

g) Other noncurrent assets. Reflects the original issue discount and estimated debt issuance costs associated with the Senior Secured Notes, the Asset-Based Facility and the Factoring Facility, which will be amortized and recognized as noncash interest expense over the lives of the debt instruments. See note (h) below for additional information about noncash interest expense. Also reflects a reduction to the carrying value of estimated noncurrent deferred tax assets based on the preliminary purchase price allocation.

h) Long-term debt; Redeemable preferred stock; and Interest expense. To fund the cash portion of the purchase consideration, transaction-related items, and other one-time costs, SGH Escrow issued $305 million of Senior Secured Notes and Real Alloy expects to make initial draws totaling $73.5 million on the Asset-Based Facility and Factoring Facility.

We have assumed that the Equity Offering, the October 2014 Private Placement, this Rights Offering and certain proceeds of the NABCO Sale will raise net proceeds in excess of $125 million. As a result, Signature would issue $25 million of Series B Preferred Stock to Aleris. For so long as the Series B Preferred Stock is outstanding, dividends will accrue and be paid quarterly at 7% for the first eighteen months, at 8% for the following twelve months, and at 9% thereafter. For the first twenty-four months, the Series B Preferred Stock dividend will be paid in kind. The Series B Preferred Stock can be redeemed at its stated value after sixty-six months. As a result of Aleris’s right to put the stock to Signature after sixty-six months from the issue date, the Series B Preferred Stock is classified outside of permanent equity.

The Senior Secured Notes have a four-year maturity, and the Asset-Based Facility and Factoring Facility have forty-five month maturities. Excluding noncash interest expense from the amortization of debt issuance costs, the estimated weighted average interest rate of the new debt is approximately 8.5% per annum. Signature is considering funding some portion of this debt in the European Euro, but no currency impacts have been included in the pro forma adjustments due to the inability to estimate any potential impacts. Excluding noncash interest expense from the amortization of debt issuance costs, the total incremental interest expense associated with the new financings were $25.8 million, $25.6 million and $34.1 million for the nine months ended September 30, 2014 and 2013 and the year ended December 31, 2013, respectively.

Signature is expected to incur $12.4 million in debt issuance costs in conjunction with the new borrowings. These debt issuance costs, along with the $8.5 million original issue discount, are deferred in the unaudited pro forma condensed combined balance sheet and amortized as

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

noncash interest expense over the lives of the underlying debt instruments in the unaudited pro forma condensed combined statements of operations. Total incremental noncash interest expense associated with the new financings were $3.9 million, $3.9 million and $5.3 million for the nine months ended September 30, 2014 and 2013, and the year ended December 31, 2013, respectively.

In the event that Signature fails to raise $45 million or more in net proceeds from this Rights Offering, we will issue an additional 5,000 shares of our Series B Preferred Stock to Aleris for an issuance price of $5 million for a total issuance of 30,000 shares, at a total issuance price of $30 million, all of which will be deposited into an escrow account, and we will incur additional dividend payments on these additional Series B Preferred Stock.

As part of the Financings, we entered into the Backstop Commitment Letter, as amended. See “The GRSA Acquisition and the Financings—Backstop Commitment Letter.” The Backstop Commitment Parties will provide up to $20 million in Backstop Notes and Aleris will purchase up to $30 million in additional Series B Preferred Stock depending upon the amount of proceeds raised by this Rights Offering. In the event the full $20 million in Backstop Notes are issued, the total incremental interest expense associated with the full Backstop Notes would have been $1.7 million, $1.5 million and $2.0 million for the nine months ended September 30, 2014 and 2013, and the year ended December 31, 2013, respectively.

i) Accrued pension benefits. Reflects the estimated adjustment to accrued pension benefits acquired in the transaction calculated using the current discount rate as of the acquisition date.

j) Other current liabilities and other noncurrent liabilities. Reflects a reduction to the carrying value of deferred tax liabilities based on the preliminary purchase price allocation.

k) Additional paid-in capital. Adjustments to additional paid-in capital reflect net proceeds expected from the Equity Offering, the October 2014 Private Placement and this Rights Offering.

l) Accumulated deficit. Reflects the estimated recognition of $19.1 million of acquisition-related fees and expenses and commitment fees and costs associated with the backstop arrangements.

m) Net parent company investment and accumulated other comprehensive loss. Reflects the elimination of Aleris’s net investment in GRSA and historical equity balances.

n) Selling, general and administrative. Signature recognized $1.5 million of professional fees in its historical results of operations, which have been eliminated from the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2014, as these items are directly attributable to the transaction and will not have an ongoing impact. The unaudited pro forma condensed combined statements of operations do not, however, reflect future events that may occur after the consummation of the GRSA Acquisition, including, but not limited to, the anticipated realization of ongoing savings from the elimination of Aleris corporate overhead allocations in excess of expected corporate support and services costs, operating synergies, if any, and certain one-time charges the Company expects to incur in connection with the GRSA Acquisition and the Financings, including, but not limited to, costs in connection with incorporating GRSA into the Company and supporting GRSA’s business needs.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION—(Continued)

o) Income tax expense (benefit). Reflects the estimated reduction in U.S. federal income taxes arising from the pro forma adjustments described above and the contemplated usage of our net operating loss carryforwards to reduce GRSA’s taxable income, if any. See “Risk Factors.”

p) Earnings (loss) per share. The unaudited pro forma adjustment to shares outstanding used in the calculation of basic and diluted earnings (loss) per share reflects the issuance of 14,791,016 shares of Signature common stock in the aggregate from the Equity Offering, this Rights Offering and the October 2014 Private Placement.

Assuming the sale of 9,751,773 shares in this Rights Offering, excluding shares issuable upon the exercise of the additional subscription rights held in respect of our Warrants, at a price of $5.64 per share (see “The GRSA Acquisition and Financings—The Rights Offering”), which we expect would, when combined with the proceeds from the Equity Offering, the October 2014 Private Placement and certain net proceeds of the NABCO Sale, result in aggregate net proceeds of approximately $130 million and including the 300,000 shares sold in the October 2014 Private Placement and the 4,384,615 shares sold in the Equity Offering, we would issue a total of 14,436,388 shares in the Equity Offering, this Rights Offering and the October 2014 Private Placement, and we would have an additional 843,000 shares issuable to holders of the Warrants at the same price per share as the shares issued in this Rights Offering, not including shares issuable due to the exercise of the additional subscription rights held in respect of our Warrants. See “Description of Capital Stock—Warrants”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF THE COMPANY

For our management’s discussion and analysis of financial condition and results of operations thereon for our historical financial statements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each of which is incorporated by reference herein. See “Where You Can Find More Information” and “Information Incorporated By Reference.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF GRSA

The following discussion and analysis of financial condition and results of operations is intended to help you understand the operations of GRSA as well as the industry in which GRSA operates. These discussions should be read in conjunction with the audited and unaudited combined and consolidated financial statements and notes of GRSA included elsewhere in this prospectus supplement. This section includes various forward-looking statements about the industry in which GRSA operates, the demand for its products and services and its projected results. These statements are based on certain assumptions that the GRSA considers reasonable. For more information about these assumptions and other risks relating to GRSA, you should refer to “Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus supplement.

Basis of Presentation

The combined and consolidated financial information include the assets, liabilities, revenues and expenses that are specifically identifiable to GRSA. In addition, certain costs incurred by Aleris have been allocated to GRSA. These costs are derived from multiple levels of the organization reflecting shared corporate and other management expenses. GRSA’s operations are dependent upon Aleris and its subsidiaries’ ability to perform certain services and support functions. The costs associated with these services and support functions have been allocated to GRSA using the most meaningful allocation methodologies, based primarily on the proportionate revenue, cost of sales, assets or headcount of GRSA compared to Aleris and/or its subsidiaries. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including stock-based compensation and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing, credit and collections, treasury, internal audit, purchasing, and other corporate and infrastructure services.

GRSA’s management believes the assumptions and allocations underlying the combined and consolidated financial information are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Aleris to be a reasonable reflection of the use of services provided to or the benefit received by GRSA during the periods presented relative to the total costs incurred by Aleris. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had GRSA been an entity that operated independently of Aleris. Consequently, future results of operations should GRSA be separated from Aleris will include costs and expenses that may be materially different than GRSA’s historical results of operations, financial position and cash flows. Accordingly, the financial statements for these periods are not indicative of GRSA’s future results of operations, financial position or cash flows.

GRSA uses Aleris’s centralized processes and systems for cash management, payroll, purchasing and distribution. As a result, substantially all cash received by GRSA is deposited in and commingled with Aleris’s general corporate funds and is not specifically allocated to GRSA. All significant intercompany transactions between GRSA and Aleris are considered to be effectively settled for cash at the time the transaction is recorded. The total net settlement of these intercompany transactions is reflected in the combined and consolidated balance sheet as “Net parent company investment.” The “Net parent company investment” represents the cumulative net investment by Aleris in GRSA through the dates presented, inclusive of cumulative operating results.

The GRSA Acquisition

The following discussion and analysis of GRSA’s historical financial condition and results of operations covers periods prior to the consummation of the GRSA Acquisition. See “Summary—The GRSA Acquisition.” Accordingly, the discussion and analysis of such periods do not reflect the significant impact the GRSA Acquisition and the related Financings will have on us. After the consummation of the GRSA Acquisition, GRSA’s high leverage will result in significant additional liquidity requirements. Other factors relating to the GRSA Acquisition, including, for example, increased depreciation and amortization and increased costs of sales related to the write-up of acquired inventory to fair value as a result of purchase accounting, will significantly affect GRSA’s financial condition, results of operations and liquidity going forward. See “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information” and “—Liquidity and Capital Resources” for a description of the impact of the GRSA Acquisition on GRSA.

GRSA

GRSA is a global leader in third-party aluminum recycling, which includes the processing of scrap aluminum and the manufacturing of wrought, cast and specification (foundry) alloys. GRSA offers a broad range of products and services to wrought alloy processors, automotive original equipment manufacturers (OEMs) and foundries and casters. Industries served include automotive, consumer packaging, steel and durable goods, aerospace and building and construction. It processes scrap aluminum and delivers the recycled metal in liquid or solid form according to its customers’ specifications. Its facilities are capable of processing industrial (new) scrap, post-consumer (old/obsolete) scrap, and various aluminum by-products, giving it a great degree of flexibility in reclaiming high-quality recycled aluminum for its customers. GRSA currently operates 24 facilities strategically located throughout North America and Europe and had approximately 1,600 employees as of December 31, 2013.

Critical Measures of GRSA’s Financial Performance

The financial performance of GRSA’s operating segments are the result of several factors, the most critical of which are as follows:

•	volumes

•	contribution margins

•	cash conversion costs

The financial performance of GRSA is determined, in part, by the volume of metric tons invoiced and processed. Increased production volume will typically result in lower per unit costs and higher invoiced volumes will result in additional revenue and associated margins. As a significant component of its revenue is derived from aluminum prices, it measures the performance of its segments based upon a percentage of contribution margin and contribution margin per ton. Contribution margins capture the value-added components of its business and are impacted by factors, including toll fees, product yields from its manufacturing process, and the value-added mix of products sold, which GRSA’s management is able to influence more readily than aluminum prices. Therefore, contribution margin provides another basis upon which certain elements of GRSA’s performance can be measured.

In order to reduce its exposure to fluctuations in the prices of aluminum, GRSA focuses on tolling relationships, reducing working capital and managing its commercial positions. It also utilizes various derivative financial instruments designed to reduce the impact of changing aluminum prices on these net physical purchases and sales. GRSA’s risk management practices reduce but do not eliminate its exposure to changing aluminum prices. While these practices have limited its exposure to unfavorable aluminum price changes, they have also limited its ability to benefit from favorable price changes. Further, its counterparties may require that it post cash collateral if the fair value of its derivative liabilities exceeds the amount of credit granted by each counterparty, thereby reducing its liquidity. At December 31, 2013 and 2012, no cash collateral was posted.

The contribution margins of GRSA’s operations are impacted by the fees it charges its tolling customers to process their metal and by “metal spreads” which represent the difference between the purchase price of the scrap aluminum it buys and its selling prices. While an aluminum commodity market for scrap exists in Europe, there is no comparable market that is widely-utilized commercially in North America. As a result, scrap prices in North America tend to be determined regionally and are significantly impacted by supply and demand. While scrap prices may trend in a similar direction as primary aluminum prices, the extent of price movements is not highly correlated and can cause unpredictable movements in metal spreads.

For the years ended December 31, 2011, 2012 and 2013 and for the nine months ended September 30, 2013 and 2014, GRSA’s reconciliations of revenues to contribution margin are presented below.

	For the years ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(in millions)
Revenues	$1,669.1	$1,549.4	$1,499.5	1,135.3	1,165.7
Cost of metal and freight	(1,188.0)	(1,122.8)	(1,080.7)	(821.5)	(826.8)

Contribution margin	$481.1	$426.6	$418.8	313.8	338.9

GRSA’s operations are labor intensive and also require that a significant amount of energy (primarily natural gas and electricity) be consumed to melt scrap. As a result, it incurs a significant amount of fixed and variable labor and overhead costs, which it refers to as conversion costs. Conversion costs excluding depreciation expense, or cash conversion costs, on a per ton basis are a critical measure of the effectiveness of its operations.

Revenues and margin percentages for GRSA’s operations are subject to fluctuations based upon the percentage of customer-owned metric tons tolled or processed. Increased processing under such tolling agreements results in lower revenues and generally also results in higher gross profit margins and net income margins. Tolling agreements subject GRSA to less risk of changing metal prices and reduce its working capital requirements. Although tolling agreements are beneficial to it in these ways, the percentage of its metric tons able to be processed under these agreements is limited by the amount of metal its customers own and their willingness to enter into such arrangements.

GRSA’s Business Segments

GRSA historically reported two operating segments based on the organizational structure that it uses to evaluate performance, make decisions on resource allocations and perform business reviews of financial results. The two operating segments (each of which is considered a reportable segment) are:

•	Recycling and Specification Alloys North America (“RSAA”); and

•	Recycling and Specification Alloys Europe (“RSEU”).

In addition to analyzing GRSA’s combined and consolidated operating performance based upon revenues, GRSA measures the performance of its operating segments utilizing segment income and contribution margin. Segment income includes gross profits, segment specific realized gains and losses on derivative financial instruments, segment specific other income and expense, and segment specific selling, general and administrative (“SG&A”) expenses. Segment income historically excludes provisions for and benefits from income taxes, restructuring items, depreciation, unrealized and certain realized gains and losses on derivative financial instruments, corporate general and administrative costs, gains and losses on asset sales, gains and losses on intercompany receivables and certain other gains and losses. There are no intersegment sales and there are no assets that have not been allocated to the reportable segments.

Contribution margin represents revenues less freight and the cost of metal, or the raw material costs included in its cost of sales. Contribution margin is a non-U.S. GAAP financial measure that has limitations as an analytical tool and should be considered in addition to, and not in isolation, or as a substitute for, or as superior to, its measures of financial performance prepared in accordance with U.S. GAAP. GRSA’s management uses contribution margin as a performance metric and believes that it provides useful information regarding the performance of its segments because it measures the price at which it sells its aluminum products above the cost of the metal and freight expense, thereby reflecting the value-added components of its commercial activities independent of aluminum prices which it cannot control.

Recycling and Specification Alloys North America

GRSA’s RSAA segment includes aluminum melting, processing and recycling activities, as well as its specification alloy manufacturing business, located in North America. GRSA’s North American recycling business consists of 18 facilities located in the United States, Canada and Mexico. This segment’s recycling operations convert scrap and dross (a by-product of melting aluminum) and combine these materials with other alloying agents as needed to produce recycled aluminum generally for customers serving end-uses related to automotive, consumer packaging, steel, transportation and construction. The segment’s specification alloy operations combine various aluminum scrap types with hardeners and other additives to produce alloys with chemical compositions and specific properties, including increased strength, formability and wear resistance, as specified by customers for their particular applications. GRSA’s specification alloy operations typically deliver products in molten or ingot form to customers principally in the North American automotive industry. A significant percentage of this segment’s volume is sold through tolling arrangements, in which GRSA converts customer-owned scrap and dross and returns the recycled metal in ingot or molten form to its customers for a fee. For the year ended December 31, 2013, more than half of the total RSAA segment volumes shipped in 2013 were under such tolling arrangements.

Segment metric tons invoiced, segment revenues, segment contribution margin and segment income are presented below:

Recycling and Specification Alloys North America	For the years ended December 31,			For the nine months ended September 30,
(Dollars in millions, except per ton measures, volumes in thousands of tons)	2011	2012	2013	2013	2014
Buy and sell segment metric tons invoiced	362.1	371.8	379.4	283.6	284.2
Toll segment metric tons invoiced	532.6	496.4	478.0	364.4	337.6

Segment metric tons invoiced	894.7	868.2	857.4	648.0	621.8

Segment revenues	$984.7	$947.5	$938.4	$705.5	$741.1
Cost of metal and freight	(691.5)	(685.8)	(680.4)	(512.3)	(534.4)

Segment contribution margin	$293.2	$261.7	$258.0	$193.2	$206.7
Segment contribution margin per ton invoiced	$328	$301	$301	$298	$332

Segment income	$87.5	$63.2	$61.2	$44.7	$51.7

Recycling and Specification Alloys Europe

GRSA is a leading European recycler of aluminum scrap and magnesium through the RSEU segment. GRSA’s recycling operations primarily convert aluminum scrap, dross and other alloying agents as needed and deliver the recycled metal and specification alloys in molten or ingot form to its customers. The European recycling business consists of six facilities located in Germany, Norway and Wales. The RSEU segment supplies specification alloys to the European automobile industry and serves other European aluminum industries from its plants. The segment’s specification alloy operations combine various aluminum scrap types with hardeners and other additives to produce alloys with chemical compositions and specific properties, including increased strength, formability and wear resistance, as specified by customers for their particular applications. The segment’s recycling operations typically service other aluminum producers and manufacturers, generally under tolling arrangements, where it converts customer-owned scrap and dross and returns the recycled metal to its customers for a fee. Almost half of the volume shipped from the RSEU segment during the year ended December 31, 2013 was through such tolling arrangements.

Segment metric tons invoiced, segment revenues, segment contribution margin and segment income are presented below:

Recycling and Specification Alloys Europe	For the years ended December 31,			For the nine months ended September 30,
(Dollars in millions, except per ton measures, volumes in thousands of tons)	2011	2012	2013	2013	2014
Buy and sell segment metric tons invoiced	196.8	204.0	192.5	149.0	138.4
Toll segment metric tons invoiced	190.4	181.0	171.9	129.7	148.6

Segment metric tons invoiced	387.2	385.0	364.4	278.7	287.0

Segment revenues	$684.4	$601.9	$561.1	$429.8	$424.6
Cost of metal and freight	(496.5)	(437.0)	(400.3)	(309.2)	(292.4)

Segment contribution margin	$187.9	$164.9	$160.8	$120.6	$132.2
Segment contribution margin per ton invoiced	$485	$428	$441	$433	$461

Segment income	$43.2	$27.1	$18.3	$13.2	$18.6

Results of Operations

The following table presents key financial and operating data on a combined and consolidated basis for the years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2013 and 2014:

	For the years ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(in millions, except percentages)
Revenues from external customers	$1,622.4	$1,511.0	$1,464.7	$1,104.6	$1,135.8
Revenues from related parties	46.7	38.4	34.8	30.7	29.9

Total revenues	1,669.1	1,549.4	1,499.5	1,135.3	1,165.7
Cost of sales	1,526.4	1,447.9	1,417.3	1,074.3	1,096.2

Gross profit	$142.7	$101.5	$82.2	$61.0	$69.5
Gross profit as a percentage of total revenues	8.5%	6.6%	5.5%	5.4%	6.0%
Selling, general and administrative expenses	$55.1	$55.8	$51.9	$39.0	$41.0
Losses (gains) on derivative financial instruments	4.8	3.1	0.7	1.1	(1.8)
Other (income) expense, net	(1.5)	3.0	5.3	4.4	4.1

Income before income taxes	84.3	39.6	24.3	16.5	26.2
Provision for (benefit from) income taxes	14.6	11.9	4.3	4.3	(0.7)

Net income	69.7	27.7	20.0	12.2	26.9

Net income attributable to noncontrolling interest	1.0	1.3	1.0	0.8	0.9

Net income attributable to Aleris	$68.7	$26.4	$19.0	$11.4	$26.0

Total segment income	$130.7	$90.3	$79.5	$57.9	$70.3
Unallocated amounts:
Depreciation and amortization	(11.0)	(15.8)	(21.6)	(15.4)	(17.4)
Selling, general and administrative expenses allocated from Aleris	(31.3)	(33.5)	(28.5)	(21.0)	(21.9)
Unallocated (losses) gains on derivative financial instruments	(3.2)	1.5	0.8	(0.2)	(0.6)
Unallocated currency exchange (losses) gains	(0.2)	0.4	(0.7)	(0.5)	(0.1)
Other expense, net	(0.7)	(3.3)	(5.2)	(4.3)	(4.1)

Income before income taxes	$84.3	$39.6	$24.3	$16.5	$26.2

Review of Combined and Consolidated Results

Nine Months Ended September 30, 2014 Compared to the Nine Months Ended September 30, 2013

GRSA’s revenues for the nine months ended September 30, 2014 were $1.17 billion compared to $1.14 billion for the nine months ended September 30, 2013. The increase of $30.4 million resulted from improved selling prices, which increased revenues by $25.0 million, and a weaker U.S. dollar during 2014, which increased revenues by $13.0 million. These increases were partially offset by a decreased percentage of buy and sell volume in Europe, which more than offset increased volume resulting from strong automotive demand, and decreased revenues by $8.0 million.

The following table presents the estimated impact of key factors that resulted in the 3% increase in GRSA’s combined and consolidated revenues from the nine months ended September 30, 2013:

	RSAA		RSEU		Consolidated
	$	%	$	%	$	%
	(dollars in millions)
Commercial price	$31.0	4%	$(6.0)	(2)%	$25.0	2%
Volume/Mix	4.0	1	(12.0)	(3)	(8.0)	—
Currency	—	—	13.0	4	13.0	1
Other	0.6	*	(0.2)	*	0.4	*

Total	$35.6	5%	$(5.2)	(1)%	$30.4	3%

Gross profit for the nine months ended September 30, 2014 was $69.5 million compared to $61.0 million for the nine months ended September 30, 2013; an increase of $8.5 million. Favorable metal spreads resulted in increased gross profit of approximately $13.0 million, and a favorable mix of products sold resulted in an additional $2.0 million increase. These favorable impacts were partially offset by higher depreciation expense of $2.0 million. In addition, inflation in employee, energy and freight costs decreased gross profits by approximately $9.0 million, but were partially offset by productivity related savings of approximately $5.0 million.

Consolidated selling, general and administrative expenses were $41.0 million for the nine months ended September 30, 2014 compared to $39.0 million for the nine months ended September 30, 2013. The $2.0 million increase primarily resulted from a $1.6 million increase in labor as a result of higher incentive compensation expense as well as an $0.9 million increase in corporate and regional costs that were allocated to the business. These increases were partially offset by decreases in other SG&A expenses, including professional fees, business development costs and start-up costs.

During the nine months ended September 30, 2014 and 2013, GRSA recorded realized losses (gains) on derivative financial instruments of $(2.4) million and $0.9 million, respectively, and unrealized losses of $0.6 million and $0.2 million, respectively. Generally, GRSA’s realized gains or losses represent the cash paid or received upon settlement of its derivative financial instruments. Unrealized gains or losses reflect the change in the fair value of derivative financial instruments from the later of the end of the prior period or the GRSA’s entering into the derivative instrument as well as the reversal of previously recorded unrealized gains or losses for derivatives that settled during the period. See “—Critical Measures of GRSA’s Financial Performance” for additional information regarding GRSA’s use of derivative financial instruments.

In addition, a favorable change of $5.0 million in the provision for (benefit from) income taxes resulted primarily from the reversal of $8.6 million of valuation allowances during the nine months ended September 30, 2014.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

Revenues for the year ended December 31, 2013 were approximately $1.50 billion compared to approximately $1.55 billion for the year ended December 31, 2012. The $49.9 million decrease was primarily due to lower selling prices for GRSA’s products resulting from lower aluminum and specification alloy prices which decreased revenues by $48.0 million. In addition, decreased volumes in Europe, primarily within the automotive industry, more than offset favorable volumes and improved mix in North America, decreasing revenues by $21.0 million. These decreases were partially offset by a weaker U.S. dollar, which increased revenues by $19.0 million.

The following table presents the estimated impact of key factors that resulted in the 3% decrease in GRSA’s combined and consolidated revenues from 2012:

	RSAA		RSEU		Consolidated
	$	%	$	%	$	%
	(dollars in millions)
Commercial price	$(25.0)	(2)%	$(23.0)	(3)%	$(48.0)	(3)%
Volume/Mix	16.0	1	(37.0)	(7)	(21.0)	(1)
Currency	—	—	19.0	3	19.0	1
Other	(0.1)	*	0.2	*	0.1	*

Total	$(9.1)	(1)%	$(40.8)	(7)%	$(49.9)	(3)%

Gross profit for the year ended December 31, 2013 was $82.2 million compared to $101.5 million for the year ended December 31, 2012, a decrease of $19.3 million. The impact of tighter metal spreads resulting from lower aluminum selling prices and higher relative scrap purchase prices reduced gross profit by approximately $16.0 million. In addition, depreciation expense increased $5.8 million and a decrease in volumes negatively impacted gross profit by $3.0 million. These decreases were partially offset by productivity savings in excess of inflation of approximately $8.0 million.

SG&A expenses were $51.9 million for the year ended December 31, 2013 compared to $55.8 million for the year ended December 31, 2012. The $3.9 million decrease primarily resulted from a $5.0 million decrease in corporate and regional costs that were allocated to the business, as lower incentive compensation and cost reduction and restructuring initiatives decreased the costs that were allocated. These decreases were partially offset by increased business development costs and depreciation expense.

During the years ended December 31, 2013 and 2012, GRSA recorded realized losses on derivative financial instruments of $1.5 million and $4.6 million, respectively, and unrealized gains of $0.8 million and $1.5 million, respectively.

An unfavorable change of $2.3 million in other (income) expense, net was due to an unfavorable change in currency rates which increased other expense by approximately $0.9 million, an increase in restructuring costs of approximately $0.9 million, and increased losses on the disposal of fixed assets of $0.5 million.

The provision for income taxes was $4.3 million for the year ended December 31, 2013 compared to a provision for income taxes of $11.9 million for the year ended December 31, 2012. The income tax provision for the year ended December 31, 2013, consisted of an income tax expense of $0.4 million from international jurisdictions and $3.9 million in the U.S. The income tax provision for the year ended December 31, 2012 consisted of an income tax expense of $4.7 million from international jurisdictions and $7.2 million in the U.S.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Revenues for the year ended December 31, 2012 were approximately $1.55 billion compared to approximately $1.67 billion for the year ended December 31, 2011. The $119.7 million decrease was primarily driven by lower aluminum prices, which reduced revenues by approximately $137.0 million and a stronger U.S. dollar, which reduced revenues by approximately $55.0 million. These decreases were partially offset by an increased mix of buy and sell volumes during 2012, which more than offset a reduction in overall volumes, and increased revenues by approximately $74.0 million.

The following table presents the estimated impact of key factors that resulted in the 7% decrease in GRSA’s combined and consolidated revenues from 2011:

	RSAA		RSEU		Consolidated
	$	%	$	%	$	%
	(dollars in millions)
Commercial price	$(112.0)	(11)%	$(25.0)	(6)%	$(137.0)	(8)%
Volume/Mix	77.0	8	(3.0)	—	74.0	4
Currency	—	—	(55.0)	(8)	(55.0)	(3)
Other	(2.2)	*	0.5	*	(1.7)	*

Total	$(37.2)	(4)%	$(82.5)	(12)%	$(119.7)	(7)%

Gross profit for the year ended December 31, 2012 was $101.5 million compared to $142.7 million for the year ended December 31, 2011. The impact of tighter metal spreads resulting from lower aluminum selling prices and higher relative scrap purchase prices reduced gross profit by approximately $46.0 million. The negative impact that the strengthening U.S. dollar had on the translation of GRSA’s euro-based gross profit was approximately $5.0 million. In addition, a $4.8 million increase in depreciation expense due to an increase in capital expenditures during 2012 and 2011 further impacted gross profit. These decreases were partially offset by productivity savings of approximately $20.0 million, which more than offset approximately $9.0 million of inflation in employee and energy costs.

SG&A expenses were $55.8 million for the year ended December 31, 2012 compared to $55.1 million for the year ended December 31, 2011. The $0.7 million decrease was primarily related to a $2.2 million increase in the corporate and regional costs that were allocated to the business. In addition, the favorable impact of collections on previously reserved bad debts was $1.0 million greater in 2011 than in 2012. These increases were offset by a $1.8 million decrease in labor costs, resulting primarily from lower employee incentive pay.

During the years ended December 31, 2012 and 2011, GRSA recorded realized losses on derivative financial instruments of $4.6 million and $1.6 million, respectively, and unrealized (gains) losses of $(1.5) million and $3.2 million, respectively.

An unfavorable change of $4.5 million in other expense (income), net resulted from an increase in restructuring costs of $2.2 million greater than 2011. In addition, the 2011 results benefited from $2.0 million of insurance proceeds.

The provision for income taxes was $11.9 million for the year ended December 31, 2012 compared to a provision for income taxes of $14.6 million for the year ended December 31, 2011. The income tax provision for the year ended December 31, 2012, consisted of an income tax expense of $4.7 million from international jurisdictions and $7.2 million in the U.S. The income tax provision for the year ended December 31, 2011 consisted of an income tax expense of $0.8 million from international jurisdictions and $13.8 million in the U.S.

Segment Revenues and Metric Tons Invoiced

The following tables present revenues and metric tons invoiced by segment for the years ended December 31, 2011, 2012, and 2013, and for the nine months ended September 30, 2013 and 2014:

	For the years ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(dollars in millions, metric tons in thousands)
Revenues:
RSAA	$984.7	$947.5	$938.4	$705.5	$741.1
RSEU	684.4	601.9	561.1	429.8	424.6

Combined and consolidated revenues	$1,669.1	$1,549.4	$1,499.5	$1,135.3	$1,165.7

Metric tons invoiced:
RSAA	894.7	868.2	857.4	648.0	621.8
RSEU	387.2	385.0	364.4	278.7	287.0

Total metric tons invoiced	1,281.9	1,253.2	1,221.8	926.7	908.8

Recycling and Specification Alloys North America Revenues

RSAA revenues for the nine months ended September 30, 2014 increased $35.6 million compared to the nine months ended September 30, 2013. This increase was primarily due to improved selling prices, which resulted in increased revenues of approximately $31.0 million; and an improved mix of buy and sell volumes more than offset a 4% decrease in volume shipped resulting from harsh winter weather and the idling of the Saginaw, Michigan facility in the fourth quarter of 2013. The combination of volume and mix changes increased revenues by approximately $4.0 million.

RSAA revenues for the year ended December 31, 2013 decreased $9.1 million compared to the year ended December 31, 2012. The decrease was primarily due to lower selling prices for its products resulting from lower aluminum and specification alloy prices, which decreased revenues by approximately $25.0 million. This decrease was partially offset by an increased percentage of buy/sell volume, as well as increased demand for automotive, transportation and building and construction products, which offset lower demand from the steel industry. The combination of these factors increased revenues by approximately $16.0 million.

RSAA revenues for the year ended December 31, 2012 decreased $37.2 million compared to the year ended December 31, 2011. This decrease was due to lower aluminum and specification alloy prices, which decreased revenues by approximately $112.0 million. This decrease was partially offset by a change in volume and mix, the combination of which increased revenues by approximately $77.0 million. The change in mix, due to a lower percentage of toll sales, more than offset a 3% reduction in invoiced metric tons. The volume reduction was due to lower demand from customers in the container and packaging industry, which was partially offset by improved demand from the automotive industry.

Recycling and Specification Alloys Europe Revenues

RSEU revenues for the nine months ended September 30, 2014 decreased $5.2 million as compared to the nine months ended September 30, 2013. This decrease was primarily due to a decreased percentage of buy and sell volume, which more than offset a 3% increase in shipments, reduced revenues by approximately $12.0 million. The increase in volume was primarily driven by stronger automotive demand; and lower selling prices for its products resulting from lower average aluminum and specification alloy prices for the period, which decreased revenues by approximately $6.0 million.

These decreases were partially offset by a weaker U.S. dollar, which increased revenues by approximately $13.0 million.

RSEU revenues for the year ended December 31, 2013 decreased $40.8 million as compared to the year ended December 31, 2012. This decrease was primarily due to a 5% overall reduction in volume, primarily within the automotive industry caused by the combination of customer in-sourcing, temporary production slow downs and a shift towards eliminating unprofitable volume and limiting spot-priced sales in a tight metal spread environment. Volume reductions decreased revenues by approximately $37.0 million; and a decrease in the selling prices of its products, resulting from an increase in imports of specification alloys from southern Europe during the first half of 2013, and lower aluminum prices, which combined to reduce revenues by approximately $23.0 million.

These decreases were partially offset by a weaker U.S. dollar, which increased revenues by approximately $19.0 million.

RSEU revenues for the year ended December 31, 2012 decreased $82.5 million compared to the year ended December 31, 2011. This decrease was primarily due to a stronger U.S. dollar, which decreased revenues by approximately $55.0 million; a decrease in the selling prices of its products resulting from an increase in imports of specification alloys from southern Europe and lower aluminum prices, which reduced revenues by approximately $25.0 million; and a 1% decrease in shipment levels, which reduced revenues by approximately $3.0 million.

Segment Income and Gross Profit

For the years ended December 31, 2011, 2012 and 2013 and for the nine months ended September 30, 2013 and 2014, segment income and GRSA’s reconciliation of segment income to gross profit are presented below:

	For the years ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(in millions)
Segment income:
RSAA	$87.5	$63.2	$61.2	$44.7	$51.7
RSEU	43.2	27.1	18.3	13.2	18.6

Total segment income	130.7	90.3	79.5	57.9	70.3
Items excluded from segment income and included in gross profit:
Depreciation	(10.9)	(15.6)	(21.3)	(15.2)	(17.1)
Other	—	—	0.1	0.1	—
Items included in segment income and excluded from gross profit:
Segment selling, general and administrative expenses	23.7	22.1	22.9	17.6	18.8
Realized losses (gains) on derivative financial instruments	1.6	4.6	1.5	0.9	(2.4)
Other (income) expense, net	(2.4)	0.1	(0.5)	(0.3)	(0.1)

Gross profit	$142.7	$101.5	$82.2	$61.0	$69.5

Recycling and Specification Alloys North America Segment Income

RSAA segment income for the nine months ended September 30, 2014 increased by $7.0 million compared to the prior year period. The increase was due to favorable metal spreads, partly driven by customer and product mix, that increased segment income by approximately $12.0 million. This increase was offset by inflation, net of productivity related savings, of $5.0 million, as the region’s harsh winter weather resulted in higher natural gas commodity and delivery prices and also led to operational inefficiencies and lost shipping days in a number of Midwest states.

RSAA segment income for the year ended December 31, 2013 decreased $2.0 million compared to the prior year period. The decrease was primarily due to a decrease in metal spreads during the first half of 2013 as lower aluminum prices drove lower selling prices while scrap demand exceeded supply and kept scrap purchase prices high. These tightened metal spreads reduced segment income by approximately $13.0 million.

These decreases were offset by productivity related savings of approximately $15.0 million associated with furnace and scrap optimization initiatives and reductions within SG&A expenses, which more than offset $5.0 million of higher costs associated with inflation in employee and energy costs; and an improved mix of products sold, which increased segment income by approximately $3.0 million.

RSAA segment income for the year ended December 31, 2012 decreased $24.3 million compared to the year ended December 31, 2011. This decrease was primarily due to tighter metal spreads as a result of lower aluminum selling prices and higher relative scrap prices, which decreased segment income by approximately $38.0 million. The higher relative scrap prices resulted from reduced global supply coupled with increased global demand; and segment income for the prior year period also benefited from $4.2 million of gains associated with the recovery of previously written-off accounts receivable and insurance proceeds.

These decreases were partially offset by productivity gains of approximately $15.0 million associated with furnace and scrap optimization initiatives and lower natural gas prices.

Recycling and Specification Alloys Europe Segment Income

RSEU segment income for the nine months ended September 30, 2014 increased by $5.4 million compared to the prior year period. Higher volumes and improved metal spreads increased segment income by approximately $4.0 million, while productivity related savings more than offset inflation in employee costs, resulting in improved segment income of approximately $1.0 million.

RSEU segment income for the year ended December 31, 2013 decreased $8.8 million compared to the prior year period. This decrease was primarily due to a 5% decrease in volume and tighter metal spreads as a result of scrap availability issues and unfavorable pricing due to increased imports from southern Europe during the first half of 2013, the combination of which decreased segment income by approximately $9.0 million. Productivity gains during the period were offset by inflation in energy and employee costs.

RSEU segment income for the year ended December 31, 2012 decreased $16.1 million compared to the year ended December 31, 2011. This decrease was primarily due to tighter metal spreads resulting from unfavorable pricing due to an increase in specification alloys competition from southern Europe, which reduced segment income by approximately $8.0 million; a 1% decrease in volumes, which reduced segment income by approximately $1.0 million; a stronger U.S. dollar, which decreased segment income by approximately $3.0 million; and productivity gains, which offset inflation in energy and employee costs.

Liquidity and Capital Resources

Summary

GRSA had $11.7 million of cash and cash equivalents at September 30, 2014, compared to $7.6 million at the end of 2013. The increase in cash and cash equivalents was primarily due to cash from earnings partially offset by capital expenditures and an increase in net operating assets.

The following discussion provides a summary description of the significant components of GRSA’s historical sources of liquidity and long-term debt and does not reflect the impact of the GRSA Acquisition and the related Financings.

The Aleris ABL Facility

GRSA has had access to Aleris’s ABL facility for liquidity needs (the “Aleris ABL Facility”). GRSA will not have access to the Aleris ABL Facility following the closing of the GRSA Acquisition, and the GRSA Entities who are parties to the Aleris ABL Facility will be released in connection therewith.

The amended and restated Aleris ABL Facility is a $600.0 million revolving credit facility which permits multi-currency borrowings up to $600.0 million by Aleris’s U.S. subsidiaries, up to $240.0 million by Aleris Switzerland GmbH (a wholly owned Swiss subsidiary) and up to $15.0 million by Aleris Specification Alloy Products Canada Company (a wholly owned Canadian subsidiary) (the “Aleris ABL Facility”). The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction and the jurisdictions in which certain subsidiaries of such borrowers are located. The Aleris ABL Facility provides for the issuance of up to $75.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans. As of September 30, 2014, Aleris estimated that the borrowing base would have supported borrowings of $600.0 million. Borrowings under the Aleris ABL Facility bear interest at a rate equal to certain base rates, plus an applicable margin ranging from 0.75% to 2.50%.

There is no scheduled amortization under the Aleris ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on June 29, 2016, unless extended pursuant to the credit agreement.

The Aleris ABL Facility is secured, subject to certain exceptions, by a first-priority security interest in substantially all of Aleris International’s current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of its wholly owned domestic subsidiaries, substantially all of the current assets and related intangible assets of the borrower located in Canada and substantially all of the current assets (other than inventory located outside of the United Kingdom) and related intangibles of Aleris Recycling (Swansea) Ltd., and Aleris Switzerland GmbH and certain of its subsidiaries. The borrowers’ obligations under the Aleris ABL Facility are guaranteed by certain of its existing and future direct and indirect subsidiaries.

The Aleris Senior Notes

GRSA has benefitted historically from the cash generated from the issuance of Aleris Senior Notes (as defined below). To the extent currently a party thereto, the GRSA Entities will be released as guarantors under the indentures governing the Aleris Senior Notes.

On February 9, 2011, Aleris issued $500.0 million aggregate original principal amount of 7 5/8% Senior Notes due 2018, and on October 14, 2011, Aleris International exchanged the $500.0 million aggregate original principal amount of 7 5/8% Senior Notes due 2018 for its new $500.0 million aggregate original principal amount of 7 5/8% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “7 5/8% Senior Notes”). The 7  5/8% Senior Notes mature on February 15, 2018.

On October 23, 2012, Aleris issued $500.0 million aggregate original principal amount of 7 7/8% Senior Notes due 2020, and on January 31, 2013, Aleris exchanged the $500.0 million aggregate original principal amount of 7 7/8% Senior Notes due 2020 for $500.0 million of its new 7  7/8% Senior Notes due 2020 that have been registered under the Securities Act of 1933, as amended (the “7 7/8% Senior Notes” and, together with the 7 5/8% Senior Notes, the “Aleris Senior Notes”). The 7  7/8% Senior Notes mature on November 1, 2020.

The Aleris Senior Notes are unconditionally guaranteed on a senior unsecured basis by Aleris and each of its subsidiaries that guarantees Aleris International’s obligations under the Aleris ABL Facility. The indentures governing the Aleris Senior Notes contain a number of customary covenants that, subject to certain exceptions, impose restrictions on Aleris International and certain of its subsidiaries, including without limitation restrictions on its ability to incur additional debt, pay dividends and make certain payments, create liens, merge, consolidate or sell assets, or enter into affiliate transactions, among other things.

Cash Flows

The following table summarizes GRSA’s net cash provided (used) by operating, investing and financing activities for the years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2014 and 2013.

	For the years ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(in millions)
Net cash provided (used) by:
Operating activities	$88.4	$63.3	$58.9	$45.6	$14.7
Investing activities	(47.9)	(56.1)	(36.4)	(23.3)	(19.4)
Financing activities	(38.8)	(9.2)	(24.0)	(23.7)	8.8

Cash Flows From Operating Activities

Cash flows provided by operating activities were $14.7 million for the nine months ended September 30, 2014, which resulted from $38.0 million of cash from earnings, partially offset by a $23.3 million increase in net operating assets. The significant components of the change in net operating assets included increases of $22.0 million, $19.5 million and $24.4 million in accounts receivable, inventories and accounts payable, respectively, as a result of increased seasonal sales volume when compared to December 2013 as well as higher aluminum prices. GRSA’s average days sales outstanding (“DSO”) at September 30, 2014 remained consistent with the DSO at December 31, 2013. Revenues in the month of September 2014 were approximately $33.8 million higher than the month of December 2013, leading to an increase in accounts receivable. Inventory levels increased during 2014 as LME aluminum prices as of September 30, 2014 increased 10% when compared to December 31, 2013. Additionally, GRSA’s average days inventory outstanding (“DIO”) increased from 27 days at December 31, 2013 to 31 days at September 30, 2014. The increase in payables resulted from increased inventory levels and an increase in GRSA’s average days payables outstanding (“DPO”). GRSA’s DPO increased from

29 days at December 31, 2013 to 31 days at September 30, 2014. The decrease in accrued liabilities of $4.6 million for the nine months ended September 30, 2014 was primarily due to a decrease in toll liabilities. The toll liability balance at December 31, 2013 was higher than normal as a result of scrap materials being received from a customer at a pace greater than which they could be recycled and returned to the customer. During 2014, the toll liability returned to normalized levels.

GRSA defines DSO as average accounts receivable, divided by revenue, and multiplied by the number of days in the period. DIO is defined as average inventory, less average toll liability, divided by revenue, and multiplied by the number of days in the period. DPO is defined as average accounts payable, divided by revenue, and multiplied by the number of days in the period.

Cash flows provided by operating activities were $45.6 million for the nine months ended September 30, 2013, which resulted from $28.4 million of cash from earnings and a $17.2 million decrease in net operating assets. The significant components of the change in net operating assets included a decrease of $11.3 million in inventories and increases of $17.4 million, $14.4 million and $8.2 million in accounts receivable, accounts payable and accrued liabilities, respectively. Inventory levels decreased during 2013 as LME aluminum prices as of September 30, 2013 decreased 12% when compared to December 31, 2012. Additionally, GRSA’s DIO decreased from 29 days at December 31, 2012 to 27 days at September 30, 2013. GRSA’s DSO decreased from 42 days at December 31, 2012 to 38 days at September 30, 2013. However, revenues in the month of September 2013 were approximately $28.5 million higher than the month of December 2012, leading to an increase in accounts receivable. The increase in accounts payables resulted from increased average inventory levels in connection with the additional sales volume compared to the end of 2012 while GRSA’s DPO at September 30, 2013 remained consistent with GRSA’s DPO at December 31, 2012. The increase in accrued liabilities was primarily due to an increase in toll liabilities. The toll liability balance at September 30, 2013 was higher than normal as a result of scrap materials being received from a customer at a pace greater than which they could be recycled and returned to the customer.

Cash flows provided by operating activities were $58.9 million for the year ended December 31, 2013, which resulted from $40.4 million of cash from earnings and a $18.5 million decrease in net operating assets. The significant components of the change in net operating assets included a decrease of $9.8 million in accounts receivable and increases of $5.2 million, $4.3 million and $9.4 million in inventories, accounts payable and accrued liabilities, respectively. GRSA’s DSO decreased from 42 days at December 31, 2012 to 37 at December 31, 2013. Inventory levels increased primarily due to increases in toll inventory. The increase in payables resulted from increased inventory levels and the additional days of payables outstanding. GRSA’s DPO increased from 27 days at December 31, 2012 to 29 days at December 31, 2013. The increase in accrued liabilities was primarily due to an increase in toll liabilities. The toll liability balance at December 31, 2013 was higher than normal as a result of scrap materials being received from a customer at a pace greater than which they could be recycled and returned to the customer.

Cash flows provided by operating activities were $63.3 million for the year ended December 31, 2012, which resulted from $47.2 million of cash from earnings and a $16.1 million decrease in net operating assets. The significant components of the change in net operating assets included increases of $3.9 million and $15.6 million in inventories and accounts payable, respectively, and decreases of $16.5 million and $11.5 million in accounts receivable and accrued liabilities, respectively. DIO increased from 26 days at December 31, 2011 to 29 days at December 31, 2012. The increase in payables resulted from increased inventory levels and the additional days of payables outstanding. GRSA’s DPO increased from 23 days at December 31, 2011 to 27 days at December 31, 2012. GRSA’s DSO increased from 40 days at December 31, 2011 to 42 days at December 31, 2012. However, revenues in the month of December 2012 were approximately $6.6 million lower than the month of December 2011, leading to a decrease in accounts receivable. The decrease in accrued liabilities was primarily due to a decreases in toll liability, accrued employee costs, accrued professional fees, accrued tax liabilities, and accrued CIP.

Cash flows provided by operating activities were $88.4 million for the year ended December 31, 2011, which resulted from $77.7 million of cash from earnings and a $10.7 million decrease in net operating assets. The significant components of the change in net operating assets included increases of $18.5 million, $5.6 million, $18.9 million and $12.3 million in accounts receivable, inventories, accounts payable and accrued liabilities, respectively. GRSA’s DSO increased from 38 days at December 31, 2010 to 40 days at December 31, 2011. GRSA’s DIO increased from 24 days at December 31, 2010 to 26 days at December 31, 2011. The increase in payables resulted from increased inventory levels and the additional days of payables outstanding. GRSA’s DPO increased from 19 days at December 31, 2010 to 23 days at December 31, 2011. The decrease in accrued liabilities was primarily due to increases in toll liability, accrued asset retirement obligations, accrued tax liability, and employee costs.

Cash Flows from Investing Activities

Cash flows used by investing activities during the nine months ended September 30, 2014 included approximately $1.2 million to upgrade pre-processing equipment, which allows GRSA to process a wide range of aluminum scrap thus maximizing its operational flexibility and optimizing its scrap metal purchases, as well as $18.1 million of maintenance capital expenditures.

Cash flows used by investing activities during the nine months ended September 30, 2013 included approximately $3.1 million to upgrade melting capabilities and pre-processing equipment as well as $20.0 million of maintenance capital expenditures.

Cash flows used by investing activities during the year ended December 31, 2013 included approximately $3.7 million to upgrade melting capabilities and pre-processing equipment as well as $33.7 million of maintenance capital expenditures.

Cash flows used by investing activities during the year ended December 31, 2012 included approximately $17.6 million to upgrade melting capabilities and pre-processing equipment as well as $38.1 million of maintenance capital expenditures, including increasing the capacity of one of GRSA’s North American landfills.

Cash flows used by investing activities during the year ended December 31, 2011 were $47.9 million and included $49.8 million of capital expenditures, partially offset by $2.0 million of proceeds from the sale of property, plant and equipment. Capital expenditures in 2011 included approximately $11.6 million to upgrade melting capabilities and pre-processing equipment as well as $38.2 million of maintenance capital expenditures.

Cash Flows From Financing Activities

Cash flows from financing activities were $8.8 million for the nine months ended September 30, 2014 including net transfers from Aleris of $10.2 million and distributions to noncontrolling interest of $0.3 million.

Cash flows used by financing activities were $23.7 million for the nine months ended September 30, 2013 including net transfers to Aleris of $23.1 million and distributions to noncontrolling interest of $0.6 million.

Cash flows used by financing activities were $24.0 million for the year ended December 31, 2013 including net transfers to Aleris of $22.9 million and distributions to noncontrolling interest of $0.9 million.

Cash flows used by financing activities were $9.2 million for the year ended December 31, 2012 including net transfers to Aleris of $8.1 million and distributions to noncontrolling interest of $0.9 million.

Cash flows used by financing activities were $38.8 million for the year ended December 31, 2011 including net transfers to Aleris of $37.4 million and distributions to noncontrolling interest of $1.2 million.

Exchange Rates

During the nine months ended September 30, 2014, the fluctuation of the U.S. dollar against other currencies resulted in unrealized currency translation gains that decreased GRSA’s equity by $7.7 million. Currency translation adjustments are the result of the process of translating an international entity’s financial statements from the entity’s functional currency to U.S. dollars. Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities.

The euro is the functional currency of substantially all of GRSA’s European-based operations. In the future, GRSA’s results of operations will continue to be impacted by the exchange rate between the U.S. dollar and the euro. In addition, GRSA has other operations where the functional currency is not GRSA’s reporting currency, the U.S. dollar, and GRSA’s results of operations are impacted by currency fluctuations between the U.S. dollar and such other currencies.

Contractual Obligations

GRSA and its subsidiaries are obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations. The following table summarizes GRSA’s estimated significant contractual cash obligations and other commercial commitments at December 31, 2013. However, we note that the following table does not reflect the substantial impact that the GRSA Acquisition and the Financings will have on GRSA’s contractual obligations, including principal and interest obligations on the indebtedness being incurred to finance a majority of the acquisition consideration. See “Overview of Pro Forma Combined Liquidity and Capital Resources.”

	Cash Payments Due by Period
	(in millions)
	Total	2014	2015-2016	2017-2018	After 2018
Capital lease obligations	$2.9	$1.0	$1.8	$0.1	$—
Estimated pension benefit payments	15.1	1.1	2.3	2.8	8.9
Operating lease obligations	6.2	2.3	3.5	0.4	—
Estimated payments for asset retirement obligations	10.0	1.3	1.7	0.4	6.6
Purchase obligations	57.2	56.5	0.7	—	—

Total	$91.4	$62.2	$10.0	$3.7	$15.5

GRSA’s estimated funding for its funded pension plans and other postretirement benefit plans is based on actuarial estimates using benefit assumptions for discount rates, expected long-term rates of return on assets, rates of compensation increases, and health care cost trend rates. For GRSA’s funded pension plans, estimating funding beyond 2014 would depend upon the performance of the plans’ investments, among other things. As a result, estimating pension funding beyond 2014 is not practicable. Payments for unfunded pension plan benefits and other postretirement benefit payments are estimated through 2023.

Most operating leases are for a period of one to five years, and are primarily for items used in GRSA’s manufacturing processes.

GRSA’s estimated payments for asset retirement obligations are based on management’s estimates of the timing and extent of payments to be made to fulfill legal or contractual obligations associated with the retirement of certain long-lived assets. Amounts presented represent the future value of expected payments.

GRSA’s purchase obligations represent non-cancellable agreements (short-term and long-term) to purchase goods or services that are enforceable and legally binding on us that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations include the pricing of anticipated metal purchases using contractual metal prices or, where pricing is dependent upon the prevailing LME metal prices at the time of delivery, market metals prices as of December 31, 2013, as well as natural gas and electricity purchases using minimum contractual quantities and either contractual prices or prevailing rates. As a result of the variability in the pricing of many of GRSA’s metals purchasing obligations, actual amounts paid may vary from the amounts shown above.

Environmental Contingencies

GRSA’s operations, like those of other basic industries, are subject to federal, state, local and international laws, regulations and ordinances. These laws and regulations (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as waste handling and disposal practices and (2) impose liability for costs of cleaning up, and certain damages resulting from, spills, disposals or other releases of regulated materials. It can be anticipated that more rigorous environmental laws will be enacted that could require us to make substantial expenditures in addition to those described in this prospectus supplement under “Risk Factors—Risks Related to GRSA.” From time to time, GRSA’s Business operations have resulted, or may result, in certain non-compliance with applicable requirements under such environmental laws. To date, any such non-compliance with such environmental laws have not had a material adverse effect on its financial position, results of operations or cash flows.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires GRSA’s management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, GRSA evaluates its estimates, including those related to the valuation of inventory, property and equipment and intangible assets, allowances related to doubtful accounts, income taxes, pensions and environmental liabilities. GRSA’s management bases its estimates on historical experience, actuarial valuations and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates. GRSA’s accounting policies are more fully described in Note 2, “Summary of Significant Accounting Policies,” to GRSA’s audited combined and consolidated financial statements included elsewhere in this prospectus supplement.

The following critical accounting policies and estimates are used to prepare GRSA’s combined and consolidated financial statements:

Principles of Combination and Consolidation

The accompanying combined and consolidated financial statements include the accounts of the operations comprising GRSA on a combined and consolidated basis. Intercompany balances and transactions with other combined and consolidated entities have been eliminated. Intragroup transactions with Aleris entities are shown separately in the combined and consolidated financial statements and are further discussed in Note 15, “Related Party Transactions,” to GRSA’s audited combined and consolidated financial statements included elsewhere in this prospectus supplement.

The combined and consolidated financial statements include the assets, liabilities, revenues and expenses that are specifically identifiable to GRSA. In addition, certain costs incurred by Aleris have been allocated to GRSA. These costs are derived from multiple levels of the organization reflecting shared corporate and other management expenses. GRSA’s operations are dependent upon Aleris and its subsidiaries’ ability to perform certain services and support functions. The costs associated with these services and support functions have been allocated to GRSA using the most meaningful allocation methodologies, based primarily on the proportionate revenue, cost of sales, assets or headcount of GRSA compared to Aleris and/or its subsidiaries. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including stock-based compensation and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information têchnology, legal services, accounting and finance services, human resources, marketing, credit and collections, treasury, internal audit, purchasing, and other corporate and infrastructure services. Certain costs incurred by Aleris related to its bankruptcy reorganization and emergence from bankruptcy has not been allocated to GRSA.

GRSA management believes the assumptions and allocations underlying the combined and consolidated financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Aleris to be a reasonable reflection of the use of services provided to or the benefit received by GRSA during the periods presented relative to the total costs incurred by Aleris. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been incurred had GRSA been an entity that operated independently of Aleris. Consequently, future results of operations should GRSA be separated from Aleris will include costs and expenses that may be materially different than GRSA’s historical results of operations, financial position and cash flows. Accordingly, the combined and consolidated financial statements for these periods are not indicative of GRSA’s future results of operations, financial position or cash flows.

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and risk of loss passes to the customer in accordance with the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” (codified in ASC 605). This typically occurs when the goods reach their destination. For customer-owned toll material, revenue is recognized upon the performance of the tolling services for customers. For material that is consigned to customers, revenue is not recognized until the product is used by the customer. Shipping and handling costs are included within “Cost of sales” in the Combined and Consolidated Statements of Operations.

Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

Accounts Receivable Allowances and Credit Risk

GRSA extends credit to its customers based on an evaluation of their financial condition; generally, collateral is not required. GRSA maintains an allowance against its accounts receivable for the estimated probable losses on uncollectible accounts and sales returns and allowances. The valuation reserve is based upon its historical loss experience, current economic conditions within the industries it serves as well as the GRSA’s determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt, or, if later, as proscribed by statutory regulations. The movement of the accounts receivable allowances is as follows:

	For the years ended December 31,
	2011	2012	2013
	(in millions)
Balance at beginning of the period	$0.5	$1.5	$0.4
Expenses for uncollectible accounts, sales returns and allowances, net of recoveries	0.4	1.1	2.1
Receivables (written off) recovered against the valuation reserve	0.6	(2.2)	(2.1)

Balance at end of the period	$1.5	$0.4	$0.4

Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers in various industry segments comprising GRSA’s customer base.

Inventories

GRSA’s inventories are stated at the lower of cost or net realizable value. Cost is determined primarily on the average cost or specific identification method and includes material, labor and overhead related to the manufacturing process.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, net of asset impairments. The cost of property, plant and equipment acquired in business combinations represents the fair value of the acquired assets at the time of acquisition.

The fair value of asset retirement obligations are capitalized to the related long-lived asset at the time the obligation is incurred and is depreciated over the remaining useful life of the related asset. Major renewals and improvements that extend an asset’s useful life are capitalized to property, plant and equipment. Major repair and maintenance projects are expensed over periods not exceeding 18 months while normal maintenance and repairs are expensed as incurred. Depreciation is primarily computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements	5—33 years
Production equipment and machinery	2—25 years
Office furniture, equipment and other	3—10 years

The construction costs of landfills used to store by-products of the recycling process are depreciated as space in the landfills is used based on the unit of production method. Additionally, used space in the landfill is determined periodically either by aerial photography or engineering estimates.

Impairment of Property, Plant, Equipment

GRSA reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount may not be recoverable. Once an impairment indicator has been identified, the asset impairment test is a two-step process. The first step consists of determining whether the sum of the estimated undiscounted future cash flows attributable to the specific asset group being tested is less than its carrying value. Estimated future cash flows used to test for recoverability include only the future cash flows that are directly associated with and are expected to arise as a direct result of the use and eventual disposition of the relevant asset group. If the carrying value of the asset group exceeds the future undiscounted cash flows expected from the asset group, a second step is performed to compute the extent of the impairment. Impairment charges are determined as the amount by which the carrying value of the asset group exceeds the estimated fair value of the asset group.

As outlined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), the fair value measurement of the GRSA Business’s long-lived assets assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by GRSA is different. The highest and best use of an asset establishes the valuation premise. The valuation premise is used to measure the fair value of an asset. ASC 820-10-35-10 states that the valuation premise of an asset is either of the following:

•

In-use:    The highest and best use of the asset is in-use if the asset would provide maximum value to market participants principally through its use in combination with other assets as a group (as installed or otherwise configured for use).

•	In-exchange: The highest and best use of the asset is in-exchange if the asset would provide maximum value to market participants principally on a stand-alone basis.

Once a premise is selected, the approaches considered in the estimation of the fair values of GRSA’s long-lived assets tested for impairment, which represent level 3 measurements within the fair value hierarchy, include the income, sales comparison and cost approaches.

During 2013, 2012 and 2011, no indicators of impairment were identified in accordance with ASC 360, “Property, Plant, and Equipment.”

Stock-Based Compensation

Aleris recognizes compensation expense for stock options, restricted stock units and restricted shares under the provisions of ASC 718, “Compensation—Stock Compensation,” using the non-substantive vesting period approach, in which the expense (net of estimated forfeitures) is recognized ratably over the requisite service period based on the grant date fair value. The fair value of each new stock option is estimated on the date of grant using a Black-Scholes model. Determining the fair value of stock options at the grant date requires judgment, including estimates for the average risk-free interest rate, dividend yield, volatility, annual forfeiture rate, and exercise behavior. The fair value of restricted stock units and restricted shares are based on the estimated fair value of Aleris’s common stock on the date of grant. The fair value of Aleris’s common stock is estimated based upon a present value technique using discounted cash flows, forecasted over a five-year period with residual growth rates thereafter, and a market comparable approach. From these two approaches, the discounted cash flow analysis is weighted at 50% and the comparable public company analysis is weighted at 50%.

The discounted cash flow analysis is based on Aleris’s projected financial information which includes a variety of estimates and assumptions. While Aleris considers such estimates and assumptions reasonable, they are inherently subject to uncertainties and a wide variety of significant business, economic and competitive risks, many of which are beyond Aleris’s control and may not materialize. Changes in these estimates and assumptions may have a significant effect on the determination of the fair value of Aleris’s common stock.

The discounted cash flow analysis is based on production volume projections developed by internal forecasts, as well as commercial, wage and benefit and inflation assumptions. The discounted cash flow analysis includes the sum of (i) the present value of the projected unlevered cash flows for a five-year period (the “Projection Period”); and (ii) the present value of a terminal value, which represents the estimate of value attributable to periods beyond the Projection Period. For 2013, all cash flows were discounted using weighted-average cost of capital percentages ranging from 12.0% to 14.0%. To calculate the terminal value, a perpetuity growth rate approach is used. For 2013, a growth rate of three percent was used and was determined based on research of long-term aluminum demand growth rates. Other significant assumptions include future capital expenditures and changes in working capital requirements.

The comparable public company analysis identifies a group of comparable companies giving consideration to, among other relevant characteristics, similar lines of business, business risks, growth prospects, business maturity, market presence, leverage, size and scale of operations. The analysis compares the public market implied fair value for each comparable public company to its historical and projected net sales, EBIT and EBITDA. The calculated range of multiples for the comparable companies is used to estimate a range of 7.5x to 18.0x, 5.0x to 9.5x and 0.43x to 0.65x for 2013, which is applied to Aleris’s historical and projected EBIT, EBITDA and net sales, respectively, to determine a range of fair values.

Total stock-based compensation expense allocated from Aleris included in “Selling, general and administrative expenses” in the Combined and Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011 was $4.8 million, $4.2 million and $3.0 million, respectively.

Derivatives and Hedging

GRSA is engaged in activities that expose it to various market risks, including changes in the prices of aluminum alloys, scrap aluminum, copper, zinc and natural gas, as well as changes in currency exchange rates. Certain of these financial exposures are managed as an integral part of its risk management program, which seeks to reduce the potentially adverse effects that the volatility of the markets may have on operating results. Aleris, through its wholly-owned subsidiary, Aleris RM, Inc., may enter into forward contracts or swaps with GRSA to manage the exposure to market risk. Aleris RM, Inc. may then enter into a third party forward contract or swap. The fair value of these instruments is reflected in the combined and consolidated balance sheet and the impact of these instruments is reflected in the combined and consolidated statements of operations. Neither Aleris nor GRSA holds or issues derivative financial instruments for trading purposes.

The fair values of GRSA’s derivative financial instruments are recognized as assets or liabilities at the balance sheet date. Fair values for its metal and natural gas derivative instruments are determined based on the differences between contractual and forward rates of identical hedge positions as of the balance sheet date. In accordance with the requirements of ASC 820, GRSA has included an estimate of the risk associated with non-performance by either the Business or its counterparty, Aleris RM Inc., in developing these fair values. See Note 7, “Derivatives,” in GRSA’s combined and consolidated financial statement for additional information.

GRSA does not account for its derivative financial instruments as hedges. The changes in fair value of derivative financial instruments that are not accounted for as hedges and the associated gains and losses realized upon settlement are recorded in “Losses on derivative financial instruments” in the Combined and Consolidated Statements of Operations. All realized gains and losses are included within “Net cash provided by operating activities” in the Combined and Consolidated Statements of Cash Flows. GRSA is exposed to losses in the event of non-performance by Aleris RM, Inc.

Currency Translation

Certain of GRSA’s international subsidiaries use the local currency as their functional currency. GRSA translates substantially all of the amounts included in its Combined and Consolidated Statements of Operations from its international subsidiaries into U.S. dollars at average monthly exchange rates, which GRSA believes are representative of the actual exchange rates on the dates of the transactions. Adjustments resulting from the translation of the assets and liabilities into U.S. dollars at the balance sheet date exchange rates are reflected as a separate component of Aleris company equity. Currency translation adjustments accumulate in Aleris company equity until the disposition or liquidation of the international entities. Currency transactional gains and losses associated with receivables and payables denominated in currencies other than the functional currency are included within “Other expense (income), net” in the Combined and Consolidated Statements of Operations. The translation of accounts receivables and payables denominated in currencies other than the functional currencies resulted in transactional losses of $0.9 million for the year ended December 31, 2013.

Income Taxes

The provision for income taxes, as presented herein, is calculated as if GRSA completed a separate tax return apart from Aleris, although GRSA was included in Aleris’s U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns. GRSA accounts for income taxes using the asset and liability method, whereby deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In valuing deferred tax assets, GRSA uses judgment in determining if it is more likely than not that some portion or all of a deferred tax asset will not be realized and the amount of the required valuation allowance. Separate income tax returns were not prepared for many entities. For such entities, additional carve-out income taxes currently payable are deemed to have been remitted to Aleris in the period the liability arose and additional carve-out income taxes currently receivable are deemed to have been received from Aleris in the period that a refund could have been recognized by GRSA had it been a separate taxpayer.

Tax benefits from uncertain tax positions are recognized in the financial statements when it is more likely than not that the position is sustainable, based solely on its technical merits and considerations of the relevant taxing authority, widely understood practices and precedents. GRSA recognizes interest and penalties related to uncertain tax positions within “Provision for income taxes” in the Combined and Consolidated Statements of Operations.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed while expenditures that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent future environmental contamination are capitalized in property, plant and equipment. Obligations are recorded when their occurrence is probable and the associated costs can be reasonably estimated in accordance with ASC 410-30, “Environmental Obligations.” While GRSA’s accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. GRSA’s existing environmental liabilities are not discounted to their present values as the amount and timing of the expenditures is not fixed or reliably determinable.

Asset retirement obligations represent obligations associated with the retirement of tangible long-lived assets. GRSA’s asset retirement obligations relate primarily to the requirement to cap its three landfills, as well as costs related to the future removal of asbestos and costs to remove underground storage tanks. The costs associated with such legal obligations are accounted for under the provisions of ASC 410-20, “Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. These fair values are based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Determining the fair value of asset retirement obligations requires judgment, including estimates of the credit adjusted interest rate and estimates of future cash flows. Estimates of future cash flows are obtained primarily from engineering consulting firms. The present value of the obligations is accreted over time while the capitalized cost is depreciated over the useful life of the related asset.

Pension Benefits

GRSA’s pension benefit costs are accrued based on annual analyses performed by its actuaries. These analyses are based on assumptions such as an assumed discount rate and an expected rate of return on plan assets. Both the discount rate and expected rate of return on plan assets require estimates and projections by management and can fluctuate from period to period. GRSA’s objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and matched with a yield curve based on an appropriate universe of high-quality corporate bonds. Assumptions for long-term rates of return on plan assets are based upon historical returns and future expectations for returns. The assumptions used to determine the pension benefit obligation as of December 31, 2013 and 2012 and to determine the net periodic benefit cost for each of the three years in the period ended December 31, 2013, as well as certain other assumptions, is described in Note 11, “Employee Benefit Plans,” to GRSA’s combined and consolidated financial statements included elsewhere in this prospectus supplement.

Unrecognized actuarial gains and losses related to changes in management’s assumptions and actual experiences differing from them will be recognized over the expected remaining service life of the employee group. As of December 31, 2013, the accumulated amount of unrecognized losses on pension benefits was $7.1 million, of which $0.2 million of amortization is expected to be recognized in 2014.

GRSA’s management believes these assumptions are appropriate. The actuarial assumptions used to determine pension benefits may differ from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. GRSA management does not believe differences in actual experience or changes in assumptions will materially affect its financial position or results of operations.

Recently Issued Accounting Standards Updates

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU No. 2011-11”). ASU No. 2011-11 amended ASC 210, “Balance Sheet,” to converge the presentation of offsetting assets and liabilities between GAAP and International Financial Reporting Standards (“IFRS”). ASU No. 2011-11 requires that entities disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. GRSA adopted ASU No. 2011-11 and reported the additional disclosures related to offsetting assets and liabilities, which did not impact GRSA’s financial condition or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive” (“ASU No. 2013-02”). This guidance is the culmination of the FASB’s deliberation on reporting reclassification adjustments from accumulated other comprehensive income (“AOCI”). The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income. However, the amendments require disclosure of amounts reclassified out of AOCI in its entirety, by component, on the face of the statement of operations or in the notes thereto. Amounts that are not required to be reclassified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail. On January 1, 2013, GRSA adopted ASU No. 2013-02 and reported the additional disclosures, which did not impact GRSA’s financial condition or results of operations.

In March 2013, the FASB issued ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment Upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU No. 2013-05”). This guidance requires a parent entity to release any related cumulative foreign currency translation adjustment from accumulated other comprehensive income into net income in the following circumstances: (i) a parent entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided; (ii) a partial sale of an equity method investment that is a foreign entity; (iii) a partial sale of an equity method investment that is not a foreign entity whereby the partial sale represents a complete or substantially complete liquidation of the foreign entity that held the equity method investment; and (iv) the sale of an investment in a foreign entity. ASU No. 2013-05 is effective for fiscal years, and interim periods within those years, beginning for the Business on January 1, 2014. Management has determined that the adoption of these changes will need to be considered in GRSA’s financial condition or results of operations in the event GRSA initiates any of the transactions described above.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU No. 2013-11”). This guidance requires an entity to present an unrecognized tax benefit as a liability in the financial statements if (i) a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or (ii) the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset to settle any additional income taxes that would result from the disallowance of a tax position. Otherwise, an unrecognized tax benefit is required to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. ASU No. 2013-11 is effective for fiscal years, and interim periods within those years, beginning for GRSA on January 1, 2014. GRSA adopted ASU No. 2013-11 for interim periods beginning on January 1, 2014. The adoption of these changes did not have a significant impact on GRSA’s financial condition or results of operations.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360)” (“ASU No. 2014-08”). This guidance amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on GRSA’s operations and financial results should be presented as discontinued operations. ASU No. 2014-08 also requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income and expenses of discontinued operations. This new accounting guidance is effective for annual periods beginning after December 15, 2014. Management has determined that the adoption of these changes will need to be considered in GRSA’s financial condition or results of operations in the event GRSA initiates any of the transactions described above.

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. GRSA does not expect that the adoption of this standard will have a material effect on its financial statements.

OVERVIEW OF PRO FORMA COMBINED LIQUIDITY AND CAPITAL RESOURCES

The following overview describes our expected liquidity and capital resources in the event the GRSA Acquisition and the Financings are consummated. You should read the following overview in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “The GRSA Acquisition and Financings,” “Capitalization,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of the Company,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of GRSA,” and the combined and consolidated financial statements of each of the Company and GRSA, included or incorporated by reference in this prospectus supplement.

Liquidity

We are a holding company that does not currently operate any business that is separate from those of its subsidiaries, primarily SGGH, LLC and the subsidiaries of SGGH, LLC. While it may from time to time borrow amounts under new debt facilities, we do not currently have any revolving credit facilities, nor do we expect the issuer to have any such facilities upon the closing of the GRSA Acquisition. We are therefore dependent on our subsidiaries and primarily SGGH, LLC, whose predecessors have not paid a dividend since the fourth quarter of 2006, or other subsidiaries we may form or acquire in the future, including Real Alloy or a successor entity for purposes of the GRSA Acquisition, to fund our operations or for any funds from which to pay dividends. Additionally, to the extent we issue the Backstop Notes or Series B Preferred Stock in the Financings, we will need to obtain amounts to satisfy our obligations thereunder.

SGGH, LLC’s and our other subsidiaries’ ability to provide us with funds for operations or dividends is a based on tax sharing arrangements and the ability to pay dividends, which may be limited by the terms of the GRSA indebtedness after our consummation of GRSA Acquisition and the terms of the Series B Preferred Stock issuable in connection with the GRSA Acquisition. See “The GRSA Acquisition and Financings—the Financing Arrangements.”

Prior to the NABCO Sale, NABCO’s line of credit consisted of a $4.0 million asset-based revolving loan that was subject to a borrowing base. Additionally, NABCO had two term loans that were subject to quarterly principal payments with balloon payments of any remaining principal balance due at maturity. As of September 30, 2014, the balance on these term loans was $4.8 million and $9.8 million, respectively. The NABCO line of credit and term loans were repaid in full and terminated concurrent with the closing of the NABCO Sale on January 9, 2015.

As of September 30, 2014, after giving effect to the GRSA Acquisition and the Financings on a pro forma basis (assuming we receive $55 million in proceeds from this Rights Offering), we and our subsidiaries would have had consolidated indebtedness of $382.8 million (including $305 million of Senior Secured Notes and $73.5 million of Asset-Based Facility and Factoring Facility obligations of our subsidiaries that are acquiring GRSA), and $4.3 million of capital lease obligations of GRSA.

Furthermore, the terms of our subsidiaries’ indebtedness allow them to borrow substantial additional debt, but their ability to distribute any amounts to us will be limited by the terms of their indebtedness. See “Dividend Policy and Restrictions on Dividends.”

We may from time to time repay or refinance the debt of our subsidiaries, or borrow or cause our subsidiaries to borrow, amounts under new or existing facilities.

Cash Balances

As of September 30, 2014, on a pro forma basis after giving effect to the GRSA Acquisition and the Financings (assuming we receive $55 million in aggregate net proceeds from this Rights Offering), on a consolidated basis, we would have had cash and cash equivalents of $24.1 million. However, we note that a substantial portion of those cash and cash equivalents will be held by our GRSA subsidiary entities, and may not be available for use by us or our other subsidiaries. Additionally this pro forma balance does not include adjustments to the purchase price in respect of the cash, indebtedness or transaction expenses of the GRSA entities nor a net working capital adjustment.

Capital Expenditures

After consummation of the GRSA Acquisition, we expect our capital expenditures to primarily relate to the expenditures necessary to maintain and upgrade GRSA’s facilities and equipment. The actual level of capital expenditures will ultimately depend on the extent of our capital maintenance and upgrade plans.

Contractual Obligations and Commitments

The following table summarizes our estimated significant contractual cash obligations and other commercial commitments at December 31, 2013, on a pro forma basis for the NABCO Sale, GRSA Acquisition and the Financings as if they had closed on December 31, 2013. The following table assumes we receive at least $55 million in net proceeds from this Rights Offering, and as a result we only issue $25 million of Series B Preferred Stock to Aleris and we do not issue any senior notes under the Backstop Notes. See “The GRSA Acquisition and Financings—The Purchase Agreement” and “—the Backstop Commitment Letter.”

	Cash Payments Due by Period(1)
	(in millions)
	Total	2014	2015-2016	2017-2018	After 2018
Series B Preferred Stock(2)	$25.0	$—	$—	$—	$25.0
Senior Secured Notes	305.0	—	—	305.0	—
New Asset-Based Facility and Factoring Facility(3)	73.5	—	—	73.5	—
Signature noncancellable minimum lease payments	0.5	0.2	0.3	—	—
GRSA capital lease obligations	2.9	1.0	1.8	0.1	—
GRSA estimated pension benefit payments	15.1	1.1	2.3	2.8	8.9
GRSA operating lease obligations	6.2	2.3	3.5	0.4	—
GRSA estimated payments for asset retirement obligations	10.0	1.3	1.7	0.4	6.6
GRSA purchase obligations	57.2	56.5	0.7	—	—

Total	$495.4	$62.4	$10.3	$382.2	$40.5

(1)	Does not include: i) payments under the transition services agreement, ii) interest payments on indebtedness, iii) up to $20 million of senior notes maturing on the second anniversary of their issue date, which could be issued in the Financings. See “The GRSA Acquisition and Financings—The Purchase Agreement” and “—The Backstop Commitment Letter.”
(2)	Does not include dividends payable on the Series B Preferred Stock, which are payable in kind for the first two years, and thereafter paid in cash. Additionally, this does not include a $5 million deposit into the indemnification escrow account for Aleris in the event that the aggregate net proceeds of this Rights Offering exceed $45 million.
(3)	Represents $73.5 million in opening draws on the Asset Based Facility and the Factoring Facility. Any balance not repaid by the maturity of the respective facilities will be due at that time.

See “Description of Capital Stock—Series B Preferred Stock.” Additionally, does not reflect up to 30,000 additional shares of Series B Preferred Stock, with an aggregate liquidation preference of $30 million, which could be issued to Aleris in the Financings in accordance with the Purchase Agreement and Backstop Agreement. See “The GRSA Acquisition and Financings—The Purchase Agreement” and “—The Backstop Agreement.”

Historically, we have funded our operations through cash flows generated from operations, available cash on hand and borrowings under our credit facilities. Our ability to continue to successfully service our customers will depend on, among other things, our then present liquidity levels and/or our ability to borrow at commercially acceptable rates in order to finance those costs. The actual level of capital expenditures will ultimately depend on the extent to which we are successful maintaining and managing our facilities. We also periodically elect to upgrade the technological capabilities of older machines and replace machines that have exhausted their useful lives. To meet our contractual obligations and maintain sufficient levels of on-hand inventory to service our customer base, we purchase inventory on an as-needed basis. We presently have no inventory purchase obligations other than in the ordinary course of business.

We are subject to certain market risks and uncertainties inherent in our operations. These market risks generally arise from transactions in the normal course of business. Our primary market risk exposures relate to the value of raw materials, including scrap aluminum, energy prices, and foreign currency exchange risks. We use derivative financial instruments to manage certain of our risks. The primary objective of our hedging programs, as defined in our corporate risk management policy, is to minimize the impact to our financial results and cash flows from fluctuations in commodity prices, energy prices and from changes in foreign currency exchange rates.

BUSINESS

Signature Group Holdings and Real Alloy Holding, Inc.

Signature is a holding company that owns all of the outstanding interests of Real Alloy, as well as our operating company (SGGH, LLC), and our other subsidiaries. Our business strategy is to acquire controlling interests in operating companies that leverage the strengths of our platform, including our status as a public company, our sizable tax assets, and the experience of our executive management team. A key element to our business strategy is using our federal NOLs, which as of December 31, 2013, which reflects adjustments for IRS examinations of prior tax years completed in 2014, were $932.8 million. The Company’s federal NOLs have a 20-year life and which begin to expire if not used by 2027. We strive to acquire companies that are consistently profitable and accretive to earnings. In considering acquisition opportunities, we prefer businesses with management teams that have shown success through the business cycle, generate strong margins, and have defensible market positions. We have entered into a definitive agreement for the acquisition of GRSA, which we believe is consistent with our strategy and which will represent a transformative acquisition for us if it is consummated.

Our current business activities are conducted by SGGH, LLC and other subsidiaries. Until the closing of the NABCO Sale on January 9, 2014, those business activities were conducted primarily through one principal operating segment, Industrial Supply, which is one of the largest independent circuit breaker suppliers in the U.S. The operations of a second segment, Special Situations, were largely wound down in 2013.

Industrial Supply.    On January 9, 2015, we sold our equity ownership of NABCO, the principal business of our Industrial Supply segment to PNC Riverarch Capital, a division of PNC Capital Finance, LLC for a sale price of $78.0 million. At the time of the sale, we terminated and paid in full the outstanding line of credit and term loans held by NABCO.

Prior to the NABCO Sale, our Industrial Supply segment included one of the largest independent circuit breaker suppliers in the United States as NABCO was a supplier of circuit breakers selling exclusively to wholesale electrical distributors and operating from nine warehouse locations across North America. Following the NABCO Sale, our Industrial Supply segment only has indemnification obligations to PNC Riverarch Capital.

Special Situations.    In 2013, we decided to reduce activities in this segment to focus on growth through acquisitions and organic efforts within Industrial Supply. Prior to such decision, Special Situations selectively acquired sub-performing and nonperforming commercial and industrial loans, leases and mortgages, typically at a discount to unpaid principal balance. It also considered originating secured debt financings to middle market companies for a variety of situations, including supporting another transaction such as an acquisition, recapitalization or restructuring, and took positions in corporate bonds and other structured debt instruments, which were generally sub-performing or nonperforming. Based on periodic analyses of individual investments and portfolios, Special Situations also opportunistically exited investment positions when the benefits of holding the assets no longer outweighed the benefits of selling them. As of September 30, 2014, Special Situations maintained a small portfolio of commercial real estate loans and a nonmarketable preferred equity investment in a private company, each of which is classified in other noncurrent assets. Our management does not expect the significant deployment of additional capital in this segment in the foreseeable future.

Other Discontinued Operations.    Our operations include a discontinued operations segment, where SGGH, LLC holds and manages certain assets and liabilities related to the former businesses of Fremont General Corporation (“Fremont”) and its primary operating subsidiary, Fremont Investment & Loan (“FIL”). Under our business strategy, we expect to redeploy proceeds from the sale of assets of discontinued operations in our continuing operations. These assets and liabilities are being managed to maximize cash recoveries and limit costs and exposures to the Company.

Discontinued operations also include expenses and liabilities associated with various litigation matters that pertain to Fremont’s prior business activities. As of September 30, 2014, SGGH, LLC was a party to twenty-five defensive cases involving individual home borrowers, the majority of whom are contesting foreclosure against the loan servicer and current mortgage owner, and where Fremont has been named in the matter as the originator of the mortgage. We are also involved in two defensive cases involving former Fremont executives seeking severance claims. We have also received notices for defense, contribution and indemnification from investment banks and other counterparties who purchased Fremont loans and are currently defendants in litigation matters to which we are not a party. For more information on the material legal proceedings in which we are involved, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

The largest discontinued operations liability is a residential loan repurchase reserve. As of September 30, 2014, the repurchase reserve liability was $5.8 million. This liability represents estimated losses SGGH, LLC may experience from repurchase claims, both known and unknown, if a court were to conclude that certain representations and warranties provided by FIL, Fremont’s California industrial bank subsidiary, to counterparties that purchased the residential real estate loans that FIL originated, predominantly from 2002 through March 2007, were breached. Our notes to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q are incorporated herein by reference.

In April 2014, the sales efforts to dispose of Cosmed, Inc. (“Cosmed”), our small majority-owned company, which owns the product formulations for a line of skin care products, was suspended. Cosmed’s assets, liabilities and results of operations have been reclassified to continuing operations.

Business Strategy

Our business strategy is to acquire controlling interests in operating companies that leverage the strengths of our platform, including our status as a public company, our sizable tax assets, and the experience of our executive management team. We plan to acquire companies that are consistently profitable and accretive to earnings. In considering acquisition opportunities, we seek businesses with management teams that have shown success through the business cycle, built strong margins and defensible market positions. We regularly consider acquisitions in what we view as undervalued industries, as well as businesses with underlying value we believe to be misunderstood by the marketplace.

We believe the GRSA Acquisition is consistent with our strategy. Should the GRSA Acquisition not be consummated, we plan to continue our acquisition strategy. Given our present size and operations, the GRSA Acquisition will represent a significant transaction for the Company if it is consummated. We anticipate that it will take us a period of time to integrate and incorporate GRSA into the Company, even as a largely stand-alone operating segment. Certain members of our management will focus on transition until it is materially completed. As discussed further in “Business—Management Strategy” below, following the completion of the GRSA Acquisition, we will work closely with GRSA management to accomplish the business objectives and operating strategies of GRSA described in this prospectus supplement.

We expect to continue to evaluate additional attractive acquisition opportunities that may or may not have any strategic relationship with GRSA, as permitted by the terms of our Financings. See “The GRSA Acquisition and Financings—The Financing Arrangements” for more information. Similar to the GRSA Acquisition, we expect that most, if not all of our future acquisitions would be separately financed. We anticipate structuring any such financing to minimize the impact on our other businesses. At the holding company level, we may enter into financing arrangements, issue securities, or provide other financial support under terms that would limit us from additional acquisitions until such financing arrangements are repaid.

A key element to our business strategy is utilizing our federal and state NOLs, predominantly generated by Fremont’s legacy businesses, by becoming a profitable enterprise through the implementation of our business plan. As of December 31, 2013, which reflect adjustments for IRS examinations of prior tax years completed in 2014, we reported federal NOLs of approximately $932.8 million, which have a 20-year life and which begin to expire if not used by 2027. The ultimate realization of our deferred tax assets, including our federal and state NOLs, depends on our ability to generate future taxable income in the U.S. As a result of generating losses since 2006, among other factors, we determined that sufficient uncertainty exists as to the realizability of our net deferred tax asset and have placed a full valuation allowance on the use of our NOLs.

In order to preserve the availability of our NOLs, our Amended and Restated Bylaws include, and the amended and restated bylaws of Signature Nevada included, the Tax Benefit Preservation Provision which imposes trading restrictions on any persons who own, or as a result of a transaction would own, 4.9 percent or more of our common stock in order to reduce the risk that any change in ownership might limit our ability to utilize the NOLs under Section 382 of the Tax Code and thereby suffer limitations on our future ability to utilize our federal and state NOLs. Nevertheless, it is possible that we could undergo a future ownership change, either by events within or outside of our control. For more information on the Tax Benefit Preservation Provision, see “The Offering—NOL Preservation Strategy” and “Risk Factors—Risks Related to Our Business—Our ability to use our U.S. federal NOLs to offset future taxable income may be limited as a result of past events, the GRSA Acquisition or the Financings, or as a result of future acquisition or other issuances or transfers of our common stock.”

Management Strategy

In conjunction with our business strategy of making acquisitions, as described above, our management strategy involves proactive strategic, financial and operational support for the management and operations of our business units. Particular areas in which we may provide assistance to our business units include:

•	recruiting and retaining talented managers to lead our businesses;

•

monitoring financial and operational performance, instilling consistent financial discipline, and supporting management in the development and implementation of information systems to effectively achieve these goals;

•	assisting management in developing their analyses and pursuit of prudent organic growth strategies;

•	evaluating capital investments to expand geographic reach, increase capacity, or otherwise grow service or product offerings;

•	identifying and working with management to execute attractive acquisition opportunities in their respective sector or industry; and

•	assisting management in controlling and right-sizing operating costs.

As part of our business and operating strategy, we may dispose of businesses or assets we own from time to time via sale, liquidation or other means when attractive opportunities arise that outweigh the potential future value we believe such businesses or assets can bring to us. As such, our decision to dispose of businesses or assets is based on our belief that doing so will increase stockholder value to a greater extent than through our continued ownership of such businesses or assets.

Competition

As an entity seeking to acquire middle market companies, we compete in a diverse market with a wide spectrum of capital providers, including private equity funds, investment banks, public and private funds, hedge funds, and high net worth individuals and their family offices. Additionally, we compete with operating companies who seek to make acquisitions for strategic purposes. Many of Signature’s existing and potential competitors for acquisitions are substantially larger, have greater technical and marketing resources, possess industry-specific overlaps with potential targets, and have longer standing reputations in the marketplace for acquisitions.

Our Industrial Supply operation served the replacement market for circuit breakers, which is highly competitive and fragmented, with several hundred electrical component and circuit breaker competitors serving this market, ranging from local hardware stores to mass merchant retailers and large wholesale electrical distribution companies. The product offerings and levels of service from the other circuit breaker providers with whom we competed varied widely. We competed with many circuit breaker providers on a regional and local basis. While we sold from nine North American warehouse distribution locations shipping approximately 5,500 SKUs, most of the direct competitors were smaller single location companies that focus on a specific geographic area or feature a select product offering, such as a particular line of circuit breakers. In addition to the direct competition with other circuit breaker providers, we faced, on a much more limited basis, competition from distributors and manufacturers that sell products directly, or through multiple distribution channels, to end users or other resellers. In the markets we served, competition was primarily based on product line breadth, quality, product availability, service capabilities and price.

For additional information regarding our business, including our employees, customers, markets, and properties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

The Global Recycling and Specification Alloys Business

GRSA is a global leader in third-party aluminum recycling, which includes the processing of scrap aluminum and by-products and the manufacturing of wrought, cast and specification or foundry alloys. GRSA offers a broad range of products and services to wrought alloy processors, automotive original equipment manufacturers (or OEMs) and foundries and casters.

Industries served include automotive, consumer packaging, steel and durable goods, aerospace and building and construction. It processes scrap aluminum and by-products and delivers the recycled metal in liquid or solid form according to its customers’ specifications. Its facilities are capable of processing industrial (new) scrap, post-consumer (old/obsolete) scrap, and various aluminum by-products, giving it a great degree of flexibility in reclaiming high-quality recycled aluminum for its customers. GRSA currently operates 24 facilities strategically located throughout North America and Europe and had approximately 1,600 employees as of December 31, 2013. For the twelve months ended September 30, 2014, its revenues were $1.5 billion, its Standalone Adjusted EBITDA was $84.1 million, its net income attributable to Aleris was $33.6 million and its volume was 1,204 kilotons (kt).

Value Chain

GRSA conducts business with its customers primarily through tolling arrangements and buy/sell arrangements. Under tolling arrangements, customers pay GRSA a fee to convert aluminum scrap or by-products into usable recycled metal. Tolling arrangements, whether with manufacturing customers or broker customers, benefit GRSA by providing commodity price risk reduction, earnings stability, and consistent returns on invested capital given the reduced associated working capital needs. Under buy/sell arrangements, GRSA buys scrap units in the open market, including from scrap dealers, its customers and other producers, then processes them and sells wrought or cast alloys produced to the customers’ specifications. GRSA processed approximately 450 kt in North America and 190 kt in Europe through tolling arrangements, which represented 53% of GRSA’s overall volume for the twelve months ended September 30, 2014. In addition, GRSA processed approximately 380 kt in North America and 180 kt in Europe through buy/sell arrangements, which represented 47% of its overall volume for the twelve months ended September 30, 2014.

GRSA is a trusted partner in the aluminum recycling industry and has long-standing relationships with a diverse customer base, including many blue-chip multinational companies. Many of its customers, and all of its top 10 customers, have closed-loop arrangements with GRSA. Under these types of arrangements, customers provide GRSA with aluminum scrap and by-products generated by their operations, and GRSA converts the scrap and by-products into usable recycled aluminum metal that is returned to the customers. Typically, these closed-loop arrangements are done through tolling arrangements, though they can also be done through buy/sell arrangements. Closed-loop arrangements benefit GRSA’s customers by enabling them to maximize utilization of their own metal (which is usually their lowest cost alternative), optimize operational efficiencies and minimize by-product waste. The closed-loop business model also allows GRSA to be highly integrated into its manufacturing customers’ supply chains, further strengthening its relationships with such customers. GRSA believes that it is a leader in closed-loop arrangements.

The ability to use diverse types of scrap and source such scrap effectively allows GRSA to improve its business performance. Its centralized purchasing function within each of its operating regions, combined with its broad geographic footprint, allows GRSA to leverage its purchasing expertise and scale to secure the lowest cost aluminum scrap available for its buy/sell operations. Its well-maintained facilities have been equipped with a broad range of pre-processing equipment such as shredders, dryers and mills, thereby increasing their flexibility and enabling the processing of multiple grades of scrap and by-products to optimize metal purchases and minimize input costs. This increased flexibility in raw material input mix improves margins and helps to insulate GRSA in periods of unfavorable market conditions while creating significant benefits during upcycles.

With its extensive footprint and strategically located facilities in North America and Europe, GRSA is able to effectively serve its global blue-chip customers as well as its regional and local customers. Most of GRSA’s operations are located near its customers’ facilities, allowing for closed-loop arrangements and making GRSA an integral part of its customers’ supply chain. At 12 of its facilities, this close proximity allows GRSA to deliver “just-in-time” molten metal for direct use in customers’ operations, which differentiates GRSA from many of its competitors. In 2013, a significant portion of GRSA’s volume was delivered in molten metal form. This capability provides savings by maximizing production efficiency, reducing costs, and reinforcing the integrated nature of GRSA’s relationships with its customers. With its multi-location operation, GRSA is able to process a portion of its volume under swap arrangements, under which GRSA takes scrap or by-products from its customer in one location and delivers recycled metal back to that customer in a different location and/or alloy.

As a leader in third-party aluminum recycling, GRSA’s scale, broad geographic footprint across two continents and comprehensive product and service offerings positions GRSA to capitalize on favorable industry trends. Unlike other metals, aluminum is infinitely recyclable without any loss of quality, thus making recycled or secondary aluminum just as desirable and usable as primary aluminum. This characteristic, coupled with increasing global demand for aluminum and long-term secular growth in key end markets, provides a positive macro environment for GRSA’s growth plans. According to the Freedonia Group, global aluminum demand is projected to grow at 5.4% per year from 2012 to 2022. More specifically, in the automotive sector, which represented approximately 61% of GRSA’s volumes for the year ended December 31, 2013, aluminum consumption is expected to grow by over 17% per year from 2012 to 2017, largely driven by the “lightweighting” of vehicles to meet new regulatory standards. In addition to growing demand in GRSA’s key end markets, recycled aluminum is expected to grow at a faster rate than primary aluminum production in North America and Europe, which is largely driven by the cost and energy efficiency of recycling aluminum. By 2022, secondary aluminum production is expected to comprise nearly 50% of all aluminum production in North America and Europe.

GRSA Business Unit Overview

GRSA has historically operated through two segments (referred to herein as business units): Recycling and Specification Alloys North America (“RSAA”) and Recycling and Specification Alloys Europe (“RSEU”). The following data show GRSA’s volume invoiced (1,222 kt) by key end markets for the year ended December 31, 2013 as well as summarize GRSA’s key operating metrics for the twelve months ended September 30, 2014.

Volume Invoiced by End Market

For the year ended December 31, 2013

(For the last twelve months September 30, 2014, $ in millions except per ton amounts, volume in kt)	RSAA	RSEU
Volume Invoiced	831 kt	373 kt
% of Volume Tolled	54%	51%
Revenues	$974	$556
Contribution Margin(1)	$272	$172
Contribution Margin per ton invoiced	$327	$461
Standalone Adjusted EBITDA(2)	$63	$22
Standalone Adjusted EBITDA per ton invoiced	$75	$58
Products	Molten, sows, ingots, deox, slag conditioners, desulfurizers	Molten, ingots, sows, deox, oxides
Facilities	18	6
Selected Customers	Alcoa, Kaiser Aluminum, Sapa, Hydro, Aleris, Chrysler, General Motors, Honda, Nemak	Daimler, Volkswagen, Hydro, Novelis, Nemak

(1)	For an explanation of how GRSA calculates contribution margin, see note (3) to “Summary—Summary Combined and Consolidated Historical Financial and Other Data of GRSA.”
(2)	For a reconciliation to segment income, the most comparable GAAP measure, see note (4) to “Summary—Summary Combined and Consolidated Historical Financial and Other Data of GRSA.”

GRSA Competitive Strengths

Global Leader in Aluminum Recycling.    GRSA is a global leader in third-party aluminum recycling, which includes the processing of scrap aluminum and by-products and the manufacturing of wrought, cast and specification or foundry alloys. GRSA operates 24 facilities strategically located in six countries across North America and Europe, supporting a diverse customer and revenue base and making it the leader on both continents. GRSA’s extensive footprint allows it to serve global as well as regional and local customers and creates significant benefits of scale where it can optimize sales and purchasing decisions. GRSA has the highest production capacity within the fragmented third-party recycling industry in North America and Europe (which excludes in-sourced recyclers), with 59 rotary and reverberatory furnaces capable of processing 1.9 million tons of recycled aluminum and specification alloys per year.

Stable Cash Flow Through Tolling, Hedging and Contractual Cost Pass-Throughs.    GRSA believes that a significant portion of its margin is protected from commodity price swings by tolling arrangements, hedging arrangements, and contractual pass-throughs of key input costs. For the twelve months ended September 30, 2014, approximately two-thirds of GRSA’s volume was sold under tolling arrangements or was hedged to mitigate metal price risk. The tolling arrangements also generate consistent returns on invested capital given the minimal associated working capital needs and the direct pass-through of other costs. Exposure to commodity price fluctuations is further limited by a significant focus by management on commercial positions and high inventory turns.

Increased Operational Flexibility Provides Ability to Optimize Performance Through Market Cycles.    GRSA believes that it is one of the lowest cost operators in the aluminum recycling industry with significant flexibility to shift input and product mix and manage costs. GRSA has benefitted from investments in many of its facilities over the last three years. Since 2011, GRSA has invested $14 million to upgrade and expand its pre-processing equipment, which allows it to process a wide range of aluminum scrap. These investments have increased pre-processing capacity by 56% since 2011 and enhanced GRSA’s profitability. The increased flexibility also helps to insulate GRSA in periods of unfavorable market conditions.

GRSA has also made significant investments to upgrade its melting capabilities. Since 2011, GRSA has invested $20 million in its melting operations, which has further allowed it to increase operational efficiency. GRSA’s melting operations use rotary and reverberatory furnaces which can be used to produce different alloys, improving GRSA’s efficiency and utilization rates in variable market conditions. GRSA further enhances its processing flexibility and cost advantages with a centralized purchasing function within each region that leverages its purchasing expertise and knowledge of regional dynamics to secure the lowest cost aluminum scrap available for its operations.

Wide Range of Products and Services.    GRSA has a leading ability to process a wide range of aluminum materials and deliver products in numerous forms for a variety of end uses. Its broad portfolio of products and services enables it to address virtually all of the aluminum recycling and alloy needs of its customers. These products include molten aluminum, aluminum ingots, sows, deox granules and cones, slag conditioners, desulfurizers and magnesium products. GRSA believes its products and services differentiate it from its competitors.

Molten Metal Delivery Provides Further Integration with Customers.    GRSA has significant capabilities and capacity to deliver molten metal for direct use in customers’ operations. Molten aluminum is delivered in crucibles on customized trucks, and poured directly into a customer’s furnaces or casting operations. This process improves the customer’s productivity by reducing costs, energy requirements and time associated with re-melting metal from a solid form. In some instances, this capability has allowed GRSA’s customers to effectively eliminate their own melting operations. GRSA has the unique ability to service multiple key manufacturing corridors in North America and Europe from 12 facilities that are equipped to ship molten metal. GRSA’s sophisticated logistics planning and strategic footprint help to optimize the molten metal delivery process to its customers, which, in some cases, includes hourly deliveries. Molten metal delivery requires a sophisticated supply chain because, on average, molten metal cools by approximately 80 degrees Fahrenheit for every hour out of the furnace, which limits time and transport distance (approximately 250 miles) for shipments. In 2013, approximately 40% of its volume was delivered in a molten state, making GRSA a global leader in “just-in-time” molten aluminum delivery. Delivering molten metal not only reinforces the integrated nature of its relationship with its customers, but also provides GRSA with a significant competitive advantage.

High Quality and Diversified Customer Base.    GRSA is a trusted partner in the aluminum recycling industry and has long-standing relationships with many blue-chip multinational companies, which include leading global wrought alloy processors, automotive OEMs, as well as leading foundries and casters. GRSA believes that its customers choose GRSA for its unmatched scale, breadth of capabilities, full range of product and service offerings, high quality product, consistently excellent customer service and ability to supply qualified material from multiple locations. As a result of its highly integrated supply model, GRSA’s average customer relationship spans more than 10 years, and GRSA has renewal rates of approximately 95% with its top customers since 2010. In addition, the knowledge gained from long-term customer relationships has helped GRSA to better serve its customers and anticipate industry trends. GRSA’s relationships with both recycling and specification alloys customers, along with its flexible operations, allow it to shift its production mix between these groups based on prevailing market conditions.

Significant Market Opportunities Driving Growth.    According to the Freedonia Group, the global demand for aluminum is projected to grow at 5.4% per year from 2012 through 2022, driven by rapid demand growth in several end uses such as automotive, aerospace and building and construction. More specifically in the automotive sector, which represented 61% of GRSA’s volumes in 2013, aluminum consumption is expected to grow by over 17% per year from 2012 to 2017, largely driven by the “lightweighting” of vehicles to meet new regulatory standards. In recent years, several of GRSA’s customers have announced capacity expansion plans in their rolled products businesses in both North America and Europe, and in some cases have already begun production at new facilities. These customers will likely need additional recycling services going forward. It is estimated that global secondary aluminum demand will grow at 6.7% per year between 2012 and 2022. GRSA has significant capacity, which positions it well to capture this future growth. GRSA believes that it will be able to capture incremental volumes from many of its existing customers without material incremental capital expenditures.

Experienced and Proven Management Team.    GRSA has a team of seasoned senior management that is well recognized in the aluminum recycling industry and has collectively more than 175 years of industry experience. This management team has streamlined business operations and has experience operating through different business cycles. With the development and introduction of new products and the demonstrated ability to evaluate and execute opportunistic acquisitions, the management team has positioned GRSA to achieve growth alongside its customers. Since 2011, they have improved productivity through targeted capital expenditures and operational programs.

GRSA Strategic Objectives

Continue To Drive Productivity.    GRSA’s culture is built on maintaining its industry leading facilities and operating capability to best service its customers. GRSA focuses on continuous improvement, attention to potential impacts on cost and margin, and optimizing the use of capital resources. Key operating metrics are evaluated on a plant by plant basis, and GRSA strives to achieve best practices both internally and in comparison with external benchmarks. GRSA utilizes various tools and systems, to drive sustainable productivity improvements. GRSA’s productivity programs generated approximately $17 million and $18 million, respectively, of productivity improvements during the years ended December 31, 2013 and 2012. GRSA believes that there are opportunities to further reduce its manufacturing and other input costs, which will continue to improve profitability. GRSA further believes that these initiatives will generate productivity gains, with a target of, at a minimum, offsetting base inflation within its operations.

Maximize Operating Flexibility.    GRSA has invested approximately $34 million in its plants since 2011 to enhance its pre-processing and melting capabilities. These investments have allowed GRSA to upgrade its product portfolio and increase its operational flexibility to quickly adjust its product and service offerings to maximize profit. These investments, coupled with its extensive global footprint, allow GRSA to efficiently serve all portions of the third-party recycling space while maintaining the flexibility to remain profitable in challenging market environments. GRSA intends to leverage these existing investments and the resulting enhanced flexibility they provide, as well as pursue new opportunities to increase optionality in its business.

Grow With Key Customers.    GRSA intends to continue to pursue global expansion opportunities with key customers in a disciplined, deliberate manner. Additionally GRSA management believes that the combination of efficient furnaces, processing techniques and global customer base provides GRSA with a highly cost-competitive business model that is capable of operating in emerging economies. Further, as a non-affiliated operator after the proposed GRSA Acquisition, GRSA believes it will be well positioned to gain additional business from its larger customers that currently compete with its current parent, Aleris.

Limit Exposure to Commodity Price Fluctuations.    GRSA continuously seeks to reduce the impact of aluminum price fluctuations on its business by:

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Pursuing tolling arrangements that reduce exposure to aluminum and other commodity price fluctuations where customer metal is available and which accounted for approximately 53% of the total metric tons invoiced for the year ended December 31, 2013;

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Hedging fixed price forward sales with the use of financial and commodity derivatives to protect transaction margins, which are margins associated with the sale of products and the conversion fees GRSA earns on such sales; and

•	Maximizing alignment between metal purchase prices and pricing on finished products GRSA produces for its customers.

These techniques minimize both transactional margin and inventory valuation risk. Additionally, GRSA seeks to reduce the effects of commodity input price volatility primarily through the use of price escalators and contractual cost pass-throughs.

Opportunistically Pursue Acquisitions.    Since 2005, GRSA has grown significantly through the successful completion of six strategic acquisitions targeted at broadening product offerings and geographic presence, diversifying its end-use customer base and increasing its scale and scope. GRSA believes that a number of additional acquisition opportunities exist in the industries in which it operates. GRSA focuses on acquisitions that it believes would allow it to increase earnings and help it realize significant operational efficiencies within 12 to 24 months of the integration process. GRSA evaluates these opportunities as potential enhancements to its existing operating platforms. GRSA also considers strategic alliances, where appropriate, to achieve operational efficiencies or expand its product offerings.

GRSA Industry Overview

Aluminum Market Fundamentals.    Demand for aluminum is experiencing a long-term secular growth trend in automotive, building and construction, aerospace and consumer packaging end markets, augmented by the substitution of aluminum for steel across a range of end products. According to the Freedonia Group, global aluminum demand is projected to grow at a compounded rate of approximately 5.4% per annum, from approximately 62.2 million tons in 2012 to approximately 104.9 million tons in 2022. China is expected to continue to drive global aluminum consumption and account for approximately 43% of the overall demand by 2017. North America and Europe are projected to account for approximately 32% of the overall demand by 2017.

A number of the aluminum end markets in North America and Europe are expected to deliver strong growth over the period of 2012 to 2017, according to industry sources. Aluminum demand from the automotive, building and construction, aerospace and consumer packaging end-uses are expected to grow at an estimated 17.6%, 4.7%, 4.2% and 1.9%, respectively.

Source: Freedonia Group, CRU

The supply and demand position of the global aluminum market is expected to tighten from a net surplus position of approximately 1.6 million tons in 2011 to a net surplus position of approximately 0.1 million tons by 2014, according to Wood Mackenzie. Prices for physical aluminum have responded positively to such shifts in supply and demand, with both the Mid-West Premium (U.S.) and Rotterdam Premium (Europe) increasing from an average of $0.11 and $0.12 per pound, respectively, in 2013 to $0.19 and $0.17 per pound, respectively, for year-to-date September 30, 2014.

Aluminum Recycling Sector.    Aluminum is unique in that recycled aluminum is identical in quality to primary aluminum and can be infinitely recycled. If effectively sorted and processed, aluminum products can be recycled for use in most aluminum applications with no degradation in quality.

Production of secondary aluminum is expected to grow at approximately 6.7% between 2012 and 2022, faster than that of primary aluminum, which is expected to grow at approximately 4.5% over the same period. The growth in aluminum recycling and secondary aluminum production is mainly driven by favorable economics relative to primary aluminum production and a movement toward sustainability.

The largest non-raw material input cost when producing primary aluminum is electricity. Most of the energy required for the production of primary aluminum is embodied in the metal itself, and thus, in the scrap. Consequently, aluminum produced from recycling requires approximately 10% of the energy required to produce primary aluminum. In addition, scrap aluminum generally contains other alloying agents, which reduces the need to purchase other primary metals. In aggregate, the aforementioned reusability and cost savings of secondary aluminum relative to primary aluminum are expected to drive increased recycling rates. In addition, as the aggregate amount of aluminum in circulation is expected to grow from approximately 600 million tons today to approximately 1,000 million tons by 2020, the aluminum recycling industry is expected to grow as well and supply up to nearly half of all aluminum production by 2022.

Source: Freedonia Group, October 2013

Aluminum Scrap Sector.    Aluminum scrap possesses the same metal qualities as the fabricated or semi-fabricated product from which it was generated. Scrap types include both new scrap, or scrap created in the industrial manufacturing process and old scrap (i.e. post-consumer aluminum-based products such as used beverage cans). Old scrap also includes twitch (i.e. shredded car parts); old cast (i.e. engine blocks); and old sheet, among others. Depending on the type of scrap, the material may require pre-processing to remove contaminants before it can be melted in a furnace.

Demand from China has been a significant driver of the growth in U.S. aluminum scrap exports over the past decade. As a result of China’s increased consumption, the global supply of scrap tightened, leading to higher scrap costs and lower recycling margins, particularly between 2011 and 2013. In February 2013, China launched “Operation Green Fence”, an initiative to prevent the importation of solid waste-contaminated shipments. With the implementation of Operation Green Fence, the demand for aluminum scrap exported from the U.S. to China eased, which translated into better availability of aluminum scrap and more favorable economics for domestic U.S. aluminum recyclers. GRSA’s capital investment program has focused on adding pre-processing capacity that is specifically suited to process lower quality scrap and, as a result, GRSA believes its business has benefitted from this dynamic.

GRSA Products and Services

Process Flow Overview

GRSA’s manufacturing process includes the following:

1.	Procuring scrap and other by-products for input materials

2.	Shredding, drying, milling and blending of aluminum scrap and by-products

3.	Melting and casting of input materials

4.	Delivering processed products (see Products below) according to customer specification

Key Processes

Pre-processing

GRSA utilizes pre-processing equipment at multiple facilities within its network to dry, shred and remove undesired metals and other impurities from scrap, dross and salt cake prior to putting the material into a furnace to melt. Pre-processing equipment can be grouped into the following three classifications:

1.	Dryers—dryers utilize heat and / or centrifugal force to remove moisture from scrap (typically turnings)

2.	Shredders—shredders use rotating hammers, blades and other impacting devices to reduce the size of scrap (typically castings and sheet)

3.	Mills—mills use a multi-step process that includes rotating barrels and impactors to separate the metallic aluminum from the aluminum oxide in black dross and salt cake

Pre-processing allows GRSA to utilize a wide range of scrap and by-product inputs, which increases input optionality and improves recovery of aluminum. Historically, scrap types that require pre-processing are less likely to be exported and thus often produce higher metal margins.

Melting

GRSA’s melting operation processes and converts new aluminum scrap, old aluminum scrap, and other by-products from aluminum production (such as dross) and delivers the recycled metal in molten or solid form to its customers. These operations consist of a network of facilities that utilize 59 rotary and reverberatory melting and holding furnaces in North America and Europe with a combined operating capacity of 1.9 million tons per year. Rotary furnaces are operated primarily in a batch fashion while reverberatory furnaces are operated in a flow process.

Rotary furnaces are used to process dross, as well as other types of aluminum scrap. All of GRSA’s rotary furnaces are able to tilt and rotate about a fixed axis, which reduces the exposure of material to the flame, improving the melting rate and facilitating metal and oxide separation. Flux (a mixture of salt and potash) is used to trap and hold impurities which then become part of the salt cake which is the by-product of rotary furnaces.

Reverberatory furnaces are refractory lined steel boxes that consist of one or more melting chambers and can be fixed or tilting. The primary role of reverberatory furnaces is to serve as melting, blending and holding vessels for molten metal. Reverberatory furnaces are often used together with rotary furnaces to maximize scrap yield and optimize metal composition. The primary by-product of reverberatory furnaces is black dross.

Once melted, the aluminum scrap, dross and other alloying agents are in liquid form and are then either delivered to customers in solid forms (ingots, sows, cones or granules) or in molten form via crucibles.

	Rotary Furnaces	Reverberatory Furnaces	Facilities that Ship Molten	Pre-Processing Equipment
Number	29	30	12	20
Total Capacity	~960 kt per annum	~960 kt per annum	N/A	N/A

Products

GRSA’s product offering includes the following:

Others
Product:	Molten	Ingots	Sows	Deox	Fabricated Products	Magnesium Recycling
Illustrative Customers:	Aluminum rolling mills, automotive OEMs, casters	Automotive OEMs, casters	Aluminum rolling mills, automotive OEMs, casters	Steel mills	Steel, aluminum and specialty metal facilities	Casters

Quality Control

GRSA applies a systematic quality assurance process to the entire process chain. GRSA utilizes industry recognized quality tools such as root cause problem solving, six sigma, as well as integrating employees into continuous improvement teams. The majority of the GRSA plants have International Organization for Standardization (ISO) quality certifications as well as multiple supplier certifications that enable GRSA to service its key customers.

Sales and Marketing

GRSA reaches its customers primarily through separate sales forces in North America and Europe. Within each region, the sales teams are split into recycling and specification alloys. Each regional sales force is organized geographically. The majority of the volume of GRSA is sold to end users through its direct sales force, with a small percentage of the volume is sold through agents and brokers.

Each regional sales organization consists of key-account managers and sales managers who cover the breadth of GRSA’s product portfolio and receive support from customer service, technical support and plant personnel. The regionalized sales teams drive growth and customer satisfaction by striving to ensure that all customers’ metal needs are met. Salespeople undergo technical and commercial training, and develop relationships with both customer purchasing managers and operational personnel.

The sales leaders of GRSA also have managerial control over the metal purchasing and supply chain organizations, which allows for centralized control over metal margin.

Locations

GRSA operates 24 facilities, of which 22 are owned and two are leased. Most of the facilities run 24 hours per day, 7 days per week. One of our leased locations, the Goodyear, Arizona facility, is held by IMSAMET of Arizona, a joint venture 70% owned by GRSA.

Employees

As of December 31, 2013, GRSA had 1,019 employees located at its facilities in North America and 595 employees in Europe. GRSA has no company sponsored defined benefit plans or post-retirement health care plans in its North American operations. In Europe, GRSA has five defined benefit plans, covering approximately 490 current employees and 125 retired employees.

Competition

The third-party aluminum recycling industry is highly fragmented, with a few participants in North America and in Europe operating multiple facilities, and many smaller aluminum recyclers that are single plant, family-owned businesses. GRSA believes that it is the largest third-party aluminum recycler in North America and Europe. Historically, GRSA has been able to compete effectively because of its extensive global footprint, significant production flexibility, superior range of products and services, operational efficiency and flexibility, knowledgeable and experienced management team, well-invested and strategically located facilities, and operational economies of scale. GRSA’s main competitors for its RSAA business are Scepter Inc., Smelter Service Corporation, Tennessee Aluminum Processors, Inc., Owl’s Head Alloys Inc., Imperial Aluminum, Superior Aluminum Alloys, LLC, Allied Metal Company, Audubon Metals LLC, Spectro Alloys Corporation, Beck Aluminum Corporation, Bermco Aluminum and Timco, a division of TST Inc. GRSA’s main competitors for its RSEU business are Oetinger Aluminum, AMAG Austria Metall AG, Raffmetal SpA, Trimet Aluminum and Befesa. Many of GRSA’s customers also recycle their own scrap. In the future, such customers may increase the amount of scrap they recycle, and other customers may recycle their own scrap, in lieu of using third party recycling services.

Seasonality

Certain of GRSA’s end-uses are subject to seasonal changes and demands. GRSA experiences greater demand in the spring season due to stronger automotive and can sheet demand. Margins can be negatively influenced by weather due to its impact on scrap availability.

Environmental

GRSA’s operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the investigation or remediation of contaminated sites, and employee health and safety. These laws can impose joint and several liability for releases or threatened releases of hazardous substances upon statutorily defined parties, including GRSA, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, GRSA may be required, from time to time, to install additional pollution control equipment, make process changes, or take other environmental control measures at some of our facilities to meet future requirements. Currently and from time to time, GRSA is a party to notices of violation brought by environmental agencies concerning the laws governing air emissions.

MANAGEMENT

The Company

The following represents the present position of each of the following management team members of Signature.

Craig Bouchard

Chairman of the Board of Directors and Chief Executive Officer

Mr. Bouchard has served as the Chief Executive Officer and Chairman of the Board of Signature since June 2013.

In 2010, Mr. Bouchard founded Shale-Inland, a leading master distributor of stainless steel pipe, valves and fittings, and stamped and fabricated parts to the US energy industry with revenues approaching $1 billion. Mr. Bouchard served as the Chief Executive Officer and later as the Chairman of the Board of Shale-Inland through 2012.

Before founding Shale-Inland, Mr. Bouchard was President and Vice Chairman of Esmark, Inc., a publicly traded company on the NASDAQ. Mr. Bouchard co-founded Esmark, Inc. in 2004. He and his team later crafted the first and only hostile reverse tender merger on Wall Street. In doing so, Esmark became the nation’s fifth largest steel company. During Mr. Bouchard’s tenure, Esmark’s revenues grew from $4 million to over $3 billion. The company was the highest appreciating stock on the NASDAQ for the full year 2008. The story was told in “America for Sale,” Copyright 2009, Craig T. Bouchard and James V. Koch (ABC-CLIO).

From 1998-2003, Mr. Bouchard was the President and Chief Executive Officer of New York based NumeriX, a risk management software company commanding a leading market share on Wall Street. Mr. Bouchard holds a Bachelor of Arts degree from Illinois State University, a Master of Economics degree from Illinois State University, and a Master of Business Administration degree from the University of Chicago. He has been a member of the Board of Trustees of Boston University and the Foundation of the University of Montana. He is currently a member of the Board of the Department of Athletics at Duke University. Mr. Bouchard holds United States Patent No. 4,212,168, Power Producing Dry-Type Cooling Systems, and co-authored the New York Times Best Selling book on corporate management, “The Caterpillar Way. Lessons in Leadership, Growth and Stockholder Value,” Copyright 2013, (McGraw Hill, November 2013; www.craigbouchard.com).

Kyle Ross

Executive Vice President and Chief Financial Officer

Mr. Ross has served as our Executive Vice President and Assistant Secretary of Signature since June 2010, and as our Chief Financial Officer since March 2011. Mr. Ross was part of the management team that sponsored Fremont’s reorganization process. Prior to participating in the Fremont bankruptcy, in 2004, Mr. Ross co-founded Signature Capital Partners, LLC, a special situations investment firm. Mr. Ross previously spent over four years with the investment banking firm Murphy Noell Capital. He was also responsible for managing the firm’s analyst and associate staff. Mr. Ross holds a Bachelor of Science degree and a Bachelor of Arts degree from the Haas School of Business and the College of Letters and Science, respectively, at the University of California, Berkeley.

Chris Manderson

Executive Vice President, General Counsel and Secretary

Mr. Manderson has served as our Executive Vice President, General Counsel and Secretary since November 2012. In February 2009, Mr. Manderson founded Manderson, Schafer & McKinlay LLP, a law firm specializing in business and transactional law. From 2009 to 2010, Mr. Manderson and his firm represented the successful plan proponent against four competing plans of reorganization in the bankruptcy of Fremont General Corporation, resulting in its successful emergence from bankruptcy as our corporate predecessor Signature Group Holdings, Inc. (Nevada) and preservation of our NOLs. Mr. Manderson also represented the Company in its July 2011 acquisition of NABCO. Prior to that, he worked as a corporate lawyer, specializing in mergers and acquisitions and corporate law, at international law firms including Paul, Hastings, Janofsky & Walker LLP and Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Manderson holds a Bachelor of Arts degree from University of California, Santa Barbara and a Juris Doctor degree from the UCLA School of Law.

GRSA

The following represent the present positions of each of the following management team members of GRSA. We envision that following our consummation of the GRSA Acquisition, each of the following GRSA management team members will continue to serve GRSA in the same positions.

Terrance Hogan

Senior Vice President and General Manager

Mr. Hogan has served as Senior Vice President and General Manager of GRSA North America since April 2008. From 2005 to 2008, Mr. Hogan served as Vice President and General Manager of Recycling North America and before that, as Vice President and General Manager of Europe and Brazil Recycling. Mr. Hogan joined Aleris in 2005 as a part of its acquisition of Alumitech and was President of Alumitech for 10 years until the acquisition by Aleris. He holds a Bachelor of Science Degree in Accounting from Alfred University in Alfred, New York. Mr. Hogan is currently Chairman of the Aluminum Association Casting and Recycling Division.

Russell Barr

Vice President and General Manager, Recycling and Specification Alloys Europe

Mr. Barr has served as Vice President and General Manager of Recycling and Specification Alloys Europe since January 2013. From October 2010 to December 2012, he was Vice President of Aleris Extrusions and prior to that he was European Director of Non-Metal Purchasing from 2009 to 2010. Prior to joining Aleris, Mr. Barr was Managing Director and owner of Triplex Components, a first tier automotive supplier, and he held various positions within DelaRue and BMW / Rover prior to that. Mr. Barr holds a Bachelor of Arts degree with honors in Business Studies from Oxford Brookes University and a diploma in Engineering Management from Warwick University (School of Manufacturing).

Michael Hobey

Vice President and Chief Financial Officer

Mr. Hobey has served as Chief Financial Officer of GRSA since January 2012. From July 2009 to December 2011, he was Vice President and Treasurer of Aleris. Mr. Hobey joined

Aleris in June 2006 as Vice President, Corporate Development. Prior to that he was employed by Citigroup, where he was a Vice President in the Investment Banking Division at Citigroup Global Markets. Mr. Hobey worked for McDonnell Douglas and Boeing immediately following college. Mr. Hobey holds a Bachelor of Science degree in Mechanical Engineering from Brown University and a Master of Business Administration degree from the Sloan School of Management at the Massachusetts Institute of Technology.

THE RIGHTS OFFERING

The Subscription Rights and Transfer Provisions

In this Rights Offering, we are issuing at no charge one subscription right with respect to each share of our common stock outstanding as of the Effective Date. The subscription right attaches to the share of common stock and is not separately transferable. Holders of subscription rights will be entitled to purchase 0.562 shares of our common stock for every subscription right held, at the exercise price of $5.64 per share. If all of the subscription rights are exercised in this Rights Offering, excluding the exercise of subscription rights associated with the Warrants Effective Date, the aggregate number of shares of common stock issued in the Rights Offering would be 9,751,773 shares and the total purchase price of all of our common stock sold in the Rights Offering will be $55.0 million. If all of the subscription rights associated with the Warrants are exercised in this Rights Offering, but the Warrantholders do not exercise their Warrants by the Effective Date, we would issue an additional 843,000 shares of common stock, with a total additional purchase price of $4.8 million. See “—Special Rights of the Warrants.”

The subscription rights in respect of shares of our common stock are exercisable beginning on the Effective Date and will expire if they are not exercised by 5:00 p.m. in New York City, on February 17, 2015 (the “Expiration Date”), unless extended by us from time to time in our sole discretion. The subscription rights in respect of our Warrants are exercisable beginning on the Effective Date and will expire if they are not exercised by 5:00 p.m. in New York City, on April 28, 2015, and such period will not be extended.

Holders who exercise their subscription rights or oversubscription rights will not be entitled to revoke their exercise, unless we amend this Rights Offering to extend the Expiration Date for a period of more than 30 days or make a fundamental change to the terms set forth in this prospectus supplement, in which case we will allow holders to cancel previously subscriptions and receive a refund of amounts previously advanced.

Except as provided below in “—Special Rights of the Warrants”, subscription rights that are not exercised by the Expiration Date will expire on that date and will have no further value. The holders of restricted shares, and to the extent vested and exercised prior to the Effective Date, options to purchase shares of our common stock are eligible to participate in this Rights Offering. Upon such exercise, such shares will be treated in the same manner as the other shares of our common stock described in this prospectus supplement. To the extent that holders of our Warrants exercise their Warrants in accordance with their terms prior to the Effective Date, they will be treated in the same manner as our common stockholders in this Rights Offering. To the extent that Warrantholders do not exercise their Warrants prior to the Effective Date, the provisions of the Warrants provide for special exercise provisions. See “—Special Rights of the Warrants.”

Holders who do not exercise their subscription rights or who trade the shares to which the subscription rights attach without first exercising the subscription rights will relinquish any value inherent in the subscription rights.

Holders who wish to exercise the subscription rights should note that immediately available funds must be received by the Expiration Date for a subscription to be valid. Although personal checks will be accepted, if they have not cleared by the Expiration Date, the subscription may not be valid. See “—Method and Receipt of Payment.” We reserve the right to limit the exercise of any subscription rights or oversubscription right that would result in a risk of any stockholder becoming the owner of 4.9% or more of our common stock. See “Risk Factors—We have the right to limit the exercise of the subscription rights” and “—Tax Benefit Protection Provision; Escrow Protection Mechanics.”

The number of shares that a holder may purchase pursuant to the basic subscription rights we are distributing is calculated by multiplying the number of subscription rights owned by 0.562. For example, if a holder owns 100 subscription rights (based on holding 100 common stock shares), such holder may subscribe for 57 shares (100 subscription rights multiplied by 0.562 = 56.2, rounded up to eliminate fractional shares). There is no minimum subscription requirement. We will not issue fractional shares of common stock. Fractional shares of our common stock resulting from the exercise of the basic subscription rights will be eliminated by rounding up to the nearest whole share, with the total purchase price to be paid by the holder being adjusted accordingly. Any excess subscription payments received by the rights agent will be returned, without interest or penalty, as soon as practicable.

Subscription rights distributed in this Rights Offering will not be separately certificated and holders will not be able to trade or otherwise transfer the subscription rights or oversubscription rights separately from the shares of common stock in respect of which they were issued on the Effective Date. However, following the Effective Date and until the earlier of the Expiration Date or the exercise of the subscription rights, the subscription rights will attach to, and trade along with the shares of the common stock in respect of which they were distributed as a unit. This unit of a subscription right and underlying share of common stock will trade under CUSIP 82670K128 after the Effective Date.

Following the exercise of the subscription rights, the unit will terminate and the common stock to which the subscription rights attach will trade separately from such rights under a separate CUSIP 82670K201. From and after the Expiration Date, our common stock will also trade under CUSIP 82670K201.

Purpose of this Rights Offering

The principal purpose of this Rights Offering is to assist the Company in financing a portion of the $495 million cash portion of the purchase price for the GRSA Acquisition. See “Use of Proceeds.”

Determination of Terms of the Rights Offering

The exercise price and the other terms of the Rights Offering were approved by our Board. Our Board was also advised by our tax and corporate counsel and independent financial advisors who advised the Company in connection with the GRSA Acquisition and the Financings.

After review, the Board determined that the Rights Offering, together with the other Financings discussed in “The GRSA Acquisition and Financings” above, was necessary in order to help raise the funding to finance the GRSA Acquisition. The pro rata Rights Offering is also designed to minimize the percentage ownership change under the IRS 382 rules thereby affording the company more flexibility going forward. Further, a rights offering gives our stockholders the opportunity to participate in the sale of new equity capital on a pro rata basis. While the exercise price for this Rights Offering—the lesser of the price of the Equity Offering, which was $6.50 per share, or a 25% discount to the 10-day volume weighted average price prior to the commencement of the Rights Offering—was part of the negotiation of the Backstop Commitment Letter, the Board believes that the exercise price for this Rights Offering balances our objective of achieving the maximum net proceeds obtainable from the Rights Offering, while providing our security holders with an opportunity to make an additional investment in our company and reduce the level of dilution of their ownership position in us. Further, in connection with entering into the Purchase Agreement and agreements relating to the Financings, the Board conferred with financial advisors while negotiating the Backstop Agreement experienced in equity offerings, including rights offerings, to determine that the pricing terms set forth in the Backstop Commitment Letter were fair and reasonable to the Company’s stockholders.

While our common stock has traded at prices in excess of the exercise price in this Rights Offering, there can be no assurance that the market price of our common stock will not decline during the exercise period to a level equal to or below the exercise price, or that, following the issuance of the subscription rights and of our common stock upon exercise of subscription rights, an exercising holder will be able to sell shares purchased in this Rights Offering at a price equal to or greater than the exercise price. See “Risk Factors—The market price of our common stock has been volatile and may continue to be volatile” and our other risk factors for a more complete discussion of risks associated with this Rights Offering and factors that can influence our financial performance.

Shares of Common Stock Outstanding after the Rights Offering

If all subscription rights are exercised in this Rights Offering, exclusive of all subscription rights issuable in respect of our 1.5 million Warrants, 9,751,773 new shares of our common stock will be issued upon consummation of the Rights Offering. Based on the 17,343,892 shares of our common stock issued and outstanding as of January 28, 2015, our issuance of shares in this Rights Offering (excluding shares issuable upon the exercise of rights granted to holders of our Warrants) would result, on a pro forma basis as of January 28, 2015 in an approximate 56.2% increase in the number of outstanding shares of our common stock.

If all the subscription rights issued in respect of our 1.5 million Warrants are exercised, assuming such Warrants have not been exercised for common stock prior to the Effective Date, then an additional 843,000 shares or 4.9% of our common stock issued and outstanding as of January 28, 2015 or 3.0% of the total shares of common stock outstanding if all shares available in this Rights Offering are issued to common stockholders in this Rights Offering. More details on the specific rights of the Warrantholders in this Rights Offering as discussed below under “—Special Rights of the Warrants.”

Conditions to the Rights Offering

The completion of this Rights Offering is contingent upon the consummation of the GRSA Acquisition. However, it is not contingent on the completion of any other Financing. We may terminate the Rights Offering at any time in our sole discretion, including if the GRSA Acquisition is terminated or if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the Rights Offering that in the sole judgment of our Board would or could make the Rights Offering or its completion illegal or materially more burdensome to us or otherwise restrict or prohibit completion of the Rights Offering. Subscription rights are not exercisable in any state or other jurisdiction in which the offer and sale of the subscription rights and common stock is not permitted, see “Plan of Distribution”.

In addition, if we determine that the exercise of the subscription rights would cause an unreasonable risk of a Section 382 ownership change, we may terminate the Rights Offering. See “Risk Factors—Our ability to use our U.S. federal NOLs to offset future taxable income may be limited.”

If the conditions to completion of the Rights Offering are not satisfied or we otherwise terminate the Rights Offering, all subscription rights will expire without value and all exercise payments received by the rights agent will be returned promptly, without interest, penalty or deduction.

Expiration of the Rights Offering

Holders may exercise subscription rights at any time before the 5:00 p.m. in in New York City, on February 17, 2015, the Expiration Date. We may, in our sole discretion, extend the time for exercising the subscription rights. If a holder does not exercise subscription rights before the Expiration Date, such holder’s unexercised subscription rights will be null and void. We will not be obligated to honor a holder’s exercise of subscription rights if the rights agent, Computershare Trust Company, N.A., receives the documents relating to such exercise after the Rights Offering expires, regardless of when the holder transmitted the documents. We may extend the Expiration Date by giving oral or written notice to the rights agent on or before the scheduled Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing the extension no later than 9:00 a.m. in New York City, on the next business day after the most recently announced Expiration Date.

If we amend the Rights Offering to extend the Expiration Date for a period of more than 30 days, those holders who have previously exercised subscription rights will be permitted to cancel those subscriptions and the rights agent will promptly refund any amounts previously advanced by those holders, without interest or penalty payments.

The Expiration Date does not apply to Warrantholders who exercise their Warrants after the Effective Date as described below. More information is provided below under “—Special Rights of the Warrants.”

Subscription Rights

Subscription rights entitle holders to the basic subscription right and the oversubscription right. However, the prior approval of our Board will be required for the issuance of any such rights to the extent the exercise of subscription rights or oversubscription right under this Rights Offering would trigger the Tax Benefit Protection Provision. See “—Tax Benefit Protection Provision; Escrow Protection Mechanics.” All holders subscribing for shares in this Rights Offering will be required to confirm that they are not, or will not become as a result of such subscription, a 4.9% holder of our common stock unless specifically approved by the Board in connection with the Tax Benefit Preservation Provision and must provide related notification to the rights agent and supply such additional information as the rights agent or we may require. We reserve the right to refuse any subscription for failure to comply with such requirement or if we believe that the exercise of such subscription rights could pose ownership change issues for purposes of Section 382 of the Tax Code. See “—Tax Benefit Protection Provision; Escrow Protection Mechanics.”

Basic Subscription Rights.    With the basic subscription rights, holders may purchase 0.526 shares of our common stock for every subscription right held, by delivery of the documents required by the rights agent, including stock certificates if shares are held in certificated form and any additional documents if shares are held beneficially, and payment of the exercise price. There is no minimum number of shares holders must purchase as a result of the exercise of subscription rights, but a holder may not purchase fractional shares. The rights agent will deliver certificates to, or make the necessary book-entry transfers on behalf of, holders representing the shares that holders purchase upon the exercise of subscription rights as soon as practicable after this Rights Offering has expired, the subscription has been accepted and the GRSA Acquisition has closed.

Oversubscription Rights.    Holders who have exercised their subscription rights in full may exercise an oversubscription right to subscribe for additional shares of our common stock, by delivery of the documents required by the Rights Agent, including stock certificates if shares are held in certificated form and any additional documents if shares are held beneficially, and payment of the exercise price, before the Expiration Date. When a holder completes the portion of the subscription rights certificate or card to exercise the oversubscription right, the holder will be representing and certifying that such holder has fully exercised the basic subscription right as to all shares of the common stock that he, she or it holds. Holders must exercise the oversubscription right at the same time they exercise basic subscription rights in full. There is no guarantee that oversubscriptions will be filled. See “—Pro Rata Allocation” below.

Pro Rata Allocation.    In the event that other stockholders do not exercise their basic subscription rights in full, each holder of a subscription right who has fully subscribed for its basic subscription rights may also subscribe for additional shares at the same exercise price per share pursuant to the oversubscription right, subject to the availability and the pro rata allocation of shares among holders exercising this oversubscription right. If an insufficient number of shares are available to fully satisfy all oversubscription right requests, we will allocate the available shares, if any, pro rata among holders of subscription rights who exercised their oversubscription right based upon the number of shares each holder subscribed for under the basic subscription right and the application of our Tax Benefit Preservation Provision (as discussed in “—Tax Benefit Protection Provision; Escrow Protection Mechanics”). If this pro rata allocation results in any stockholder receiving a greater number of common shares than the holder subscribed for pursuant to the exercise of the oversubscription right, then such holder will be allocated only that number of shares for which the holder oversubscribed, and the remaining common shares will be allocated among all other holders exercising the oversubscription right on the same pro rata basis described above. The proration process will be repeated until all common shares available in this Rights Offering have been allocated or all oversubscription exercises have been fulfilled, whichever occurs earlier.

Issuance of Shares and Return of Excess Payment.    The rights agent will deliver stock certificates to or make the necessary book-entry transfers on behalf of holders, representing the shares that holders purchased as a result of the exercise of subscription and oversubscription rights as soon as reasonably practicable after the Expiration Date and the closing of the GRSA Acquisition (except for those Warrantholders exercising subscription rights after the Expiration Date) and after all pro rata allocations and adjustments have been completed. The rights agent will return any excess payments by mail, without interest or deduction, as soon as is reasonably practicable following the Expiration Date (except for those Warrantholders exercising subscription rights after the Expiration Date). The rights agent will not deliver certificates to, or make book-entry transfers on behalf of, any holder located in California, or any other state in which qualification is required, unless and until the offer and sale of the subscription rights and common stock are qualified in that state. See “Plan of Distribution”.

Exercise Price

The exercise price is $5.64 per share for the purchase of shares of common stock under both the subscription right and the oversubscription right, payable in immediately available funds. See “—Method and Receipt of Payment.” The exercise price was calculated in accordance with the Backstop Commitment Letter, which provides that the price per share for common stock to be subscribed for in this Rights Offering be the lesser of (i) the price of the Equity Offering, which was $6.50 per share or (ii) a 25% discount to the 10-day volume weighted average price of our common stock prior to the commencement of the Rights Offering. If the conditions to the completion of the Rights Offering are not satisfied or the Rights Offering is otherwise terminated, each subscribing holder’s funds will be returned as soon as practicable, without deduction, but also without any interest or penalty payment.

Exercise of Subscription Rights

Holders who wish to exercise subscription rights should read and follow the instructions of the exercise forms carefully. Holders who wish to exercise subscription rights and who own shares through banks or brokers should be sure to coordinate with their banks and brokers as soon as possible to ensure that all required information, payments and instructions are received in a timely fashion prior to the Expiration Date.

Subscription rights may be exercised by delivering the following to the rights agent (and not to us or the information agent) at the address and in the manner described below under “—Method and Receipt of Payment” and ”—Delivery of Subscription Materials and Payment,” at or prior to 5:00 p.m. in New York City, on the Expiration Date:

•

properly completed and executed subscription rights certificate or card, which will include details of both subscription and oversubscription rights exercises, together with any required signature guarantees or other supplemental documentation, including the representations required under “—Tax Benefit Protection Provision; Escrow Protection Mechanics”; and

•	full exercise price payment for each share subscribed for under subscription rights.

If a holder does not indicate the number of subscription rights being exercised, or does not forward full payment of the total subscription price payment for the number of subscription rights that the holder has indicated are being exercised, subject to the limitation by the Tax

Benefit Preservation Provision then the holder will be deemed to have exercised its subscription rights with respect to the lesser of the maximum number of subscription rights that may be exercised with the aggregate exercise price payment and the maximum number of subscription rights that may be exercised with the number of our common stock certificates such holder delivered to the rights agent or book-entry transfers effected.

If the holder’s aggregate subscription price payment is greater than the amount that such holder would owe for exercise of its basic subscription right in full, the holder will be deemed to have exercised its oversubscription right to purchase the maximum number of shares of our common stock that could be purchased with such overpayment. If we do not apply a holder’s full subscription price payment to its purchase of shares of our common stock, we or the rights agent will return the excess amount to such holder by mail, without interest or penalty, as soon as practicable after the Expiration Date (except in respect of those Warrantholders exercising subscription rights after the Expiration Date, in which case, such payment will be made as soon as practicable).

Holders who wish to subscribe for fewer than all the shares of our common stock represented by their subscription rights should indicate on their subscription rights certificate or card the number of subscription rights that they wish to exercise. There is no minimum number of shares holders must purchase as a result of the exercise of subscription rights, but a holder may not purchase fractional shares.

The rights agent will hold payments of the exercise price in a segregated account with other payments received from other holders of subscription rights until we issue shares to subscribing holders or return such payments, without interest, penalty or deduction.

Each holder is responsible for the method of delivery of its subscription rights certificate or card and exercise price payment to the rights agent. Any holder who subscribes for our shares is urged to send exercise forms and exercise price payment as securely as possible, by registered mail, properly insured, with return receipt requested. Sufficient time should be allowed to ensure receipt by the rights agent of all necessary exercise documentation and funds prior to the Expiration Date.

Method and Receipt of Payment

A holder’s payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock for which the holder is subscribing by either:

•	certified check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the rights agent; or

•	personal check payable to the rights agent.

However, if a holder is paying by uncertified personal check, please note that uncertified checks may take at least five business days to clear. We strongly urge holders who wish to pay the exercise price by uncertified personal check to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise their subscription rights, but in any event, to make any subscription exercise and payment sufficiently in advance of the Expiration Date to ensure that such payment is received and cleared by the Expiration Date. We will not be responsible for any delays in processing uncertified checks, even if such delays result in a holder’s subscription rights not being exercised.

A holder’s payment will be considered received by the rights agent only upon:

•	clearance of any uncertified check;

•	receipt by the rights agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

•	receipt of collected funds in the subscription right account designated above.

Medallion Guarantee or Other Signature Guarantee Program May Be Required

If a registered holder of our common stock transfers those shares during the Rights Offering without exercising the attached subscription rights, then any transferee of such shares desiring to exercise subscription rights must have his, her or its signature on each subscription rights certificate guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the rights agent, unless:

•	the subscription rights certificate provides that shares are to be delivered to the holder as record holder of those subscription rights; or

•

the holder is an eligible institution, including generally a commercial bank, a broker dealer, municipal securities broker a credit union, a member of a national securities exchange, registered securities association or clearing agency; or savings association.

Signature guarantees may be obtained from a financial institution—such as a commercial bank, savings association, bank, credit union or broker dealer—that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP), whose participants include more than 7,000 U.S. and Canadian financial institutions;

•	Stock Exchanges Medallion Program (SEMP), whose participants include the regional stock exchange member firms and clearing and trust companies; and

•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

Financial institutions who are not members of a recognized Medallion signature guarantee program are not able to provide signature guarantees. Further, it is not likely a financial institution will guarantee the signature of a party who is not a customer of that institution. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom a holder already does business.

Rights Agent; Delivery of Subscription Materials and Payment

We have appointed Computershare Trust Company, N.A. as rights agent for this Rights Offering. Holders should deliver subscription exercise forms, payment of the exercise price and other subscription documents to the rights agent at the following address:

Computershare Trust Company, N.A.

c/o Voluntary Corporate Actions

Suite V

250 Royall Street

Canton, MA 02021

Any delivery of materials to an address other than the address set forth above will not constitute valid delivery and will not be accepted by us.

We will pay the rights agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the rights agent against any liability that it may incur in connection with the Rights Offering.

Information Agent; Questions about Exercising Subscription Rights

We have appointed Georgeson Inc. as information agent for this Rights Offering. Any questions, requests for assistance regarding the method of exercise of subscription rights or the completion of exercise forms, or requests for additional copies of this prospectus supplement or any ancillary documents may be directed to the information agent at the following address and telephone number:

Georgeson

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

Telephone: (866) 300-8594

We will pay the information agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the information agent against any liability that it may incur in connection with this Rights Offering.

Solicitation Agent

We have engaged B. Riley & Co., LLC as solicitation agent for this Rights Offering. Please see “Plan of Distribution” for more information.

Notice to Brokers and Nominees

Holders who are banks, brokers, trustees, depositories or other nominees who holds shares of our common stock for the account of others on the Effective Date should notify the respective beneficial owners of such shares of this Rights Offering as soon as possible to find out their intentions with respect to exercising their subscription rights. Such holders should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we or the rights agent have provided to such holders for distribution to beneficial owners. If the beneficial owner so instructs, such holders should complete the appropriate subscription rights certificates and submit them to the rights agent with the proper payment.

Notice to Beneficial Owners

For those holders who are beneficial owners of shares of our common stock or who receive subscription rights through a bank, broker, trustee, depository or other nominee, we will ask such holders’ banks, brokers, trustees, depositories or other nominees to provide notice of this Rights Offering. If such holder wishes to exercise subscription rights, that holder will need to have his, her or its bank, broker, trustee, depository or other nominee act on its behalf. If such holder holds certificates of our common stock directly and would prefer to have such holder’s bank, broker, trustee, depository or other nominee hold them on his, her or its behalf, such holder should contact the bank, broker, trustee, depository or other nominee and request it to effect the transactions for such holder. To indicate any decision with respect to a beneficial holder’s subscription rights, such holder should complete and return to his, her or its bank, broker, trustee, depository or other nominee all such materials for the Rights Offering which the bank, broker, trustee, depository or other nominee provides holders. Any holder with questions regarding subscription should contact the nominee as soon as possible.

Notice of Procedures for DTC Participants

We expect that the exercise of subscription rights may be made through the facilities of DTC. If a holder’s subscription rights are held of record through DTC, such holder may exercise subscription rights by instructing his, her or its broker or other nominee to transfer subscription rights from the broker’s account to the account of the rights agent, together with certification as to the aggregate number of subscription rights such holder is exercising and the number of shares of our common stock such holder is subscribing for under his, her or its subscription right, and such holder shall provide his, her or its exercise price payment for each share subscribed for pursuant to the subscription right.

Notice to Foreign and Other Stockholders

Exercise forms will not be mailed to holders of subscription rights whose addresses are outside the United States or who have an Army Post Office or a Fleet Post Office address. To exercise such subscription rights, any such holder must notify the rights agent and take all other steps that are necessary to exercise subscription rights on or prior to the Expiration Date. If the procedures set forth in the preceding sentence are not followed prior to 5 p.m. New York City time on the third business day prior to the Expiration Date (unless such holder is a Warrantholder who has not exercised Warrants prior to the Effective Date), such holder’s subscription rights will expire.

Amendments and Cancellation

We reserve the right to extend the Expiration Date and to amend the terms or conditions of this Rights Offering.

If this Rights Offering is extended for up to thirty days in the discretion of the Board, the rights agent will hold all subscriptions exercised to date, and all payments submitted to date. If we elect to extend the Expiration Date of the Rights Offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the most recently announced Expiration Date of the Rights Offering. We will extend the duration of the Rights Offering as required by applicable law or regulation and may choose to extend it we decide to give holders more time to exercise their subscription rights in this Rights Offering. If we amend the Rights Offering to allow for an extension of the Rights Offering for a period of more than 30 days, then holders who have already subscribed for rights may cancel their subscriptions and receive a refund of any money they have previously advanced.

We may amend the terms of the subscription rights without the approval of any of the holders of the subscription rights or our stockholders generally. After the Effective Date, we may amend the terms of the subscription rights to cure an ambiguity or correct or supplement a provision which may be defective or inconsistent with other provisions. We may also add provisions relating to questions or matters which arise and additions which we and the rights agent deem necessary or desirable and which will not adversely affect the interests of the holders of the subscription rights. If we should make any fundamental changes to the terms set forth in this prospectus supplement, including a change in the subscription price of number of shares of common stock purchaseable by one subscription right, a new prospectus supplement will be distributed to all holders of subscription rights who have previously exercised subscription rights and to holders of record of unexercised subscription rights on the date we amend the terms.

In addition, all holders who have previously exercised their rights, or who exercise subscription rights within four business days after the mailing of the new prospectus supplement, shall be provided with a form of consent to the amended Rights Offering terms on which they can confirm their exercise of subscription rights and their exercise under the terms of the Rights Offering as amended by us. Any holder who has previously exercised any subscription rights, or who exercises subscription rights within four business days after the mailing of the new prospectus supplement, and who does not return such consent within ten business days after the mailing of such consent by us will be deemed to have canceled its exercise of subscription rights, and the full amount of the exercise price previously paid by such holder will be returned promptly by mail, without interest or deduction. Any completed exercise form received by the rights agent five or more business days after the date of the amendment will be deemed to constitute the consent of such holder who completed such exercise form to the amended terms.

We reserve the right to cancel the Rights Offering at any time. If the GRSA Acquisition does not occur for any reason, the Rights Offering will be terminated. Such cancellation would be effected by us by giving oral or written notice of such cancellation to the rights agent and making a public announcement by press release. If canceled, the exercise price will be promptly returned by mail to those holders who have exercised subscription rights, without interest, penalty payment or deduction. If the Rights Offering is canceled, no shares will be issued, the subscription rights will not be exercisable and will have no value.

Determinations Regarding the Exercise of Subscription Rights

We will decide in our sole discretion all questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights, and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any subscription rights because of any defect or irregularity. We will not receive or accept any exercise until all irregularities have been waived by us or cured by affected holders within such time as we decide, in our sole discretion.

Neither we nor the rights agent will be under any duty to notify holders of any defect or irregularity in connection with the submission of exercise forms, and we will not be liable for failure to notify holders of any defect or irregularity. We reserve the right to reject any holder’s exercise of subscription rights if such holder’s exercise is not in accordance with the terms of the Rights Offering or in proper form. We will also not accept any exercise of subscription rights if our issuance of such shares of our common stock could be deemed to violate our certificate of incorporation or Bylaws, be unlawful under applicable law, be materially burdensome to us or as otherwise described under “—Conditions to The Rights Offering.”

Impermissible Ownership

We reserve the right, and we will not be required, and to issue shares of our common stock pursuant to the Rights Offering to any holder if, in our opinion, such holder is required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the Rights Offering expires, such has not obtained such clearance or approval. We are not undertaking to advise any holder of any such required clearance or approval or to pay any expenses incurred in seeking such clearance or approval.

Securities Restrictions State and Foreign Jurisdiction

We are not offering or selling, or soliciting any purchase of, subscription rights or shares in any state, non-U.S. or other jurisdiction in which this Rights Offering is not permitted. We will not sell or accept an offer to purchase shares of our common stock from any holder if such holder is located in any state, non-U.S. or other jurisdiction in which the sale or offer of the rights would be unlawful. We reserve the right to delay the commencement of this Rights Offering in certain states or other jurisdictions if necessary to comply with local laws. See “Plan of Distribution.”

We may elect not to offer shares to residents of any state, non-U.S. or other jurisdiction whose laws would require a change in this Rights Offering in order to carry out this Rights Offering in such state or jurisdiction. If that happens and a holder who is a resident of the state or jurisdiction that requests the modification, such holder will not be eligible to participate in the Rights Offering. We do not expect that there will be any changes in the terms of the Rights Offering. However, other than as described in “Plan of Distribution” we are not currently aware of any states or jurisdictions that would preclude participation in the Rights Offering, other than California. See “Plan of Distribution.”

Tax Benefit Protection Provision; Escrow Protection Mechanics

Preservation and utilization of our federal and state NOLs is very significant to us. To preserve the availability of our NOLs, the Tax Benefit Protection Provisions of our Bylaws impose certain restrictions on the transfer of our common stock and other equity securities. These restrictions aim to reduce the likelihood of an “ownership change” as described in Section 382 of the Tax Code, the occurrence of which could substantially limit our ability to utilize our NOLs. See “Risk Factors—Our ability to use our U.S. federal NOLs to offset future taxable income may be limited.” The Tax Benefit Protection Provision allows us to impose trading restrictions on persons who own, or as a result of any transaction would own, 4.9% or more of our common stock.

We reserve the right to limit or reject any exercise of subscription rights or oversubscription rights, in whole or in part, to the extent that the exercise of some or all of a holder’s subscription or oversubscription rights in this Rights Offering would result in a holder becoming a 4.9% or greater stockholder, any existing 4.9% stockholder acquiring additional shares, or certain transfers of any shares by any stockholder owning 5% or more of our common stock. In addition, a holder may be required to provide certain information concerning such holder’s share ownership in order to help us enforce these restrictions.

Further, in this Rights Offering, in order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics as follows:

(1) by exercising subscription rights, each holder will represent to us that such holder will not be, after giving effect to the exercise of subscription rights and assuming that such holder is issued all of the shares for which the holder has subscribed, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions that are a part of our Tax Benefit Preservation Provision summarized above, of 4.9% (849,850 shares) or more of our outstanding common stock as of January 28, 2015;

(2) if such exercise would result in such holder owning 4.9% (849,850) or more shares of our common stock, such holder must notify the information agent at the telephone number set forth under “—Information Agent; Questions about Exercising Subscription Rights”;

(3) if requested, each holder will be required to provide us with additional information regarding the amount of common stock that the holder owns;

(4) we may elect to hold any holder’s subscription funds separately pending our determination of “ownership change” issues; and

(5) we shall have the right to instruct the rights agent to refuse to honor such holder’s exercise to the extent such exercise might, in our sole and absolute discretion, result in such holder owning 4.9% or more of our common stock, or if such exercise is by a holder owning 4.9% or more of our common stock as provided in our Tax Benefit Protection Provision.

By exercising subscription rights in this Rights Offering, each holder agrees that the escrow protection mechanics are valid, binding and enforceable against it. The escrow protection mechanics are meant to be applied in conjunction with Tax Benefit Protection Provision and to provide us with a means to both supplement and enforce such restrictions with regard to the exercise of the subscription rights issued in the Rights Offering.

As discussed in “Risk Factors—Our ability to use our U.S. federal NOLs to offset future taxable income may be limited,” in connection with the GRSA Acquisition, this Rights Offering and the other Financings, we expect to receive the Section 382 Opinion Letter to the effect that such transactions should not result in an “ownership change” for U.S. federal income tax purposes and that the Company may use its NOLs to offset future U.S. taxable income generated by the GRSA Business. The Section 382 Opinion Letter, if any, will be limited to the precise terms described in this prospectus supplement and we may not receive the Section 382 Opinion Letter if, among other reasons, the Company or its stockholders engage in transactions that could result in an “ownership change.” While this Rights Offering is not contingent on the receipt of the Section 382 Opinion Letter, we do not intend to close the GRSA Acquisition, this Rights Offering or the other Financings if we do not receive the Section 382 Opinion Letter or if we otherwise determine that the GRSA Acquisition or any of the Financings, if completed, will materially threaten the use of our NOLs.

Therefore, we intend to vigorously enforce our Tax Benefit Protection Provisions and to enforce the escrow protection mechanics of this Rights Offering. Any purported exercise of subscription rights, in violation of either the restrictions in our certificate of incorporation, Bylaws or the escrow protection mechanics section, will be void and of no force and effect.

Special Rights of the Warrants

As discussed below under “Description of Capital Stock—Warrants,” we currently have 1.5 million Warrants outstanding. The subscription rights in respect of the Warrants give Warrantholders the ability to subscribe, or oversubscribe, an aggregate of 843,000 shares of common stock. The exercise price is $5.64 per share and each subscription right is exercisable for 0.562 shares.

The form of Warrant Agreement entered into by the Company in June 2010 with the holders of the Warrants (the “Warrantholders”) contained special rights in respect of rights offerings, including this Rights Offering. We do not intend to delay the Expiration Date or otherwise extend this Rights Offering in connection with the exercise of subscription rights by Warrantholders.

Warrantholders are entitled to receive 20 calendar days’ advance notice of the Effective Date of the Rights Offering in order to provide such Warrantholders with additional time to exercise their Warrants in advance of the Effective Date, should they elect to do so. A notice of a pending rights offering was distributed to Warrantholders on or about December 15, 2014.

To the extent that any Warrantholder exercises all of its Warrants prior to the Effective Date, the terms of the Warrant Agreement will cease to apply to each such Warrantholder, and each such Warrantholder will participate in the Rights Offering entirely in the same manner as our common stockholders.

If Warrants remain unexercised as of the Effective Date, Warrantholders have a period of 90 calendar days following the Effective Date in which to inform the Company of their desire to exercise their subscription rights in respect of the shares of common stock for which such Warrantholder’s Warrant could have been exercised immediately prior to the Effective Date (such right, the “Warrant Subscription Request”), and the Company has a five trading day period in which to deliver these subscription rights. To the extent that we do not deliver the subscription rights within this five trading day period, then upon the Warrantholder’s future exercise of that Warrant after the Effective Date, in addition to the shares of common stock for which the Warrant was exercised, we will also issue such Warrantholder the subscription rights for which it made the Warrant Subscription Request.

Because we intend to use the net proceeds of this Rights Offering to fund the GRSA Acquisition and because the Expiration Date precedes April 28, 2015, i.e., the date that is 90 calendar days following the Effective Date (the “90-Day Date”), we intend to treat Warrantholders as follows in connection with this Rights Offering:

First, as noted above, any shares issued upon the exercise of a Warrant, or portion thereof, prior to the Effective Date will be treated in the same manner as our other common stock outstanding. Accordingly, a Warrantholder exercising its Warrants in advance of the Effective Date must properly exercise its subscription (and, as applicable, oversubscription) rights prior to the Expiration Date (such portion of the Rights Offering, the “Initial Offering Period”) in order to participate in the Rights Offering. Further, the number of shares available upon exercise of an oversubscription right to any such former Warrantholder who has fully exercised his subscription rights will be calculated as described above under “—Subscription Rights—Pro Rata Allocation.” Due to the timing of the receipt of the proceeds for subscriptions and oversubscriptions in the Initial Offering Period, we intend to use the net proceeds from the exercise of subscription rights from the Initial Offering Period, including those Warrantholders who exercise Warrants prior to the Effective Date, toward the GRSA Acquisition purchase price.

Second, for any shares that have been issued upon the exercise of a Warrant, or portion thereof, prior to the Effective Date but for which such Warrantholder has either not properly or timely exercised subscription or oversubscription rights with respect to those shares prior to the Expiration Date, the unexercised subscription rights will be forfeited, and thereafter null and void.

Third, for any shares that have been issued upon the exercise of a Warrant, or portion thereof, following the Effective Date and in respect of which the Warrantholder has exercised the Warrant Subscription Request prior to the 90-Day Date (the “Warrant Follow-On”), we will issue the same number of shares of our common stock at the same exercise price as provided for the Initial Offering Period. In the Warrant Follow-On, holders will have a period of ninety days in which to exercise their subscription and oversubscription rights. The oversubscription right shall be available only to such Warrantholders who have exercised their subscription right in full prior to the 90-Day Date, and shall be in an amount calculated using the following formula (the “Warrant Oversubscription Formula”):

(0.562*X) – Y = Maximum shares for which qualified Warrantholders may exercise oversubscription rights

X =	1,500,000 – Warrants exercised for shares of common stock prior to the Effective Date, if any

Y =	Total number of shares of common stock subscribed for by Warrantholders in connection with basic subscription rights

To the extent that any subscription and oversubscription rights are properly exercised in the Warrant Follow-On prior to the Expiration Date, we intend to use the proceeds, net of our expenses, from such exercises toward the GRSA Acquisition purchase price and for other general corporate purposes. For subscriptions and oversubscriptions following the Expiration Date, we intend to use such net proceeds for general corporate purposes, which could include fees and expenses relating to the GRSA Acquisition and the Financings, funding debt obligations, financing future acquisition opportunities, working capital and capital expenditures. However, we do not anticipate that the net proceeds from the sale of such shares from such subscription rights received after the Expiration Date would be deemed to be included in the net proceeds of this Rights Offering for purposes of reducing the Backstop Preferred and the Backstop Notes.

Because our common stock is publicly traded on the OTCQX and requires special administrative provisions from DTC and other third parties in order to permit the common stock to trade with the subscription rights attached, only shares of common stock issued from the proper exercise of Warrants prior to the Effective Date shall be eligible to trade with subscription rights attached, and then only until such subscription rights are exercised or expire on the Expiration Date, and as may be otherwise limited by federal and state securities laws. Upon the conclusion of the Warrant Follow-On period will expire, the unexercised subscription rights will be forfeited, and thereafter null and void.

As with the Rights Offering generally, the issuance of shares upon the exercise of subscription or oversubscription rights by Warrantholders, regardless of whether such exercise occurs within the Initial Offering Period or Warrant Follow-On period, is contingent upon the closing of the GRSA Acquisition.

No Recommendation to Subscription Rights Holders

Our Board makes no recommendation regarding any holder’s exercise of the subscription rights. Holders of subscription rights are urged to make their own decisions whether or not to exercise such subscription rights based on their own assessment of our business and the Rights Offering. See “Risk Factors” in this prospectus supplement and in any document incorporated by reference into this prospectus supplement.

Participation by Directors, Officers, Employees and Large Stockholders in the Rights Offering

To the extent our directors, officers and employees own common stock or restricted stock, or stock options or Warrants (subject to the special provisions applicable to our Warrants discussed in “—Special Rights of the Warrants”) that have been exercised for shares of our common stock in advance of the Effective Date, they will receive subscription rights in this Rights Offering. See “Risk Factors—Our executive officers, outside directors and large stockholders may significantly increase their relative ownership and voting interest.”

We believe that our two largest stockholders, ZCOF and H&W, generally intend to subscribe for their basic subscription right in the Rights Offering. Unless the Board chooses in its discretion to approve such an increase under the Tax Benefit Preservation Provision, each such stockholder’s participation may be limited so that their percentage ownership will not increase. However, if the Board elects to approve an increase in the percentage ownership of either or both such stockholder (or any other large stockholder), these stockholders may substantially increase their relative ownership and voting interest in Signature, although no stockholder has entered into any commitment to subscribe for any shares, and we can provide no assurance that these subscriptions will occur.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

Our distribution and any stockholder’s exercise of these subscription rights to purchase shares of common stock will generally not be taxable to our stockholders, subject to the possible application or Section 305 of the Code. See “Material U.S. Federal Income Tax Consequences” and “Risk Factors—The tax treatment of the Rights Offering is somewhat uncertain, and it may be treated as a taxable event to our stockholders.”

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THE RIGHTS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

NO BOARD RECOMMENDATION

Our Board believes the Rights Offering is in the best interests of the Company and its stockholders, and we believe that most of our Board members and executive officers will participate in the Rights Offering. The proceeds of this Rights Offering will be used to pay a portion of the purchase price for the GRSA Acquisition. See “Use of Proceeds” for a discussion of how we intend to allocate and use the proceeds from this Rights Offering.

The Board is not making any recommendation to our stockholders as to whether any stockholder should exercise subscription rights in this Rights Offering. Each stockholder must make its own decision as to whether to exercise its subscription rights.

No dealer, salesman or other person has been authorized by us to provide you with any information other than the information contained in this prospectus supplement, the accompanying prospectus, the information incorporated by reference in this prospectus supplement and the other documents delivered herewith. You should rely only on the information provided in this document or other information that we have referred you to. This prospectus supplement, the accompanying prospectus and the other documents referred to do not constitute an offer to sell or a solicitation to buy securities in any jurisdiction in which an offer or a solicitation would be unlawful.

The information agent for the rights offering, Georgeson Inc., has agreed to provide services to us in connection with the Rights Offering. If you require assistance, please contact the information agent at 480 Washington Blvd., 26th Floor, Jersey City, NJ, 07310, Telephone (866) 300-8594 (Toll-Free).

PLAN OF DISTRIBUTION

The common stock covered by this prospectus supplement will be issued upon exercise of the subscription rights described above.

B. Riley & Co., LLC is serving as the solicitation agent, including the solicitation of exercise of rights in this Rights Offering. We have agreed to indemnify B. Riley & Co., LLC against certain liabilities, including liabilities under the Securities Act, or to contribute to payments it may be required to make in respect of those liabilities.

We have agreed to pay the solicitation agent, as well as the rights agent and the information agent, customary fees plus certain expenses in connection with this Rights Offering.

We have applied for qualification of this Rights Offering with certain state securities commissions. We will advise stockholders located in any such state if the securities commission in that state has not granted qualification, or has imposed any conditions or limitations on this Rights Offering in such state. Such failure to qualify would result in holders of subscription rights in that state not being able to exercise their subscription rights in this Rights Offering or being otherwise restricted in their participation, and such conditions or limitations could affect the terms of this Rights Offering with respect to holders of subscription rights in that state. We have the discretion to delay or to refuse to distribute any shares any holder may elect to purchase through the exercise of subscription rights or oversubscription rights if we deem it necessary to comply with applicable securities laws, including state securities and blue sky laws.

Although we have filed an application for qualification with the Department of Business Oversight of the State of California in order to permit us to offer and sell the subscription rights and common stock covered by this prospectus supplement in the State of California, the qualification was not effective as of the date of this prospectus supplement. Unless our application becomes effective prior to the Expiration Date, we will not be permitted to offer or sell the subscription rights or common stock in the State of California or communicate to a stockholder located in the State of California that we are accepting their subscription to purchase shares in this Rights Offering.

The aggregate amount of common stock we are offering to Arizona residents pursuant to this Rights Offering is limited to $500,000, and we will not issue more than this amount of common stock to holders of subscription rights residing in Arizona upon exercise of their subscription rights. Therefore, if the rights agent receives exercise documentation that otherwise would require us to issue to Arizona residents more than $500,000 (or approximately 88,653 shares assuming an offering price of $5.64 per share) of common stock, we will issue to all such exercising holders their pro rata portion of such amount of our common stock and return the excess payment amount, if any, to such stockholders, without interest, as soon as practicable after the Expiration Date.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation (the “Charter”) and Amended and Restated Bylaws, copies of which have been publicly filed with the SEC. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Our authorized capital stock consists of:

•	66,500,000 shares of common stock, $0.001 par value per share; and

•	10,000,000 shares of preferred stock, $0.001 par value per share.

Corporate History

In January 2014, the Company underwent a holding company reorganization and reincorporation from a Nevada corporation to a Delaware corporation (the Company) to take advantage of the benefits of Delaware corporate law and to provide the Company a better organizational structure for future acquisitions and management of existing operations. In this reincorporation, each outstanding share of common stock of Signature Nevada was automatically converted into one share of common stock of the Company.

Common Stock

Voting Rights.    The holders of our common stock are entitled to one vote per share on all matters submitted for action by the holders of our common stock but not in respect of matters submitted for action only by the holders of any then outstanding series of preferred stock.

Dividend Rights.    Subject to any preferential rights of any then outstanding preferred stock, all shares of our common stock are entitled to share equally in any dividends our Board may declare from legally available sources.

Liquidation Rights.    Upon liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of our common stock are entitled to share equally (together with holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) in the assets available for distribution to stockholders after payment or provision for payment of all of the Company’s debts and liabilities.

Other Matters.    The holders of our common stock do not have preemptive rights. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Dividend

See “Dividend Policy and Restrictions on Dividends” for more information.

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock, of which (i) 665,000 shares have been designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) and are issuable pursuant to the Stockholder Rights Plan, described below and (ii) 100,000 shares we intend to designate as Series B Non-Participating Preferred Stock. Our Board is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, redemption rights and terms, liquidation preferences, and conversion or exchange rights. Our Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our Board.

Series B Preferred Stock

As part of the purchase price for the Purchase Agreement, in the event we consummate the GRSA Acquisition, we intend to designate and issue up to 30,000 shares of our Series B Preferred Stock at $1,000 per share in a private placement to Aleris, which shares shall be held in escrow to satisfy the indemnity obligations of Aleris and their affiliated Sellers under the Purchase Agreement. In addition, we may privately place up to an additional 30,000 shares of our Series B Preferred to Aleris under the Backstop Agreement, depending on the aggregate amount of net proceeds that we raise from the Equity Offering and this Rights Offering. The Series B Preferred Stock will not be registered under the Securities Act upon issuance. Shares of the Series B Preferred Stock will be issued only in certificated form.

In the event the transactions contemplated by the Purchase Agreement are not consummated, we do not expect to file the certificate of designation for, or issue any shares of, the Series B Preferred Stock.

The certificate of designation for the Series B Preferred Stock will provide that the initial series of preferred stock will be 100,000 shares, but may be increased or decreased (but not below the then-outstanding number of Series B Preferred Stock shares) by our Board in accordance with our Certificate of Incorporation and applicable law. Shares of Series B Preferred Stock that we redeem or otherwise purchase will be available for reissuance as Series B Preferred Stock or other series of preferred stock that may be created by our Board. The Series B Preferred Stock will rank senior to our common stock and Series A Preferred Stock upon a voluntary or involuntary liquidation, dissolution or winding up.

The Series B Preferred Stock will pay quarterly dividends at a rate of 7% for the first 18 months after the date of issuance, 8% for the next 12 months, and 9% thereafter. Dividends will be paid in kind for the first two years, and thereafter will be paid in cash. All accrued and accumulated dividends on the Series B Preferred Stock will be prior and in preference to any dividend on any of our common stock. Any such dividends shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on our common stock, other than to declare or pay any dividend or distribution payable on the common stock in shares of common stock.

The shares of Series B Preferred Stock will be generally non-voting, however the consent of the holders of a majority of the outstanding Series B Preferred Stock are required, among other requirements, (i) until the second anniversary of issuance, to (x) declare or pay cash dividends on our common stock, or (y) purchase, redeem or acquire shares of our common stock, other than, among others, certain shares issued to the Backstop Commitment Parties, and certain shares of common stock issued to employees, (ii) so long as at least $10 million in aggregate principal amount of Series B Preferred Stock is outstanding, to make acquisitions valued at more than 5% of the consolidated assets of the Company and its subsidiaries, (iii) to take actions that would adversely affect the rights of the holders of the Series B Preferred Stock, and (iv) to undertake certain merger activities unless the Series B Preferred Stock remains outstanding or are purchased at the liquidation preference.

We may generally redeem the shares of Series B Preferred Stock at any time at the liquidation preference, and the holders may require us to redeem their shares of Series B Preferred Stock at the liquidation upon a change of control under the Senior Secured Notes (or any debt facility that replaces or redeems the Senior Secured Notes) to the extent that the change of control does not provide for such redemption at the liquidation preference. A holder of Series B Preferred Stock may require us to redeem all, but not less than all, of such holder’s Series B Preferred Stock after sixty-six months. In addition, we may redeem shares of Series B Preferred Stock to the extent Aleris is required to indemnify us under the Purchase Agreement. The Series B Preferred Stock held by Aleris and its subsidiaries having a liquidation preference of $30 million is not transferrable (other than to another subsidiary of Aleris) for 18 months following issuance (or longer period in connection with ongoing indemnity claims under the Purchase Agreement).

The foregoing description of the certificate of designation does not purport to be complete and is qualified by reference in its entirety to the full text of the Certificate of Designation, a copy of which we filed with the SEC on October 21, 2014 as Exhibit 10.5 to our Current Report on Form 8-K.

Warrants

In connection with Signature Nevada’s emergence from bankruptcy in June 2010, we issued the Warrants for an aggregate cash purchase price of $300,000 to a limited number of entities and accredited investors the majority of whom were controlled by or were then-current executive officers, Board members or former Board members. The Warrants have a term of 10 years and had an original exercise price of $10.30 per share. The Warrants became fully vested in June 2014. The $300,000 aggregate purchase price for the Warrants was payable as the Warrants vested; as of September 30, 2014, we have been paid all but $12,400 of such Warrant purchase price.

The Warrants include customary terms that provide for certain adjustments of the exercise price and the number of shares of common stock to be issued upon exercise of the Warrants in the event of stock splits, stock dividends, pro rata distributions and certain fundamental transactions. In addition, the Warrants are also subject to “full ratchet” anti-dilution protection. This anti-dilution provision provides that if we issue new shares of common stock during the term of the Warrants at a per share purchase price of less than the exercise price of the Warrants, then the exercise price of the Warrants will be automatically reduced to the lowest per share purchase price of any shares of common stock issued during the term of the Warrants. As a result of dilutive issuances, the weighted average exercise price of the Warrants is $6.17 as of January 28, 2015, however, upon closing of this Rights Offering, the exercise price will be reduced to $5.64 per share. Certain securities issuances, however, will not trigger this full ratchet protection.

As described below, Signature Nevada entered into a registration rights agreement in connection with the Warrant issuance.

Holders of the Warrants may participate in this Rights Offering, but special provisions apply. See “The Rights Offering—Special Rights of Warrants.”

Certain Restrictions on Transfer of Shares

Our Amended and Restated Bylaws contain restrictions on transfer of shares that are intended to preserve certain of our tax benefits. The transfer restrictions apply until the earlier of (i) the repeal of Section 382 of the Tax Code, or any successor statute if our Board determines that the bylaw restrictions are no longer necessary to preserve the tax benefits; (ii) the beginning of a taxable year with respect to which our Board determines that no tax benefits may be carried forward; or (iii) such other date as our Board shall fix in accordance with our Amended and Restated Bylaws.

Until the expiration of the transfer restrictions, any attempted transfer of our common stock or other equity securities shall be prohibited and void ab initio to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person, entity or group would become a “4.9% Stockholder”, (ii) the percentage share ownership in the Company (as determined pursuant to Section 382 of the Tax Code) of any 4.9% Stockholder would be increased, or (iii) any stockholder holding 5% or more of the total market value of our equity securities transfers, or agrees to transfer, any of our equity securities (excluding any transfers on the New York Stock Exchange).

A “4.9% Stockholder” is a person, entity or group that owns, directly or indirectly, 4.9% or more of our outstanding common stock, including shares deemed constructively owned or which otherwise would be aggregated with shares owned, pursuant to Section 382 of the Tax Code.

Transfers to a new or existing “public group” of the Company, as defined in Treasury Regulation Section 1.382-2T(f)(13), are not prohibited. The transfer restrictions do not apply to transfers that have been approved by our Board in accordance with the procedures set forth in our Amended and Restated Bylaws.

Registration Rights

In connection with the October 2014 Private Placement, we have entered into a registration rights agreement with Kettle Hill Partners, LP and Kettle Hill Partners II, LP providing that we will file a resale registration statement for their aggregate 300,000 shares of common stock and will use our best efforts to cause such registration statement to become effective within three months of such filing. Further, we must use commercially reasonable efforts to cause the registration statement to remain effective until the date on which all registrable securities have been sold, or may be sold pursuant to Rule 144 under the Securities Act without restriction or limitation.

In connection with the Warrants and our outstanding 1.25 million shares of common stock (which were issued at the same time as the Warrants), we have entered into a registration rights agreement with the share purchasers and Warrant holders, under which we will use commercially reasonable efforts to register the purchased shares and the shares issuable upon exercise of the Warrants in accordance with the requirements of the Securities Act, pursuant to a resale shelf registration statement on Form S-3 or, if we are not eligible to use Form S-3, on a registration statement on Form S-1. Further, we must use commercially reasonable efforts to cause the registration statement to remain effective until the date on which all registrable securities have been sold, or may be sold pursuant to Rule 144 under the Securities Act without restriction or limitation.

Stockholder Rights Plan

On October 23, 2007, Signature Nevada adopted a stockholder rights plan pursuant to the Rights Agreement, and we assumed the Rights Agreement in connection with Signature Nevada’s reincorporation in Delaware. The following description of the Rights Agreement is subject in its entirety to the terms and conditions of the Rights Agreement. See “Where You Can Find More Information.”

Exercisability of Rights.    Pursuant to the Rights Agreement, ten whole rights attach to each share of our common stock outstanding. Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000) of a share of Series A Preferred Stock, par value $0.001 per share, at a purchase price of $12.00 per Unit, subject to adjustment. The rights do not become exercisable until the earlier to occur of:

•

10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or

•	10 business days (or a later date as determined by our Board) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person.

The rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

“Flip-In” Feature.    When a person or group becomes an acquiring person then each registered holder of a right, except for such person or group, will be entitled to purchase, for the purchase price, shares of our common stock having a then current market value equal to two times the purchase price of the right.

“Flip-Over” Feature.    Subject to specified exemptions, in the event that we are involved in a merger in which we are not the surviving corporation, or our common stock is changed or exchanged, or 50% or more of our assets, cash flow or earning power is sold or transferred, each right will entitle the holder, other than an acquiring person, to purchase, upon exercise, a number of shares of common stock of the acquiring company having a then current market value of two times the purchase price of the right.

Redemption.    We may, at our option, at any time prior to the close of business on the tenth day following the day a person or group becomes an acquiring person, redeem all of the then-outstanding rights at a redemption price of $0.001 per right, subject to certain adjustments.

Exchange of Rights.    At any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of our outstanding common stock, our Board may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of common stock, or one-thousandth of a share of preferred stock per right (subject to adjustment).

No Rights as a Stockholder.    Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours and will not have the right to vote or to receive dividends by virtue of the right.

Amendment of the Rights.    While the rights are redeemable, our Board may supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of rights or shares of common stock. When the rights are no longer redeemable, our Board may supplement or amend the Rights Agreement without the approval of any holders of rights certificates to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of rights (other than an acquiring person), or to shorten or lengthen any time periods under the Rights Agreement.

Anti-takeover Effects.    Our Rights Agreement is designed to prevent an “ownership change” within the meaning of Section 382 of the Tax Code and thereby preserve our ability to utilize certain federal tax benefits. The rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The rights should not interfere with any merger or other business combination approved by our Board since we may amend the Rights Agreement to make it inapplicable to such a transaction or redeem the rights.

Anti-Takeover Effects of Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

•

subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certain Other Anti-Takeover, Limited Liability and Indemnification Provisions

Our Charter and Amended and Restated Bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals.    Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or one of its committees.

Removal of Directors.    Our Amended and Restated Bylaws (and Delaware law) provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Number of Directors and Vacancies.    Our Amended and Restated Bylaws permit the number of directors to be fixed by our Board, except that the number shall be not less than five nor more than eleven. Any vacancy on our Board may be filled by vote of a majority of our directors then in office.

“Blank Check” Preferred Stock.    Our Charter authorizes the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares, making a takeover more difficult and expensive.

Amendments to our Certificate of Incorporation and Bylaws.    Any amendment to our Second Amended and Restated Certificate of Incorporation requires approval by our Board and a majority of the outstanding shares of our common stock. Our Amended and Restated Bylaws can be amended, rescinded or repealed by our Board, or by approval of the holders of a majority of the outstanding shares of our common stock.

Special Meetings of Stockholders.    Our Amended and Restated Bylaws provide that special meetings of stockholders can be called only by the Chairman of our Board, the president or chief executive officer, by action of our Board, or by a stockholder or group of stockholders holding collectively 35% of the outstanding shares of our common stock.

Actions by Written Consent.    Our Charter prohibits stockholders from acting by written consent.

Forum Selection Provision.    Our Charter provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, to the fullest extent permitted by law, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, (iii) action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our Charter or Amended and Restated Bylaws, or (iv) action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Charter.

While we believe that adoption of a Delaware forum selection provision is in the best interests of us and our stockholders, currently, several legal challenges to forum selection provisions of other companies are pending, and such cases may result in the invalidation of such provisions. Further, state or federal courts in other jurisdictions may not be willing to adhere to our forum selection provision.

Limitation of Officer and Director Liability and Indemnification Arrangements.    Under Delaware law, a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under DGCL Section 174 (regarding unlawful dividends and stock purchases), or

•	any transaction from which the director derives an improper personal benefit.

Our Charter eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

Our Charter provides that to the fullest extent permitted by Delaware law, we must indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of us, or is or was serving or has agreed to serve at our request as a director, officer, employee or agent of another corporation or other enterprise against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or on his or her behalf in connection with such action, suit or proceeding. We are not required to provide indemnification:

•	if the person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests:

•	with respect to any criminal action or proceeding, if the person had reasonable cause to believe his or her conduct was unlawful;

•	in connection with an action, suit or proceeding initiated by such person against us unless such action, suit or proceeding, or part thereof, was authorized or consented to by our Board; or

•

in any derivative action, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, except to the extent the court determines, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock upon the subscription and oversubscription rights distributed in this Rights Offering by an initial beneficial owner thereof purchasing at the exercise price. This summary is based upon current provisions of the Tax Code, current and proposed Treasury regulations promulgated under the Tax Code, and judicial and administrative decisions and rulings, in each case as of the date hereof. These authorities are subject to differing interpretations, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the IRS with respect to the matters discussed in the following summary and there can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or to persons subject to special treatment under U.S. federal income tax laws. This summary addresses only beneficial owners that hold shares of our common stock as capital assets within the meaning of Section 1221 of the Tax Code. This summary does not address the tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or any other U.S. federal tax consequences, such as estate and gift tax consequences. In addition, this summary does not address all tax considerations that might be applicable to your particular circumstances (such as the alternative minimum tax provisions of the Tax Code), or to certain types of holders subject to special tax rules, including, without limitation, partnerships, banks, financial institutions or other “financial services” entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting for federal income tax purposes, persons that hold shares of our common stock as part of a “straddle,” a “hedge,” a “conversion transaction” or other arrangement involving more than one position, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and certain former citizens or permanent residents of the United States. This discussion may not be applicable to holders who acquired shares of or common stock pursuant to the exercise of options or warrants or otherwise as compensation.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR STOCKHOLDER. IF YOU ARE CONSIDERING THE PURCHASE OF SHARES OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION.

As used in this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is:

•	an individual who is a U.S. citizen or resident alien;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any state thereof or in the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•

a trust if (1) the substantial decisions of the trust are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or (2) the trust has validly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is neither a U.S. Holder nor treated as a partnership for U.S. federal tax purposes.

If any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of shares of our common stock that is a partnership, and the partners in such partnership, are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock.

Consequences to U.S. Holders

Issuance of Stock Rights

Holders of our common stock on the Effective Date should not recognize taxable income in connection with the receipt of the subscription rights pursuant to this Rights Offering, provided that the distribution does not have the result of causing some holders of our common stock or Warrants to receive an increase in their proportionate interest in our assets or our earnings and profits and other holders of our common stock or Warrants to receive cash or property. The distribution of the subscription rights in the Rights Offering may conceivably have the effect of causing some holders of our common stock or Warrants to receive an increase in their proportionate interest in our assets or our earnings and profits, and other holders of our common stock or Warrants to receive cash or property.

Expiration of the Subscription Rights

Holders who receive subscription rights in the Rights Offering with respect to their common stock and who allow such subscription rights to expire unexercised should not recognize any gain or loss, and no adjustment should be made to the basis of the holder’s common stock.

Exercise of the Subscription Rights, Basis and Holding Period of Acquired Shares

No gain or loss should be recognized by a holder upon the exercise of the subscription rights received in the Rights Offering with respect to the holder’s common stock. The basis of each share of common stock acquired through exercise of the subscription rights will be equal to the exercise price paid. The holding period for the common stock acquired through exercise of the subscription rights received in the Rights Offering will begin on the date of the closing of the Rights Offering. See the discussion under “—Sale, Exchange or Other Disposition of Common Stock” for information regarding the holding period for realizing long-term capital gain or loss.

Dividends on our Common Stock

If we make a distribution in respect of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital, which will reduce the U.S. Holder’s tax basis in the U.S. Holder’s common stock to the extent of the U.S. Holder’s tax basis in that stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock. Dividends paid to a non-corporate U.S. Holder that constitute “qualified dividend income” will be taxable at preferential rates applicable to long-term capital gains provided that the holder is treated as holding the shares of common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet certain other holding period requirements. Dividends paid with respect to our common stock will generally be qualified dividend income and will be taxed at applicable preferential rates if the holding period requirements in the previous sentence are satisfied.

If a U.S. Holder is a U.S. corporation, it may be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. Holder may qualify for the 70% dividends received deduction if the U.S. Holder owns less than 20% of the voting power and value of our stock.

U.S. Holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange or Other Disposition of Common Stock

A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. A U.S. Holder’s tax basis in the stock will initially be equal to the amount that the U.S. holder paid for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long term capital gain or loss if the holder held the stock for more than one year. Long term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Net Investment Tax

In addition, in the case of individuals and trusts and estates, the 3.8% tax on “net investment income” (the “NII Tax”) may be imposed on dividends with respect to gains from selling our common stock. Because the NII Tax is subject to threshold amounts (i.e., in the case of an individual married person filing a joint return, $250,000), whether an NII Tax would actually apply depends on the circumstances of the taxpayer.

Information Reporting and Backup Withholding

Generally, we must report to the IRS the amount of the payments of dividends on or the proceeds of the sale or other disposition of shares of our common stock, the name and address of the recipient and the amount, if any, of tax withheld. These information reporting requirements apply even if no tax was required to be withheld, but they do not apply with respect to U.S. Holders that are exempt from the information reporting rules, such as corporations. A similar report is sent to the recipient.

In general, backup withholding will apply to payments received by a U.S. Holder with respect to shares of our common stock unless the U.S. Holder is (i) a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides its correct taxpayer identification number, certifies that it is not currently subject to backup withholding tax and otherwise complies with applicable requirements of the backup withholding tax rules. A U.S. Holder that does not provide us with its correct taxpayer identification number might be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a Non-U.S. Holder of shares of our common stock.

Dividends on the Common Stock

Any dividends paid with respect to the shares of our common stock will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification (such as IRS Form W-8 ECI or successor forms) and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation might, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A Non-U.S. Holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification (such as properly filing an IRS Form W-8 BEN or Form W-8 BEN-E) and other requirements. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of Common Stock

A Non-U.S. Holder of shares of our common stock will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purpose at any time within the shorter of (i) the five-year period ending on the date of the disposition and (ii) the Non-U.S. holder’s holding period, and certain other conditions are satisfied.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above generally will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident and a Non-U.S. Holder that is a foreign corporation may be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. An individual Non-U.S. Holder that is described in the second bullet point above generally will be subject to a flat 30% tax on the gain derived from the sale, exchange or other disposition, which might be offset by U.S. source capital losses (notwithstanding the fact that the Non-U.S. Holder is not considered a U.S. resident).

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Tax Code and the applicable treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are not, and presently do not anticipate becoming, a USRPHC.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. Copies of these information returns might also be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of a specific treaty or agreement.

U.S. backup withholding tax is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a Non-U.S. holder generally will be exempt from backup withholding if the Non-U.S. holder provides a properly executed IRS Form W-8BEN or Form W-8BEN-E or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our common stock by a Non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our common stock by a Non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of our common stock by a Non-U.S. holder effected at a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•

a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business, information reporting will apply unless the broker has documentary evidence in its files that the owner is a Non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder can be refunded or credited against the Non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Under recently enacted legislation and administrative guidance, a U.S. federal withholding tax generally will be imposed on certain payments made to a “foreign financial institution” (as specifically defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners or otherwise qualify for an exemption). Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying certain of its direct and indirect U.S. owners or otherwise qualifies for an exemption. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on dividends paid with respect to our common stock regardless of when they are paid, and on gross proceeds from the sales or other dispositions of our common stock after December 31, 2016 by, foreign financial institutions or non-financial entities (including in their capacity as agents or custodians for beneficial owners of our common stock) that fail to satisfy the above requirements. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. Prospective Non-U.S. holders should consult with their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

LEGAL MATTERS

Crowell & Moring LLP, counsel to the Company, will pass upon the validity of the securities on behalf of Signature. Certain United States federal income tax matters will be passed upon for the Company by Blank Rome LLP.

EXPERTS

The consolidated financial statements of Signature Group Holdings, Inc. appearing in our Annual Report on Form 10-K as of December 31, 2013 and for the two-year period ended December 31, 2013 and 2012 and the effectiveness of Signature’s internal control over financial reporting as of December 31, 2013, have been audited by Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements and Signature management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, as applicable are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined and consolidated financial statements of Global Recycling and Specification Alloys (Carve-Out of Certain Operations of Aleris Corporation) at December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in this prospectus supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.signaturegroupholdings.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement.

This prospectus supplement and the underlying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Statements in this prospectus supplement and the underlying prospectus regarding other documents and agreements are summaries, and each such statement is qualified in all respects by reference to the document or agreement to which it refers. Prospective investors should refer to the actual documents for a more complete description of the relevant matters. Prospective investors may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014.

•

“Item 8. Financial Statements and Supplementary Data” to our Annual Report for the year ended December 31, 2011, filed with the SEC on March 30, 2012 and for the year ended December 31, 2010, filed with the SEC on July 5, 2011.

•	Our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014, and September 30, 2014, filed with the SEC on May 8, 2014, August 7, 2014 and November 7, 2014.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2014.

•

Our Current Reports on Form 8-K, filed with the SEC on January 2, 2014, March 14, 2014, May 1, 2014, August 5, 2014, October 17, 2014, October 20, 2014, October 21, 2014 (as amended October 21, 2014), October 29, 2014, November 17, 2014, November 17, 2014, December 1, 2014, December 16, 2014, December 17, 2014, December 22, 2014, December 24, 2014, January 12, 2015, as amended January 15, 2015, January 21, 2015, January 21, 2015 and January 27, 2015.

•

The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 17, 1993, as amended by the Form 8-A/A filed with the SEC on January 10, 2014 and any amendment or report filed with the SEC for the purpose of updating the description.

•

The description of the rights agreement, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 24, 2007, as amended by the Form 8-A/A filed with the SEC on January 2, 2014 and any other amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Rights Offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SIGNATURE GROUP HOLDINGS, INC.

17 State Street, Suite 3811

New York, NY 10004

Telephone: (646) 564-2268

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

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COMBINED AND CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in millions)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$11.7	$7.6
Accounts receivable (net of allowances of $0.5 at September 30, 2014 and $0.4 at December 31, 2013)	152.4	135.6
Inventories	158.5	143.6
Deferred income taxes	2.0	2.0
Prepaid expenses and other current assets	8.2	7.7

Total Current Assets	332.8	296.5
Property, plant and equipment, net	188.9	191.0
Deferred income taxes	16.1	8.4
Other long-term assets	0.8	0.9

Total Assets	$538.6	$496.8

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$138.7	$117.9
Toll liability	17.0	27.0
Accrued liabilities	24.3	20.8
Deferred income taxes	0.8	0.8

Total Current Liabilities	180.8	166.5
Deferred income taxes	8.5	8.9
Accrued pension benefits	34.5	36.9
Environmental liabilities	18.5	18.5
Other long-term liabilities	11.4	10.3

Total Long-Term Liabilities	72.9	74.6
Parent Company Equity
Net parent company investment	294.2	258.0
Accumulated other comprehensive loss	(10.2)	(2.6)

Total Parent Company Equity	284.0	255.4
Noncontrolling interest	0.9	0.3

Total Equity	284.9	255.7

Total Liabilities and Equity	$538.6	$496.8

The accompanying notes are an integral part of these unaudited combined and consolidated financial statements.

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COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(in millions)

	For the nine months ended September 30,
	2014	2013
Revenues from external customers	$1,135.8	$1,104.6
Revenues from related parties	29.9	30.7

Total revenues	1,165.7	1,135.3
Cost of sales	1,096.2	1,074.3

Gross profit	69.5	61.0
Selling, general and administrative expenses	41.0	39.0
(Gains) losses on derivative financial instruments	(1.8)	1.1
Other expense, net	4.1	4.4

Income before income taxes	26.2	16.5
(Benefit from) provision for income taxes	(0.7)	4.3

Net income	26.9	12.2

Net income attributable to noncontrolling interest	0.9	0.8

Net income attributable to Parent Company	$26.0	$11.4

Comprehensive income	$19.3	$12.9
Comprehensive income attributable to noncontrolling interest	0.9	0.8

Comprehensive income attributable to Parent Company	$18.4	$12.1

The accompanying notes are an integral part of these unaudited combined and consolidated financial statements.

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COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in millions)

	For the nine months ended September 30,
	2014	2013
Operating activities
Net income	$26.9	$12.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17.4	15.4
Benefit from deferred income taxes	(8.6)	—
Unrealized losses on derivative financial instruments	0.6	0.2
Other	1.7	0.6
Changes in operating assets and liabilities:
Change in accounts receivable	(22.0)	(17.4)
Change in inventories	(19.5)	11.3
Change in other assets	(1.6)	0.7
Change in accounts payable	24.4	14.4
Change in accrued liabilities	(4.6)	8.2

Net cash provided by operating activities	14.7	45.6
Investing activities
Payments for property, plant and equipment	(19.3)	(23.1)
Other	(0.1)	(0.2)

Net cash used by investing activities	(19.4)	(23.3)
Financing activities
Net transfers from (to) Parent	10.2	(23.1)
Distributions to noncontrolling interest	(0.3)	(0.6)
Other	(1.1)	—

Net cash provided (used) by financing activities	8.8	(23.7)

Net increase (decrease) in cash and cash equivalents	4.1	(1.4)
Cash and cash equivalents at beginning of period	7.6	9.2

Cash and cash equivalents at end of period	$11.7	$7.8

The accompanying notes are an integral part of these unaudited combined and consolidated financial statements.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(in millions)

1.	BASIS OF PRESENTATION AND RECENT ACCOUNTING PRONOUNCEMENTS

Basis of Presentation

The accompanying unaudited Combined and Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements, and should be read in conjunction with the Combined and Consolidated Financial Statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The operating results for interim periods contained herein are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The accompanying Combined and Consolidated Financial Statements include the accounts of the Global Recycling and Specification Alloys business (the “Business”) of Aleris Corporation (“Aleris” or the “Parent”). The Business is comprised of two geographic operating segments, Recycling and Specification Alloys North America (“RSAA”) and Recycling and Specification Alloys Europe (“RSEU”). Both segments’ operations include aluminum processing and recycling activities as well as specification alloy manufacturing operations.

The combined and consolidated financial statements include the assets, liabilities, revenues and expenses that are specifically identifiable to the Business. In addition, certain costs incurred by the Parent have been allocated to the Business. These costs are derived from multiple levels of the organization reflecting shared corporate and other management expenses. The Business’s operations are dependent upon Aleris and its subsidiaries’ ability to perform certain services and support functions. The costs associated with these services and support functions have been allocated to the Business using the most meaningful allocation methodologies, based primarily on the proportionate revenue, cost of sales, assets or headcount of the Business compared to Aleris and/or its subsidiaries. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including stock-based compensation and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing, credit and collections, treasury, internal audit, purchasing, and other corporate and infrastructure services. Certain costs incurred by Aleris related to its bankruptcy reorganization and emergence from bankruptcy in 2010 have not been allocated to the Business. Income taxes have been accounted for in these financial statements as described in Note 4, “Income Taxes.”

The Business uses Aleris’s centralized processes and systems for cash management, payroll, purchasing and distribution. As a result, substantially all cash received by the Business is deposited in and commingled with Aleris’s general corporate funds and is not specifically allocated to the Business. All significant intercompany transactions between the Business and the Parent have been included in these combined and consolidated financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net settlement of these intercompany transactions is reflected in the Combined and Consolidated

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

Balance Sheet as “Net parent company investment.” The “Net parent company investment” represents the cumulative net investment by Aleris in the Business through the dates presented, inclusive of cumulative operating results.

Management believes the assumptions and allocations underlying the combined and consolidated financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Aleris to be a reasonable reflection of the use of services provided to or the benefit received by the Business during the periods presented relative to the total costs incurred by Aleris. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Business been an entity that operated independently of Aleris. Consequently, future results of operations should the Business be separated from Aleris will include costs and expenses that may be materially different than the Business’s historical results of operations, financial position and cash flows. Accordingly, the financial statements for these periods are not indicative of the Business’s future results of operations, financial position or cash flows.

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. The Business does not expect that the adoption of this standard will have a material effect on the Business’s financial statements.

2.	INVENTORIES

The components of the Business’s “Inventories” as of September 30, 2014 and December 31, 2013 are as follows:

	September 30, 2014	December 31, 2013
Raw materials	$94.5	$87.0
Work in process	5.8	5.3
Finished goods	48.5	42.9
Supplies	9.7	8.4

Total	$158.5	$143.6

3.	DERIVATIVES

The Business uses forward contracts and options, entered into with Aleris RM, Inc., a wholly-owned subsidiary of the Parent, as well as contractual price escalators, to reduce the

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

risks associated with its metal and natural gas exposures. The Business has entered into master netting arrangements with Aleris RM, Inc. and has presented the net derivative position in the Combined and Consolidated Balance Sheet. The amounts shown in the table below represent the gross amounts of recognized assets and liabilities, the amounts offset in the Combined and Consolidated Balance Sheet and the net amounts of assets and liabilities presented therein. As of September 30, 2014 and December 31, 2013, there were no amounts subject to an enforceable master netting arrangement or similar agreement that have not been offset in the Combined and Consolidated Balance Sheet.

The fair value of the Business’s derivative financial instruments at September 30, 2014 and December 31, 2013 is recorded on the Combined and Consolidated Balance Sheet as follows:

	Fair Value of Derivatives as of
	September 30, 2014		December 31, 2013
Derivatives by Type	Asset	Liability	Asset	Liability
Metal	$0.9	$(1.2)	$0.6	$(0.4)
Natural gas	0.1	—	0.2	—

Total	1.0	(1.2)	0.8	(0.4)
Effect of counterparty netting	$(0.7)	$0.7	$(0.4)	$0.4

Net derivatives as classified in the balance sheet	$0.3	$(0.5)	$0.4	$—

The fair value of the Business’s derivative financial instruments at September 30, 2014 and December 31, 2013 is recorded on the Combined and Consolidated Balance Sheet as follows:

Asset Derivatives	Balance Sheet Location	September 30, 2014	December 31, 2013
Metal	Prepaid expenses and other current assets	$0.2	$0.2
Natural gas	Prepaid expenses and other current assets	0.1	0.2

Total		$0.3	$0.4

Liability Derivatives	Balance Sheet Location	September 30, 2014	December 31, 2013
Metal	Accrued liabilities	$(0.5)	$—

Total		$(0.5)	$—

Derivative contracts are recorded at fair value under ASC 820 using quoted market prices and significant other observable inputs. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are both significant to the fair value measurement and unobservable.

The Business endeavors to use the best available information in measuring fair value. Where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads, and credit considerations. Such adjustments are generally based on available market evidence and unobservable inputs. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following tables set forth the Business’s financial assets and liabilities that are accounted for at fair value on a recurring basis as of September 30, 2014 and December 31, 2013 and the level in the fair value hierarchy:

	Fair Value Measurements at September 30, 2014 Using:
Description	Total Carrying Value in the Consolidated Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$1.0	$—	$1.0	$—
Derivative liabilities	(1.2)	—	(1.2)	—

Net derivative liabilities	$(0.2)	$—	$(0.2)	$—

	Fair Value Measurements at December 31, 2013 Using:
Description	Total Carrying Value in the Consolidated Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$0.8	$—	$0.8	$—
Derivative liabilities	(0.4)	—	(0.4)	—

Net derivative assets	$0.4	$—	$0.4	$—

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

Both realized and unrealized gains and losses on derivative financial instruments are included within “(Gains) losses on derivative financial instruments” in the Combined and Consolidated Statements of Comprehensive Income. Realized (gains) losses on derivative financial instruments totaled the following:

	For the nine months ended
	September 30, 2014	September 30, 2013
Metal	$(1.7)	$0.7
Natural gas	(0.7)	0.2

Metal Hedging

The Business maintains a significant amount of inventory on-hand to meet anticipated and unpriced future sales. On occasion, in order to preserve the value of this inventory, the Business will sell future contracts at the current metal value. The on-hand metal will subsequently be physically delivered to the broker to settle the future contract, or another future will be purchased at the time the metal is delivered to a customer. As of September 30, 2014 and December 31, 2013, the Business had 18.0 thousand metric tons and 10.7 thousand metric tons of metal buy contracts. As of September 30, 2014 and December 31, 2013, the Business had 20.3 thousand metric tons and 17.0 thousand metric tons of metal sell forward contracts, respectively.

Natural Gas Hedging

To manage the price exposure for natural gas purchases, the future price of a portion of the natural gas requirements is fixed by entering into financial hedge agreements. Under these swap agreements, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge price. Natural gas cost can also be managed through the use of cost escalators included in some long-term supply contracts with customers, which limits exposure to natural gas price risk. As of September 30, 2014 and December 31, 2013, the Business had 1.2 trillion and 0.3 trillion of British thermal unit forward sell contracts, respectively.

4.	INCOME TAXES

Although the Business is included in consolidated federal, state and non-U.S. income tax returns of the Parent and its subsidiaries, the Business’s income taxes are computed and reported herein under the “separate return method.” Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in the Parent’s consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards that were actually reflected in the Parent’s consolidated financial statements may or may not exist at the stand-alone level for the Business. Similarly, certain tax attributes of the Business, such as the domestic production deduction, may or may not have been reflected in the Parent’s consolidated financial statements.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

The Business’s effective tax rate was (2.8)% and 25.7% for the nine months ended September 30, 2014 and 2013, respectively. The effective tax rate for the nine months ended September 30, 2014 and 2013 differed from the federal statutory rate applied to income before income taxes primarily as a result of the mix of income and tax rates between tax jurisdictions and valuation allowances.

The Business has valuation allowances recorded to reduce certain deferred tax assets to amounts that are more likely than not to be realized. The valuation allowances relate to the potential inability to realize the Business’s deferred tax assets associated with state tax credits in the U.S. and net operating losses and future tax deductions for depreciation in non-U.S. jurisdictions. The Business will maintain valuation allowances against its deferred tax assets in the applicable jurisdictions until objective positive evidence exists to reduce or eliminate the valuation allowance. A Canadian subsidiary with a valuation allowance has experienced improved earnings which the Business is forecasting to continue. As a result, the Business has determined that $8.6 of the valuation allowance in that jurisdiction is no longer required.

As of September 30, 2014, the Business has no unrecognized tax benefits.

Tax years 2009 to the present remain open to examination. The IRS completed an examination of the Parent’s tax returns for the years ended December 31, 2011 and 2010 which it commenced during the first quarter of 2013. During the fourth quarter of 2013, a non-U.S. taxing jurisdiction commenced an examination of the Parent’s subsidiary’s tax returns for the tax years ended December 31, 2012, 2011, 2010 and 2009 that is anticipated to be completed within six months of the reporting date.

5.	COMMITMENTS AND CONTINGENCIES

Environmental Proceedings

The Business’s operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, the Business may be required, from time to time, to take environmental control measures at some of its facilities to meet future requirements.

The Business is under orders to perform environmental remediation by agencies in two states and one non-U.S. country.

The Business’s reserves for environmental remediation liabilities totaled $20.9 and $21.2 at September 30, 2014 and December 31, 2013, respectively. Of those totals, $2.4 and $2.7 have been classified as “Accrued liabilities” in the Combined and Consolidated Balance Sheet as of September 30, 2014 and December 31, 2013, with the remaining portion classified as “Environmental liabilities.”

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

In addition to environmental liabilities, the Business has recorded asset retirement obligations associated with the closure of its active landfills, as well as costs to remove asbestos and underground storage tanks and other legal or contractual obligations associated with the ultimate closure of its manufacturing facilities. The total asset retirement obligations were $7.9 and $8.1 at September 30, 2014 and December 31, 2013, respectively. The amounts represent the most probable costs of remedial actions.

Legal Proceedings

The Business is party to routine litigation and proceedings as part of the ordinary course of business and does not believe that the outcome of any existing proceedings would have a material adverse effect on its financial position, results of operations or cash flows. The Business has established accruals for those loss contingencies, including litigation and environmental contingencies, for which it has been determined that a loss is probable; none of such loss contingencies is material. For those loss contingencies, including litigation and environmental contingencies, which have been determined to be reasonably possible, an estimate of the possible loss or range of loss cannot be determined because the claims, amount claimed, facts or legal status are not sufficiently developed or advanced in order to make such a determination. While the Business cannot estimate the loss or range of loss at this time, it does not believe that the outcome of any of these existing proceedings would be material to its financial position, results of operations or cash flows.

6.	STOCK-BASED COMPENSATION

The Business does not maintain its own stock-based compensation plan; rather, certain employees of the Business participate in the Aleris Corporation 2010 Equity Incentive Plan (the “2010 Equity Plan”). Accordingly, selling, general and administrative expenses allocated from the Parent include stock-based compensation expenses associated with the 2010 Equity Plan.

The Business recorded stock-based compensation expense of $3.6 and $3.7 for the nine months ended September 30, 2014 and 2013, respectively.

7.	DEFINED BENEFIT PENSION PLAN

The components of the net periodic benefit expense are as follows:

	For the nine months ended September 30,
	2014	2013
Service cost	$0.6	$0.8
Interest cost	1.2	1.1
Amortization of net loss	0.2	0.3
Expected return on plan assets	(0.1)	(0.1)

Net periodic benefit expense	$1.9	$2.1

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

8.	SEGMENT INFORMATION

The Business reports two operating segments (each of which is considered a reportable segment): RSAA and RSEU. The operating segments are based on the organizational structure that is used by the Business’s chief operating decision maker to evaluate performance, make decisions on resource allocation and for which discrete financial information is available.

Measurement of Segment Income or Loss and Segment Assets

The accounting policies of the reportable segments are the same as those described in the Summary of Significant Accounting Policies in the Combined and Consolidated Financial Statements for the year ended December 31, 2013. The Business’s measure of profitability for its operating segments is referred to as segment income and loss. Segment income and loss includes gross profits, segment specific realized gains and losses on derivative financial instruments, segment specific other income and expense and segment specific selling, general and administrative (“SG&A”) expense. Segment income and loss excludes provisions for and benefits from income taxes, restructuring items, depreciation, unrealized and certain realized gains and losses on derivative financial instruments, corporate general and administrative costs, gains and losses on asset sales, gains and losses on intercompany receivables and certain other gains and losses. There are no intersegment sales, and there are no assets that have not been allocated to the reportable segments.

Reportable Segment Information

The following table shows the Business’s revenues and segment income for each of its reportable segments:

	RSAA	RSEU	Total
Nine Months Ended September 30, 2014
Revenues from external customers	$734.6	$401.2	$1,135.8
Revenues from related parties	6.5	23.4	29.9

Total revenues	741.1	424.6	1,165.7
Segment income	51.7	18.6	70.3
Nine Months Ended September 30, 2013
Revenues from external customers	$700.2	$404.4	$1,104.6
Revenues from related parties	5.3	25.4	30.7

Total revenues	705.5	429.8	1,135.3
Segment income	44.7	13.2	57.9

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

Reconciliations of segment income to the Business’s income before income taxes are as follows:

	For the nine months ended September 30,
	2014	2013
Profits
Total segment income	$70.3	$57.9
Unallocated amounts:
Depreciation and amortization	(17.4)	(15.4)
Selling, general and administrative expenses allocated from Parent	(21.9)	(21.0)
Unallocated losses on derivative financial instruments	(0.6)	(0.2)
Unallocated currency exchange losses	(0.1)	(0.5)
Other expense, net	(4.1)	(4.3)

Income before income taxes	$26.2	$16.5

The following table shows the Business’s reportable segment assets as of September 30, 2014 and December 31, 2013:

	September 30, 2014	December 31, 2013
Assets
RSAA	$344.7	$303.4
RSEU	193.9	193.4

Total combined and consolidated assets	$538.6	$496.8

9.	EQUITY

The following table summarizes the activity within equity for the nine months ended September 30, 2014:

	Net Parent Company investment	Accumulated other comprehensive loss	Total Parent Company equity	Noncontrolling interest	Total equity
Total equity at January 1, 2014	$258.0	$(2.6)	$255.4	$0.3	$255.7
Net income	26.0	—	26.0	0.9	26.9
Other comprehensive loss	—	(7.6)	(7.6)	—	(7.6)
Distributions to noncontrolling interest	—	—	—	(0.3)	(0.3)
Net transfers from Parent	10.2	—	10.2	—	10.2

Total equity at September 30, 2014	$294.2	$(10.2)	$284.0	$0.9	$284.9

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

10.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table summarizes the activity within accumulated other comprehensive loss for the nine months ended September 30, 2014:

	Total	Currency translation	Pension
Balance at January 1, 2014	$(2.6)	$2.5	$(5.1)
Current year currency translation adjustments	(7.7)	(8.1)	0.4
Amortization of net actuarial losses, net of tax	0.1	—	0.1

Balance at September 30, 2014	$(10.2)	$(5.6)	$(4.6)

A summary of reclassifications out of accumulated other comprehensive loss for the nine months ended September 30, 2014 is provided below:

Description of reclassifications out of accumulated other comprehensive loss	Amount reclassified
Amortization of defined benefit pension items:
Amortization of net actuarial losses, net of tax	$0.1	(a)

Losses reclassified into earnings, net of tax	$0.1

(a)	This component of accumulated other comprehensive loss is included in the computation of net periodic benefit expense (see Note 7, “Defined Benefit Pension Plan,” for additional detail).

11.	RELATED PARTY TRANSACTIONS

The Business sells products to and purchases products from certain Aleris subsidiaries in which it does not have a controlling interest. Such sales totaled $29.9 and $30.7 for the nine months ended September 30, 2014 and 2013, respectively, and consisted of supplying Aleris’s rolled products operations with ingot made from recycled aluminum. Such purchases totaled $40.3 and $41.0 for the nine months ended September 30, 2014 and 2013, respectively, and consisted of scrap aluminum and dross generated by Aleris’s rolled products operations.

Selling, general and administrative expenses in the Combined and Consolidated Statements of Comprehensive Income include allocated costs from Aleris for services and support functions totaling $21.9 and $21.0 for the nine months ended September 30, 2014 and 2013, respectively. These costs relate primarily to Aleris’s corporate managerial and administrative services provided to the Business. Although it is not practicable for the Business to estimate what such costs would have been if it had operated as a separate entity, it considers that such allocations have been made on a reasonable basis, but may not necessarily be indicative of the costs of the Business had it operated as a separate entity during the periods presented.

At September 30, 2014 and December 31, 2013, payables to related parties included in “Accounts payable” were $0.1 and $0.3, respectively, and consist of obligations to other Aleris entities that were settled for cash. Additionally, the fair value of derivatives entered into with

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

(in millions)

Aleris RM, Inc. as of September 30, 2014 and December 31, 2013 include derivative assets presented in “Prepaid expenses and other assets” of $0.3 and $0.4, respectively, and derivative liabilities presented in “Accrued liabilities” of $0.5 and $0.0, respectively.

Substantially all of the legal entities comprising the operations of RSAA are guarantors of the indebtedness under the revolving credit facility and senior notes issued by Aleris International, Inc., a direct subsidiary of the Parent. These legal entities, along with other guarantor subsidiaries of Aleris International, Inc., have fully and unconditionally guaranteed, on a joint and several basis, to pay principal and interest related to the notes. RSAA’s guarantee of the notes will be automatically and unconditionally released and discharged in the event of the sale by the Parent of all or substantially all of RSAA’s assets.

The Business is the beneficiary of approximately $11.2 of letters of credit secured under the credit facility of Aleris International, Inc.

12.	SUBSEQUENT EVENTS

In accordance with the authoritative guidance for subsequent events, the Business has evaluated subsequent events through November 7, 2014, the date these unaudited combined and consolidated financial statements were available to be issued, in order to ensure that the statements include appropriate disclosure of events both recognized in the unaudited combined and consolidated financial statements as of September 30, 2014, and events which occurred subsequent to September 30, 2014 but were not recognized in the unaudited combined and consolidated financial statements.

On October 17, 2014, Aleris entered into a purchase and sale agreement with Signature Group Holdings (“Signature”) and certain of its affiliates to sell the Business. The closing of the transaction is subject to certain regulatory approvals and customary closing conditions. Signature has agreed to pay an aggregate of $525.0 in cash and preferred shares for the Business, subject to customary post-closing adjustments. A portion of the proceeds will be placed into escrow to secure Aleris’ indemnification obligations under the agreement. The transaction is expected to close in the coming months following customary regulatory approvals and closing conditions.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Aleris Corporation

We have audited the accompanying combined and consolidated balance sheet of Global Recycling and Specification Alloys (Carve-Out of Certain Operations of Aleris Corporation) as of December 31, 2013 and 2012, and the related combined and consolidated statements of operations, comprehensive income, cash flows and changes in equity for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined and consolidated financial position of Global Recycling and Specification Alloys (Carve-Out of Certain Operations of Aleris Corporation) at December 31, 2013 and 2012, and the combined and consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/    ERNST & YOUNG LLP

Cleveland, Ohio

July 22, 2014

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED BALANCE SHEET

(in millions)

	December 31,
	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$7.6	$9.2
Accounts receivable (net of allowances of $0.4 at December 31, 2013 and 2012)	135.6	143.5
Inventories	143.6	137.3
Deferred income taxes	2.0	2.1
Prepaid expenses and other current assets	7.7	5.9

Total Current Assets	296.5	298.0
Property, plant and equipment, net	191.0	174.0
Deferred income taxes	8.4	10.3
Other long-term assets	0.9	1.3

Total Assets	$496.8	$483.6

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$117.9	$112.2
Toll liability	27.0	13.0
Accrued liabilities	20.8	20.9
Deferred income taxes	0.8	2.6

Total Current Liabilities	166.5	148.7
Deferred income taxes	8.9	10.5
Accrued pension benefits	36.9	37.1
Environmental liabilities	18.5	19.9
Other long-term liabilities	10.3	10.8

Total Long-Term Liabilities	74.6	78.3
Parent Company Equity
Net parent company investment	258.0	261.9
Accumulated other comprehensive loss	(2.6)	(5.5)

Total Parent Company Equity	255.4	256.4
Noncontrolling interest	0.3	0.2

Total Equity	255.7	256.6

Total Liabilities and Equity	$496.8	$483.6

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	For the years ended December 31,
	2013	2012	2011
Revenues from external customers	$1,464.7	$1,511.0	$1,622.4
Revenues from related parties	34.8	38.4	46.7

Total revenues	1,499.5	1,549.4	1,669.1
Cost of sales	1,417.3	1,447.9	1,526.4

Gross profit	82.2	101.5	142.7
Selling, general and administrative expenses	51.9	55.8	55.1
Losses on derivative financial instruments	0.7	3.1	4.8
Other expense (income), net	5.3	3.0	(1.5)

Income before income taxes	24.3	39.6	84.3
Provision for income taxes	4.3	11.9	14.6

Net income	20.0	27.7	69.7

Net income attributable to noncontrolling interest	1.0	1.3	1.0

Net income attributable to Parent Company	$19.0	$26.4	$68.7

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

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COMBINED AND CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	For the years ended December 31,
	2013	2012	2011
Net income	$20.0	$27.7	$69.7
Other comprehensive income (loss), before tax:
Currency translation adjustments	1.1	2.1	(2.9)
Pension liability adjustments	2.6	(7.7)	(3.1)

Other comprehensive income (loss), before tax	3.7	(5.6)	(6.0)
Income tax expense (benefit) related to items of other comprehensive income	0.8	(2.5)	(0.9)

Other comprehensive income (loss), net of tax	2.9	(3.1)	(5.1)

Comprehensive income	22.9	24.6	64.6
Comprehensive income attributable to noncontrolling interest	1.0	1.3	1.0

Comprehensive income attributable to Parent Company	$21.9	$23.3	$63.6

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

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COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the years ended December 31,
	2013	2012	2011
Operating activities
Net income	$20.0	$27.7	$69.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21.6	15.8	11.0
(Benefit from) provision for deferred income taxes	(1.6)	5.1	(5.6)
Unrealized (gains) losses on derivative financial instruments	(0.8)	(1.5)	3.2
Other	1.2	0.1	(0.6)
Changes in operating assets and liabilities:
Change in accounts receivable	9.8	16.5	(18.5)
Change in inventories	(5.2)	(3.9)	(5.6)
Change in other assets	0.2	(0.6)	3.6
Change in accounts payable	4.3	15.6	18.9
Change in accrued liabilities	9.4	(11.5)	12.3

Net cash provided by operating activities	58.9	63.3	88.4
Investing activities
Payments for property, plant and equipment	(37.4)	(55.7)	(49.8)
Proceeds from the sale of property, plant and equipment	0.9	—	2.0
Other	0.1	(0.4)	(0.1)

Net cash used by investing activities	(36.4)	(56.1)	(47.9)
Financing activities
Net transfers to Parent	(22.9)	(8.1)	(37.4)
Distributions to noncontrolling interest	(0.9)	(0.9)	(1.2)
Other	(0.2)	(0.2)	(0.2)

Net cash used by financing activities	(24.0)	(9.2)	(38.8)
Effect of exchange rate differences on cash and cash equivalents	(0.1)	0.2	(0.2)

Net (decrease) increase in cash and cash equivalents	(1.6)	(1.8)	1.5
Cash and cash equivalents at beginning of period	9.2	11.0	9.5

Cash and cash equivalents at end of period	$7.6	$9.2	$11.0

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

(CARVE-OUT OF CERTAIN OPERATIONS OF ALERIS CORPORATION)

COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(in millions)

	Net Parent Company investment	Accumulated other comprehensive income (loss)	Total Parent Company equity	Noncontrolling interest	Total equity
Balance at January 1, 2011	$212.3	$2.7	$215.0	$—	$215.0
Net income	68.7	—	68.7	1.0	69.7
Other comprehensive loss	—	(5.1)	(5.1)	—	(5.1)
Distributions to noncontrolling interest	—	—	—	(1.2)	(1.2)
Net transfers to Parent	(37.4)	—	(37.4)	—	(37.4)

Balance at December 31, 2011	$243.6	$(2.4)	$241.2	$(0.2)	$241.0
Net income	26.4	—	26.4	1.3	27.7
Other comprehensive loss	—	(3.1)	(3.1)	—	(3.1)
Distributions to noncontrolling interest	—	—	—	(0.9)	(0.9)
Net transfers to Parent	(8.1)	—	(8.1)	—	(8.1)

Balance at December 31, 2012	$261.9	$(5.5)	$256.4	$0.2	$256.6
Net income	19.0	—	19.0	1.0	20.0
Other comprehensive income	—	2.9	2.9	—	2.9
Distributions to noncontrolling interest	—	—	—	(0.9)	(0.9)
Net transfers to Parent	(22.9)	—	(22.9)	—	(22.9)

Balance at December 31, 2013	$258.0	$(2.6)	$255.4	$0.3	$255.7

The accompanying notes are an integral part of these audited combined and consolidated financial statements.

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except per share data)

1.	BASIS OF PRESENTATION

Nature of Operations

The accompanying combined and consolidated financial statements include the historical accounts of the Global Recycling and Specification Alloys business (the “Business”) of Aleris Corporation (“Aleris” or the “Parent”). The Business is comprised of two geographic operating segments located in North America and Europe. Both segments’ operations include aluminum processing and recycling activities as well as specification alloy manufacturing operations.

The Recycling and Specification Alloys North America (“RSAA”) segment’s recycling operations consist of 18 facilities located in the United States that convert scrap and dross (a by-product of melting aluminum) and combine these materials with other alloying agents as needed to produce recycled aluminum generally for customers serving end-uses related to the automotive, consumer packaging, steel, transportation and construction industries. RSAA’s five specification alloy facilities, located in the United States, Canada and Mexico, combine various aluminum scrap types with hardeners and other additives to produce alloys with chemical compositions and specific properties, including increased strength, formability and wear resistance, as specified by customers for their particular applications. RSAA’s specification alloy facilities typically deliver products in molten or ingot form to customers principally in the North American automotive industry.

The Recycling and Specification Alloys Europe (“RSEU”) segment consists of six facilities located in Germany, Norway and Wales. RSEU supplies specification alloys to the European automobile industry and serves other European aluminum industries from its plants. RSEU’s specification alloy operations combine various aluminum scrap types with hardeners and other additives to produce alloys with chemical compositions and specific properties, including increased strength, formability and wear resistance, as specified by customers for their particular applications. RSEU’s recycling operations typically service other aluminum producers and manufacturers.

A significant percentage of the Business’s volume is sold through tolling arrangements, in which customer-owned scrap and dross is converted and the recycled metal is returned in ingot or molten form to customers for a fee. Certain of these arrangements permit the Business to utilize the scrap provided by commingling with purchased scrap. In such situations, the Business takes ownership of the metal and records a liability for the metal value to be returned to the customer. The value of these obligations is classified as “Toll liability” in the Combined and Consolidated Balance Sheet.

Basis of Presentation

The combined and consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) from the consolidated financial statements and accounting records of Aleris using the historical results of operations and historical cost basis of the assets and liabilities of Aleris that comprise the Business. These financial statements have been prepared solely to demonstrate the historical results of operations, financial position and cash flows of the Business for the indicated periods under the management of Aleris.

GLOBAL RECYCLING AND SPECIFICATION ALLOYS

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except per share data)

The combined and consolidated financial statements include the assets, liabilities, revenues and expenses that are specifically identifiable to the Business. In addition, certain costs incurred by the Parent have been allocated to the Business. These costs are derived from multiple levels of the organization reflecting shared corporate and other management expenses. The Business’s operations are dependent upon Aleris and its subsidiaries’ ability to perform certain services and support functions. The costs associated with these services and support functions have been allocated to the Business using the most meaningful allocation methodologies, based primarily on the proportionate revenue, cost of sales, assets or headcount of the Business compared to Aleris and/or its subsidiaries. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including stock-based compensation and other benefits for corporate and shared employees, and rental and usage fees for shared assets for the following functional groups: information technology, legal services, accounting and finance services, human resources, marketing, credit and collections, treasury, internal audit, purchasing, and other corporate and infrastructure services. Certain costs incurred by Aleris related to its bankruptcy reorganization and emergence from bankruptcy in 2010 have not been allocated to the Business. Income taxes have been accounted for in these financial statements as described in Note 2, “Summary of Significant Accounting Policies” and Note 8, “Income Taxes.”

The Business uses Aleris’s centralized processes and systems for cash management, payroll, purchasing and distribution. As a result, substantially all cash received by the Business is deposited in and commingled with Aleris’s general corporate funds and is not specifically allocated to the Business. All significant intercompany transactions between the Business and the Parent have been included in these combined and consolidated financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net settlement of these intercompany transactions is reflected in the Combined and Consolidated Balance Sheet as “Net parent company investment.” The “Net parent company investment” represents the cumulative net investment by Aleris in the Business through the dates presented, inclusive of cumulative operating results.

Management believes the assumptions and allocations underlying the combined and consolidated financial statements are reasonable and appropriate under the circumstances. The expenses and cost allocations have been determined on a basis considered by Aleris to be a reasonable reflection of the use of services provided to or the benefit received by the Business during the periods presented relative to the total costs incurred by Aleris. However, the amounts recorded for these transactions and allocations are not necessarily representative of the amount that would have been reflected in the financial statements had the Business been an entity that operated independently of Aleris. Consequently, future results of operations should the Business be separated from Aleris will include costs and expenses that may be materially different than the Business’s historical results of operations, financial position and cash flows. Accordingly, the financial statements for these periods are not indicative of the Business’s future results of operations, financial position or cash flows.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Accounting Estimates

The combined and consolidated financial statements are prepared in conformity with GAAP and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are inherent in the valuations of derivatives, property, plant and equipment, pension benefit obligations, workers’ compensation, medical and environmental liabilities, reserves for uncertain tax positions, allowances for uncollectible accounts receivable, and the allocation of costs from Aleris for corporate managerial and administration services.

Principles of Combination and Consolidation

The accompanying combined and consolidated financial statements include the accounts of the operations comprising the Business on a combined and consolidated basis. Intercompany balances and transactions with other combined and consolidated entities have been eliminated. Intragroup transactions with Aleris entities are shown separately in the combined and consolidated financial statements and are further discussed in Note 15, “Related Party Transactions.”

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and risk of loss passes to the customer in accordance with the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” (codified in ASC 605). This typically occurs when the goods reach their destination. For customer-owned toll material, revenue is recognized upon the performance of the tolling services for customers. For material that is consigned to customers, revenue is not recognized until the product is used by the customer. Shipping and handling costs are included within “Cost of sales” in the Combined and Consolidated Statements of Operations.

Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

Accounts Receivable Allowances and Credit Risk

The Business extends credit to its customers based on an evaluation of their financial condition; generally, collateral is not required. The Business maintains an allowance against its accounts receivable for the estimated probable losses on uncollectible accounts and sales returns and allowances. The valuation reserve is based upon its historical loss experience, current economic conditions within the industries it serves as well as the Business’s

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except per share data)

determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt, or, if later, as proscribed by statutory regulations. The movement of the accounts receivable allowances is as follows:

	For the years ended December 31,
	2013	2012	2011
Balance at beginning of the period	$0.4	$1.5	$0.5
Expenses for uncollectible accounts, sales returns and allowances, net of recoveries	2.1	1.1	0.4
Receivables (written off) recovered against the valuation reserve	(2.1)	(2.2)	0.6

Balance at end of the period	$0.4	$0.4	$1.5

Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers in various industry segments comprising the Business’s customer base.

Inventories

The Business’s inventories are stated at the lower of cost or net realizable value. Cost is determined primarily on the average cost or specific identification method and includes material, labor and overhead related to the manufacturing process.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, net of asset impairments. The cost of property, plant and equipment acquired in business combinations represents the fair value of the acquired assets at the time of acquisition.

The fair value of asset retirement obligations are capitalized to the related long-lived asset at the time the obligation is incurred and is depreciated over the remaining useful life of the related asset. Major renewals and improvements that extend an asset’s useful life are capitalized to property, plant and equipment. Major repair and maintenance projects are expensed over periods not exceeding 18 months while normal maintenance and repairs are expensed as incurred. Depreciation is primarily computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements	5 - 33 years
Production equipment and machinery	2 - 25 years
Office furniture, equipment and other	3 - 10 years

The construction costs of landfills used to store by-products of the recycling process are depreciated as space in the landfills is used based on the unit of production method. Additionally, used space in the landfill is determined periodically either by aerial photography or engineering estimates.

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except per share data)

Impairment of Property, Plant, Equipment

The Business reviews its long-lived assets for impairment when changes in circumstances indicate that the carrying amount may not be recoverable. Once an impairment indicator has been identified, the asset impairment test is a two-step process. The first step consists of determining whether the sum of the estimated undiscounted future cash flows attributable to the specific asset group being tested is less than its carrying value. Estimated future cash flows used to test for recoverability include only the future cash flows that are directly associated with and are expected to arise as a direct result of the use and eventual disposition of the relevant asset group. If the carrying value of the asset group exceeds the future undiscounted cash flows expected from the asset group, a second step is performed to compute the extent of the impairment. Impairment charges are determined as the amount by which the carrying value of the asset group exceeds the estimated fair value of the asset group.

As outlined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), the fair value measurement of the Business’s long-lived assets assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the Business is different. The highest and best use of an asset establishes the valuation premise. The valuation premise is used to measure the fair value of an asset. ASC 820-10-35-10 states that the valuation premise of an asset is either of the following:

•

In-use: The highest and best use of the asset is in-use if the asset would provide maximum value to market participants principally through its use in combination with other assets as a group (as installed or otherwise configured for use).

•	In-exchange: The highest and best use of the asset is in-exchange if the asset would provide maximum value to market participants principally on a stand-alone basis.

Once a premise is selected, the approaches considered in the estimation of the fair values of the Business’s long-lived assets tested for impairment, which represent level 3 measurements within the fair value hierarchy, include the income, sales comparison and cost approaches.

During 2013, 2012 and 2011, no indicators of impairment were identified in accordance with ASC 360, “Property, Plant, and Equipment.”

Stock-Based Compensation

Aleris recognizes compensation expense for stock options, restricted stock units and restricted shares under the provisions of ASC 718, “Compensation—Stock Compensation,” using the non-substantive vesting period approach, in which the expense (net of estimated forfeitures) is recognized ratably over the requisite service period based on the grant date fair value. The fair value of each new stock option is estimated on the date of grant using a Black-Scholes model. Determining the fair value of stock options at the grant date requires judgment, including estimates for the average risk-free interest rate, dividend yield, volatility, annual forfeiture rate, and exercise behavior. The fair value of restricted stock units and restricted shares are based on the estimated fair value of Aleris’s common stock on the date of grant. The

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NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except per share data)

fair value of Aleris’s common stock is estimated based upon a present value technique using discounted cash flows, forecasted over a five-year period with residual growth rates thereafter, and a market comparable approach. From these two approaches, the discounted cash flow analysis is weighted at 50% and the comparable public company analysis is weighted at 50%.

The discounted cash flow analysis is based on Aleris’s projected financial information which includes a variety of estimates and assumptions. While Aleris considers such estimates and assumptions reasonable, they are inherently subject to uncertainties and a wide variety of significant business, economic and competitive risks, many of which are beyond Aleris’s control and may not materialize. Changes in these estimates and assumptions may have a significant effect on the determination of the fair value of Aleris’s common stock.

The discounted cash flow analysis is based on production volume projections developed by internal forecasts, as well as commercial, wage and benefit and inflation assumptions. The discounted cash flow analysis includes the sum of (i) the present value of the projected unlevered cash flows for a five-year period (the “Projection Period”); and (ii) the present value of a terminal value, which represents the estimate of value attributable to periods beyond the Projection Period. For 2013, all cash flows were discounted using weighted-average cost of capital percentages ranging from 12.0% to 14.0%. To calculate the terminal value, a perpetuity growth rate approach is used. For 2013, a growth rate of three percent was used and was determined based on research of long-term aluminum demand growth rates. Other significant assumptions include future capital expenditures and changes in working capital requirements.

The comparable public company analysis identifies a group of comparable companies giving consideration to, among other relevant characteristics, similar lines of business, business risks, growth prospects, business maturity, market presence, leverage, size and scale of operations. The analysis compares the public market implied fair value for each comparable public company to its historical and projected net sales, earnings before interest and taxes (“EBIT”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The calculated range of multiples for the comparable companies is used to estimate a range of 7.5x to 18.0x, 5.0x to 9.5x and 0.43x to 0.65x for 2013, which is applied to Aleris’s historical and projected EBIT, EBITDA and net sales, respectively, to determine a range of fair values.

Total stock-based compensation expense allocated from the Parent included in “Selling, general and administrative expenses” in the Combined and Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011 was $4.8, $4.2 and $3.0, respectively.

Derivatives and Hedging

The Business is engaged in activities that expose it to various market risks, including changes in the prices of aluminum alloys, scrap aluminum, copper, zinc and natural gas, as well as changes in currency exchange rates. Certain of these financial exposures are managed as an integral part of its risk management program, which seeks to reduce the potentially adverse effects that the volatility of the markets may have on operating results. The Parent, through its wholly-owned subsidiary, Aleris RM, Inc., may enter into forward contracts or swaps with the

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Business to manage the exposure to market risk. Aleris RM, Inc. may then enter into a third party forward contract or swap. The fair value of these instruments is reflected in the Combined and Consolidated Balance Sheet and the impact of these instruments is reflected in the Combined and Consolidated Statements of Operations. Neither the Parent nor the Business hold or issue derivative financial instruments for trading purposes.

The fair values of the Business’s derivative financial instruments are recognized as assets or liabilities at the balance sheet date. Fair values for its metal and natural gas derivative instruments are determined based on the differences between contractual and forward rates of identical hedge positions as of the balance sheet date. In accordance with the requirements of ASC 820, the Business has included an estimate of the risk associated with non-performance by either the Business or its counterparty, Aleris RM Inc., in developing these fair values. See Note 7, “Derivatives,” for additional information.

The Business does not account for its derivative financial instruments as hedges. The changes in fair value of derivative financial instruments that are not accounted for as hedges and the associated gains and losses realized upon settlement are recorded in “Losses on derivative financial instruments” in the Combined and Consolidated Statements of Operations. All realized gains and losses are included within “Net cash provided by operating activities” in the Combined and Consolidated Statements of Cash Flows. The Business is exposed to losses in the event of non-performance by Aleris RM, Inc.

Currency Translation

Certain of the Business’s international subsidiaries use the local currency as their functional currency. The Business translates substantially all of the amounts included in its Combined and Consolidated Statements of Operations from its international subsidiaries into U.S. dollars at average monthly exchange rates, which the Business believes are representative of the actual exchange rates on the dates of the transactions. Adjustments resulting from the translation of the assets and liabilities into U.S. dollars at the balance sheet date exchange rates are reflected as a separate component of Parent company equity. Currency translation adjustments accumulate in Parent company equity until the disposition or liquidation of the international entities. Currency transactional gains and losses associated with receivables and payables denominated in currencies other than the functional currency are included within “Other expense (income), net” in the Combined and Consolidated Statements of Operations. The translation of accounts receivables and payables denominated in currencies other than the functional currencies resulted in transactional losses of $0.9 for the year ended December 31, 2013.

Income Taxes

The provision for income taxes, as presented herein, is calculated as if the Business completed a separate tax return apart from the Parent, although the Business was included in the Parent’s U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns. The Business accounts for income taxes using the asset and liability method, whereby deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In valuing deferred tax assets, the Business uses judgment in determining if it is more

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likely than not that some portion or all of a deferred tax asset will not be realized and the amount of the required valuation allowance. Separate income tax returns were not prepared for many entities. For such entities, additional carve-out income taxes currently payable are deemed to have been remitted to the Parent in the period the liability arose and additional carve-out income taxes currently receivable are deemed to have been received from the Parent in the period that a refund could have been recognized by the Business had the Business been a separate taxpayer.

Tax benefits from uncertain tax positions are recognized in the financial statements when it is more likely than not that the position is sustainable, based solely on its technical merits and considerations of the relevant taxing authority, widely understood practices and precedents. The Business recognizes interest and penalties related to uncertain tax positions within “Provision for income taxes” in the Combined and Consolidated Statements of Operations.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed while expenditures that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent future environmental contamination are capitalized in property, plant and equipment. Obligations are recorded when their occurrence is probable and the associated costs can be reasonably estimated in accordance with ASC 410-30, “Environmental Obligations.” While the Business’s accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. The Business’s existing environmental liabilities are not discounted to their present values as the amount and timing of the expenditures is not fixed or reliably determinable.

Asset retirement obligations represent obligations associated with the retirement of tangible long-lived assets. The Business’s asset retirement obligations relate primarily to the requirement to cap its three landfills, as well as costs related to the future removal of asbestos and costs to remove underground storage tanks. The costs associated with such legal obligations are accounted for under the provisions of ASC 410-20, “Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. These fair values are based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Determining the fair value of asset retirement obligations requires judgment, including estimates of the credit adjusted interest rate and estimates of future cash flows. Estimates of future cash flows are obtained primarily from engineering consulting firms. The present value of the obligations is accreted over time while the capitalized cost is depreciated over the useful life of the related asset.

New Accounting Pronouncements

In December 2011, the FASB issued ASU No. 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU No. 2011-11”). ASU No. 2011-11 amended ASC 210, “Balance Sheet,” to

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converge the presentation of offsetting assets and liabilities between GAAP and International Financial Reporting Standards (“IFRS”). ASU No. 2011-11 requires that entities disclose both gross and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The Business adopted ASU No. 2011-11 and reported the additional disclosures related to offsetting assets and liabilities, which did not impact the Business’s financial condition or results of operations.

In February 2013, the FASB issued ASU No. 2013-02, “Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive” (“ASU No. 2013-02”). This guidance is the culmination of the FASB’s deliberation on reporting reclassification adjustments from accumulated other comprehensive income (“AOCI”). The amendments in ASU 2013-02 do not change the current requirements for reporting net income or other comprehensive income. However, the amendments require disclosure of amounts reclassified out of AOCI in its entirety, by component, on the face of the statement of operations or in the notes thereto. Amounts that are not required to be reclassified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail. On January 1, 2013, the Business adopted ASU No. 2013-02 and reported the additional disclosures, which did not impact the Business’s financial condition or results of operations.

In March 2013, the FASB issued ASU No. 2013-05, “Parent’s Accounting for the Cumulative Translation Adjustment Upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU No. 2013-05”). This guidance requires a parent entity to release any related cumulative foreign currency translation adjustment from accumulated other comprehensive income into net income in the following circumstances: (i) a parent entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided; (ii) a partial sale of an equity method investment that is a foreign entity; (iii) a partial sale of an equity method investment that is not a foreign entity whereby the partial sale represents a complete or substantially complete liquidation of the foreign entity that held the equity method investment; and (iv) the sale of an investment in a foreign entity. ASU No. 2013-05 is effective for fiscal years, and interim periods within those years, beginning for the Business on January 1, 2014. Management has determined that the adoption of these changes will need to be considered in the Business’s financial condition or results of operations in the event the Business initiates any of the transactions described above.

In July 2013, the FASB issued ASU No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU No. 2013-11”). This guidance requires an entity to present an unrecognized tax benefit as a liability in the financial statements if (i) a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or (ii) the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset to settle any additional income taxes that would result from the disallowance of a tax position. Otherwise, an unrecognized tax benefit is required to be presented in the financial statements as

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a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. ASU No. 2013-11 is effective for fiscal years, and interim periods within those years, beginning for the Business on January 1, 2014. Management has determined that the adoption of these changes will not have a significant impact on the Business’s financial condition or results of operations.

In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360)” (“ASU No. 2014-08”). This guidance amends the requirements for reporting discontinued operations and requires additional disclosures about discontinued operations. Under the new guidance, only disposals representing a strategic shift in operations or that have a major effect on the Business’s operations and financial results should be presented as discontinued operations. ASU No. 2014-08 also requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income and expenses of discontinued operations. This new accounting guidance is effective for annual periods beginning after December 15, 2014. Management has determined that the adoption of these changes will need to be considered in the Business’s financial condition or results of operations in the event the Business initiates any of the transactions described above.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU No. 2014-09”), which was the result of a joint project by the FASB and International Accounting Standards Board to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The issuance of a comprehensive and converged standard on revenue recognition is expected to enable financial statement users to better understand and consistently analyze an entity’s revenue across industries, transactions and geographies. The standard will require additional disclosures to help financial statement users better understand the nature, amount, timing, and potential uncertainty of the revenue that is recognized. ASU No. 2014-09 will be effective for the Business on January 1, 2017, and will require either retrospective application to each prior reporting period presented or retrospective application with the cumulative effect of initially applying the standard recognized at the date of adoption. Management is currently evaluating the impact the application of ASU No. 2014-09 will have on the Business’s financial statements and disclosures.

3.	INVENTORIES

The components of the Business’s “Inventories” as of December 31, 2013 and 2012 are as follows:

	December 31,
	2013	2012
Finished goods	$42.9	$44.8
Raw materials	87.0	79.7
Work in process	5.3	5.3
Supplies	8.4	7.5

Total	$143.6	$137.3

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(in millions, except per share data)

4.	PROPERTY, PLANT AND EQUIPMENT

The components of the Business’s combined and consolidated property, plant and equipment are as follows:

	December 31,
	2013	2012
Land	$58.8	$56.5
Buildings and improvements	35.5	31.3
Production equipment and machinery	131.8	106.7
Office furniture and computer equipment	6.8	4.6
Construction work-in-progress	9.3	6.4

Property, plant and equipment	242.2	205.5
Accumulated depreciation	(51.2)	(31.5)

Property, plant and equipment, net	$191.0	$174.0

Capital lease assets totaled $2.5 and $0.8 at December 31, 2013 and December 31, 2012, respectively. Accumulated amortization for capital lease assets totaled $0.1 and $0.2 at December 31, 2013 and December 31, 2012, respectively.

The Business’s depreciation expense, including amortization of capital lease assets, and repair and maintenance expense, was as follows:

	For the years ended December 31,
	2013	2012	2011
Depreciation expense included in cost of sales	$21.3	$15.6	$10.9
Depreciation expense included in SG&A	0.2	0.2	0.1
Repair and maintenance expense	40.0	41.4	45.3

Additionally, selling, general and administrative costs allocated from the Parent include depreciation expense incurred by Aleris and its subsidiaries related to the service and support functions provided to the Business, which are not included in the table above. See Note 15, “Related Party Transactions,” for additional information.

5.	ACCRUED LIABILITIES

Accrued liabilities at December 31, 2013 and 2012 consisted of the following:

	December 31,
	2013	2012
Employee-related costs	$8.7	$9.3
Accrued taxes	1.7	1.7
Environmental liabilities	2.7	—
Asset retirement obligations	1.3	3.0
Other liabilities	6.4	6.9

	$20.8	$20.9

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6.	ASSET RETIREMENT OBLIGATIONS

The Business’s asset retirement obligations consist of legal obligations associated with the closure of its active landfills, as well as costs to remove asbestos and underground storage tanks and other legal or contractual obligations associated with the ultimate closure of its manufacturing facilities.

The changes in the carrying amount of asset retirement obligations for the years ended December 31, 2013, 2012 and 2011 are as follows:

	For the years ended March 31,
	2013	2012	2011
Balance at the beginning of the period	$11.0	$10.2	$9.5
Revisions and liabilities incurred	(0.3)	2.1	1.3
Accretion expense	0.4	0.4	0.4
Payments	(3.0)	(1.7)	(1.0)

Balance at the end of the period	$8.1	$11.0	$10.2

7.	DERIVATIVES

The Business uses forward contracts and options, entered into with Aleris RM, Inc., as well as contractual price escalators, to reduce the risks associated with its metal and natural gas exposures. The Business has entered into a master netting arrangement with Aleris RM, Inc. and has presented the net derivative position in the Combined and Consolidated Balance Sheet. The amounts shown in the table below represent the gross amounts of recognized assets and liabilities, the amounts offset in the Consolidated Balance Sheet and the net amounts of assets and liabilities presented therein. As of December 31, 2013 and 2012, there were no amounts subject to an enforceable master netting arrangement or similar agreement that have not been offset in the Combined and Consolidated Balance Sheet.

The fair value of the Business’s derivative financial instruments at December 31, 2013 and 2012 are recorded on the Combined and Consolidated Balance Sheet as follows:

	Fair Value of Derivatives as of December 31,
	2013		2012
Derivatives by Type	Asset	Liability	Asset	Liability
Metal	$0.6	$(0.4)	$0.7	$(0.9)
Natural gas	0.2	—	—	(0.3)

Total	0.8	(0.4)	0.7	(1.2)
Effect of counterparty netting	$(0.4)	$0.4	$(0.7)	$0.7

Net derivatives as classified in the balance sheet	$0.4	$—	$—	$(0.5)

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The fair value of the Business’s derivative financial instruments at December 31, 2013 and 2012 are recorded on the Combined and Consolidated Balance Sheet as follows:

		December 31,
Asset Derivatives	Balance Sheet Location	2013	2012
Metal	Prepaid expenses and other current assets	$0.2	$—
Natural gas	Prepaid expenses and other current assets	0.2	—

Total		$0.4	$—

		December 31,
Liability Derivatives	Balance Sheet Location	2013	2012
Metal	Accrued liabilities	$—	$0.2
Natural gas	Accrued liabilities	—	0.3

Total		$—	$0.5

Derivative contracts are recorded at fair value under ASC 820 using quoted market prices and significant other observable inputs. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are both significant to the fair value measurement and unobservable.

The Business endeavors to use the best available information in measuring fair value. Where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads, and credit considerations. Such adjustments are generally based on available market evidence and unobservable inputs. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The

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following tables set forth the Business’s financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2013 and 2012 and the level in the fair value hierarchy:

	Fair Value Measurements at December 31, 2013 Using:
Description	Total Carrying Value in the Consolidated Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$0.8	$—	$0.8	$—
Derivative liabilities	(0.4)	—	(0.4)	—

Net derivative assets	$0.4	$—	$0.4	$—

	Fair Value Measurements at December 31, 2012 Using:
Description	Total Carrying Value in the Consolidated Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$0.7	$—	$0.7	$—
Derivative liabilities	(1.2)	—	(1.2)	—

Net derivative liabilities	$(0.5)	$—	$(0.5)	$—

Both realized and unrealized gains and losses on derivative financial instruments are included within “Losses on derivative financial instruments” in the Combined and Consolidated Statements of Operations. Realized losses on derivative financial instruments totaled the following during the years ended December 31, 2013, 2012 and 2011:

	Realized Losses on Derivative Financial Instruments
	For the years ended December 31,
	2013	2012	2011
Metal	$1.3	$2.1	$0.3
Natural gas	0.2	2.5	1.3

Metal Hedging

The Business maintains a significant amount of inventory on-hand to meet anticipated and unpriced future sales. On occasion, in order to preserve the value of this inventory, the Business will sell future contracts at the current metal value. The on-hand metal will subsequently be physically delivered to the broker to settle the future contract, or another future will be purchased at the time the metal is delivered to a customer. As of December 31, 2013 and 2012, the Business had 10.7 thousand metric tons and 12.8 thousand metric tons of metal buy contracts. As of December 31, 2013 and 2012, the Business had 17.0 thousand metric tons and 15.9 thousand metric tons of metal sell forward contracts, respectively.

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Natural Gas Hedging

To manage the price exposure for natural gas purchases, the future price of a portion of the natural gas requirements is fixed by entering into financial hedge agreements. Under these swap agreements, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge price. Natural gas cost can also be managed through the use of cost escalators included in some long-term supply contracts with customers, which limits exposure to natural gas price risk. As of December 31, 2013 and 2012, the Business had 0.3 trillion and 3.7 trillion of British thermal unit forward sell contracts, respectively. As of December 31, 2012, the Business had 0.1 trillion of British thermal unit forward buy contracts.

8.	INCOME TAXES

As previously discussed in Note 2, “Summary of Significant Accounting Policies,” although the Business was historically included in consolidated federal, state and non-U.S. income tax returns of the Parent and its subsidiaries, the Business’s income taxes are computed and reported herein under the “separate return method.” Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in the Parent’s Audited Consolidated Financial Statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards that were actually reflected in the Parent’s Audited Consolidated Financial Statements may or may not exist at the stand-alone level for the Business. Similarly, certain tax attributes of the Business, such as the domestic production deduction, may or may not have been reflected in the Parent’s Audited Consolidated Financial Statements.

The income before income taxes was as follows:

	For the years ended December 31,
	2013	2012	2011
U.S.	$11.4	$18.7	$45.6
International	12.9	20.9	38.7

Total	$24.3	$39.6	$84.3

The provision for income taxes was as follows:

	For the years ended December 31,
	2013	2012	2011
Current:
Federal	$2.7	$2.8	$10.3
State	0.5	0.9	2.7
International	2.7	3.1	7.2

	$5.9	$6.8	$20.2

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(in millions, except per share data)

	For the years ended December 31,
	2013	2012	2011

Deferred:
Federal	$0.6	$3.3	$1.5
State	0.1	0.2	(0.7)
International	(2.3)	1.6	(6.4)

	$(1.6)	$5.1	$(5.6)

Provision for income taxes	$4.3	$11.9	$14.6

The income tax expense, computed by applying the federal statutory tax rate to the income before income taxes, differed from the provision for income taxes as follows:

	For the years ended December 31,
	2013	2012	2011
Income tax expense at the federal statutory rate	$8.5	$13.9	$29.5
Foreign income tax rate differential and permanent differences, net	(1.0)	(1.7)	(2.1)
State income taxes, net	(0.2)	(0.9)	1.4
Permanent differences, net	(0.4)	(0.7)	(1.3)
Change in uncertain tax position	—	(0.5)	(0.2)
Change in valuation allowance	(2.7)	1.1	(15.4)
Income tax rate changes	0.2	0.1	2.6
Other, net	(0.1)	0.6	0.1

Provision for income taxes	$4.3	$11.9	$14.6

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Business’s deferred tax liabilities and assets are as follows:

	December 31,
	2013	2012
Deferred Tax Liabilities
Property, plant and equipment	$14.0	$13.3
Other	1.4	2.7

Total deferred tax liabilities	$15.4	$16.0
Deferred Tax Assets
Net operating loss carryforwards	$14.3	$16.8
Property, plant and equipment	7.5	9.0
Accrued pension benefits	4.4	5.0
Tax credit carryforwards	2.8	2.1

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(in millions, except per share data)

	December 31,
	2013	2012
Environmental liabilities	$1.7	$1.6
Expenses not currently deductible	1.5	1.7
Other	2.0	1.2

	$34.2	$37.4
Valuation allowance	(18.1)	(22.1)

Total deferred tax assets	$16.1	$15.3

Net deferred tax assets (liabilities)	$0.7	$(0.7)

At December 31, 2013 and 2012, the Business had valuation allowances of $18.1 and $22.1, respectively, to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Of the total December 31, 2013 and 2012 valuation allowances, $15.4 and $20.0 relate primarily to net operating losses and future tax deductions for depreciation in non-U.S. tax jurisdictions and $2.7 and $2.1 relate primarily to the state tax credits, respectively. The net decrease in the valuation allowance is primarily attributable to decreases in tax net operating loss carryforwards in non-U.S. tax jurisdictions that have valuation allowances against their net deferred tax assets. The Business will maintain valuation allowances against its net deferred tax assets in the applicable jurisdictions until objective positive evidence exists to reduce or eliminate the valuation allowance.

The following table summarizes the change in the valuation allowances:

	For the years ended December 31,
	2013	2012	2011
Balance at beginning of the period	$22.1	$20.3	$33.7
(Reversals) additions recorded in the provision for income taxes	(2.5)	1.1	(12.7)
Currency translation	(1.5)	0.7	(0.7)

Balance at end of the period	$18.1	$22.1	$20.3

At December 31, 2013, the Business had approximately $54.0 of unused net operating loss carryforwards associated with non-U.S. tax jurisdictions, of which $13.7 can be carried forward indefinitely. The remaining net operating loss carryforwards may be carried forward 20 years. The tax benefits associated with state net operating loss carryforwards at December 31, 2013 were $0.2.

At December 31, 2013 and 2012, the Business had $4.3 and $3.3, respectively of unused state tax credit carryforwards for most of which a full valuation allowance has been provided.

The U.S. operations included in these Combined and Consolidated Financial Statements do not have direct or indirect ownership of the non-U.S. operations and therefore no U.S. income taxes or non-U.S. withholding taxes have been provided for the earnings of the non-U.S. operations.

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(in millions, except per share data)

The Parent and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions.

The following table summarizes the change in uncertain tax positions:

	For the years ended December 31,
	2013	2012	2011
Balance at beginning of the period	$—	$0.5	$1.8
Additions for tax positions of prior years	—	—	0.5
Reductions for tax positions of prior years	—	(0.5)	(0.7)
Settlements	—	—	(1.1)

Balance at end of period	$—	$—	$0.5

The Business recognizes interest and penalties related to uncertain tax positions within the “Provision for income taxes” in the Combined and Consolidated Statements of Operations. No interest was accrued on the uncertain tax positions as of December 31, 2013 and 2012, respectively. No interest was recognized as part of the provision for income taxes for the years ended December 31, 2013, 2012 and 2011, respectively. There are no accrued penalties.

Tax years 2009 to the present remain open to examination. During the first quarter of 2013, the IRS commenced an examination of the Parent’s tax returns for the years ended December 31, 2011 and 2010 that is anticipated to be completed within nine months of the reporting date. During the fourth quarter of 2013, a non-U.S. taxing jurisdiction commenced an examination of the Parent’s subsidiary’s tax returns for tax years ended December 31, 2012, 2011, 2010 and 2009 that is anticipated to be completed within twelve months of the reporting date.

9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Business leases various types of equipment and property, primarily office space at various locations and the equipment utilized in its operations. The future minimum lease payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2013, are as follows:

	2014	2015	2016	2017	2018	Thereafter
Operating leases	$2.3	$2.1	$1.4	$0.3	$0.1	$—

Rental expense for the years ended December 31, 2013, 2012 and 2011 was $6.1, $6.3 and $7.4, respectively. Additionally, selling, general and administrative costs allocated from the Parent include rent expense incurred by Aleris and its subsidiaries related to the service and support functions provided to the Business which are not included in the amounts previously discussed. See Note 15, “Related Party Transactions,” for additional information.

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(in millions, except per share data)

Capital Leases

The Business leases various types of equipment and property under capital leases. The future minimum lease payments required under capital leases that have terms in excess of one year as of December 31, 2013, are as follows:

	2014	2015	2016	2017	Thereafter
Capital leases	$1.0	$1.0	$0.8	$0.1	$—

Capital lease obligations are recorded on the Combined and Consolidated Balance Sheet as follows:

	December 31,
Balance Sheet Location	2013	2012
Accrued liabilities	$1.0	$0.2
Other long-term liabilities	1.9	0.5

	$2.9	$0.7

Purchase Obligations

The Business’s non-cancellable purchase obligations are principally for the purchase of natural gas and services related to waste removal. The Business’s purchase obligations are long-term agreements to purchase services that are enforceable and legally binding on the Business that specify all significant terms, including fixed or minimum services to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. As a result of the variability in the pricing of the Business’s purchase obligations, actual amounts paid may vary from the amounts shown below. As of December 31, 2013, amounts due under long-term non-cancellable purchase obligations are as follows:

	2014	2015	Thereafter
Purchase obligations	$5.3	$2.9	$—

Amounts purchased under long-term purchase obligations during the years ended December 31, 2013, 2012 and 2011 approximated the amounts projected above.

Employees

Approximately 17% of the Business’s U.S. employees and substantially all of the Business’s non-U.S. employees are covered by collective bargaining agreements.

Environmental Proceedings

The Business’s operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including the Business, regardless of fault or the lawfulness of the original

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(in millions, except per share data)

activity or disposal. Given the changing nature of environmental legal requirements, the Business may be required, from time to time, to take environmental control measures at some of its facilities to meet future requirements.

The Business is under orders to perform environmental remediation by agencies in two states and one non-U.S. country.

The Business’s reserves for environmental remediation liabilities totaled $21.2 and $19.9 at December 31, 2013 and 2012, respectively. Of those totals, $2.7 has been classified as “Accrued liabilities” in the Combined and Consolidated Balance Sheet as of December 31, 2013, with the remaining portion classified as “Environmental liabilities.” These amounts are in addition to the Business’s asset retirement obligations discussed in Note 6, “Asset Retirement Obligations,” and represent the most probable costs of remedial actions. The Business estimates the costs related to currently identified remedial actions will be paid out primarily over the next 10 years.

The following is a summary of the changes in the Business’s accruals for environmental liabilities.

	For the years ended December 31,
	2013	2012	2011
Balance at the beginning of the period	$19.9	$20.9	$20.9
Revisions and liabilities incurred	—	(1.0)	—
Translation and other charges	1.3	—	—

Balance at the end of the period	$21.2	$19.9	$20.9

Legal Proceedings

On July 11, 2014, certain subsidiaries of Aleris comprising the Business were named in a civil complaint by the Boilermaker-Blacksmith National Pension Fund (the “Pension Trust”) for withdrawal liability from a multi-employer pension plan in the amount of $4.2 plus accrued interest. These subsidiaries did not participate in the pension plan following emergence from bankruptcy in 2010. The claims relate to matters existing prior to and during the Aleris International, Inc. bankruptcy filing. The Pension Trust did not assert any prepetition or administrative claims in the bankruptcy proceedings. The Business intends to vigorously defend the matter. The litigation is in its preliminary stage, and the Business is unable to reasonably predict an outcome or to estimate a range of reasonably possible loss.

In addition, the Business is party to routine litigation and proceedings as part of the ordinary course of business and does not believe that the outcome of any existing proceedings would have a material adverse effect on its financial position, results of operations or cash flows. The Business has established accruals for those loss contingencies, including litigation and environmental contingencies, for which it has been determined that a loss is probable; none of such loss contingencies is material. Except as disclosed above, for those loss contingencies, including litigation and environmental contingencies, which have been determined to be reasonably possible, an estimate of the possible loss or range of loss cannot be determined because the claims, amount claimed, facts or legal status are not sufficiently developed or

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(in millions, except per share data)

advanced in order to make such a determination. While the Business cannot estimate the loss or range of loss at this time, it does not believe that the outcome of any of these existing proceedings would be material to its financial position, results of operations or cash flows.

10.	STOCK-BASED COMPENSATION

The Business does not maintain its own stock-based compensation plan; rather, certain employees of the Business participate in the Aleris Corporation 2010 Equity Incentive Plan (the “2010 Equity Plan”). Accordingly, selling, general and administrative expenses allocated from the Parent include stock-based compensation expenses associated with the 2010 Equity Plan that have been allocated directly to the Business for stock-based compensation expense attributable to executives of the Business, and allocated using the allocation methodology described in Note 1, “Basis of Presentation” for stock-based compensation expense attributable to other corporate executives.

Stock options, restricted stock units and restricted shares have been granted under the 2010 Equity Plan to certain members of senior management of the Parent and other non-employee directors. All stock options granted have a life not to exceed ten years and vest over a period not to exceed four years. New common shares are issued upon stock option exercises from available common shares. The restricted stock units and restricted shares also vest over a period not to exceed four years. A portion of the stock options, as well as a portion of the restricted stock units and restricted shares, may vest upon a change in control event should the event occur prior to full vesting of these awards, depending on the amount of vesting that has already occurred at the time of the event in comparison to the change in Aleris’s three largest stockholders’ overall level of the ownership that results from the event.

On April 30, 2013, Aleris paid a cash dividend of $10.00 per share, or approximately $313.0, pro rata, to stockholders of record as of April 19, 2013. On February 28, 2011, June 30, 2011 and November 10, 2011, Aleris paid dividends of $9.60, $3.20 and $3.20 per share to stockholders of record as of February 17, 2011, June 21, 2011 and October 28, 2011, respectively. As provided in the 2010 Equity Plan, the Board of Directors of Aleris approved the necessary actions to effectuate an option adjustment to (i) increase the number of shares underlying each option outstanding as of the respective dividend record dates (February 17, 2011, June 21, 2011, October 28, 2011 and April 19, 2013) and (ii) proportionately decrease the exercise price of each option to reflect the dilutive impact of the dividends paid. The option adjustments did not result in incremental compensation costs. All stock option activity shown below has been adjusted to reflect the option adjustments approved by the Board of Directors of Aleris.

During the year ended December 31, 2013, Aleris granted 311,604 stock options (after adjustment for the April 2013 dividend) to a non-employee director and certain members of senior management, of which 293,257 were granted to the chief executive officer of the Parent and vested immediately upon grant. During the year ended December 31, 2013, Aleris also granted 131,368 restricted stock units to a non-employee director and certain members of senior management (of which 119,868 were granted to the chief executive officer of the Parent on September 15, 2013). The total intrinsic value of options exercised during the year ended December 31, 2013 was $5.0. Intrinsic value is measured using the fair value at the date of exercise less the applicable exercise price.

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(in millions, except per share data)

On September 15, 2013, Aleris canceled 293,257 vested stock options that were previously granted and held by the chief executive officer of the Parent in exchange for a cash payment of $4.4, subject to forfeiture if certain future service requirements are not satisfied. This transaction was accounted for as a modification resulting in liability classification of the stock options immediately prior to cash settlement. Approximately $1.8 of incremental stock-based compensation expense will be recognized by the Parent associated with the modification over the next three years, which represents the fair value of the modified liability award.

A summary of stock option activity of the Parent (after adjustment for the April 2013 dividend) for the year ended December 31, 2013 is as follows:

Service-based options	Options	Weighted average exercise price per option	Weighted average remaining contractual term in years	Weighted average grant date fair value
Outstanding at January 1, 2013	3,712,271	$23.24		$9.26
Granted	311,604	33.60		10.68
Exercised	(258,196)	26.10		10.09
Canceled	(293,257)	18.45		8.32
Forfeited	(164,136)	24.81		9.30

Outstanding at December 31, 2013	3,308,286	$24.34	6.6	$9.41

Options vested and expected to vest at December 31, 2013	3,279,526	$24.26	6.6	$9.35
Options exercisable at December 31, 2013	2,734,277	$23.83	6.5	$8.93

The range of exercise prices of options outstanding at December 31, 2013 was $16.78 - $47.58.

Because the Parent does not have historical stock option exercise experience excluding former option holders that have terminated employment, which would provide a reasonable basis upon which to estimate the expected life of the stock options granted during the years ended December 31, 2013, 2012 and 2011, the Parent has elected to use the simplified method to estimate the expected life of the stock options granted, as allowed by SEC SAB No. 107, and the continued acceptance of the simplified method indicated in SEC SAB No. 110.

The Black-Scholes method was used by the Parent to estimate the fair value of the stock options granted. Under this method, the estimate of fair value is affected by the assumptions included in the following table. Expected equity volatility was determined based on historical stock prices and implied and stated volatilities of the Parent’s peer companies. The following table summarizes the significant assumptions used to determine the fair value of the stock options granted during the years ended December 31, 2013, 2012 and 2011:

	For the years ended December 31,
	2013	2012	2011
Weighted average expected option life in years	3.6	6.0	6.0
Weighted average grant date fair value	$10.68	$24.47	$18.90

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(in millions, except per share data)

	For the years ended December 31,
	2013	2012	2011
Risk-free interest rate	1.1% - 1.6%	0.8% - 1.0%	1.2% - 1.7%
Equity volatility factor	41%	55%	50.0% - 58.0%
Dividend yield	—%	—%	—%

A summary of restricted stock units and restricted shares activity for the Parent for the year ended December 31, 2013 is as follows:

Restricted Stock Units and Restricted Shares	Shares	Weighted average grant date fair value
Outstanding at January 1, 2013	155,709	$33.47
Granted	131,368	34.65
Vested	(86,931)	32.11
Forfeited	(11,137)	30.31

Outstanding at December 31, 2013	189,009	$35.54

The fair value of shares vested during the years ended December 31, 2013, 2012 and 2011 was $2.8, $2.8 and $2.6, respectively. The weighted average grant date fair value of restricted stock units and restricted shares granted during the years ended December 31, 2013, 2012 and 2011 was $34.65, $48.00 and $48.84, respectively.

Total stock-based compensation expense allocated from the Parent and included in “Selling, general and administrative expenses” in the Combined and Consolidated Statements of Operations for the years ended December 31, 2013, 2012 and 2011 was $4.8, $4.2 and $3.0, respectively.

11.	EMPLOYEE BENEFIT PLANS

Defined Contribution Pension Plans

The Parent’s and RSAA’s defined contribution plans cover substantially all of the Business’ U.S. employees. The plans provide employer matching contributions as well as an age and salary based contribution. The match of employees’ contributions under defined contribution plans and supplemental employer contributions for the years ended December 31, 2013, 2012 and 2011 were as follows:

	For the years ended December 31,
	2013	2012	2011
Business’s match of employee contributions	$1.3	$1.3	$1.2
Supplemental employer contributions	$0.4	$0.4	$0.4

Defined Benefit Pension Plans

The Business sponsors a defined benefit pension plan for its German employees. The plan is based on final pay and service, but some senior officers are entitled to receive enhanced

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(in millions, except per share data)

pension benefits. Benefit payments are financed, in part, by contributions to a relief fund which establishes a life insurance contract to secure future pension payments (which represents a level 2 measurement within the fair value hierarchy). However, the plan is substantially unfunded under German law. The unfunded accrued pension costs are covered under a pension insurance association under German law if RSEU is unable to fulfill its obligations.

The components of the net periodic benefit expense for the years ended December 31, 2013, 2012 and 2011 are as follows:

	For the years ended December 31,
	2013	2012	2011
Service cost	$1.0	$0.7	$0.7
Interest cost	1.5	1.5	1.5
Amortization of net loss	0.5	—	—
Expected return on plan assets	(0.1)	(0.1)	(0.1)

Net periodic benefit cost	$2.9	$2.1	$2.1

The changes in projected benefit obligations and plan assets during the years ended December 31, 2013 and 2012, using a period-end measurement date, are as follows:

	For the years ended December 31,
	2013	2012
Change in projected benefit obligations
Projected benefit obligation at beginning of period	$40.4	$30.6
Service cost	1.0	0.7
Interest cost	1.5	1.5
Actuarial (gain) loss	(2.2)	7.7
Benefits paid	(1.0)	(0.8)
Translation and other	1.4	0.7

Projected benefit obligation at end of period	$41.1	$40.4

Change in plan assets
Fair value of plan assets at beginning of period	$3.3	$2.6
Employer contributions	1.6	1.4
Actual return on plan assets	—	0.1
Benefits paid	(1.0)	(0.8)

Translation and other	0.3	—

Fair value of plan assets at end of period	$4.2	$3.3

Net amount recognized	$36.9	$37.1

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(in millions, except per share data)

The following table provides the amounts recognized in the Combined and Consolidated Balance Sheet as of December 31, 2013 and 2012:

	December 31,
	2013	2012
Accrued pension benefits	$(36.9)	$(37.1)
Amounts recognized in accumulated other comprehensive loss (before tax) consist of:
Net actuarial loss	$(7.1)	$(9.3)

Amortization of net actuarial less expected to be recognized during next fiscal year (before tax):
Amortization of net actuarial loss	$(0.2)

Additional Information
Accumulated benefit obligation	$36.2	$35.2
Projected employer contributions for 2014	$1.8

Plan Assumptions. The Business is required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. The Business’s objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and matched with a yield curve based on an appropriate universe of high-quality corporate bonds.

The assumptions used to determine benefit obligations are as follows:

	As of December 31,
	2013	2012	2011
Discount rate	3.9%	3.7%	4.9%
Rate of compensation increase	3.0%	3.0%	3.0%

The assumptions used to determine the net periodic benefit cost for the years ended December 31, 2013, 2012 and 2011 are as follows:

	For the years ended December 31,
	2013	2012	2011
Discount rate	3.7%	4.9%	5.4%
Expected return on plan assets	3.5%	4.0%	4.0%
Rate of compensation increase	3.0%	3.0%	3.0%

Expected Future Benefit Payments. The following benefit payments for the Business’s pension plans, which reflect expected future service, as appropriate, are expected to be paid for the periods indicated:

2014	$1.1
2015	1.1
2016	1.2
2017	1.3
2018	1.5
2019 - 2023	8.9

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(in millions, except per share data)

12.	SEGMENT AND GEOGRAPHIC INFORMATION

The Business reports two operating segments (each of which is considered a reportable segment): RSAA and RSEU. The operating segments are based on the organizational structure that is used by the Business’s chief operating decision maker to evaluate performance, make decisions on resource allocation and for which discrete financial information is available. See Note 1, “Basis of Presentation,” for information about each segment’s operations.

Measurement of Segment Income or Loss and Segment Assets

The accounting policies of the reportable segments are the same as those described in Note 2, “Summary of Significant Accounting Policies.” The Business’s measure of profitability for its operating segments is referred to as segment income and loss. Segment income and loss includes gross profits, segment specific realized gains and losses on derivative financial instruments, segment specific other income and expense, segment specific selling and general and administrative (“SG&A”) expense. Segment income and loss excludes provisions for and benefits from income taxes, restructuring items, depreciation, unrealized and certain realized gains and losses on derivative financial instruments, corporate general and administrative costs, gains and losses on asset sales, gains and losses on intercompany receivables and certain other gains and losses. There are no intersegment sales and there are no assets that have not been allocated to the reportable segments.

Reportable Segment Information

The following table shows the Business’s revenues, segment income and other financial information for each of its reportable segments:

	RSAA	RSEU	Total
Year Ended December 31, 2013
Revenues from external customers	$932.1	$532.6	$1,464.7
Revenues from related parties	6.3	28.5	34.8

Total revenues	938.4	561.1	1,499.5
Segment income	61.2	18.3	79.5
Segment assets	303.4	193.4	496.8
Payments for property, plant and equipment	23.4	14.0	37.4
Year Ended December 31, 2012
Revenues from external customers	$940.2	$570.8	$1,511.0
Revenues from related parties	7.3	31.1	38.4

Total revenues	947.5	601.9	1,549.4
Segment income	63.2	27.1	90.3
Segment assets	295.3	188.3	483.6
Payments for property, plant and equipment	44.3	11.4	55.7
Year Ended December 31, 2011
Revenues from external customers	$978.7	$643.7	$1,622.4
Revenues from related parties	6.0	40.7	46.7

Total revenues	984.7	684.4	1,669.1
Segment income	87.5	43.2	130.7
Payments for property, plant and equipment	34.0	15.8	49.8

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(in millions, except per share data)

Reconciliations of segment income to the Business’s income before income taxes are as follows:

	For the years ended December 31,
	2013	2012	2011
Total segment income	$79.5	$90.3	$130.7
Unallocated amounts:
Depreciation and amortization	(21.6)	(15.8)	(11.0)
Selling, general and administrative expenses allocated from Parent	(28.5)	(33.5)	(31.3)
Unallocated gains (losses) on derivative financial instruments	0.8	1.5	(3.2)
Unallocated currency exchange (losses) gains	(0.7)	0.4	(0.2)
Other expense, net	(5.2)	(3.3)	(0.7)

Income before income taxes	$24.3	$39.6	$84.3

Geographic Information

The following table sets forth the geographic breakout of the Business’s revenues (based on customer location) and long-lived tangible assets (net of accumulated depreciation):

	For the years ended December 31,
	2013	2012	2011
Revenues
United States	$726.9	$723.2	$782.1
International:
Europe	561.1	601.7	710.5
Mexico and Canada	211.5	224.3	176.5
Other	—	0.2	—

Total international revenues	772.6	826.2	887.0

Total	$1,499.5	$1,549.4	$1,669.1

	December 31,
	2013	2012
Long-lived tangible assets
United States	$107.0	$101.4
International:
Europe	63.7	52.8
Mexico and Canada	20.3	19.8

Total international	84.0	72.6

Total	$191.0	$174.0

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(in millions, except per share data)

13.	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table present the components of “Accumulated other comprehensive loss” in the Combined and Consolidated Balance Sheet, which are items that change equity during the reporting period, but are not included in earnings:

	Total	Currency translation	Pension
Balance at January 1, 2011	$2.7	$1.6	$1.1
Current year currency translation adjustments	(2.9)	(3.0)	0.1
Recognition of net actuarial losses	(3.1)	—	(3.1)
Deferred tax benefit on pension liability adjustments	0.9	—	0.9

Balance at December 31, 2011	(2.4)	(1.4)	(1.0)
Current year currency translation adjustments	2.1	2.4	(0.3)
Recognition of net actuarial losses	(7.7)	—	(7.7)
Deferred tax benefit on pension liability adjustments	2.5	—	2.5

Balance at December 31, 2012	(5.5)	1.0	(6.5)
Current year currency translation adjustments	1.1	1.5	(0.4)
Recognition of net actuarial gains	2.1	—	2.1
Amortization of net actuarial losses	0.5	—	0.5
Deferred tax expense on pension liability adjustments	(0.8)	—	(0.8)

Balance at December 31, 2013	$(2.6)	$2.5	$(5.1)

A summary of reclassifications out of accumulated other comprehensive loss for the year ended December 31, 2013 is provided below:

Description of reclassifications out of accumulated other comprehensive loss	Amount reclassified
Amortization of defined benefit pension items:
Amortization of net actuarial losses, before tax	$(0.5	) (a)
Deferred tax benefit on pension liability adjustments	0.1

Losses reclassified into earnings, net of tax	$(0.4)

(a)	This component of accumulated other comprehensive loss is included in the computation of net periodic benefit expense (see Note 11, “Employee Benefit Plans,” for additional detail).

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(in millions, except per share data)

14.	SUPPLEMENTAL INFORMATION

Supplemental cash flow information is as follows:

	For the years ended December 31,
	2013	2012	2011
Non-cash financing activity associated with lease contracts	$2.5	$0.6	$0.2
Non-cash activity associated with asset retirement obligations	—	2.1	1.3

15.	RELATED PARTY TRANSACTIONS

The Business sells products to and purchases products from certain Aleris subsidiaries in which it does not have a controlling interest. Such sales totaled $34.8, $38.4 and $46.7 for the years ended December 31, 2013, 2012 and 2011, respectively, and consisted of supplying Aleris’s rolled products operations with ingot made from recycled aluminum. Such purchases totaled $55.1, $54.4 and $81.7 for the years ended December 31, 2013, 2012 and 2011, respectively and consisted of scrap aluminum and dross generated by Aleris’s rolled products operations.

Selling, general and administrative expenses in the Combined and Consolidated Statement of Operations includes allocated costs from Aleris for services and support functions totaling $28.5, $33.5 and $31.3 for the years ended December 31, 2013, 2012 and 2011, respectively. These costs relate primarily to Aleris’s corporate managerial and administrative services provided to the Business. Although it is not practicable for the Business to estimate what such costs would have been if it had operated as a separate entity, it considers that such allocations have been made on a systematic and reasonable basis, but may not necessarily be indicative of the costs of the Business had it operated as a separate entity during the periods presented.

At December 31, 2013 and 2012, payables to related parties included in “Accounts payable” were $0.3 and $0.5, respectively, and consist of obligations to other Aleris entities that were settled for cash. Additionally, the fair value of derivatives entered into with Aleris RM, Inc. as of December 31, 2013 and 2012 include derivative assets presented in “Prepaid expenses and other assets” of $0.4 and $0.0, respectively, and derivative liabilities presented in “Accrued liabilities” of $0.0 and $0.5, respectively.

Substantially all of the legal entities comprising the operations of RSAA are guarantors of the indebtedness under the revolving credit facility and senior notes issued by Aleris International, Inc., a direct subsidiary of the Parent. These legal entities, along with other guarantor subsidiaries of Aleris International, Inc., have fully and unconditionally guaranteed, on a joint and several basis, to pay principal and interest related to the notes. RSAA’s guarantee of the notes will be automatically and unconditionally released and discharged in the event of the sale by the Parent of all or substantially all of RSAA’s assets.

The Business is the beneficiary of approximately $10.8 of letters of credit secured under the credit facility of Aleris International, Inc.

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(in millions, except per share data)

16.	SUBSEQUENT EVENTS

In accordance with the authoritative guidance for subsequent events, the Business has evaluated subsequent events through July 22, 2014, the date these combined and consolidated financial statements were available to be issued, in order to ensure that the statements include appropriate disclosure of events both recognized in the combined and consolidated financial statements as of December 31, 2013, and events which occurred subsequent to December 31, 2013 but were not recognized in the combined and consolidated financial statements.

PROSPECTUS

SIGNATURE GROUP HOLDINGS, INC.

$300,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Units

We may offer and sell up to $300,000,000 in the aggregate of the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is quoted on the OTCQX under the symbol “SGGH.” On September 4, 2013, the last reported sale price of our common stock on the OTCQX was $1.24 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $300,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Signature,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Signature Group Holdings, Inc. and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.signaturegroupholdings.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2013.

•	Our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2013, and June 30, 2013, filed with the SEC on May 15, 2013 and August 12, 2013.

•	Our Definitive Revised Proxy Statement on Schedule 14A, filed with the SEC on June 10, 2013.

•	Our Current Reports on Form 8-K, filed with the SEC on April 17, 2013, May 1, 2013, May 10, 2013, June 5, 2013, June 24, 2013, and July 18, 2013.

•

The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 17, 1993, and any amendment or report filed with the SEC for the purpose of updating the description.

•

The description of the rights agreement, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on October 24, 2007, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SIGNATURE GROUP HOLDINGS, INC.

15303 VENTURA BOULEVARD, SUITE 1600

SHERMAN OAKS, CALIFORNIA 91403

TELEPHONE: (805) 435-1255

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Signature Group Holdings, Inc. is an enterprise that was incorporated as Fremont General Corporation (“Fremont”) in 1972. On June 11, 2010 (the “Effective Date”), Fremont completed a plan of reorganization (the “Plan of Reorganization”) and emerged from Chapter 11 bankruptcy proceedings with (i) the present name, (ii) nine new board members and a new management team, (iii) a substantial amount of NOLs, which, as of December 31, 2012, included federal and California NOLs of $886.9 million and $980.0 million, respectively, and (iv) publicly traded common stock.

Since the Effective Date, the Company has been repositioned through the divestiture of non-core legacy assets, becoming a timely filer with the SEC, settling and resolving a substantial number of legacy legal actions, making select investments through Signature Special Situations and acquiring North American Breaker Co., LLC (“NABCO” or “Industrial Supply”) on July 29, 2011, its wholly owned specialty industrial supply company. Management and the board of directors (the “Board”) expect to grow the Company through additional acquisitions, as well as through organic efforts within existing operations.

The Company operates through two principal operating segments: Industrial Supply and Signature Special Situations.

Industrial Supply. Industrial Supply, headquartered in Burbank, California, is one of the largest independent suppliers of circuit breakers in the country. We focus on the replacement circuit breaker market, particularly for commercial and industrial circuit breakers, where replacement time is extremely important, but we also supply residential circuit breakers. We operate from seven warehouse locations (as of July 1, 2013) across the United States, which enables us to improve customer delivery times, a key attribute of our service-oriented model. Industrial Supply’s assets are primarily comprised of inventory, accounts receivable and intangible assets, and its liabilities are primarily comprised of trade payables, a line of credit and long-term debt.

Signature Special Situations. Signature Special Situations selectively acquires sub-performing and nonperforming commercial and industrial loans, leases and mortgages, typically at a discount to unpaid principal balance. We may also originate secured debt financings to middle market companies for a variety of situations, including supporting another transaction such as an acquisition, recapitalization or restructuring. The Company may take positions in corporate bonds and other structured debt instruments, which may be performing, sub-performing or nonperforming, as well as other specialized financial assets. Based on our periodic analyses of individual investments and portfolios, we may also opportunistically exit investment positions when the benefits of holding the assets no longer outweigh the benefits of selling them. During the second quarter of 2013, a majority of Signature Special Situations’ assets, specifically its portfolio of residential real estate loans, were sold generating cash proceeds of approximately $27.1 million and a gain of $5.0 million. The proceeds are expected to be used in our acquisition efforts and to support the organic growth of our other businesses.

Our operations also include a discontinued operations segment, where we hold and manage certain assets and liabilities related to the former businesses of Fremont and Cosmed, Inc., a small cosmetics company, for which management and the Board have formally adopted plans of disposal. These assets and liabilities are being managed to maximize cash recoveries and limit costs and exposures to the Company.

Our principal executive offices are located at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403, and our telephone number is (805) 435-1255.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, which has been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	665,000,000 shares of common stock, $0.01 par value per share; and

•	10,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of our common stock are entitled to share equally in any dividends our Board may declare from legally available sources.

Liquidation Rights. Upon liquidation, dissolution or winding up of Signature, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of our common stock are entitled to share equally (together with holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) in the assets available for distribution to stockholders after payment or provision for payment of all of Signature’s debts and liabilities.

Other Matters. The holders of our common stock do not have preemptive rights for so long as our shares continue to be registered under Section 12 of the Exchange Act. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Inc.

Dividend

The decision to pay dividends is made by our Board and is dependent on our earnings, management’s assessment of future capital needs, and other factors. We have not paid a dividend since the fourth quarter of 2006. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock. Our Board is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, redemption rights and terms, liquidation preferences, and conversion or exchange rights. Our Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our Board.

Certain Restrictions on Transfer of Shares

Our bylaws contain restrictions on transfer of shares that are intended to preserve certain of our tax benefits. The transfer restrictions apply until the earlier of (i) the repeal of Section 382 of the United States Internal Revenue Code of 1986, as amended (the “IRC”), or any successor statute if our Board determines that the bylaw restrictions are no longer necessary to preserve the tax benefits; (ii) the beginning of a taxable year with respect to which our Board determines that no tax benefits may be carried forward; or (iii) such other date as our Board shall fix in accordance with our bylaws.

Until the expiration of the transfer restrictions, any attempted transfer of our common stock or other equity securities shall be prohibited and void ab initio to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person, entity or group would become a “4.9% Shareholder”, (ii) the percentage share ownership in the Company (as determined pursuant to IRC Section 382) of any 4.9% Shareholder would be increased, or (iii) any shareholder holding 5% or more of the total market value of our equity securities transfers, or agrees to transfer, any of our equity securities (excluding any transfers on the New York Stock Exchange).

A “4.9% shareholder” is a person, entity or group that owns, directly or indirectly, 4.9% or more of our outstanding common stock, including shares deemed constructively owned or which otherwise would be aggregated with shares owned, pursuant to IRC Section 382.

Transfers to a new or existing “public group” of Signature, as defined in Treasury Regulation Section 1.382-2T(f)(13), are not prohibited. The transfer restrictions do not apply to transfers that have been approved by our Board in accordance with the procedures set forth in our bylaws.

Registration Rights

Pursuant to our Plan of Reorganization, we issued and sold an aggregate of 12.5 million shares of our common stock for aggregate proceeds of $10.0 million in June 2010. We also issued warrants to purchase an aggregate of 15.0 million shares of common stock (the “Warrants”), vesting 20% on the issuance date and 20% each year thereafter on the anniversary of the issuance date.

We entered into a registration rights agreement with the share purchasers and Warrant holders, pursuant to which we agreed to use commercially reasonable efforts to register the purchased shares and the shares issuable upon exercise of the Warrants in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a resale shelf registration statement on Form S-3 or, if we are not eligible to use Form S-3, on a registration statement on Form S-1. We must use commercially reasonable efforts to cause the registration statement to remain effective until the date on which all registrable securities have been sold, or may be sold pursuant to Rule 144 under the Securities Act without restriction or limitation.

Stockholder Rights Plan

On October 23, 2007, we adopted a stockholder rights plan pursuant to a rights agreement. The following description of the rights agreement is subject in its entirety to the terms and conditions of the rights agreement. See “Where You Can Find More Information; Incorporate by Reference—Available Information” below.

Exercisability of Rights. Pursuant to our rights agreement, one whole right attaches to each share of common stock outstanding. Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000) of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, at a purchase price of $12.00 per Unit, subject to adjustment. The rights do not become exercisable until the earlier to occur of:

•

10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or

•	10 business days (or a later date as determined by our Board) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person

The rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

“Flip-In” Feature. When a person or group becomes an acquiring person then each registered holder of a right, except for such person or group, will be entitled to purchase, for the purchase price, shares of our common stock having a then current market value equal to two times the purchase price of the right.

“Flip-Over” Feature. Subject to specified exemptions, in the event that we are involved in a merger in which we are not the surviving corporation, or our common stock is changed or exchanged, or fifty percent or more of our assets, cash flow or earning power is sold or transferred, each right will entitle the holder, other than an acquiring person, to purchase, upon exercise, a number of shares of common stock of the acquiring company having a then current market value of two times the purchase price of the right.

Redemption. We may, at our option, at any time prior to the close of business on the tenth day following the day a person or group becomes an acquiring person, redeem all of the then-outstanding rights at a redemption price of $.001 per right, subject to certain adjustments.

Exchange of Rights. At any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of fifty percent or more of our outstanding common stock, our Board may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of common stock, or one-thousandth of a share of preferred stock per right (subject to adjustment).

No Rights as a Stockholder. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours and will not have the right to vote or to receive dividends by virtue of the right.

Amendment of the Rights. While the rights are redeemable, our Board may supplement or amend any provision of the rights agreement in any respect without the approval of any holders of rights or common shares. When the rights are no longer redeemable, our Board may supplement or amend the rights agreement without the approval of any holders of rights certificates to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of rights (other than an acquiring person), or to shorten or lengthen any time periods under the rights agreement.

Anti-takeover Effects. Our rights agreement is designed to prevent an “ownership change” within the meaning of IRC Section 382 and thereby preserve our ability to utilize certain federal tax benefits. The rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The rights should not interfere with any merger or other business combination approved by our Board since we may amend the rights agreement to make it inapplicable to such a transaction or redeem the rights.

Anti-Takeover Effects of Nevada Law

Business Combination Statute

We are subject to Nevada’s business combination statute, pursuant to which we would generally be prohibited from engaging in any “combination” with any “interested stockholder” for a period of two years following the time that the stockholder became an interested stockholder unless:

•	the combination or the transaction by which the person first became an interested stockholder is approved by our Board before the person first became an interested stockholder; or

•

the combination is approved by our Board and is thereafter approved by our stockholders at an annual or special meeting by the affirmative vote of holders of at least sixty percent of our outstanding voting stock not beneficially owned by the interested stockholder or its affiliates or associates.

We would also be prohibited from engaging in any combination with any interested stockholder after the expiration of the two year period unless either:

•	the combination or the transaction by which the person first became an interested stockholder is approved by our Board before the person first became an interested stockholder; or

•

the combination is approved by our stockholders at an annual or special meeting held no earlier than two years after the date the person first became an interested stockholder by the affirmative vote of holders of a majority of our outstanding voting stock not beneficially owned by the interested stockholder or its affiliates or associates; or

•

the consideration received by our stockholders satisfies certain minimum valuation and other criteria, and after the date the person became an interested stockholder and before completing the combination, the interested stockholder has not become the beneficial owner of any additional voting shares, subject to exceptions.

A “combination” includes the following:

•

a merger or consolidation of us or any of our subsidiaries with the interested stockholder or any entity that, after completion of the merger or consolidation, would be an affiliate or associate of the interested stockholder;

•

a sale, lease, exchange, pledge, transfer or other disposition to or with the interested stockholder or any of its affiliates or associations of our assets or those of our subsidiaries having a threshold market value;

•	the issuance by us or any of our subsidiaries of shares having a threshold market value;

•	the adoption of any plan or proposal with the interested stockholder or any of its affiliates or associates for our liquidation or dissolution;

•

certain reclassifications, recapitalizations and similar transactions, or other transactions that have the effect of increasing the proportionate share of any class or series of voting shares, or securities convertible into voting shares, of us or our subsidiaries, beneficially owned by the interested stockholder or its affiliates or associates; or

•

the receipt by the interested stockholder or its affiliates or associates of the benefit of any loan, advance, guarantee, pledge or other financial assistance, or any tax credit or other tax advantage provided through us, except proportionately as a stockholder.

An “interested stockholder” is a stockholder who beneficially owns ten percent or more of the voting power of our outstanding shares, or an affiliate or associate of us who at any time during the preceding two years was the beneficial owner of ten percent or more of the voting power of our outstanding shares.

Control Share Acquisition Statute

We are subject to Nevada’s control share acquisition statute, which restricts voting rights of an “acquiring person” that acquires a “controlling interest” in Nevada corporations to which the statute applies. The statute provides that an acquiring person and its associates obtain only those voting rights in their “control shares” as are conferred by stockholder resolution at an annual or special meeting. The resolution must be approved by both a majority of the voting power of the corporation, and a majority of each class or series for which the acquisition of control shares would adversely alter or change any preference or right. If the control shares are afforded full voting rights and the acquiring person has acquired at least a majority of the voting power, stockholders who have not voted in favor of the voting rights may dissent in accordance with Nevada law and obtain payment of the fair value of their shares, which shall not be less than the highest price per share paid by the acquiring person.

An “acquiring person” means any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in Signature.

A “controlling interest” is the acquisition of voting shares representing any of the following proportions of the voting power of the corporation: (a) one-fifth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more.

“Control shares” means outstanding voting shares of Signature that an acquiring person and its associates acquire or offer to acquire in connection with obtaining a controlling interest, and acquire within ninety days preceding the date of becoming an acquiring person.

Constituency Statute

We are subject to Nevada’s constituency statute, which provides that in exercising their respective powers with a view to the interests of the corporation, officers and directors may consider the following:

•	the interests of the corporation’s employees, suppliers, creditors and customers;

•	the economy of the state and nation;

•	the interests of the community and of society; and

•

the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Officers and directors are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor.

Certain Other Anti-Takeover, Limited Liability and Indemnification Provisions

Our certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our current management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or one of its committees.

Removal of Directors. Our bylaws (and Nevada law) provide that a director may be removed from office at any time, but only by an affirmative vote of stockholders holding, in the aggregate, at least two-thirds of our outstanding shares at the record date of a special meeting called for that purpose.

Number of Directors and Vacancies. Our bylaws permit the number of directors to be fixed by the Board, except that the number shall be not less than five nor more than eleven. Any vacancy on our Board may be filled by vote of a majority of our directors then in office.

“Blank Check” Preferred Stock. Our articles of incorporation authorize the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares, making a takeover more difficult and expensive.

Amendments to Articles of Incorporation and Bylaws. Any amendment to our certificate of incorporation requires approval by the Board and a majority of the total votes eligible to be cast by holders of our outstanding shares of capital stock. Our bylaws can be amended, rescinded or repealed by our Board, or by approval of the holders of a majority of the shares of our capital stock entitled to vote thereon at any annual or special meeting.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders can be called only by the Chairman of our Board, the president or chief executive officer, by action of our Board, or by a stockholder or group of stockholders holding collectively 35% of our outstanding shares.

Actions by Written Consent. Our bylaws prohibit stockholders from acting by written consent.

Limitation of Officer and Director Liability and Indemnification Arrangements. Our articles of incorporation provide that none of our directors or officers shall be personally liable to the Company or any of our stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, except for:

•	acts or omissions which involve intentional misconduct, fraud, a knowing violation of law or breach of the duty of loyalty, or

•	the payment of unlawful distributions.

Our articles of incorporation provide that to the fullest extent permitted by the Nevada Revised Statutes, we must indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or on his or her behalf in connection with such action, suit or proceeding. We are not required to provide indemnification:

•	if the person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company;

•	with respect to any criminal action or proceeding, if the person had reasonable cause to believe his or her conduct was unlawful;

•	in connection with an action, suit or proceeding initiated by such person against the Company unless such action, suit or proceeding, or part thereof, was authorized or consented to by the Board; or

•

in any derivative action, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, except to the extent the court determines, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and a trustee to be identified in the applicable prospectus supplement. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Signature,” “we,” “our” or “us” refer to Signature Group Holdings, Inc., excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board and set forth or determined in the manner provided in a resolution of our Board, in an officer’s certificate or by a supplemental indenture. (Section 2.2) The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. (Section 2.1) We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees. (Section 2.2)

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. (Section 2.4) No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.7)

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. (Article IV)

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than Signature) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately, after giving effect to the transaction, no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of their properties to us. (Section 5.1)

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of thirty days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the thirty-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of sixty days after we receive written notice from the trustee or Signature and the trustee receive written notice from the holders of not less than twenty-five percent of the principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Signature; or

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.1)

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. (Section 6.1) The occurrence of certain Events of Default or acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within thirty days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof. (Section 6.1)

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than twenty-five percent of the principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. (Section 6.2) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in exercising such right or power. (Section 7.1(e)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.12)

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than twenty-five percent of the principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity or security, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within sixty days. (Section 6.7)

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.8)

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. (Section 4.3) If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the securities of that series a notice of Default or Event of Default within ninety days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities. (Section 7.5)

Modification and Waiver

We and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act (the “Act”). (Section 9.1)

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security. (Section 9.3)

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. (Section 9.2) The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration. (Section 6.13)

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank, to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 8.3)

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred. (Section 8.4)

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments. (Section 8.4)

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law). (Section 10.10)

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•

the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•

the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of a series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Equity warrants will not entitle holders to:

•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of Signature.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue or distribute subscription rights to our stockholders for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue subscription rights independently or together with other securities, and the subscription rights may be attached to or separate from any offered or distributed securities, and may or may not be transferrable by the stockholder receiving the subscription rights. In connection with any offering of subscription rights, we may enter into a standby underwriting, backstop or other arrangement with one or more underwriters or other persons pursuant to which the underwriters or other persons may agree to purchase any securities remaining unsubscribed for after such subscription rights offering. Each series of subscription rights will be issued under a separate subscription rights agreement to be entered into between us and a bank or trust company, as subscription rights agent, all as set forth in the prospectus supplement relating to the particular issue of subscription rights. The subscription rights agent will act solely as an agent of the Company in connection with the certificates relating to the subscription rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights.

The following summary of material provisions of the subscription rights are subject to, and qualified in their entirety by reference to, all the provisions of the certificates representing subscription rights applicable to a particular series of subscription rights. The terms of any subscription rights offered or distributed under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete certificates representing subscription rights that contain the terms of the subscription rights. The particular terms of any issue of subscription rights will be described in the prospectus supplement relating to the issue, and may include:

•	in the case of a distribution of subscription rights to our stockholders, the date for determining the stockholders entitled to the subscription rights distribution;

•	in the case of a distribution of subscription rights to our stockholders, the number of subscription rights issued or to be issued to each stockholder;

•	the aggregate number of shares of common stock or preferred stock or of debt securities purchasable upon exercise of such subscription rights and the exercise price;

•	the aggregate number of subscription rights being issued;

•	the extent to which the subscription rights are transferrable;

•	the date on which the holder’s ability to exercise such subscription rights shall commence and the date on which such right shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	a discussion of material federal income tax considerations;

•	any other material terms of such subscription rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such subscription rights; and

•

if applicable, the material terms of any standby underwriting, backstop or purchase arrangement which may be entered into by the Company in connection with the offering, issuance or distribution of subscription rights.

Each subscription right will entitle the holder of subscription rights to purchase for cash the number of shares of common stock or preferred stock or the principal amount of debt securities at the exercise price provided in the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for the subscription rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will be void and of no further force and effect.

Holders may exercise subscription rights as described in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or preferred stock or principal amount of debt securities purchased upon exercise of the subscription rights. If less than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed shares of common stock or preferred stock or principal amount of debt securities directly to persons, which may be to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

Until any subscription rights to purchase debt securities are exercised, the holder of any subscription rights will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any subscription rights to purchase common stock or preferred stock are exercised, the holders of the any subscription rights will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others that we sometimes refer to as indirect participants, which clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, who receive a credit for the securities in DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is recorded in the direct or indirect participant’s records. Beneficial owners of securities will not receive written confirmation of their purchases from DTC. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through whom they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least fifteen days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within ninety days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities may be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer may purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be quoted on the OTCQX, but any other securities may or may not be quoted on the OTCQX. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed eight percent of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Greenberg Traurig LLP will pass upon certain legal matters under Nevada law relating to the issuance and sale of the securities offered hereby on behalf of Signature Group Holdings, Inc. Crowell & Moring LLP will pass upon certain legal matters under New York law with respect to the validity of the debt securities offered hereby on behalf of Signature Group Holdings, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Signature Group Holdings, Inc. as of December 31, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

POST-EFFECTIVE AMENDMENT

Dated January 17, 2014

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to this Registration Statement on Form S-3 (File No. 333-191020) (the “Registration Statement”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Signature Group Holdings, Inc., a Delaware corporation (“Signature Delaware” or the “Successor Registrant”), which is the successor to Signature Group Holdings, Inc., a Nevada corporation (“Signature Nevada”), following a statutory merger effective on January 2, 2014 (the “Merger”) effected for the purpose of changing Signature Nevada’s state of incorporation to Delaware (the “Reincorporation”). Signature Delaware was a wholly owned subsidiary of Signature Nevada that was formed for purposes of the Reincorporation. In the Merger, Signature Nevada merged with and into SGH Merger Sub LLC, a newly formed wholly owned limited liability company subsidiary of Signature Delaware (“SGGH, LLC”), which continued as the surviving company and as a wholly owned subsidiary of Signature Delaware and the name of which was changed to SGGH, LLC.

In connection with the Merger, each outstanding share of common stock of Signature Nevada (other than shares held by stockholders that properly exercise dissenters’ rights) was automatically converted into one share of common stock of Signature Delaware. Signature Delaware assumed the 2006 Performance Incentive Plan of Signature Nevada, and all options to purchase common stock and all restricted stock awards outstanding under such plan, based on the same 1:1 exchange ratio.

Immediately prior to the Reincorporation, neither Signature Delaware nor SGGH, LLC had any assets or liabilities other than nominal assets or liabilities. The Reincorporation was approved by the stockholders of Signature Nevada at a special meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to Rule 414(d) promulgated under the Securities Act, the Successor Registrant hereby adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act. The Successor Registrant hereby amends and restates the Registration Statement to the extent set forth below.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-732-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.signaturegroupholdings.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any Compensation Committee report or performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on April 1, 2013, as amended by Amendment No. 1 thereto, filed with the SEC on April 30, 2013.

•

Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013, filed with the SEC on May 15, 2013, August 12, 2013, and November 12, 2013, respectively.

•	Our Definitive Revised Proxy Statement on Schedule 14A, filed with the SEC on June 10, 2013.

•	Our Current Reports on Form 8-K, filed with the SEC on April 17, 2013, May 1, 2013, May 10, 2013, June 5, 2013, June 24, 2013, July 18, 2013, October 15, 2013, November 15, 2013 and January 2, 2014.

•

The description of the rights agreement, contained in Signature Nevada’s Registration Statement on Form 8-A, filed with the SEC on October 24, 2007, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

SIGNATURE GROUP HOLDINGS, INC.

15303 VENTURA BOULEVARD, SUITE 1600

SHERMAN OAKS, CALIFORNIA 91403

TELEPHONE: (805) 435-1255

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

THE COMPANY

Signature Group Holdings, Inc., or the Company, is a holding company that owns all of the outstanding interests of SGGH, LLC. The Company and SGGH, LLC were formed for the purposes of completing the reincorporation of Signature Group Holdings, Inc., a Nevada corporation, or Signature Nevada, into Delaware (the “Reincorporation”). In connection with the reincorporation, Signature Nevada merged with and into SGGH, LLC, with SGGH, LLC continuing as the surviving entity and as a wholly owned subsidiary of the Company. In connection with the Reincorporation, each outstanding share of common stock of Signature Nevada (other than shares held by stockholders that properly exercise dissenters’ rights) was automatically converted into one share of common stock of the Company.

Signature Nevada was an enterprise that was incorporated as Fremont General Corporation (“Fremont”) in 1972. On June 11, 2010 (the “Effective Date”), Fremont completed a plan of reorganization (the “Plan of Reorganization”) and emerged from Chapter 11 bankruptcy proceedings with (i) the present name, (ii) nine new board members and a new management team, (iii) a substantial amount of NOLs, which, as of December 31, 2012, included federal and California NOLs of $887.3 million and $976.9 million, respectively, and (iv) publicly traded common stock.

After the Effective Date, Signature Nevada was repositioned through the divestiture of non-core legacy assets, becoming a timely filer with the SEC, settling and resolving a substantial number of legacy legal actions, making select investments through Signature Special Situations and acquiring North American Breaker Co., LLC (“NABCO” or “Industrial Supply”) on July 29, 2011, its wholly owned specialty industrial supply company.

Following the Reincorporation, management and the board of directors (the “Board”) of the Company expect to grow the Company through acquisitions, as well as through organic efforts within existing operations.

SGGH, LLC operates through two principal operating segments: Industrial Supply and Signature Special Situations.

Industrial Supply. Industrial Supply, headquartered in Burbank, California, is one of the largest independent suppliers of circuit breakers in the country. Industrial Supply focuses on the replacement circuit breaker market, particularly for commercial and industrial circuit breakers, where replacement time is extremely important, but it also supplies residential circuit breakers. Industrial supply operates from nine warehouse locations across North America, which enables it to improve customer delivery times, a key attribute of its service-oriented model. Industrial Supply’s assets are primarily comprised of inventory, accounts receivable and intangible assets, and its liabilities are primarily comprised of trade payables, a line of credit and long-term debt.

Signature Special Situations. Signature Special Situations selectively acquires sub-performing and nonperforming commercial and industrial loans, leases and mortgages, typically at a discount to unpaid principal balance. Signature Special Situations may also originate secured debt financings to middle market companies for a variety of situations, including supporting another transaction such as an acquisition, recapitalization or restructuring. Signature Special Situations may take positions in corporate bonds and other structured debt instruments, which may be performing, sub-performing or nonperforming, as well as other specialized financial assets. Based on its periodic analyses of individual investments and portfolios, Signature Special Situations may also opportunistically exit investment positions when the benefits of holding the assets no longer outweigh the benefits of selling them. During the second quarter of 2013, a majority of Signature

Special Situations’ assets, specifically its portfolio of residential real estate loans, were sold generating cash proceeds of approximately $27.1 million and a gain of $5.0 million.

SGGH, LLC’s operations also include a discontinued operations segment, where SGGH, LLC holds and manages certain assets and liabilities related to the former businesses of Fremont and Cosmed, Inc., a small cosmetics company, for which management and the Board have formally adopted plans of disposal. These assets and liabilities are being managed to maximize cash recoveries and limit costs and exposures to the Company.

The Company’s principal executive offices are located at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, California 91403, and our telephone number is (805) 435-1255.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete and may not contain all the information you should consider before investing in our capital stock. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and amended and restated bylaws, which we refer to as our charter and bylaws, respectively, copies of which have been publicly filed with the SEC. See “Where You Can Find More Information; Incorporation by Reference.”

Our authorized capital stock consists of:

•	66,500,000 shares of common stock, $0.001 par value per share; and

•	10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of our common stock are entitled to share equally in any dividends our Board may declare from legally available sources.

Liquidation Rights. Upon liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of our common stock are entitled to share equally (together with holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) in the assets available for distribution to stockholders after payment or provision for payment of all of the Company’s debts and liabilities.

Other Matters. The holders of our common stock do not have preemptive rights. The rights, preferences and privileges of holders of our common stock are subject to the terms of any series of preferred stock that may be issued in the future.

Transfer Agent

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Dividend

The decision to pay dividends is made by our Board and is dependent on our earnings, management’s assessment of future capital needs, and other factors. We are a holding company that does not operate any business that is separate from those of SGGH, LLC and the subsidiaries of SGGH, LLC. We are therefore dependent on SGGH, LLC, which has not paid a dividend since the fourth quarter of 2006, for any funds from which to pay dividends. We do not expect to pay any cash dividends on our common stock in the foreseeable future.

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock, of which 665,000 have been designated Series A Junior Participating Preferred Stock and will be issuable pursuant to the Stockholder Rights Plan, described below. Our Board is authorized to divide the preferred stock into series and, with respect to each series, to determine the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including the voting rights, dividend rights, redemption rights and terms, liquidation preferences, and conversion or exchange rights. Our Board could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and which could have certain anti-takeover effects. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased (but not above the number of authorized shares) or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our Board.

Certain Restrictions on Transfer of Shares

Our bylaws contain restrictions on transfer of shares that are intended to preserve certain of our tax benefits. The transfer restrictions apply until the earlier of (i) the repeal of Section 382 of the United States Internal Revenue Code of 1986, as amended (the “IRC”), or any successor statute if our Board determines that the bylaw restrictions are no longer necessary to preserve the tax benefits; (ii) the beginning of a taxable year with respect to which our Board determines that no tax benefits may be carried forward; or (iii) such other date as our Board shall fix in accordance with our bylaws.

Until the expiration of the transfer restrictions, any attempted transfer of our common stock or other equity securities shall be prohibited and void ab initio to the extent that, as a result of the transfer (or any series of transfers of which such transfer is a part), either (i) any person, entity or group would become a “4.9% Shareholder”, (ii) the percentage share ownership in the Company (as determined pursuant to IRC Section 382) of any 4.9% Shareholder would be increased, or (iii) any shareholder holding 5% or more of the total market value of our equity securities transfers, or agrees to transfer, any of our equity securities (excluding any transfers on the New York Stock Exchange).

A “4.9% shareholder” is a person, entity or group that owns, directly or indirectly, 4.9% or more of our outstanding common stock, including shares deemed constructively owned or which otherwise would be aggregated with shares owned, pursuant to IRC Section 382.

Transfers to a new or existing “public group” of the Company, as defined in Treasury Regulation Section 1.382-2T(f)(13), are not prohibited. The transfer restrictions do not apply to transfers that have been approved by our Board in accordance with the procedures set forth in our bylaws.

Registration Rights

We have outstanding 1.25 million shares of common stock and Warrants (the “Warrants”) to purchase an aggregate of 1.5 million shares of common stock, which stem from a financing of Signature Nevada in June 2010. The Warrants vested 20% on the issuance date and 20% each year thereafter on the anniversary of the issuance date.

Signature Nevada entered into a registration rights agreement with the share purchasers and Warrant holders, pursuant to which Signature Nevada agreed to use commercially reasonable efforts to register the purchased shares and the shares issuable upon exercise of the Warrants in accordance with the requirements of the Securities Act, pursuant to a resale shelf registration statement on Form S-3 or, if it is not eligible to use Form S-3, on a registration statement on Form S-1. The registration rights agreement provides that Signature Nevada is obligated to use commercially reasonable efforts to cause the registration statement to remain effective until the date on which all registrable securities have been sold, or may be sold pursuant to Rule 144 under the Securities Act without restriction or limitation. The registration rights agreement is binding upon Signature Nevada’s successors and assigns.

Stockholder Rights Plan

On October 23, 2007, Signature Nevada adopted a stockholder rights plan pursuant to a Rights Agreement, dated October 23, 2007, between Signature Nevada and Mellon Investor Services LLC, as Rights Agent. The Successor Registrant assumed the Rights Agreement in connection with the Reincorporation. The following description of the Rights Agreement is subject in its entirety to the terms and conditions of the Rights Agreement. See “Where You Can Find More Information; Incorporate by Reference – Available Information” above.

Exercisability of Rights. Pursuant to the Rights Agreement, ten whole rights attach to each share of common stock outstanding. Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth (1/1000) of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, at a purchase price of $12.00 per Unit, subject to adjustment. The rights do not become exercisable until the earlier to occur of:

•

10 business days following a public announcement that a person or group has acquired beneficial ownership of 5% or more of our outstanding common stock (any such person or group is referred to as an acquiring person), or

•	10 business days (or a later date as determined by our Board) following the commencement of a tender offer or exchange offer that would result in a person or entity becoming an acquiring person

The rights will expire on November 2, 2017, unless they are redeemed or exchanged by us before that time.

“Flip-In” Feature. When a person or group becomes an acquiring person then each registered holder of a right, except for such person or group, will be entitled to purchase, for the purchase price, shares of our common stock having a then current market value equal to two times the purchase price of the right.

“Flip-Over” Feature. Subject to specified exemptions, in the event that we are involved in a merger in which we are not the surviving corporation, or our common stock is changed or exchanged, or 50% or more of our assets, cash flow or earning power is sold or transferred, each right will entitle the holder, other than an acquiring person, to purchase, upon exercise, a number of shares of common stock of the acquiring company having a then current market value of two times the purchase price of the right.

Redemption. We may, at our option, at any time prior to the close of business on the tenth day following the day a person or group becomes an acquiring person, redeem all of the then-outstanding rights at a redemption price of $.001 per right, subject to certain adjustments.

Exchange of Rights. At any time after a person or group becomes an acquiring person and prior to the acquisition by that person or group of 50% or more of our outstanding common stock, our Board may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of common stock, or one-thousandth of a share of preferred stock per right (subject to adjustment).

No Rights as a Stockholder. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of ours and will not have the right to vote or to receive dividends by virtue of the right.

Amendment of the Rights. While the rights are redeemable, our Board may supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of rights or shares of common stock. When the rights are no longer redeemable, our Board may supplement or amend the Rights Agreement without the approval of any holders of rights certificates to cure any ambiguity, to make changes that do not adversely affect the interests of the holders of rights (other than an acquiring person), or to shorten or lengthen any time periods under the Rights Agreement.

Anti-takeover Effects. Our Rights Agreement is designed to prevent an “ownership change” within the meaning of IRC Section 382 and thereby preserve our ability to utilize certain federal tax benefits. The rights could discourage, delay or prevent certain types of transactions involving an actual or potential change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over current market prices. The rights should not interfere with any merger or other business combination approved by our Board since we may amend the Rights Agreement to make it inapplicable to such a transaction or redeem the rights.

Anti-Takeover Effects of Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

•	the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or

•

subsequent to such time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Certain Other Anti-Takeover, Limited Liability and Indemnification Provisions

Our charter and bylaws contain provisions that could make more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, or to remove or replace our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or one of its committees.

Removal of Directors. Our bylaws (and Delaware law) provide that a director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Number of Directors and Vacancies. Our bylaws permit the number of directors to be fixed by our Board, except that the number shall be not less than five nor more than eleven. Any vacancy on our Board may be filled by vote of a majority of our directors then in office.

“Blank Check” Preferred Stock. Our charter authorizes the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares, making a takeover more difficult and expensive.

Amendments to our Charter and Bylaws. Any amendment to our charter requires approval by our Board and a majority of the outstanding shares of our common stock. Our bylaws can be amended, rescinded or repealed by our Board, or by approval of the holders of a majority of the outstanding shares of our common stock.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders can be called only by the Chairman of our Board, the president or chief executive officer, by action of our Board, or by a stockholder or group of stockholders holding collectively 35% of the outstanding shares of our common stock.

Actions by Written Consent. Our charter prohibits stockholders from acting by written consent.

Forum Selection Provision. Our charter provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, to the fullest extent permitted by law, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, (iii) action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our charter or bylaws, or (iv) action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our charter.

While we believe that adoption of a Delaware forum selection provision is in the best interests of us and our stockholders, currently, several legal challenges to forum selection provisions of other companies are pending, and such cases may result in the invalidation of such provisions. Further, state or federal courts in other jurisdictions may not be willing to adhere to our forum selection provision.

Limitation of Officer and Director Liability and Indemnification Arrangements. Under Delaware law, a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•	under DGCL Section 174 (regarding unlawful dividends and stock purchases), or

•	any transaction from which the director derives an improper personal benefit.

Our charter eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by law.

Our charter provides that to the fullest extent permitted by Delaware law, we must indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was or has agreed to become a director or officer of us, or is or was serving or has agreed to serve at our request as a director, officer, employee or agent of another corporation or other enterprise against costs, charges, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person or on his or her behalf in connection with such action, suit or proceeding. We are not required to provide indemnification:

•	if the person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests;

•	with respect to any criminal action or proceeding, if the person had reasonable cause to believe his or her conduct was unlawful;

•	in connection with an action, suit or proceeding initiated by such person against us unless such action, suit or proceeding, or part thereof, was authorized or consented to by our Board; or

•

in any derivative action, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us, except to the extent the court determines, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the court shall deem proper.

LEGAL MATTERS

Crowell & Moring LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Signature Group Holdings, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Signature Group Holdings, Inc. as of December 31, 2012 and 2011, and for the years then ended, have been incorporated by reference herein in reliance upon the report of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

We have not authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus (with post-effective amendment) or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We do not take any responsibility for, or provides any assurances as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectus, the post-effective amendment, or any free writing prospectus prepared by or on behalf of us is accurate only as of their respective dates.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Signature Group Holdings, Inc.

10,594,773 Shares

Common Stock

Prospectus Supplement

January 29, 2015